Exhibit 15(b)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 20-F

(Mark One)

☐	REGISTRATION STATEMENT PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the fiscal year ended December 31, 2010

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the transition period from to

OR

☐	SHELL COMPANY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of event requiring this shell company report

Commission file number: 1-13464

TELECOM ARGENTINA S.A.
(Exact name of Registrant as Specified in Its Charter)

Republic of Argentina
(Jurisdiction of Incorporation or Organization)

Alicia Moreau de Justo 50
(C1107AAB) - Buenos Aires
Argentina
(Address of Principal Executive Offices)

Pedro Insussarry
(Tel: 54-11-4968-3743, Fax: 54-11-4968-3616, E-mail: pinsussa@ta.telecom.com.ar,
Alicia Moreau de Justo 50, 10th Floor, (C1107AAB), Buenos Aires, Argentina)
(Name, Telephone, E-mail and/or Facsimile number and Address of Company Contact Person)

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange On Which Registered
American Depositary Shares, representing Class B Ordinary Shares	New York Stock Exchange
Class B Ordinary Shares, nominal value P$1.00 per share	New York Stock Exchange*

*              Not for trading, but only in connection with the registration of American Depositary Shares, pursuant to the requirements of the Securities and Exchange Commission.

Securities registered or to be registered pursuant to Section 12(g) of the Act:  None

Securities for which there is a reporting obligation pursuant to Section 15(d) of the Act:  None

Indicate the number of outstanding shares of each of the issuer’s classes of capital or common stock as of the close of the period covered by the annual report.

Class A Ordinary Shares, nominal value P$1.00 each	502,034,299
Class B Ordinary Shares, nominal value P$1.00 each	440,910,912
Class C Ordinary Shares, nominal value P$1.00 each	41,435,767

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.

Yes ☒  No ☐

If this report is an annual or transition report, indicate by check mark if the Registrant is not required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Yes ☐  No ☒

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.

Yes ☒  No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).**

Yes ☐  No ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☒	Accelerated Filer ☐	Non-Accelerated Filer ☐

Indicate by check mark which basis of accounting the registrant has used to prepare the financial statements included in this filing:

US GAAP ☐	International Financial Reporting Standards as issued by the International Accounting Standards Board ☒	Other ☐

If “Other” has been checked in response to the previous question, indicate by check mark which financial statement item the Registrant has elected to follow.

Item 17 ☐  Item 18 ☐

If this is an annual report, indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

Yes ☐  No ☒

**           This requirement does not apply to the registrant until its fiscal year ended December 31, 2011.

PRESENTATION OF FINANCIAL INFORMATION

Telecom Argentina S.A. is a company incorporated under the laws of Argentina. As used in this Annual Report on Form 20-F (the “Form 20-F” or “Annual Report”), the terms “the Company,” “Telecom,” “Telecom Group,” “we,” “us,” and “our” refer to Telecom Argentina S.A. and its consolidated subsidiaries as of December 31, 2010. Unless otherwise stated, references to the financial results of “Telecom” are to the consolidated financial results of Telecom Argentina and its consolidated subsidiaries. The Telecom Group is engaged in the provision of fixed and mobile telecommunications services.

The term “Telecom Argentina” refers to Telecom Argentina S.A. excluding its subsidiaries, as of December 31, 2010, Telecom Personal S.A., Núcleo S.A., Springville S.A., Telecom Argentina USA, Inc. and Micro Sistemas S.A. Telecom Argentina is engaged in the provision of fixed telecommunication services in Argentina. The terms “Telecom Personal” or “Personal” refer to Telecom Personal S.A., our subsidiary engaged in the provision of mobile telecommunication services in Argentina. The term “Núcleo” refers to Núcleo S.A., Telecom Personal’s consolidated subsidiary engaged in the provision of mobile telecommunication services in Paraguay.

Our Consolidated Financial Statements as of December 31, 2010 and 2009 and for the years then ended, and the notes thereto (the “Consolidated Financial Statements”) are set forth on pages F-1 through F-77 of this Annual Report.

Our Consolidated Financial Statements are prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). These Consolidated Financial Statements are Telecom’s first annual financial statements that are fully compliant with IFRS. IFRS 1 - “First-time Adoption of International Reporting Standards” has been applied in preparing these financial statements.

The mandatory adoption of IFRS for public companies in Argentina is effective for fiscal years beginning January 1, 2012, while early adoption is permitted for fiscal years beginning January 1, 2011. Therefore, the consolidated financial statements as of December 31, 2010 for filing with the Argentine National Securities Commission (“CNV”) were prepared in accordance with Generally Accepted Accounting Principles in Argentina (“Argentine GAAP”). Argentine GAAP differs in certain respects from IFRS. Notwithstanding the CNV regulations, financial statements under IFRS for the year 2010 are allowed by CNV to be presented as “additional information” to the consolidated financial statements prepared under Argentine GAAP. Reconciliations and descriptions of the effect of the transition from Argentine GAAP to IFRS are provided in Note 4 to the Consolidated Financial Statements.

Our Consolidated Financial Statements for the years ended December 31, 2010 and 2009, as included in this report, have been audited by our independent registered public accounting firm.

Telecom Argentina and our Argentine subsidiaries maintain their accounting records and prepare their financial statements in Argentine Pesos, its functional currency. Our subsidiaries Núcleo, Telecom USA and Springville, however, maintain their accounting records and prepare their financial statements in Guaraníes, U.S. Dollars and Uruguayan pesos, respectively. Our Consolidated Financial Statements include the results of these subsidiaries translated into Argentine Pesos. Assets and liabilities are translated at year-end exchange rates and revenue and expense accounts at the average exchange rates for the year.

Certain financial information contained in this Annual Report has been presented in U.S. dollars. This Annual Report contains translations of various Argentine Peso amounts into U.S. dollars at specified rates solely for convenience of the reader. You should not construe these translations as representations by us that the Argentine Peso amounts actually represent these U.S. dollar amounts or could be converted into U.S. dollars at the rates indicated. In this Form 20-F, except as otherwise specified, all references to “US$”, “U.S. dollars” or “dollars” are to United States dollars and references to “P$,” “Argentine Pesos” or “pesos” are to Argentine Pesos. Unless otherwise indicated, we have translated the Argentine Peso amounts using a rate of P$3.976 = US$1.00, the U.S. dollar ask rate published by the Banco de la Nación Argentina (Argentine National Bank) on December 31, 2010. On June 27, 2011, the exchange rate was P$4.102 = US$1.00.

For the purpose of this Annual Report, “billion” means a thousand million.

Certain amounts and ratios contained in this Annual Report (including percentage amounts) have been rounded up or down in order to facilitate the summation of the tables in which they are presented. The effect of this rounding is not material. These rounded amounts are also included within the text of this Annual Report.

The contents of our website are not part of this Annual Report.

This Annual Report contains certain terms that may be unfamiliar to some readers. You can find a glossary of these terms on page 4 of this Annual Report.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this Annual Report contains information that is forward-looking, including, but not limited to:

•                  our expectations for our future performance, revenues, income, earnings per share, capital expenditure, dividends, liquidity and capital structure;

•                  the implementation of our business strategy;

•                  the discussion of the changing dynamics and growth in the telecommunications market;

•                  our outlook for new and enhanced technologies;

•                  the effects of operating in a competitive environment;

•                  industry conditions;

•                  the outcome of certain legal proceedings;

•                  the impact of the emergency laws and subsequent related laws enacted by the Argentine government;

•                  regulatory and legal developments; and

•                  other factors identified or discussed under “Item 3— Key Information— Risk Factors”.

This Annual Report contains certain forward-looking statements and information relating to the Telecom Group that are based on current expectations, estimates and projections of our Management and information currently available to the Telecom Group. These statements include, but are not limited to, statements made in “Item 3— Key Information— Risk Factors,” “Item 5— Operating and Financial Review and Prospects” under the captions “Critical Accounting Policies” and “Trend Information,” “Item 8— Financial Information— Legal Proceedings” and other statements about the Telecom Group’s strategies, plans, objectives, expectations, intentions, capital expenditures, and assumptions and other statements contained in this Annual Report that are not historical facts. When used in this document, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “will” and “should” and other similar expressions are generally intended to identify forward-looking statements.

These statements reflect the current views of the Telecom Group Management with respect to future events. They are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. In addition, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate.

Many factors could cause actual results, performance or achievements of the Telecom Group to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. These factors include, among others:

•                  our ability to successfully implement our business strategy;

•                  our ability to introduce new products and services that enable business growth;

•                  uncertainties relating to political and economic conditions in Argentina;

•                  inflation, the devaluation of the peso and exchange rate risks;

•                  restrictions on the ability to exchange pesos into foreign currencies and transfer funds abroad;

•                  the final results of the contract renegotiation process with the Argentine government regarding the adjustment to our regulated rates charged for public services;

•                  the creditworthiness of our actual or potential customers;

•                  nationalization and/or increased government intervention in companies;

•                  technological changes;

•                  the impact of legal or regulatory matters or reform and changes in the legal or regulatory environment in which we operate; and

•                  the effects of increased competition.

Many of these factors are macroeconomic in nature and are therefore beyond the control of the Telecom Group’s Management. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, intended, planned or projected. The Telecom Group does not intend, and does not assume any obligation, to update the forward-looking statements contained in this Annual Report.

These forward-looking statements are based upon a number of assumptions and other important factors that could cause our actual results, performance or achievements to differ materially from our future results, performance or achievements expressed or implied by such forward-looking statements. Readers are encouraged to consult the Telecom Group’s periodic filings made on Form 6-K, which are filed with or furnished to the United States Securities and Exchange Commission.

GLOSSARY OF TERMS

The following explanations are not intended as technical definitions, but to assist the general reader to understand certain terms as used in this Annual Report.

2G (second-generation mobile system): Second-generation protocols using digital encoding and including GSM, D-AMPS (TDMA) and CDMA. 2G networks are in current use all over Argentina and other parts of the world. These protocols support high bit rate voice and limited data communications. 2G networks technology offer auxiliary services such as data, fax and SMS. Most 2G protocols offer different levels of encryption.

3G (third-generation mobile system): Third-generation wireless service, designed to provide high data speeds, always-on data access, and greater voice capacity. 3G networks allow the transfer of both voice data services (telephony, messaging) and non-voice data (such as downloading Internet information, exchanging email, and instant messaging). The high data speeds, measured in Mbps, are significantly higher than 2G and, 3G networks technology enable full motion video, high-speed Internet access and video-conferencing. 3G technology standards include UMTS, based on WCDMA technology (quite often the two terms are used interchangeably) and CDMA2000.

Access charge:  Amount charged per minute by national operators for the use of their network by operators of other networks.

Access deficit:  The portion of costs related to the access network that are not covered by the revenues generated by the use or availability of subscribers connected to such network.

Access network:  The elements that allow the connection of each subscriber to the corresponding local switch. They consist of the termination point, elements of outside plant and specific parts of the local switching equipment that make available the permanent connection from the termination point to the local switch.

ADS:  Telecom Argentina’s American Depositary Share, listed on the New York Stock Exchange, each representing 5 Class B Shares.

ADSL (Asymmetric Digital Subscriber Line): A modem technology which converts existing twisted-pair telephone lines into access paths for multimedia and high-speed data communications. ADSL can receive Mbps and transmit over 832 Kbps in both directions. Such rates expand existing access capacity by a factor of 50 or more without new cabling.

AFIP (Administración Federal de Ingresos Públicos): The Argentine federal tax authority.

AFJP (Administradoras de Fondos de Jubilaciones y Pensiones):  Private entities in charge of managing the funds of the Retirement and Pension System contributions in the individual capitalization regime established by Law 24,241, enacted in 1993.

AMBA (Area Metropolitana Buenos Aires):  The area of the Federal District (or Buenos Aires city) and greater Buenos Aires (Gran Buenos Aires), which extends to the city of La Plata to the South, the city of Campana to the North, the city of General Rodríguez to the West and the city of Monte Grande to the Southwest.

Analog:  A mode of transmission or switching which is not digital, e.g., the representation of voice, video or other not in digital form.

ANSES: The Argentine administrator of social security pension and retirement benefits.

Argentina: Republic of Argentina.

Argentine Bankruptcy Law:  Law No. 24,522, as amended.

Argentine GAAP:  Generally Accepted Accounting Principles in Argentina.

ARBU (Average Revenue Billed per User): Calculated by dividing total monthly basic charges and traffic revenue excluding public telephony revenue by weighted-average number of fixed lines in service during the period.

ARPU (Average Revenue per User): Calculated by dividing total revenue excluding mainly handset, out collect (wholesale) roaming, cell site rental and activation fee revenue by weighted-average number of subscribers during the period.

ATM (Asynchronous Transfer Mode): A Broadband switching technology that permits the use of one network for different kinds of information (e.g., voice, data and video).

Backbone: Portion of telecommunication network with the highest traffic intensity and from which the connections for services in the local areas depart.

Basic telephone services:  The supply of fixed telecommunications links which form part of the public telephone network, or are connected to such network, and the provision of local and long-distance telephone service (domestic and international).

BCBA (Bolsa de Comercio de Buenos Aires): The Buenos Aires Stock Exchange.

BCRA (Banco Central de la República Argentina): The Central Bank of Argentina.

Broadband services or Broadband:  Services characterized by a transmission speed of 2 Mbps or more. According to international standards, these services are divided into two categories: (i) interactive services, including videotelephone/videoconferencing (both point-to-point and multipoint); videomonitoring; interconnection of local networks; file transfer; CAD; high-speed fax; e-mail for moving images or mixed documents; Broadband videotex; video on demand; retrieval of sound programs or fixed and moving images; and (ii) broadcast services, such as sound programs, television programs (including high-definition TV) and selective document acquisition.

Broadcast: Simultaneous transmission of information to all nodes and terminal equipment of a network.

Bundle: Commercial offer including different telecommunication services (voice, Broadband Internet, IPTV, other) by an operator under the same brand. Bundle Dual Play offer includes fixed telecommunication services and Broadband Internet; bundle Triple Play offer is the “bundle dual play” integrated with IPTV; bundle Quadruple Play offer is the “bundle triple play” integrated with mobile telecommunication services.

Carrier: Company that makes available the physical telecommunication network.

CAT: Compañía Argentina de Teléfonos S.A.

CDMA (Code Division Multiple Accesses): A digital wireless technology used in radio communication for transmission between a mobile handset and a radio base station. CDMA was developed by Qualcomm, and commercially introduced in 1995. It enables the simultaneous transmission and reception of several messages, each of which has a coded identity to distinguish it from the other messages.

Cell: Geographical portion of the territory illuminated by a BTS: 900 MHz/1800 MHz.

Cellular: A technique used in mobile radio technology to use the same spectrum of frequencies in one network multiple times. Low power radio transmitters are used to cover a “cell” (i.e., a limited area) so that the frequencies in use can be reused without interference for other parts of the network.

CER (Coeficiente de Estabilización de Referencia):  The reference stabilization coefficient as calculated by the BCRA or any successor thereto, in accordance with the formula set forth in Annex I of Argentine Law No. 25,713. If the CER is abrogated, found to be inapplicable or not published, references to “CER” shall refer to any replacement measure adopted under Argentine law or, in the absence of any such replacement measure, any adjustment that shall be necessary to provide a substantially equivalent rate of return on the notes denominated in pesos (the “Peso Notes”) in comparison with similar notes issued in dollars.

Channel: The portion of a communications system that connects a source to one or more destinations. Also called circuit, line, link or path.

CNC (Comisión Nacional de Comunicaciones): The Argentine National Communications Commission.

CNDC (Comisión Nacional de Defensa de la Competencia): Argentine Antitrust Commission.

CNV (Comisión Nacional de Valores):  The Argentine National Securities Commission.

Company:  Telecom Argentina S.A. and its consolidated subsidiaries.

Concurso preventivo:  A voluntary reorganization proceeding governed by Argentine law.

Convertibility Law:  Law No. 23,928 and its Regulatory Decree No. 529/91. The Convertibility Law fixed the exchange rate at one peso per U.S. dollar during the period April 1, 1991 through January 6, 2002. The Convertibility Law was partially repealed on January 6, 2002 by the enactment of the Public Emergency Law.

CPCECABA (Consejo Profesional de Ciencias Económicas de la Ciudad Autónoma de Buenos Aires): The Professional Council of Economic Sciences of the City of Buenos Aires.

CPP (Calling Party Pays):  The system whereby the party placing a call to a mobile handset rather than the mobile subscriber pays for the air time charges for the call.

D-AMPS (Digital-Advanced Mobile Phone Service): It is a digital version of AMPS (Advanced Mobile Phone Service), the original analog standard for cellular telephone service in the United States.

Decree No. 92/97:  Decree issued on January 31, 1997 which implemented the Rate Rebalancing.

Digital:  A mode of representing a physical variable such as speech using digits 0 and 1 only. The digits are transmitted in binary form as a series of pulses. Digital networks are rapidly replacing the older analog ones. Digital networks allow for higher capacity and higher flexibility through the use of computer-related technology for the transmission and manipulation of telephone calls. Digital systems offer lower noise interference and can incorporate encryption as a protection from external interference.

DWDM (Dense Wavelength Division Multiplexing): This is a technology for multiplying and transmitting different wavelengths along a single optical fiber contemporaneously.

EDGE (Enhanced Data for GSM Evolution): This is a powerful technology that increases the data transmission rate of the GPRS standard from rates of 30-40 Kbps/s to more than 100 Kbps and even up to 200 Kbps with optimal radio conditions.

FCR: France Cables et Radio S.A.

France Telecom Group: FCR and Atlas Services Belgium S.A., collectively referred to as the “France Telecom Group.”

February Agreement:  An agreement entered into on February 28, 1992 and subsequently ratified by Decree No. 506/92 between the Argentine government and Telecom Argentina. This agreement provides for the reduction of domestic long-distance rates from their then-current level. The reduction became effective on May 1, 1992.

Fiber Optic:  A transmission medium which permits extremely high capacities. It consists of a thin strand of glass that provides a pathway along which waves of light can travel for telecommunications purposes.

Flat rate: The rate applied by providers to users surfing the web. It is usually a fixed monthly rate for a subscription to a specific Internet Service Provider, aside from the number of connection hours to the Net.

Frame Relay: A data transmission service using fast protocols based on direct use of transmission lines.

Free Pulses: The number of Free Pulses included in the monthly basic charge prior to the issuance of Decree No. 92/97.

FTT HOME, FTT CURB, FTT (Fiber to the …): It is the term used to indicate any network architecture that uses fiber optic cables in partial or total substitution of traditional copper cables used in telecommunications networks. The various technological solutions differ in the point of the distribution network where the fiber connection is made, with respect to the end-user’s location. In the case of FTT Curb (Fiber to the Curb) the fiber connection reaches the equipment (distribution cabinet) located on the pavement, from where copper connections are run to the customer; in the case of FTT Home (Fiber to the Home), the fiber connection terminates inside the customer premises.

GPRS (General Packet Radio Service):  An enhanced second-generation mobile technology used to transmit data over mobile networks. GPRS transmits and receives packets of data in bursts instead of using continuous open radio channels, and it is used to add faster data transmission speed to GSM networks. GPRS is packet based rather than circuit based technology.

GSM (Global System for Mobile Communications): A standard for digital cellular technology used in the world and working on 900 MHz and 1,800 MHz band.

HSDPA (High-Speed Downlink Packet Access):  Enhanced third generation mobile telephony communications protocol in the High-Speed Packet Access (“HSPA”) family, which allows networks based on UMTS to have higher data transfer speeds and capacity.

ICT (Information and communication(s) technology): Broad area concerned with information technology, telecommunications networking and services and other aspects of managing and processing information, especially in large organizations.

IFRS:  International Financial Reporting Standards as issued by the International Accounting Standards Board.

Interactive: Allowing the user to change some aspect of the program.

Internet: The world’s best-known data network. Initially used by the U.S. Department of Defense, the Internet now provides an interface for networks based on different technologies (LANs, WANs, data networks, etc.), but which use the TCP/IP protocol platform.

IP (Internet Protocol): A set of communications protocols for exchanging data over the Internet.

IPTV (Internet Protocol Television): The service provides the distribution of television channels over Internet connections using the IP protocol.  More than just duplicating a distribution means, IPTV enables interactive services so that the viewer can interact with the show as it is broadcast.

ISP (Internet Service Provider): A vendor who provides access to the Internet and World Wide Web.

Law No. 25,561: Ley de Emergencia Económica y Reforma del Régimen Cambiario (see “Public Emergency Law”).

List of Conditions:  The Privatization Regulations, including the Pliego de Bases y Condiciones was approved by Decree No. 62/90, as amended. Pursuant to the List of Conditions, Telecom Argentina was required to comply with rate regulations and meet certain minimum annual standards regarding the expansion of its telephone system and improvements in the quality of its service in order to maintain and extend the exclusivity of its non-expiring license to provide fixed-line public telecommunications services and Basic telephone services in the northern region of Argentina. After the market was opened to competition, the outstanding obligations that continue in force are the rate regulations and those related to the quality of service; the obligations related to the expansion of the network are no longer required.

Local Loop: Copper wire-couple, through which the telephone connection reaches users; it is the foundation of traditional telephone lines and it is often called “last mile.”

Micro Sistemas: Micro Sistemas S.A.

MMS (Mobile Multimedia Services): Represent an evolution of the SMS and the Enhanced Messaging Service (“EMS”) using various mono-medial elements (text, design, photos, video-clips and audio), which are synchronized and combined allowing them to be packed together and sent to GSM-GPRS platforms.

Mobile service:  A mobile telephone service provided by means of a network of interconnected low-powered base stations, each of which covers one small geographic cell within the total cellular system service area.

Modem: Modulator/Demodulator. A device that modulates digital data to allow their transmission on analog channels, generally consisting of telephone lines.

Multimedia:  A service involving two or more communications media (e.g., voice, video, text, etc.) and hybrid products created through their interaction.

NDF (Non Deliverable Forward): A generic term for a set of derivatives which cover national currency transactions including foreign exchange forward swaps, cross currency swaps and coupon swaps in non-convertible or highly restricted currencies. The common characteristics of these contracts are that they involve no exchange of principal, are fixed at a pre-determined price and are typically settled in U.S. dollars (or sometimes in Euros) at the prevailing spot exchange rate taken from an agreed source, time, and future date.

Network:  An interconnected collection of elements. In a telephone network, these consist of switches connected to each other and to customer equipment. The transmission equipment may be based on fiber optic or metallic cable or point-to-point radio connectors.

NGN (Next Generation Networks):  A packet-based network able to provide services including telecommunication services and able to make use of multiple Broadband, QoS (Quality of Service)-enabled transport technologies and in which service-related functions are independent from underlying transport-related technologies.

Node: Topological network junction, commonly a switching center or station.

Nortel: Nortel Inversora S.A., the parent company of Telecom Argentina S.A.

November Agreement:  An agreement between Telecom Argentina and the Argentine government providing for rates to be dollar-based and, at the election of each of Telecom Argentina and Telefónica, adjusted semi-annually according to the U.S. consumer price index. The November Agreement was ratified by Decree No. 2,585/91 and became effective on December 18, 1991. Subsequently, in accordance with the Public Emergency Law, these rates were pesified at the exchange rate of US$1.00 = P$1.00. See “Item 4—Information on the Company—Regulatory Framework—Regulatory Environment—Rates.”

Núcleo:  Núcleo S.A.

Optical fiber: Thin glass, silica or plastic wires, building the infrastructure base for data transmission. An optical fiber cable contains several individual fibers, and each of them is capable of driving a signal (light impulse) at unlimited bandwidth. Optical fibers are usually employed for long-distance communication: they can transfer “heavy” data loads, and the signal reaches the recipient, protected from possible disturbances along the way. The driving capacity of optical fibers is higher than the traditional cable ones.

Outsourcing: Hiring outsiders to perform various telecommunications services, which may include planning, construction, or hosting of a network or specific equipment belonging to a company.

PCS (Personal Communications Service):  A mobile communications service with systems that operate in a manner similar to cellular systems.

Penetration:  The measurement of the take-up of services. As of any date, the penetration is calculated by dividing the number of subscribers by the population to which the service is available and expressed as a percentage.

Personal:  Telecom Personal S.A.

Pesification:  Modification of the exchange rate by the Argentine government pursuant to the Public Emergency Law.

Platform: The total input, including hardware, software, operating equipment and procedures, for producing (production platform) or managing (management platform) a particular service (service platform).

Presubscription of Long-Distance Service:  The selection by the customer of international and domestic long-distance telecommunications services from a long-distance telephone service operator.

Price Cap:  Rate regulation mechanism applied in order to determine rate discounts based on a formula made up by the U.S. Consumer Price Index and an efficiency factor. The mentioned factor was established initially in the List of Conditions and afterwards in different regulations by the SC.

Privatization Regulations:  The Argentine government’s privatization program as set forth in the State Reform Law approved in August 1989 and subsequent decrees.

Public Emergency Law:  The Public Emergency and Foreign Exchange System Reform Law No. 25,561 adopted by the Argentine government on January 6, 2002, as amended by Law No. 25,790, Law No. 25,820, Law No. 25,972, Law No. 26,077, Law No. 26,204, Law No. 26,339, Law No. 26,456 and Law No. 26,563. Among others, the Public Emergency Law grants the executive branch of the Argentine government the power to set the exchange rate between the peso and foreign currencies and to issue regulations related to the foreign exchange market and to renegotiate public service agreements.

Pulse:  Unit on which the rate structure of the regulated fixed line services is based.

Rate Agreement:  The November Agreement, as supplemented by the February Agreement. The Rate Agreement, among other things, permits Telecom Argentina to effect aggregate rate reductions required pursuant to the List of Conditions by lowering rates for some or all categories of service, provided that the net reductions meet applicable targets.

Rate Rebalancing:  The Rate Rebalancing established by Decree No. 92/97 which provides for a significant reduction in domestic and international long-distance rates, an increase in basic telephone charges, the elimination of Free Pulses and an increase in urban rates.

Regulatory Bodies:  Collectively, the SC and the CNC.

Roaming: A function that enables mobile subscribers to use the service on networks of operators other than the one with which they signed their initial contract. The roaming service is active when mobile is used in a foreign country (included in GSM network).

Satellite:  Satellites are used, among other things, for links with countries that cannot be reached by cable to provide an alternative to cable and to form closed user networks.

SC (Secretaría de Comunicaciones):  The Argentine Secretary of Communications.

SCI (Secretaría de Comercio Interior):  Secretary of Internal Commerce.

SEC:  Securities and Exchange Commission of the United States of America.

Service Provider: The party that provides end users and content providers with a range of services, including a proprietary, exclusive or third-party service center.

SMS (Short Message Service): Short text messages that can be received and sent through GSM-network connected cellular phones. The maximum text length is 160 alpha-numerical characters.

Sofora: Sofora Telecomunicaciones S.A.

Springville:  Springville S.A.

SRMC (Servicios de Radiocomunicaciones Móviles Celular): Mobile Cellular Radiocommunications Service.

STM (Servicio Telefónico Móvil): Mobile Telephone Service.

Switch:  These are used to set up and route telephone calls either to the number called or to the next switch along the path. They may also record information for billing and control purposes.

Synchronous: Type of data transmission in which there is permanent synchronization between the transmitter and the receiver.

TDM (Time-Division Multiplexing): A type of digital (or rarely analog) multiplexing in which two or more bit streams or signals are transferred apparently simultaneously as sub-channels in one communication channel, but are physically taking turns on the channel.

TDMA (Time Division Multiple Accesses): A technology for digital transmission of radio signals between, for example, a mobile handset and a radio base station. TDMA breaks signals into sequential pieces of defined length, places each piece into an information conduit at specific intervals and then reconstructs the pieces at the end of the conduit.

Telco S.p.A.:  A joint company made up of Assicurazioni Generali S.p.A., Intesa San Paolo S.p.A., Mediobanca S.p.A., Sintonia S.A. and Telefónica, S.A. (of Spain).

Telecom/Telecom Group:  Telecom Argentina and its consolidated subsidiaries.

Telecom Argentina: Telecom Argentina S.A.

Telecom Italia: Telecom Italia S.p.A.

Telecom Italia Group:  Telecom Italia and its consolidated subsidiaries.

Telecom Personal: Telecom Personal S.A.

Telefónica: Telefónica de Argentina S.A.

Telefónica de España: Telefónica, S.A. (of Spain).

Telintar: Telecomunicaciones Internacionales de Argentina Telintar S.A.

TLRD (Terminación Llamada Red Destino):  Termination charges from third parties’ mobile networks.

Transfer Date:  November 8, 1990, the date upon which Telecom Argentina commenced operations upon the transfer from the Argentine government of the telecommunications system in the northern region of Argentina that was previously owned and operated by Empresa Nacional de Telecomunicaciones.

UMTS (Universal Mobile Telecommunications System): Third-generation mobile communication standard. It is constituted by a Broadband system in which data travel at 2 Mbps, communication is faster, quality is better and multimedia contents can travel trough the Net.

Unbundling: A process which allows telephone carriers (other than Telecom Argentina) to lease the last part of the telephone loop, that is to say, the copper wire-cable, connecting Telecom Argentina central station to the user’s home, disconnecting the user from Telecom Argentina terminals and connecting him/her to the telephone carrier’s terminals.

UNIREN (Unidad de Renegociación y Análisis de Contratos de Servicios Públicos): Renegotiation and Analysis of Contracts of Public Services Division.

Universal Service:  The availability of Basic telephone service, or access to the public telephone network via different alternatives, at an affordable price to all persons within a country or specified area.

Value Added Services:  Services that provide a higher level of functionality than the basic transmission services offered by a telecommunications network for the transfer of information among its handsets, which include wired or mobile switched-circuit analog voice communications; direct “unrestricted” digital point-to-point service at 9,600 bit/s; packet switching (virtual call); direct Broadband analog transmission of TV signals, and supplementary services, such as closed user groups; call waiting; collect calls; call forwarding, and identification of number called. Value Added Services performed by the network, the handsets or the specialized centers include message handling services (MHS) (which can be used, among other things, for commercial documents in predetermined formats); electronic directories listing users, network addressees and terminals; e-mail; fax; teletex; videotex and videotelephone.

VoIP (Voice over IP): Transmission of voice communications over Internet Protocol (IP) data networks, such as IP-based LANs, intranets or the Internet.

W de Argentina—Inversiones: W de Argentina—Inversiones S.L.

WAN (Wide Area Network):  A private network that covers a wide geographic area using public telecommunications services.

WAP (Wireless Application Protocol): A technology which allows access to the Internet using mobile handsets, even without the use of a computer.

Wi-Fi:  A service for mobile Internet connection and high speed access.

Wi — Max (Worldwide Interoperability for Microwave Access): A technology that allows mobile access to Broadband telecommunications networks. It is defined by the Wi - Max Forum, a global consortium formed by major companies in the field of fixed and mobile telecommunications which has the purpose to develop, test and promote the interoperability of systems.

PART I

ITEM 1.          IDENTITY OF DIRECTORS, SENIOR MANAGEMENT AND ADVISERS

Not applicable.

ITEM 2.          OFFER STATISTICS AND EXPECTED TIMETABLE

Not applicable.

ITEM 3.          KEY INFORMATION

Selected Financial Data

The following table presents our summary financial data. Our audited Consolidated Financial Statements for the period ended December 31, 2010, are the first annual audited financial statements that are fully compliant with IFRS, as issued by the IASB. Prior to December 31, 2010, our consolidated financial statements were prepared in accordance with Argentine GAAP.

The mandatory adoption of IFRS for public companies in Argentina is effective for fiscal years beginning January 1, 2012, while early adoption is permitted for fiscal years beginning January 1, 2011. Therefore, the consolidated financial statements as of December 31, 2010 for filing with the Argentine National Securities Commission (“CNV”) were prepared in accordance with Generally Accepted Accounting Principles in Argentina (“Argentine GAAP”). Argentine GAAP differs in certain respects from IFRS. Notwithstanding the CNV regulations, financial statements under IFRS for the year 2010 are allowed by CNV to be presented as “additional information” to the consolidated financial statements prepared under Argentine GAAP. Our Consolidated Financial Statements as of December 31, 2010 and 2009 have been approved by resolution of the Board of Directors’ meeting held on June 23, 2011.

Our date of transition to IFRS was January 1, 2009. Therefore, we have prepared our opening consolidated statements of financial position under IFRS as of that date. That transition date will be the same that we will apply for the financial statements under IFRS for statutory purposes. For a description of the transition to IFRS, including the quantification of the impact of the transition to IFRS, see Note 4 to our Consolidated Financial Statements.

The summary consolidated annual financial information as of December 31, 2010 and for the year then ended has been prepared in accordance with IFRS and has been derived from our Consolidated Financial Statements included elsewhere in this Annual Report, which were audited by our independent registered public accounting firm. The summary consolidated annual financial information as of December 31, 2009 and for the year then ended presented in this Annual Report, was previously presented in accordance with Argentine GAAP, and has been restated under IFRS for comparative purposes only.

You should read the information below in conjunction with our Consolidated Financial Statements and the notes thereto, as well as “Presentation of Financial Information” and “Item 5 — Operating and Financial Review and Prospects.”

CONSOLIDATED SELECTED INCOME STATEMENT AND BALANCE SHEET DATA

	2010 (1)	2010	2009
	(US$ millions, except per share and per ADS data in US$)	(P$ millions, except per share and per ADS data in P$)
INCOME STATEMENT DATA
Total revenues	3,687	14,659	12,204
Operating expenses	(2,461)	(9,785)	(8,043)
Operating income before depreciation and amortization	1,226	4,874	4,161
Depreciation and amortization	(431)	(1,712)	(1,545)
Operating income	795	3,162	2,616
Other, net (2)	(34)	(137)	(401)
Income tax expense	(271)	(1,076)	(798)
Net income	490	1,949	1,417
Net income attributable to the owners of the Parent	486	1,935	1,405
Net income attributable to Noncontrolling Interest	4	14	12
Number of shares outstanding at year-end (in million)	984	984	984
Net income per share (3)	0.50	1.97	1.43
Net income per ADS (4)	2.47	9.83	7.14
Dividends per share	0.27	1.07	—
Dividends per ADS (5)	1.37	5.35	—

BALANCE SHEET DATA
Current assets	911	3,624	2,943
PP&E and intangible assets	2,163	8,598	7,839
Other non-current assets	25	101	77
Total assets	3,099	12,323	10,859
Current liabilities	1,134	4,510	4,201
Non-current liabilities	327	1,302	1,061
Total liabilities	1,461	5,812	5,262
Total equity	1,638	6,511	5,597
Equity attributable to owners of the Parent	1,611	6,404	5,509
Noncontrolling Interest	27	107	88

(1)	Argentine Peso amounts were translated into U.S. dollars using exchange rate published by the Banco Nación de la República Argentina (National Bank of Argentina) on December 31, 2010.

(2)	Other, net includes Other income from investments and Finance income and expenses.

(3)	Calculated based on the weighted average number of ordinary shares outstanding during the period.

(4)	Calculated based on 196,876,196 ADSs, which is equivalent to the weighted average number of ordinary shares outstanding during the period.

(5)	US dollar amount was calculated based on the exchange rate prevailing on dividend payment date.

OTHER SELECTED DATA

	2010	2009
Number of installed fixed lines (thousands) (1)	4,689	4,595
Number of fixed lines in service (thousands) (2)	4,107	4,060
Fixed lines in service per 100 inhabitants (3)	21	21
Lines in service per employee	379	366
ARBU (in P$/month) (national + international)	43	41
Access lines (thousands)	1,380	1,214
Arnet subscribers (thousands) (4)	1,377	1,184
ARPU/ADSL (access + ISP) (in P$/month)	76	67
Mobile subscribers in Argentina (thousands)	16,333	14,475
Subscribers at year-end per employee	3,738	3,810
ARPU (in P$/month)	44	41
Mobile subscribers in Paraguay (thousands) (5)	1,878	1,806
Subscribers at year-end per employee	4,512	4,251
ARPU (in P$/month)	22	20
Telecom Group Headcount	15,629	15,300

(1)          Reflects total number of lines available in Switches.

(2)          Includes lines customers, own usage, public telephony and ISDN channels. Since June 2010, the Company also considers the DDE channels as lines in service. Previously, the Company only included the internal numbers assigned to those channels. The comparative information reflects these changes.

(3)          Corresponds to the Northern Region of Argentina.

(4)          Includes Arnet GO and Mobile Arnet services.

(5)          Includes Wi - Max Internet customers.

Capitalization and Indebtedness

Not applicable.

Reasons for the Offer and Use of Proceeds

Not applicable.

Exchange Rates

The following tables show, for the periods indicated, certain information regarding the exchange rates for U.S. dollars, expressed in nominal pesos per dollar (ask price). See “Item 10—Additional Information—Foreign investment and exchange controls in Argentina.”

	High	Low	Average (1)	End of Period

Year Ended December 31, 2006	3.11	3.03	3.07	3.06
Year Ended December 31, 2007	3.16	3.08	3.12	3.15
Year Ended December 31, 2008	3.45	3.03	3.18	3.45
Year Ended December 31, 2009	3.85	3.49	3.75	3.80
Year Ended December 31, 2010	3.99	3.84	3.92	3.98
Month Ended December 31, 2010	3.98	3.97	3.98	3.98
Month Ended January 31, 2011	4.01	3.97	3.98	4.01
Month Ended February 28, 2011	4.03	4.01	4.02	4.03
Month Ended March 31, 2011	4.05	4.03	4.04	4.05
Month Ended April 30, 2011	4.08	4.05	4.07	4.08
Month Ended May 31, 2011	4.09	4.08	4.08	4.09
June 2011 (through June 27, 2011)	4.10	4.09	4.09	4.10

(1)          Yearly data reflect average of month-end rates.

Sources: Banco Nación de la República Argentina

Capitalization and Indebtedness

Not applicable.

Reasons for the Offer and Use of Proceeds

Not applicable.

Risk Factors

This section is intended to be a summary of more detailed discussions contained elsewhere in this Annual Report. The risks described below are not the only ones we face. Additional risks that we do not presently consider material, or of which we are not currently aware, may also affect us. Our business, results of operations,  financial condition and cash flows could be harmed if any of these risks materialize and, as a result, the market price of our shares and our ADSs could decline. You should consider these risks with respect to an investment in Telecom and investments in Argentine corporations that are not normally associated with investments in the securities of issuers in the United States and other jurisdictions.

Risks Relating to Argentina

Overview

Substantially all of our property, operations and customers are located in Argentina, and a portion of our assets and liabilities are denominated in foreign currencies. Accordingly, our financial condition, results of operations and cash flows depend to a significant extent on economic and political conditions prevailing in Argentina and on the exchange rates between the peso and foreign currencies. In 2001 and 2002 the Argentine economy experienced a severe recession as well as a political crisis. The abandonment of dollar-peso parity in 2002 led to the significant devaluation of the peso against major international currencies and our need to restructure our financial indebtedness. Although Argentina has experienced economic growth and political conditions have shown improvement in recent years, these conditions have affected and may continue to affect our financial condition, results of operations and cash flows.

Devaluation of the peso may adversely affect our results of operations, our capital expenditure program and the ability to service our liabilities and transfer funds abroad.

Since we realize a substantial portion of our revenues in Argentina in pesos (our functional currency), any devaluation in the peso may negatively affect the U.S. dollar value of our earnings while increasing, in peso terms, our expenses and capital costs denominated in foreign currency. A depreciation in the Argentine peso against major foreign currencies may also have an adverse impact on our capital expenditure program and increase the peso amount of our trade liabilities denominated in foreign currencies. Telecom seeks to manage the risk of devaluation of the peso by entering from time to time into certain NDF contracts to purchase U.S. dollars at a fixed rate in order to hedge its exposure to foreign currency fluctuations caused by its liabilities denominated in foreign currencies. The Company also has cash and cash equivalents denominated in U.S. dollars that contribute to reduce the exposure to trade payables in foreign currencies. See “Item 11—Quantitative and Qualitative Disclosures About Market Risk.”

The Argentine peso has been subject to significant devaluation in the past and may be subject to fluctuations in the future. In the five-month period ended May 31, 2011, the devaluation of the peso against the U.S. dollar was 2.8%. Given the economic and political conditions in Argentina, it is impossible to predict whether, and to what extent, the value of the peso may depreciate or appreciate against the U.S. dollar, the euro or other foreign currencies. We cannot predict how these conditions will affect the consumption of services provided by the Telecom Group or our ability to meet our liabilities denominated in currencies other than the peso. Moreover, we cannot predict whether the Argentine government will further modify its monetary,  fiscal, and exchange rate policy and, if so, what impact any of these changes could have on the value of the peso and, accordingly, on our financial condition, results of operations and cash flows, and on our ability to transfer funds abroad.

Inflation could accelerate, causing adverse effects on the economy and negatively impacting Telecom’s margins.

In the past, Argentina has experienced periods of high levels of inflation. More recently, levels of inflation have increased since 2005 and have remained relatively high from 2006 to 2010. The recent economic recovery has led to higher inflation, resulting in increased costs, which may continue or even increase in the future.

The Instituto Nacional de Estadística y Censos (the Argentine National Statistics and Census Institute or “INDEC”) estimates that the Argentine consumer price increased by, 7.2% in 2008, 7.7% in 2009 and 10.9% in 2010; and the wholesale price index increased by, 8.8% in 2008, 10.0% in 2009 and 14.6% in 2010. In the five months ending May 31, 2011, the consumer price index in Argentina increased 3.9% and the wholesale price index increased 5.0%. There is a substantial disparity between the inflation indexes published by the INDEC and those estimated by private consulting firms.

The Argentine government has implemented several actions in order to monitor and control prices for the most relevant goods and services. Despite such actions, the Argentine economy continues to experience levels of annual consumer index of inflation higher than 10%. If the BCRA issues significant amounts of currency to finance public sector spending, to service public debt, to intervene in the foreign exchange market or to assist financial institutions in distress, or if the value of the peso cannot be stabilized through strict fiscal and monetary policies, a significant increase in inflation rates can be expected.

In addition, public sector spending has increased over the past years, as reducing fiscal surplus, a trend that if continued, may cause the government to incur a fiscal deficit and lead to higher inflation or higher government debt. Since the majority of our revenues are denominated in pesos, any further increase in the rate of inflation not accompanied by a parallel increase in our rates would decrease our revenues in real terms and adversely affect our results of operations. As discussed below under “Risks Associated with Telecom and its Operations,” Telecom Argentina’s ability to increase its regulated rates is subject to approval of regulatory authorities. We cannot guarantee that any possible rate increase will be sufficient to counter the effect of inflation and we cannot assure you that the results of any future rate negotiations will be favorable to us and to our financial condition.

Also, higher inflation leads to a reduction in the purchase power of the population, mainly those unemployed and with low salary levels, thus increasing the risk of lower level of service consumption from our fixed and mobile customers.

Future policies of the Argentine government may affect the economy as well as the operations of the telecommunications industry.

The Argentine government has historically exercised significant influence over the economy, and telecommunications companies in particular have operated in a highly regulated environment. Due to the Argentine economic crisis of 2001 and 2002, the Argentine government promulgated numerous, far-reaching regulations affecting the economy and telecommunications companies in particular. In this context, the CNC adopted new interpretations of applicable regulations and imposed fines on telecommunications companies, particularly incumbent operators such as our company. See “Item 8—Financial Information—Legal Proceedings” for more information. In addition, local municipalities in the regions where we operate have also introduced regulations and proposed various taxes and fees for the installation of infrastructure, equipment and expansion of fixed line and mobile networks. Local and federal tax authorities have also brought an increasing number of claims against us. We disagree with these proceedings and we are contesting them. However, we cannot assure you that the laws and regulations currently governing the economy or the telecommunications industry will not change, that the claims will be resolved in our favor, or that any changes to the existing laws and regulations will not adversely affect our business, financial condition, results of operations and cash flows.

The Argentine government may exercise greater intervention in private sector companies, including Telecom Argentina.

The global economic and financial crisis in the recent years has resulted in a significant reduction in global GDP and a loss in consumer confidence in the financial sectors of many countries.  In order to improve the countries’ financial condition and assist certain troubled industries, certain governments have responded with extraordinary intervention in the private sector. Certain governments of the leading industrialized nations have implemented various financial rescue plans outlining new regulatory frameworks that would be expected to remain in effect at least until market conditions and investor and consumer confidence have stabilized.

In November 2008, Argentina nationalized, through Law No. 26,425, all of its private pension and retirement system, which had been previously administered by the AFJP, and appointed ANSES as its administrator.

Argentina’s nationalization of its pension and retirement system constitutes a significant change in the government’s approach to exercising influence over Argentina’s main publicly-traded companies. A significant portion of the public float of these companies was owned by the AFJP and is now held by ANSES.

The government could exercise influence over corporate governance decisions of companies in which it owns shares by combining its ability to exercise its shareholder voting rights to designate board and supervisory committee members with its ability to dictate tax and regulatory matters. Additionally, since the AFJP were significant institutional investors in Argentina, the nationalization of the private retirement system affected the way of access to financing in capital markets for publicly-traded companies. The role that the government will play, acting through ANSES, in making investments in new issuances of equity and debt in capital markets, is unclear due to the absence of clearly established policies. This has reduced the volume of trading and on the liquidity of Argentina’s capital markets. Until the government’s practices and policies are clearly established, these matters could create uncertainties for investors of public companies in Argentina, including Telecom Argentina.

On April 13, 2011 the Presidential Decree No. 441/11 was published in the Argentine Official Bulletin which annulled Article 76(f) of Law No. 24,241 that limited ANSES’ voting power to 5% of the company’s total voting shares, even if ANSES held a greater ownership position. Unless the Presidential Decree and /or its effects are reversed by a competent Authority or Court, ANSES would be able to exercise the total voting power corresponding to its shares in all resolutions to be adopted at those companies’ shareholders meetings where it has share participation, including decisions related to the election of directors and Supervisory Committee members.  ANSES has not yet defined the criteria for appointment of directors and Supervisory Committee members and its independence status nor the way to solve potential conflicts of interests.

Argentina’s economy may not continue to grow at current rates or may contract in the future.

The effects of the global economic and financial crisis in recent years and the general weakness in the global economy may negatively affect emerging economies like Argentina. Although Argentina has experienced economic growth in recent years, especially for the increase in the prices for products exported, current global financial instability has impacted and may continue to impact the Argentine economy and cause Argentina to return to a period of recession, fiscal deficit, higher inflation, increased unemployment and greater social unrest.

Although the current state of the international financial markets in terms of volatility, liquidity and access to credit has improved as compared to 2008 and 2009, several economic, social and political factors could affect the global financial markets, such as, among other factors, a growing concern regarding government deficits, governments’ abilities to honor their respective sovereign debts, social unrest and general uncertainty about the global economic recovery. If international economic conditions for Argentina were to worsen, Argentina could be negatively affected as a result of lower international demand for its products and services, higher international interest rates, lower capital inflows and higher risk aversion. These factors could cause the Argentine economy to contract, and as a result adversely affect our business, results of operations, financial condition and cash flows.

Argentina continues to face economic, legal and political uncertainty.

Although general economic conditions have shown improvement, and political protests and social disturbances have diminished considerably since the economic crisis of 2001 and 2002, the rapid and radical nature of the changes in the Argentine social, political, economic and legal environment over the past several years have given rise to uncertainties about the country’s economic and political future.

In the event of further economic, social or political crises, companies in Argentina may face the risk of civil and social unrest, strikes, expropriation, nationalization, forced renegotiation or modification of existing contracts, and changes in taxation policies including tax increases and retroactive tax claims. In addition, Argentine courts have issued rulings changing existing jurisprudence on labor matters and requiring companies to assume increasing responsibility for and assumption of costs and risks associated with utilizing sub-contracted labor and how to calculate salaries, severances and social security contributions. Since we operate in a context in which the governing law and applicable regulations change frequently, it is difficult to predict whether our commercial activities will be affected positively, negatively or at all by such changes.

In addition, the Argentine economy, including the financial and securities markets, is sensitive to local political developments.  Argentina’s national election for President and Vice President will take place in October 2011, and other relevant local and federal elections will also take place in 2011.

Substantially all of our operations, properties and customers are located in Argentina, and, as a result, our business is, to a large extent, dependent upon economic conditions prevailing in Argentina. If economic conditions in Argentina were to deteriorate or the uncertainty created by the upcoming elections in 2011 adversely affects the Argentine economy, they would be expected to have an adverse effect on our financial condition, results of operations and cash flows.

Argentina’s past fiscal problems and the incomplete restructuring of Argentina’s sovereign debt may negatively affect the macroeconomic environment.

Although Argentina has shown a fiscal surplus in recent years, the Argentine government has a history of fiscal deficit. Since almost all of the financial obligations of the Argentine government were denominated in foreign currencies at the time the dollar-peso parity was eliminated in early 2002, there was an increase in the cost of financial services (in terms of Argentine Pesos) of the debt of the Argentine government. Also, since the Argentine government’s fiscal revenues were denominated in large part in Argentine Pesos, the Argentine government was severely affected in its ability to carry out its payment obligations using foreign currency and defaulted on a significant part of its public debt in 2002.  The Argentine government’s sovereign debt default and its consequences may continue to negatively affect the ability of private companies, including Telecom, to obtain access to capital markets or other forms of financing.

The Argentine government implemented a debt restructuring effort mainly through two debt exchange offers. The first and largest was closed on February 25, 2005 and the second was realized throughout the months of April and September of 2010. Due to the request of several bondholders that expressed they weren’t able to participate in the second offer, and thanks to Decree 563/10, they were able to participate in the offer in similar terms and conditions, giving an end to this process on December 30, 2010.

Once settlements from these debt exchanges are complete, it is expected that Argentina will have restructured 92% of its national public debt. This has helped to reduce the country’s risk level and level of debt to GDP to 48% in 2010 from 58% in 2009.

Nonetheless, a number of bondholders who held out from the exchange offers have initiated legal actions against the Argentine government. A judgment against the Argentine government in these pending cases could reduce sources for funding and investment capital and could potentially impact the government’s ability to adopt measures that promote economic growth.

After the economic crisis in 2002, the Argentine government has maintained a policy of fiscal surplus. To be able to repay its debt, the Argentine government may be required to continue adopting austere fiscal measures that could adversely affect economic growth.

As of December 31, 2010, the outstanding principal amount of Argentina’s public debt was equivalent to US$175.5 billion (of which approximately 61% was denominated in foreign currency) of which US$11.2 billion were not presented to the exchange offers and are still pending for reestructuring.

There can be no assurance that the Argentine government will not default on its obligations under its bonds in the event that it experiences another economic crisis. A new default by the Argentine government could lead to a new recession, higher inflation, restrictions for Argentine companies to access funds, higher unemployment and social unrest, which would negatively affect our financial condition, results of operations and cash flows.

The Argentine banking system may be subject to instability.

The Argentine banking system collapsed in 2001 and 2002 when the Argentine government restricted bank withdrawals and required mandatory conversion of dollar deposits to pesos.  From 2005 to 2007, a period of economic growth coupled with relative stability of the country’s exchange rate and inflation resulted in the restoration of public confidence, a gradual accumulation of deposits in Argentine financial institutions, and improved liquidity of the financial system. However, in 2008 and 2009 certain events such as conflicts between the Argentine government and certain sectors of the economy, together with the international financial crisis, decreased depositors’ confidence, led to a slowdown in the growth of deposits, increased the dollarization of certain deposits and increased interest rates on loans granted to the non-financial sector.

Despite improvements in stability since 2002, the Argentine economic recovery experienced in 2010, together with a high level of reserves held by the BCRA, we cannot be certain that another collapse will not occur in the future. The Argentine banking system’s collapse or the collapse of one or more of the larger banks —public or private- in the system would have a material adverse effect on the prospects for economic growth and political stability in Argentina, resulting in a loss of consumer confidence, lower disposable income and fewer financing alternatives for consumers. These conditions would have a material adverse effect on us by resulting in lower usage of our services and the possibility of a higher level of uncollectible accounts or increase the credit risk of the counterparties regarding the Company investments in local financial institutions.

Shareholders may be liable under Argentine law for actions that are determined to be illegal or ultra vires.

Under Argentine law, a shareholder’s liability for losses of a company is limited to the value of his or her shareholdings in the company. Under Argentine law, however, shareholders who vote in favor of a resolution that is subsequently declared void by a court as contrary to Argentine law or a company’s bylaws (or regulations, if any) may be held jointly and severally liable for damages to such company, to other shareholders or to third parties resulting from such resolution. In connection with recommending any action for approval by shareholders, Telecom Argentina’s Board of Directors frequently obtains and plans to obtain, opinions of counsel concerning the compliance of the actions with Argentine law and Telecom Argentina’s bylaws (or regulations if any). Although the issue is not free from doubt, based on advice of counsel, Telecom Argentina believes that a court in Argentina in which a case has been properly presented would hold that a noncontrolling shareholder voting in good faith and without a conflict of interest in favor of such a resolution and based on the advice of counsel that such resolution is not contrary to Argentine law or the Company’s bylaws or regulations, would not be liable under this provision.

Delays in the attribution and allocation of radio spectrum can adversely affect Argentina’s mobile industry.

The SECOM is the authority responsible for administering the use of radio electric spectrum and, consequently, for the attribution of new segments of frequencies for the mobile service. Possible delays in the allocation of new frequencies and their subsequent auction could affect the future development of the sector and the implementation and commercialization of new advanced services, among others, mobile broadband and its applications.

Risks Associated with Telecom and its Operations

The Pesification and freezing of rates may continue to adversely affect Telecom Argentina’s revenues.

In accordance with the Public Emergency Law, in January 2002, rates for Basic telephone services and long distance services were converted to pesos and fixed at an exchange rate of P$1.00=US$1.00. The rates Telecom Argentina may charge in the future will be determined by negotiations between Telecom Argentina and the Argentine government. According to the Public Emergency Law, while undertaking these negotiations, the Argentine government must consider the effect of these rates on the competitiveness of the general economy, the quality of service and investment plans of service providers, as contractually agreed.  The Argentine government must also consider consumer protection, accessibility of the services and the profitability of public services providers such as Telecom Argentina. The Public Emergency Law has been subsequently extended through December 31, 2011. See “Item 4—Information on the Company—Regulatory Framework—Regulatory Environment—Rates.”

On March 6, 2006, Telecom Argentina executed a Letter of Understanding (the “Letter of Understanding 2006”) with the Argentine government pursuant to which Telecom Argentina will be permitted to raise certain rates and incorporate certain modifications to the current regulatory framework. Under the Letter of Understanding 2006, the only agreed upon adjustments to the rate structure were the rate increases to the termination charge for international incoming calls and the extension of the time bands for peak-hour rates applied to local and domestic long distance calls. See “Item 4—Information on the Company—Regulatory Framework—Regulatory Environment—Rates.”

The Letter of Understanding 2006 contemplated the signing and effectiveness of the Minutes of Agreement of the Renegotiation upon the fulfillment of certain necessary steps. As of the date of this Annual Report, such fulfillment has yet to occur. Although we expect such fulfillment to occur, we cannot guarantee if or when this will happen. We are unable to predict the outcome of the negotiations that are continuing with regard to further rate increases and the rate scheme which will be applied in the future. Moreover, we are unable to predict whether the Argentine government, as a result of the current rate renegotiations, will impose additional conditions or requirements, and if these conditions or requirements are imposed, whether we will be able to meet them.

Rate restrictions for regulated services may continue for a number of years and may affect revenues from fixed line and other services. While we intend to continue to strive to control operating costs and capital expenditures and improve productivity, these efforts may not offset, in whole or in part, the significant decline in operating results that may result from mandatory rate freezing and the increase in costs due to high levels of investments in capital expenditures and higher operating costs.

We must comply with conditions in our license, and regulations and laws related thereto, and such compliance may at times be outside of our control.

We are subject to a complex series of laws and regulations with respect to most of the telecommunications services we provide. Such laws and regulations are often governed by considerations of public policy. We provide telecommunications services pursuant to licenses that are subject to regulation by various regulatory bodies. Any partial or total revocation of the licenses would likely have a material adverse impact on our financial condition, results of operations and cash flows. Our dissolution and the declaration of bankruptcy, among others, are events which may lead to a revocation of our licenses.

Certain license conditions are not within our control. For example, any transfer of shares resulting in a direct or indirect loss of control in Telecom Argentina without prior approval of the regulatory authorities may result in the revocation of Telecom Argentina’s license. Pursuant to the provisions of Telecom Argentina’s List of Conditions as amended by Resolutions SC No. 111/03 and No. 29/04: (i) any reduction of ownership of Nortel in our capital stock to less than 51% without prior approval of the Regulatory Bodies; or (ii) any reduction of ownership of currently common shareholders in the capital stock with voting power of Nortel to less than 51% without prior approval of the Regulatory Bodies, may result in the revocation of Telecom Argentina’s telecommunications license.

Nortel owns all of our Class A Ordinary Shares (51% of our total capital stock) and approximately 8.35% of our Class B Ordinary Shares (3.74% of our total capital stock) which, in the aggregate, represents approximately 54.74% of our total capital stock. We are directly controlled by Nortel by virtue of Nortel’s ownership of a majority of our capital stock; however, Nortel’s controlling interest is subject to certain agreements among Sofora’s shareholders. In addition, the Telecom Italia Group and W de Argentina—Inversiones (a company that is part of the Argentine Werthein Group) are each required to maintain direct ownership of at least 15% of the common stock of Sofora.

Compliance with conditions in our license and related regulations and laws may be affected by events or circumstances outside of our control and therefore we cannot predict whether such events or circumstances will occur and, if any, do occur, this could result in an adverse effect on our financial condition, our operations and cash flows.

We operate in a competitive environment which may result in a reduction in our market share in the future.

We compete with licensed provider groups, comprised of, among others, independent fixed line service providers, mobile and cable operators, as well as individual licensees, some of which are affiliated with major service providers outside Argentina. As of December 31, 2010, more than 500 licenses for local and/or long distance services, payphones and Value Added Services had been granted since the end of the exclusivity period.

Internet and mobile services, which we expect will continue to account for an increasing percentage of our revenues in the future, are characterized by rapidly changing technology, evolving industry standards, changes in customer preferences and the frequent introduction of new services and products. To remain competitive in the fixed telecommunications market, we must invest in our fixed-line network and information technology. Specifically, in the Internet services market, we must constantly upgrade our access technology and software, embrace emerging transmission technologies and improve the responsiveness, functionality, coverage and features of our services. Also, to remain competitive in the mobile telecommunications market, we must enhance our mobile networks by expanding our network infrastructure and extending 3G technology and bandwidth for mobile data transmission. Future technological developments may result in decreased customer demand for certain of our services or even render them obsolete. In addition, as new technologies develop, equipment may need to be replaced or upgraded or network facilities (in particular, mobile and Internet network facilities) may need to be rebuilt in whole or in part, at substantial cost, to remain competitive. These enhancements and the implementation of new technologies will continue requiring increased capital expenditures.

We also anticipate that we will have to devote significant resources to the refurbishment and maintenance of our existing network infrastructure in order to comply with regulatory obligations regarding fixed line services and to remain competitive with the quality of our services. We also expect to continue to devote resources to customer retention and loyalty.

An increase in competition between service providers could be expected as a result of the implementation of the Number Portability Regulation at the end of 2011, which could also result in higher customer retention costs. Although Personal is adapting its technological infrastructure to comply with the portability regulations and to take advantage of the opportunities afforded by the new regulations, our market share may be affected positively, negatively or not at all by the number portability.

Telecom Personal will participate in the spectrum auction and hopes to acquire spectrum to complete its “Spectrum cap” along throughout Argentina. We cannot ensure that Personal will be awarded the tender. If awarded to other existing or new competitors it could adversely affect its competitive position or ability to offer mobile services to its customers on a competitive basis, and may require higher capital expenditures regarding the construction of additional cell sites.

Also, the macroeconomic situation in Argentina may adversely affect our ability to successfully invest in, and implement, new technologies, coverage and services in a timely fashion. Accordingly, we cannot assure you that we will have the ability to make needed capital expenditures and operating expenses. If we are unable to make these capital expenditures, or if our competitors are able to invest in their businesses to a greater degree and/or faster than we are, our competitive position will be adversely impacted.

Moreover, the products and services we offer may fail to generate revenues or attract and retain customers. If our competitors present similar or better responsiveness, functionality, services, speed, plans or features, our customer base and our revenues may be materially affected.

We also expect that the level of competition in our markets will continue to increase in the future. Competition is and will continue to be affected by our competitors’ business strategies and alliances. Accordingly, we may face additional pressure on the rates we charge for our services or experience a loss of market share particularly in the Internet and mobile services. In addition, the general business and economic climate in Argentina, may affect us and our competitors differently, thus our ability to compete in the market could be adversely affected.

Even though the Company grew and developed in recent years, in a highly competitive market, in light of the range of regulatory, business and economic uncertainties we face, as discussed in this “Risk Factors” section, it is difficult for us to predict with meaningful precision and accuracy our future market share in relevant geographic areas and customer segments, the speed with which change in our market share or prevailing prices for services may occur or the effects of competition. Those effects could be material and adverse to our overall financial condition, results of operations and cash flows.

Future allocations of mobile frequency bands may affect the competitiveness of the Argentine mobile industry and could impact Telecom Personal’s competitive position within it.

In May 2011, the SECOM through Resolution No. 57/11 launched an auction to reassign the 850 MHz and 1900 MHz frequency bands returned by Telefónica Móviles Argentina S.A. because they exceeded their 50 MHz spectrum cap.

Telecom Personal will participate in the spectrum auction and expects to acquire additional spectrum to complete its “Spectrum cap” along throughout Argentina.

If Telecom Personal is not one of the tender’s awarded, it could adversely affect its competitive position and may require higher tangible capital expenditures to offer mobile services to its customers on a competitive basis in comparison with other operators that would obtain additional spectrum resulting from the auction. See “Item 4—Information on the Company—Regulatory Framework—Other Regulatory Regulations—Regulations Applicable to PCS Services” for a detailed description of Telecom Personal’s license.

Actual or perceived health risks or other problems relating to mobile handsets or transmission masts could lead to litigation or decreased mobile communications usage

The effects of, and any damage caused by, exposure to an electromagnetic field were and are the subject of careful evaluations by the international scientific community, but until now there is no scientific evidence of harmful effects on health. We cannot rule out that exposure to electromagnetic fields or other emissions originating from mobile handsets will not be identified as a health risk in the future.

Although Argentine mobile services comply with the international security standards established by the World Health Organization and Argentine regulations which are similar, our mobile business may be harmed as a result of these alleged health risks. For example, the perception of these health risks could result in a lower number of customers, reduced usage per customer or potential consumer liability. In addition, these concerns may cause regulators and municipalities to impose restrictions on the construction of base station towers or other infrastructure, which may hinder the completion of network build-outs and the commercial availability of new services and may require additional investments.

Nortel, as our controlling shareholder, and Sofora as Nortel’s controlling shareholder, exercise control over significant matters affecting us.

Nortel is our direct controlling shareholder. Sofora owns 100% of the common stock of Nortel, which currently represents 69.94% of the total capital stock of Nortel. Sofora is 68% owned by Telecom Italia Group and 32% owned by W de Argentina—Inversiones.

Through their ownership of Sofora and the Shareholders’ Agreement between them, the Telecom Italia Group and W de Argentina—Inversiones have, as a general matter, the ability to determine the outcome of any action requiring our shareholders’ approval, including the ability to elect a majority of directors and members of the Supervisory Committee.  In addition, we have been informed that pursuant to the shareholders’ agreement entered into between the Telecom Italia Group and the Werthein Group, the Telecom Italia Group and W de Argentina—Inversiones have agreed amongst themselves certain matters relating to the election of our directors and those of Nortel and Sofora and have given W de Argentina—Inversiones veto power with respect to certain matters relating to us. See “Item 7—Major Shareholders and Related Party Transactions—Shareholders’ Agreement.”

We have engaged in and will continue to engage in transactions with these shareholders of Nortel and, at the present time, of Sofora, and their affiliates. Certain decisions concerning our operations or financial structure may present conflicts of interest between these shareholders as direct or indirect owners of Telecom Argentina’s capital stock and as parties with interests in these related party contracts.

Nevertheless, all related parties’ transactions were made on arm’s- length basis and those which exceeds 1% of Telecom Argentina’s shareholders’ equity are subjected to a prior approval process established by Decree No. 677/01 and requiring involvement of the Audit Committee and/or an opinion of two independent valuation firms as well as subsequent approval by the Board of Directors in order to verify that the agreement could reasonably be considered to be in accordance with normal and habitual market practice.  See “Item 7—Major Shareholders and Related Party Transactions—Related Party Transactions.”

Our operations and financial condition could be affected by union activity.

In Argentina, labor organizations have substantial support and have considerable political influence. In recent years, the demands of our labor organizations have increased mainly as a result of the increase in cost of living (which was affected by the increased level of inflation) and a decline in the population purchasing power.

In addition, in January 2010, FOETRA Buenos Aires Unions obtained a resolution from the Ministry of Labor, Employment and Social Security (the “MTEySS”) amending its status to include mobile telephony employees within the scope of its representation (the status determines the capacity of the union to represent employees and to negotiate collectively on behalf of them). This resolution will also have a similar impact on the other unions in the telecommunications industry. Currently, Telecom Personal’s employees covered by union agreements continue to be represented by the Argentine Federation of Commercial and Service Employees (the “FAECyS”) and therefore, salary agreements entered into by this union continue to apply. During 2010, agreements were reached at guild- company level to keep the discussion of the form and timing of the employees’ representation with the spirit to involve the rest of Telecom Personal’s peer mobile operators in any collective bargaining process in order to avoid any regulatory asymmetry that could erode Telecom Personal’s competitive position.

Moreover, certain labor organizations have advocated that some of our non-unionized employees should be represented by trade unions. Unions have also requested that we delegate currently outsourced tasks to Company employees.

If the number of employees covered by trade unions increase or Telecom Personal’s employees is represented by unions in the telecommunications industry, we may incur increased costs for the higher compensation that we may need to pay to unionized employees and less labor flexibility.

See “Item 6—Directors, Senior Management and Employees—Employees and Labor Relations.”

The Argentine government may order salary increases to be paid to employees in the private sector or changes in labor regulations, which would increase our cost of doing business.

The Argentine government has in the past and may in the future promulgate laws, regulations and decrees requiring companies in the private sector to maintain minimum wage levels and provide specified benefits to employees (including higher levels of severance payments to former employees dismissed without proper cause). In the aftermath of the 2002 Argentine economic crisis, both the government and private sector companies have experienced significant pressure from employees and labor organizations relating to wage levels and employee benefits. However, since early 2005, the Argentine government has decided not to order new salary increases by decree. We cannot guarantee that the government will not again adopt measures that will increase salaries or require us to provide additional benefits, which would increase our costs and, among other things, in the absence of an adjustment of regulated rates in our fixed services segments, reduce our profitability.

In recent times, the MTEySS has shown an active policy promoting the suppression of certain levels of outsourcing of tasks.

Moreover, there are certain bills pending in the Argentine Congress regarding modifications to labor regulations such as considering amounts paid to employees that are currently not subject to social security contributions as part of the normal and usual employees’ salaries, increasing liability of the companies for the sub-contractor’s employees in outsourced tasks and the implementation of a regime that would entitle employees to participate in the profits of companies that employ them.

If such bills are approved, the modifications in current labor regulations and conditions could materially impact our relationship with our employees by increasing the labor cost and in some cases decreasing the flexibility to provide services to our clients.

We are involved in various legal proceedings which could result in unfavorable decisions and financial penalties for us.

We are party to a number of legal proceedings, some of which have been pending for several years. We cannot be certain that these claims will be resolved in our favor, and responding to the demands of litigation may divert management time, attention and financial resources.

In addition, in recent years, certain changes in the treatment of employment matters under Argentine law have created new incentives for individuals to pursue employment-related litigation in Argentine courts. These changes include holdings that an employee of a subcontractor may file a direct action against the firm contracting the work, that any cap on severance pay in cases of dismissal without cause is unconstitutional, that an employee may bring a civil action in the event of an occupational accident, and that an employee can bring a lawsuit against the employer because of changes in form and working conditions. Additionally, the Company is exposed to claims of employees of subcontractors and commercial agents claiming direct or indirect responsibility of Telecom based on a broad interpretation of the rules of labor law.

In the past, Telecom was subject and may be subject in the future to claims by commercial agents who end their business relationship by making claims for reasons that are not always justified by contract terms.

Also, the Company is subject to various lawsuits initiated by some employees and former employees who claim wage differences caused by the impact of the concepts “non-remunerative sums (amounts not subject to social security contributions)” and “food vouchers” over the settlement of items such as overtime, productivity, vacation, supplementary annual salary and other additional benefits provided by the Collective Bargaining Agreement and, in certain cases, have obtained favorable rulings for this claims.

Additionally, certain organizations such as trade unions, OSTEL (Health Association of Telephone Workers and Employees of Argentina) and the Compensation Fund have filed complaints against Telecom Argentina objecting to the level of social contributions and have obtained, in some cases, favorable rulings for these claims.

As a result of these changes, Telecom Argentina may face increased risk of individual and collective employment litigation. If this occurs, we cannot guarantee that this litigation will not have an adverse effect on our results of operations, financial condition and cash flows, despite the provisions that the Company has recorded to cover from these matters, as it is described in Item 8.

The CNC is the authority to control telecommunications services in Argentina and in its capacity is empowered to apply economic sanctions against licensees for breaches of the current regulatory framework. Recently, there has been a growing trend of imposing sanctions to Telecom Argentina for technical reasons, mainly related with the delay in repairing the lines with faults and / or installing new lines. Although penalties are appealed in the administrative stage, if the appeals are not solved in our favor or the penalties imposed by the CNC increased, it could have an adverse effect on our financial situation, results of our operations and cash flows.

Moreover, in 2009, the environmental agency required Telecom Argentina to be registered in the National Registry of Generators and Operators of Hazardous Waste (as it had been previously required to do in 1999). This registration would require Telecom Argentina to pay an annual fee calculated in accordance with a formula that takes into consideration the extent of the hazard and the quantity of the waste. Telecom Argentina filed a request for administrative review seeking to obtain rejection of the environmental agency’s ordinance. We cannot guarantee that the rejection will be obtained.  If such rejection is not obtained, Telecom Argentina would face increased costs which may include retroactive fees.

See “Item 8—Financial Information—Legal Proceedings— Civil, commercial, labor regulatory, tax and other matters proceedings.”

The enforcement of regulations aimed at protecting consumers may have an adverse effect on us.

The Consumer Protection Act No. 24,240, as amended in 2008 (the “Consumer Protection Act”) establishes a series of principles and rules for the protection of consumers and users such as: (i) the extension of the definition of a consumer; (ii) an increase in the fines that could be imposed on providers and the possibility that relevant administrative authorities may order providers to pay direct damages up to a maximum amount; (iii) the courts may order providers to pay punitive damages to consumers up to a maximum amount of P$5 million, depending on the seriousness of the breach, among other considerations; and (iv) provisions governing the possibility that consumer associations may commence class actions on behalf of an indeterminate group of consumers.

The Consumer Protection Act applies to the telecommunications industry and to any other industry in which consumers and users are involved.

In connection with the provisions of the law 24,240, the Company has received several customer complaints that were filed with different law enforcement bodies (national, provincial or municipal). Some of them have resulted in economic sanctions for the Company.

The provisions of the Consumer Protection Act may provide an incentive for individuals and/or consumer associations to pursue legal actions against various companies that provide goods and services. This possibility would entail risks for Telecom Argentina and Personal concerning, among others, the prices charged for its services, or the obligation to return amounts charged for its services. If such were the case, any of such consequences could have an adverse effect on our financial situation, results of our operations and cash flows.

The BCRA has imposed restrictions on the transfer of funds outside of Argentina in the past; some restrictions currently exist and may increase in the future, which could prevent us from making payments on dividends and liabilities.

In the past, the Argentine government has imposed a number of monetary and currency exchange control measures, including restrictions on the free disposition of funds deposited with banks and restrictions or limitations on the access to foreign exchange markets and transfers of funds abroad, including for purposes of paying principal and interest on debt, trade liabilities to foreign suppliers and dividend payments to foreign shareholders. Although most significant restrictions or limitations have been eliminated, certain restrictions imposed by the BCRA on the access to foreign exchange markets and transfer of funds continue to apply to us and may in the future limit our ability to make payments to our creditors outside of Argentina. There can be no assurance that the BCRA will not increase restrictions for making payments to our foreign creditors, dividend payments to foreign shareholders or require its prior authorization for such purposes, which would limit our ability to timely comply with payments related to our liabilities with foreign creditors or shareholders.  See “Item 10—Additional Information—Foreign Investment and Exchange Controls in Argentina.”

Fluctuations in Telecom Argentina’s share price depend on various factors, some of which are outside of our control.

The market price of our shares is subject to change due to various factors which are outside of our control such as changes in market expectations, changes in the economic and political situation of Argentina the way ANSES will exercise its political rights and for manage its share ownership in Telecom Argentina, changes in measures used by investors or analysts to value our stock or market trends unrelated to our performance and operations. We cannot predict when such external factors will affect our stock price or whether their effects will be positive or negative.

In addition, future conversions of Telecom Argentina’s Class C Shares could affect the trading price of Telecom Argentina’s shares if a large number of converted shares are sold in the public markets within a short time period. See “Item 6—Directors, Senior Management and Employees—Share Ownership—Share Ownership Plan.”

Finally, currency fluctuations could impact the value of an investment in Telecom Argentina. Although Telecom Argentina’s ADSs listed on the New York Stock Exchange are U.S. dollar denominated securities, they do not eliminate the currency risk associated with an investment in an Argentine company.

ITEM 4.	INFORMATION ON THE COMPANY

INTRODUCTION

The Company

Telecom is one of the largest private-sector companies in Argentina in terms of revenues, net income and number of employees. Telecom Argentina has a non-expiring license (the “License”) to provide fixed-line telecommunications services in Argentina and also other telephone-related services such as international long-distance service, data transmission, IT solutions outsourcing and Internet services. Through our subsidiaries, we also provide mobile telecommunications services and international wholesale services.

As of December 31, 2010, we had approximately 4.1 million fixed lines in service. This is equivalent to approximately 21 lines in service per 100 inhabitants in the Northern Region of Argentina and 379 lines in service per employee.

As of December 31, 2010, our Internet business had approximately 1.4 million accesses and our mobile business had approximately 16.3 million subscribers in Argentina and approximately 1.9 million subscribers in Paraguay.

Business Strategy

We pursue a business strategy focused on increasing our profitability and maximizing value generation for our customers, shareholders, employees and the broader community we serve. In order to promote the achievement of our goals, we continually adapt our business strategy to the macroeconomic conditions and market environment through investments in product innovation and development of additional complementary services aimed at improving our customers’ user experience by adding content and interactivity to communication.

Our priorities still lie in operational efficiency and the effectiveness of the planning and control processes.  We view these as key competitive factors for our Company and its long-term corporate sustainability.

We seek to promote the well being of our employees.  In this regard, we invest in our human resources through communication, training and development programs, promoting work-life balance, enabling telecommuting, and facilitating open and transparent relationships with individual employees and trade unions. We conduct our activities in accordance with the principles and values in our Code of Business Conduct and Ethics, which applies to all managers and employees in the Telecom Group, and which our suppliers must also comply with.

We also consider the integrated vision of our business, processes and technology to be a key competitive factor in our corporate management, thereby enabling us to provide high value service options to our individual and business consumers.

Our investments in technology are designed to continually adapt our coverage, increase the capacity of our infrastructure, implement new service platforms to provide quality service in spite of increasing traffic volumes caused by the expansion of our customer base, new Value Added Services, access to social networks, and content distribution.

Through our Broadband and mobile Internet, we offer our customers continuous Internet access, regardless of the user’s physical location. We provide our consumers with fixed and mobile equipment providing access to data, multimedia and Value Added Services. For our corporate customers, we integrate communication solutions with information services, by providing virtual access to applications and platforms at our data centers.

We maintain affordable prices commensurate with the market’s purchasing power, focusing on achieving our revenue growth by expanding our customer base and continuing to offer new products and services. We simplified our price structure by developing service packages at fixed prices targeted to different customer profiles. These service packages provide consumers with a clear view and control over their communication expenses.

Our penetration of communication services in the Argentine market has continued to show sustained growth.   An environment that is more favorable to investment and competition could result in new market opportunities. In 2010, there was an increase in our fixed lines, Internet accesses and mobile subscribers. Strong commercial growth was accompanied by sound financial performance, with growing operating results and net income.

We believe that the strategy implemented by our Company’s Management sets a foundation for the Telecom Group to reach its goals of continuous improvement in service quality, strengthening its market position and increasing its operating efficiency.

Organizational Structure

The following chart shows our subsidiaries as of December 31, 2010, and jurisdiction of organization.

(*)         Dormant entity as of December 31, 2010.

Consolidated Subsidiary Information

The following table presents information relating to our consolidated subsidiaries for the year ended as of December 31, 2010:

Subsidiary (1)	Activity	Segment	Percentage of Ownership	Percentage of Telecom’s Total Consolidated Revenues (4)
Telecom Personal S.A.	Mobile Services	Personal Mobile Services	99.99	64.9
Núcleo S.A. (2)	Mobile Services	Núcleo Mobile Services	67.50	3.2
Springville S.A. (2) (3)	Mobile Services	Personal Mobile Services	100.00	—
Telecom Argentina USA, Inc.	International Wholesale Services	Fixed Services	100.00	0.3
Micro Sistemas S.A. (3)	Electronic Equipment Sales	Fixed Services	99.99	—
Total				68.4

(1)          All subsidiaries are incorporated in Argentina, except for Núcleo S.A. (Paraguay), Springville S.A. (Uruguay) and Telecom Argentina USA, Inc. (USA).

(2)          Interest held indirectly through Telecom Personal.

(3)          Dormant subsidiary as of December 31, 2010.

(4)          Includes service revenues, equipment sales and other income with third parties.

Our principal executive offices are located at Alicia Moreau de Justo 50, C1107AAB, Buenos Aires, Argentina, telephone number: 54-11-4968-4000.

Our authorized agent in the United States for SEC reporting purposes is Puglisi & Associates, 850 Library Avenue, Suite 204, P.O. Box 885, Newark, Delaware, 19715.

Recent Developments

Increased Telecom Italia’s economic interest in Telecom Argentina

On January 31, 2011, Telecom Italia International N.V. (a company of the Telecom Italia Group) finalized the purchase from Fintech Investment Ltd of 2,351,752 Nortel ADSs, representing Class B Preferred Shares. Nortel is the controlling company of Telecom, and is in turn controlled by Sofora. The ADSs purchased represent 117,587.6 Class B Preferred Shares, which correspond to 8% of Nortel’s total Class B Preferred Shares (without voting rights); taking into account the investment held by Nortel in Telecom Argentina, the Telecom Italia Group’s economic interest in Telecom Argentina increased from 16.2% to 18.3%.

On March 10, 2011, Telecom Italia announced that it had finalized the acquisition, through its subsidiary Telecom Italia International N.V., of an additional 10% stake of Sofora’s capital — the holding company which controls Telecom Argentina from its Argentine partner, the Werthein Group. As a result, Telecom Italia has increased its stake in Sofora from 58% to 68% of the company’s capital, and the economic interest of Telecom Italia Group in Telecom Argentina increased from 18.3% to 21.1%. This transaction does not alter or modify (i) the governance rights of the Telecom Group set forth in the shareholders’ agreement between the Telecom Italia Group and W de Argentina effective as of the date hereof, nor (ii) the commitments assumed by the Telecom Italia Group before the Argentine antitrust authorities. However, Telecom Italia Group and W de Argentina — Inversiones S.L. made presentations to the CNDC and the SC regarding this transaction.

Telecom Personal Dividend Payments

Telecom Personal’s shareholders, at their meeting of March 22, 2011, approved the distribution of cash dividends of P$640 million (P$2.06 per share) in two installments.  On April 19, 2011 and on June 22, 2011, Telecom Personal paid those dividend installments to its shareholders in the amount of P$540 million and P$100 million, respectively.

Telecom Argentina Dividend Payments

On April 19, 2011 Telecom Argentina distributed a cash dividend of approximately P$915 million (P$0.93 per share).

History

Telecom Argentina was created by Decree No. 60 of the executive branch dated January 5, 1990 and incorporated as “Sociedad Licenciataria Norte S.A.” on April 23, 1990. In November 1990, its legal name was changed to “Telecom Argentina STET-France Telecom S.A.” and on February 18, 2004, it was changed to “Telecom Argentina S.A.”

Telecom Argentina is organized as a corporation (sociedad anónima) under Argentine law. The duration of Telecom Argentina is 99 years from the date of registration with the Buenos Aires Public Registry of Commerce (July 13, 1990). Telecom Argentina conducts business under the commercial name “Telecom.”

Telecom Argentina commenced operations on November 8, 1990 (the “Transfer Date”), upon the transfer from the Argentine government of the telecommunications system in the Northern Region previously owned and operated by Empresa Nacional de Telecomunicaciones (“ENTel”). This transfer was made pursuant to the Argentine government’s privatization program as set forth in the State Reform Law approved in August 1989 and subsequent decrees (the “Privatization Regulations”), which specified the privatization procedure for ENTel.

The Privatization Regulations provided for:

•                  the division of the Argentine telecommunications network operated by ENTel into two regions, the Northern Region and the Southern Region of Argentina;

•                  the granting to Telecom Argentina and Telefónica of non-expiring licenses to provide basic telecommunication services in the Northern Region and Southern Region, respectively;

•                  the granting to Telintar and Startel, each joint subsidiaries of Telecom Argentina and Telefónica, of non-expiring licenses to provide international long distance and data transmission, respectively; and

•                  the transfer by ENTel of substantially all of its assets and certain contracts into Telecom Argentina, Telefónica, Telintar and Startel.

On the Transfer Date, pursuant to the terms and conditions of a transfer contract (the “Transfer Agreement”), the Argentine government sold 60% of the common stock to Nortel, a holding company formed by a consortium of investors including Telecom Italia, among others. In 2003, Nortel’s common stock was transferred to an Argentine company named Sofora.  As of the date of this Annual Report, Sofora is held 68% by the Telecom Italia Group and 32% by W de Argentina—Inversiones, a holding company incorporated in the Kingdom of Spain, and a company of the Werthein Group. See “—Recent Developments” and “Item 7—Major Shareholders and Related Party Transactions—Major Shareholders.”

Pursuant to the Privatization Regulations, 10% of Telecom Argentina’s common stock was transferred to a Share Ownership Plan for certain former employees of ENTel and CAT by the Argentine government, and the remaining 30% of Telecom Argentina’s common stock was sold to investors, principally in Argentina, the United States and Europe, in an offering completed in March 1992. A portion of the shares in the Share Ownership Plan has been sold in the public market, and the remaining shares in the Share Ownership Plan are expected to be gradually sold in the public market.  See “Item 6—Directors, Senior Management and Employees—Share Ownership—Share Ownership Plan.”

On the Transfer Date, Telecom Argentina entered into a management agreement (the “Management Agreement”) with Telecom Italia and FCR, a subsidiary of France Telecom S.A. (jointly, the “Operators”). In December 2003, the Telecom Italia Group became the sole operator (the “Operator”) of Telecom Argentina. In October 2010, the SC decided, through Resolution No. 136, that the figure of the Operator established under the Bidding Terms and Conditions (Decree No. 62/90 as amended) was no longer effective for Telecom Argentina.

Through September 30, 1999, Telecom Argentina provided domestic and international communication services in the Northern Region on an exclusive basis. Commencing in October 1999, the Argentine government implemented a deregulation plan introducing competition into the Basic telephone services market. See “Regulatory Framework—Liberalization of the Argentine Telecommunications Industry” below. The Argentine telecommunications market was opened to full competition beginning in November 2000. As a result, Telecom Argentina now offers services throughout Argentina and competes with Telefónica and with a number of additional local operators.

THE BUSINESS

General

As of the date of this Annual Report, we conduct our business through six legal entities which represent six operating segments. We aggregate these operating segments into three segments — Fixed Telecommunications Services (“Fixed Services”), Personal Mobile Telecommunications Services (“Personal Mobile Services”) and Núcleo Mobile Telecommunications Services (“Núcleo Mobile Services”) — following the nature of the products and services provided.

The companies we aggregated to create the segments are as follows:

Segment	Consolidated Company/Operating Segment
Fixed Services	Telecom Argentina
Telecom Argentina USA, Inc.
Micro Sistemas S.A. (1)
Personal Mobile Services	Telecom Personal
Springville (1)
Núcleo Mobile Services	Núcleo

(1)          Dormant entity as of December 31, 2010.

Fixed Services. Telecom Argentina owns a local telephone line network, public long-distance telephone transmission facilities and a data transmission network in the Northern Region since the market was open to competition. Telecom Argentina expanded its network in the Southern Region of Argentina providing nationwide services. Fixed services are comprised of the following:

•                  Basic telephone services. Telecom Argentina provides Basic telephone services, including local and domestic long-distance telephone services and public telephone services. As of December 31, 2010, Telecom Argentina had approximately 4.1 million lines in service;

•                  International long-distance services. Telecom Argentina provides international telecommunications service in Argentina including voice and data services and international point-to-point leased circuits;

•                  Data transmission and Internet services. Telecom Argentina provides data transmission and Internet connectivity services, including traditional Broadband and dial-up and connections, ADSL dedicated lines, private networks, national and international broadcasting signal transport and videoconferencing services. As of December 31, 2010, Telecom Argentina had approximately 1.4 million Internet accesses;

•                  Information and Communication Technology Services. Telecom Argentina provides ICT services, datacenter services and value-added solutions;

•                  Other Basic telephone services. Other services provided by Telecom Argentina include supplementary services such as call waiting, call forwarding, conference calls, caller ID, voice mail, itemized billing and telecommunications consulting and telecommunications equipment and maintenance services; and

•                  Sale of equipment.

Personal Mobile Services and Núcleo Mobile Services. We provide mobile services through our subsidiaries in Argentina and Paraguay. Our subsidiary Telecom Personal provides mobile telephone service throughout Argentina via cellular and PCS networks. Telecom Personal’s service offerings include:

•                  GSM and 3G mobile communication over UMTS/ HSDPA networks (including GPRS, EDGE and HSDPA high-speed mobile, videoconferencing, full track download, multimedia messaging, mobile Internet, online streaming, corporate e-mail and BlackBerry solutions); and

•                  Sale of mobile communication devices (handsets —including smartphones-, 3G modems, 3G hotspots, tablets and netbooks).

We also provide mobile services in Paraguay through Núcleo, a subsidiary of Telecom Personal. As of December 31, 2010, Telecom Personal had approximately 16.3 million mobile subscribers in Argentina and Núcleo had approximately 1.9 million in Paraguay.

See Notes 28 and 30 to our Consolidated Financial Statements and “Item 5—Operating and Financial Review and Prospects—Years ended December 31, 2010 and 2009—Results of Operations by Segment” for additional information as to our results of operations by segment.

Fixed Services

Telecom Argentina is the principal provider of Basic telephone services in the Northern Region, and since late 1999 has also provided Basic telephone services in the Southern Region.

Since November 2000, the telecommunications sector in Argentina is completely open to competition. Our operations are subject to a complex series of laws and regulations of the Argentine government. In addition, we are subject to the supervision of the Regulatory Bodies. See “Regulatory Framework—Rate Regulations” below.

The Argentine government has taken certain measures that have affected revenues from the services we provide. By the enactment of the Public Emergency Law since January 6, 2002, the rates charged by Telecom Argentina for fixed line services such as measured service, public telephone service, national and international long-distance and monthly basic charges and installation charges have been pesified (regulated services since the Transfer Date). We cannot predict when the Public Emergency Law will cease to be effective or how these or other government regulations may affect our future revenues. See “—Regulatory Framework—Rate Regulations” below and “Item 5—Operating and Financial Review and Prospects—Economic and Political Developments in Argentina.”

Telecom Argentina’s Telephone Network

Telecom Argentina’s fixed-line telephone network includes installed telephones and switchboards, a network of access lines connecting customers to exchanges and trunk lines connecting exchanges and long-distance transmission equipment. The following table illustrates the deployment of Telecom Argentina’s telephone network:

	December 31, 2010	December 31, 2009	December 31, 2008	December 31, 2007	December 31, 2006
Number of installed lines (1)	4,688,977	4,595,043	4,442,629	4,238,542	3,896,637
Net lines installed (during each year)	93,934	152,414	204,087	341,905	68,490
Net lines installed cumulative (2)	3,118,013	3,024,079	2,871,665	2,667,578	2,325,673
Number of lines in service (3)	4,107,082	4,060,260	4,010,056	3,917,530	3,821,406
Net lines in service added for the year	46,822	50,204	92,526	96,124	130,426
Net lines in service added cumulative	2,705,113	2,658,291	2,608,087	2,515,561	2,419,437
Lines in service per 100 inhabitants (4)	21	21	21	20	20
Pending applications (5)	84,000	77,200	67,400	65,700	60,800
Public phones installed	44,846	50,275	58,375	70,550	81,568

(1)          Reflects total number of lines available in Switches.

(2)          Cumulative net lines installed since the Transfer Date.

(3)          Includes lines customers, own usage, public telephony and ISDN channels. Since June 2010, the Company also considers the DDE channels as lines in service. Previously, the Company only included the internal numbers assigned to those channels. The comparative information reflects these changes.

(4)          Corresponds to the Northern Region of Argentina.

(5)          Corresponds to lines requested by clients, but not yet installed.

Revenues

Fixed services include, among other charges, monthly basic charges, measured service charges, installation charges, public telephone services and interconnection services related to “essential facilities.” The rates for these charges are regulated by rules governing our license, which establish “maximum prices” that can be charged to clients. Telecom Argentina is able to charge prices below the maximum regulated prices as long as the discount is applied equally to clients who share the same characteristics (under the so called principle of “non-discrimination”). In accordance with this ability, Telecom Argentina charges lower prices than the maximum regulated prices for certain of the services offered.

The remaining services included in the Fixed Services segment are not subject to regulation and, as a result, Telecom Argentina is able to set the corresponding rates. Market conditions limit rate increases.

a)    Retail — Residential and Business customers

Monthly Basic Charges. Telecom Argentina bills a monthly basic charge to its customers. The charge is based on pulses, valued at the price per pulse prevailing during the periods included in the invoice. The number of pulses varies depending on the type of customer. As of December 31, 2010, approximately 83% of lines in service were for residential customers and public telephony and approximately 17% were for professional, commercial and government customers. As of December 31, 2009, approximately 84% of lines in service were for residential customers and public telephony and approximately 16% were for professional, commercial and government customers. Additionally, due to the regulatory regime, Telecom Argentina is obliged to offer discounts to certain retired individuals and low consumption residential customers.

Measured Service Charges. In addition to a monthly basic charge, Telecom Argentina bills a monthly measured service charge from almost all of its customers which is based on telephone usage. Measured service is billed at the price per unit of time. Charges for local and domestic long-distance measured service vary with the price per unit of usage. The number of units of usage depends on the time of day, the day of the week, the distance traveled and the duration of calls. During the summer months (December through March), there is decreased consumption due to the fact that many customers are on vacation. Additionally, due to competition, Telecom Argentina offers discounts to customers mainly for domestic long-distance service, as semi-flat rate plans that include a set quantity of minutes for a fixed charge.

Local minutes were approximately 12.2 billion in 2010, 12.5 billion in 2009 and 13.0 billion in 2008. During the past three years, despite increased economic activity in Argentina and the growth in our fixed line customer base, the volume of local minutes has decreased slightly due to the strong growth in mobile telephony and the resulting migration of traffic to mobile service. During 2010, we maintained strong sales of targeted and selective offer plans in urban areas by increasing the penetration rate in our fixed line customer base.

Domestic long-distance minutes were approximately 2.9 billion in 2010 and 2009 and 3.0 billion in 2008. Ever since the Northern Region was opened to competition in 1997, Telecom Argentina has maintained its position as the regional market leader for domestic long-distance traffic. During 2010, deploying a similar strategy to that which was adopted for local traffic, we maintained sales of targeted and selective flat-rate plans positioned to maintain average revenues generated by customers.

In the year ended December 31, 2010, approximately 80% of measured service revenue was generated by residential and professional customers, and approximately 20% was generated by business and government customers.  In the year ended December 31, 2009, approximately 79% of measured service revenue was generated by residential and professional customers and approximately 21% was generated by business and government customers.

International Long-Distance Service. International long-distance traffic minutes decreased to 145 million in 2010 from 151 million in 2009 and 157 million in 2008. The decrease in 2010 and 2009 was mainly due to strong competition and the introduction of VoIP.

Since 1992, international rates have been reduced annually as a consequence of the application of the Price Cap described in “Regulatory Framework—Rate Regulations—Price Cap.” Telecom Argentina also has reduced international long-distance rates in order to compete with the new providers of long-distance calling services.

Despite facing strong competition, Telecom Argentina still retains an important market share of international long-distance traffic in the Northern Region, and continued to be the market leader for international long-distance in the Northern Region in the last year.

Installation Charges. Revenues from installation charges consist primarily of fees levied for installation of new fixed lines. Telecom Argentina offers discounts in multiple localities to reduce the rate authorized by the government, with the aim of stimulating demand in those areas. The penetration of fixed-line telephony has continued to demonstrate a slow growth in Argentina, whereas it is decreasing in various other parts of the world.

Public Telephone Services. As of December 31, 2010, there were 44,846 public lines installed of which 4,168 are in the Southern Region. Local and domestic long-distance traffic experienced a systematic reduction as a result of a strong development in the mobile industry in Argentina. As a result, public-telephony traffic for 2010 fell to 247 million minutes compared to 300 million minutes for 2009 and 394 million minutes for 2008. The traffic in domestic long-distance public-telephony was 139 million minutes for 2010, 150 million minutes for 2009 and 182 million minutes for 2008. The traffic in international long-distance public-telephony has experienced a slight increase in 2010, growing to 68 million minutes from 67 million minutes in 2009.  In 2008, the traffic in international long-distance public-telephony was 69 million minutes.

Other National Telephone Services. Telecom Argentina provides dedicated lines to businesses. Dedicated lines are dedicated point-to-point leased lines. In addition to installation fees, Telecom Argentina receives revenues from dedicated analog urban/interurban lines.  These revenues are calculated according to the price for long distance codes of urban/interurban calls. Additionally, other national telephone services include charges for supplementary services (such as call waiting, call forwarding, conference calls, caller ID, voicemail and itemized billing).

New Voice Products and Services. Throughout 2010, Telecom Argentina continued to introduce new products and services in the market, in response to customer needs and in line with its goal to increase revenues generated by customers in its access lines.

In May 2010, Mi Número Arnet and Solución Negocios services were launched for residential and business customers, respectively. Both services consist of supplying an additional line over IP technology through a state-of-art modem that provides Arnet Wi-Fi and connects the telephone set to use the new voice service. IP technology makes it possible to provide a fully self-installing voice line, unlike a conventional line, which requires laying out the network. As a result, installation time and expenses have decreased. Both services have a local minutes plan that can be shared with the main line and a Value Added Services package. Intended for the business customers, in October 2010, Telecom Argentina launched the Central Virtual service. This service consists of an IP communication platform that replaces conventional telephone stations and provides our customers with additional features simplicity of use and cost reduction.

Data Transmission Services. The data services business includes nationwide data transmission services, virtual private networks, symmetric Internet access, national and international broadcasting signal transport and videoconferencing services. These services are provided mainly to corporations and governmental agencies. Telecom Argentina also provides certain Value Added Services, including electronic standard documents telecommunication software exchange and fax storage and delivery service. The data services business also includes the lease of networks to other providers, telecommunications consulting services, operation and maintenance of telecommunications systems, supply of telecommunications equipment and provision of related services. Corporate data transmission services are provided mainly through frame relay and ATM networks. In 2007, Telecom Argentina developed an IP Virtual Private Network and began the migration of lines connected to the ATM networks to the IP Virtual Private Network.

During 2010, we maintained our focus on ICT solutions and the sale of data services and dedicated Internet accesses. The new strategy is supported by the data center, a key component in this process, as well as by the creation of the Delivery Management Data Center and Value Added Services Support Center. As a result of these efforts, we provide convergence solutions in which traditional voice and data services are bundled with Internet access, web, multimedia, ICT and Data Center services.

During 2010, we made additional investments in the data center, thereby strengthening our infrastructure and allowing us to develop a new portfolio of products and solutions.

We have developed many successful partnerships with global IT leaders, allowing us to provide high-quality solutions. For example, we act as Positron’s exclusive representative in Argentina for the provision of 911 services.

Internet. Telecom Argentina introduced residential Internet service under the brand name Arnet in 1998 and has been providing Internet-related services directly to its customers since November 2001. Telecom Argentina mainly offers this service in the major cities of Argentina. In recent years, Telecom Argentina’s Internet service has experienced higher demand and usage in less populated areas of the country. The Internet services include access, Arnet service and Dial-Up. During the past several years, Internet service has experienced a significant technological change as a result of the introduction of Broadband. We have seen a constant decrease in Dial-Up access that has been more than offset by increased Broadband accesses. This change is illustrated in the following table:

	December 31,
	2010	2009	2008
Access lines (1)	1,380,000	1,214,000	1,032,000
Arnet subscribers (2)	1,377,000	1,184,000	998,000
Dial-Up lines	47,000	55,000	65,000

(1)         Includes accesses in the Northern Region and the Southern Region. Accesses refer to connections to Internet services offered by Telecom Argentina.

(2)         Includes Arnet GO and Mobile Arnet services. Arnet subscribers refer to customers to which Telecom Argentina provides Internet service.

The increase in number shown in the table above are the result of the acquisition of new Arnet subscribers and Dial-Up customers migrating to Broadband service over the years.

The market for Broadband has experienced significant growth in 2009 and 2010 throughout the country, increasing 16% and 15% respectively. Broadband can be delivered through three technologies: cable modem, ADSL and mobile; cable modem and ADSL being the most widely used. In the local market ADSL connections exceeded the number of cable modem and mobile connections. Telecom Argentina markets its ADSL service through its Arnet brand and in partnership with other ISPs.

During the period from 2007 to 2010, Telecom Argentina continued to increase its customer base, in line with or exceeding the market’s expansion. Telecom Argentina’s Arnet subscribers’ base reached 1 million customers in November 2008, thereby securing its leadership position in the Broadband market.  As of December 2010, we reached 1.4 million accesses. During 2010, we continued our strategy of increasing connection speed for clients by directing customers to products offering higher bandwidth and significantly increasing the penetration of 3Mb service in our customer base.

Telecom Argentina maintained its strategy of adapting its product portfolio to its clients’ needs by introducing new products. During 2010, Telecom Argentina continued to develop Internet access services by launching a new Arnet Móvil portfolio to supplement fixed Broadband access, which provided our Internet customers with the capability to connect from any place.

Additionally, Internet revenues include Internet access services.

A small portion of Internet access services is provided by Telecom Argentina’s 0610, 0611 and 0612 services. The 0610 service is provided at rates reflecting up to a 30% discount compared to regular urban rates for connections lasting 30 minutes, depending on the time and day of the connection. After the implementation of an agreement reached with the Argentine government, by the end of fiscal year 2009, Telecom Argentina offered Internet dial-up access to 100% of the users of fixed lines located in its coverage region. Although Internet dial-up service represents a marginal percentage of Telecom Argentina’s revenues, we continue to provide this service to a small market where Broadband service is not available.

b)    Wholesale

Interconnection Revenues. Telecom Argentina collects fees from other operators for interconnection services.  These fees primarily include local access, termination, and long-distance transport of calls, rentals of network capacity and commissions calling party pays fees. These fees are payable by mobile operators as well as fixed line operators.

Additionally, Telecom Argentina remained one of the leading providers of wholesale telecommunications solutions for various fixed and mobile operators, independent operators, local operators, public telephony licensees, cable operators, ISP, TV and radio channels, production companies and other service providers. The services marketed by Telecom Argentina include, among others, traffic and interconnection resources, third-party billing, dedicated Internet access services, transport of video signals in standard definition and high definition, streaming audio and video, dedicated links, backhaul links for mobile operators, Internet Protocol Virtual Private Network and data center hosting services.

Telecom Argentina continued to strengthen its position as a provider of solutions for the broadcasting segment by offering transportation solutions for audio and video signals both as dedicated private links and on the Internet. We provided solutions to cable operators and TV channels for the distribution of video signals. During 2010, we continued to increase the number of clients connected to Telecom Argentina’s video matrix located in the cities of Buenos Aires, Córdoba and Rosario.  During the 2010 World Cup in South Africa, Telecom Argentina provided the international broadcast video signal in standard definition. The broadcast covered forty calendar days and was distributed to five Argentine channels and producers.

International Long-Distance Service. Telecom Argentina holds a non-expiring license to provide international telecommunications services in Argentina, including voice and data services and international point-to-point leased circuits.

Revenues from wholesale international long-distance service reflect payments under bilateral agreements between Telecom Argentina and foreign telecommunications carriers, covering virtually all international long-distance calls into or out of Argentina using our network. Revenues from international long-distance service therefore consist mainly of:

•                  amounts earned from foreign telecommunications carriers for connection to the Argentine telephone network;

•                  bandwidth capacity under an Indefeasible Right of Use (“IRU”) basis;

•                  international point-to-point leased circuits; and

•                  international data services.

Operating revenues from international long-distance service depend on the volume of traffic, the rates charged to local customers and the rates charged by each party under agreements between the Argentine provider and foreign telecommunications carriers. Settlements among carriers are usually made on a net basis. Incoming traffic with carriers measured in minutes accounted for 607 million minutes in 2010, 643 million minutes in 2009 and 618 million minutes in 2008.

Telecom Argentina is connected to international telecommunications networks mainly through the following submarine Fiber Optic cables:  Unisur (Argentina — Brazil — Uruguay), Americas 1 and Americas 2, Columbus 2 and 3 (Europe), Atlantis 2 (Brazil — Europe), Sea-Me-We (Europe — Asia), Latin American Nautilus (LAN), a company of the Telecom Italia Group, and other minor cables.

In order to meet the growth in our Internet access base, Telecom Argentina has acquired several IRUs on a submarine facility of Latin America Nautilus (LAN) (a subsidiary of Telecom Italia), which connects Argentina with the U.S. (Miami) in a submarine fiber optic ring. These rights, which last for 15 years, allow the interconnection of the IP backbone of Telecom Argentina with IP Transit providers in the U.S.

Through our wholly-owned subsidiary in the United States, Telecom Argentina USA, Inc., a corporation organized under the laws of the State of Delaware, we were granted an FCC 214 license by the Federal Communications Commission, or the FCC, to permit us to provide international long-distance telecommunications services in the United States. Telecom Argentina USA routes the majority of its traffic through its own switching capabilities. Its business, at the moment, is focused mainly on wholesale long-distance international traffic.  Additionally, it serves the retail market through sales of prepaid cards and A.N.I. recognition services (a technology similar to caller ID that allows customer identification of a particular prepaid card).

Network and Equipment

In line with the previous fiscal year, coverage, capacity, quality and availability have been the focus for the development of the network strategy during 2010.

Within this context, we continued the deployment of fiber optic connections to ensure that Broadband availability in each city satisfies our customers’ increasing demands. By the end of 2010, over 93% of our customers were served through premises interconnected by fiber optic networks, which ensure a lower cost per bit and increase future availability, based upon adding new electronic equipment.  For 7% of our customers in small areas where fiber optic service is not available, we continued deploying high capacity SDH radio links and used the new adaptive modulation IP radios, which permits Ethernet connectivity.

We continued our strategy of having a single transmission backbone for the fixed, mobile, Broadband and mobile Internet and corporate connectivity services. Also, we continued to deploy DWDM on the national long-distance network, as the main supplier of transmission capacity in order to avoid the use of SDH equipment. This reduces the number of layers and keeps the network as simple as practicable, to address the existing Ethernet flows on DWDM and release existing SDH capacity.

In Buenos Aires, we expanded the DWDM network that interconnects data centers and main network buildings to ensure fast Broadband availability according to our business requirements. In the other urban areas, we installed sufficient fiber optic links to meet all connectivity demands, without the need to add another layer of electronic equipment.

With regards to the fixed access network, we have identified two overlapping needs: (i) the need to maintain 100% digitalized TDM lines in operational status, in coordination with the deployment of NGN networks to satisfy the demand for new lines and (ii) the need to reach customers’ homes with an increasingly higher capacity. In order to ensure proper TDM equipment operation, we entered into a five-year service level agreement, including a Service Level Agreement (SLA), with the TDM technology providers.

Over 20% of our active customers use NGN technology, which enable us to attend to the demand for new voice services.

In order to satisfy our customers’ need for increased capacity, we developed a Fiber to the Cabinet (“FTTC”) network in areas with saturated copper cabinets or areas that are located more than 1,500 meters from the exchange. Similarly, we developed a Fiber to the Building (“FTTB”) network at certain major buildings.

We continue to monitor the progress in our FTTC, FTTB, and Fiber to the Home (“FTTH”) strategies to ensure that we will be able to meet the demand for faster Internet access. We believe that these strategies will develop in the medium term.

During 2010, we also began to replace the main Backbone IP nodes in the country’s interior with new generation nodes. As a result, smaller-capacity nodes were displaced to the network’s periphery. This will allow Telecom Argentina to meet the growing needs of present and future systems. In addition, we commenced work on a project to connect every provincial capital in the original exclusive zone to the secured Fiber Optic rings.

Regarding operations, Best Maintenance Practices (“MPM”) continued to be implemented on the access network. When a cabinet area needs to be restored according to its high claim rate, MPM helps maintain the improvements achieved over time. In 2010, about 400 areas were restored, and the level of intervention is expected to double in 2011.

Personal Mobile Services and Núcleo Mobile Services

We provide mobile services via cellular and PCS networks through our subsidiaries in Argentina and Paraguay.

Mobile Telecommunication Services in Argentina—Telecom Personal

The market for mobile telecommunications services in Argentina is characterized by rapid growth and intense competition. Operators are generally free from regulation to determine the pricing of services, with the limited exception of calling party pays (“CPP”), charges for termination of calls originating on a fixed line network. See “—Regulatory Framework—Other Regulatory Regulations—Calling Party Pays—CPP.” There are currently three mobile operators offering nationwide service. The penetration of mobile service in Argentina has increased from approximately 107.5% of the population as of December 31, 2008 to approximately 117.7% as of December 31, 2009, and 126.7% in 2010, respectively. This information regarding penetration of mobile service is an estimate, as there are no official statistics published in Argentina.

Service providers in Argentina are making significant capital expenditures in new network infrastructure for the deployment of 3G technology, which allows for the higher transmission speeds required for Value Added Services such as data transfer, video calling, and Internet browsing.

Our mobile telecommunications services in Argentina are provided through our subsidiary, Telecom Personal. We provide mobile services throughout Argentina via STM, SRMC and PCS networks. Telecom Personal utilizes GSM and 3G technologies in its networks and primarily offers its services of STM and SRMC services on the 850 MHz frequency band, and PCS service on the 1900 MHz frequency band.

Telecom Personal’s business is growing rapidly. From December 31, 2009 to December 31, 2010, its subscriber base in Argentina grew approximately 13%. As of December 31, 2010, Telecom Personal had approximately 16.3 million subscribers compared to approximately 14.5 million subscribers as of December 31, 2009, and approximately 12.6 million subscribers as of December 31, 2008.

During 2010, Telecom Personal continued to promote Value Added Services. Personal offered various products, promotions and benefits to its subscribers, which included increased 3G coverage, Value Added Services, and handsets with additional features.

Personal expanded its Todo Incluido plans, which include free voice minutes, SMS and data transmission with the launching of Personal Black. Personal Black is the first premium customer care service platform for mobile subscribers in Argentina. For a fixed rate, the plan includes unlimited data services, a portfolio of ten exclusive smartphones at discounted prices and additional preferential benefits. Also, Personal expanded the offer of plans for mobile Internet services to meet the browsing needs of our subscribers.

The offering of Value Added Services is expected to increase profitability by increasing ARPU and facilitating growth in MMS thereby differentiating our service offerings from SMS. Telecom Personal’s ARPU was approximately P$44 per month for 2010 and P$41 per month for 2009.

Service Plans.  Telecom Personal subscribers are offered a variety of flexible pricing options for mobile services. These options include prepaid, post-paid and “cuentas claras” plans.

Prepaid Plans. Under prepaid plans, the subscriber pays in advance for telephone calls and Value Added Services using a prepaid card. When the card runs out of credit, the subscriber can recharge the prepaid card using a prepaid system or can purchase virtual prepaid phone cards on Telecom Personal’s website, by phone, at ATMs and drugstores or through authorized agents. Since there are no monthly bills, prepaid plans allow subscribers to communicate with maximum flexibility while maintaining control over their consumption. A subscriber can add credit to the card and make and receive local, national and international calls. During 2010, a plan for the provision of new features, products and services was implemented including packages of Data, SMS, voice and international calls.

Post-paid Plans. Telecom Personal offers a National Flat Rate post-paid plan and a Local Flat Rate post-paid plan. Post-paid plans include caller ID, voicemail and a personalized greeting, call forwarding, data services, a multimedia personalized greeting, telephone technical support and call waiting. The plans deploy Personal Digital Invoicing, enabling subscribers to view, download and print their invoices from the web. Depending on the plan, and the monthly fee, it might include Value Added Services such as social network access, e-mail or data allowance for browsing the Internet, as well as specific contacts (on-net numbers) that can be contact by voice or SMS on a free basis.

Under both plans, a subscriber pays a monthly bill consisting of a monthly user fee plus Value Added Services and a charge for minutes used in excess of the amount included in the plan. These plans generally offer a specified number of free minutes per month. Once the free minutes have been used, the subscriber can continue using the mobile service at a set price per minute. The charges for additional minutes will be added to the next month’s bill. Under the National Flat Rate Plan, a subscriber can make calls to and from any location within Argentina at a constant rate because per minute rate includes the local public network, national long-distance and national roaming. Under the Local Flat Rate Plan, where the per minute rate includes the Local Public Network and Roaming, a subscriber can make local calls within any locality in the country but calls from one locality to another are charged at an extra rate.

During 2010, we experienced an increase in the number of subscribers to bundled plans which include a limited quantity of megabytes, voice minutes, SMS and Value Added Services content.

“Cuentas Claras” Plans. Under the “cuentas claras” plans, a subscriber pays a set monthly bill and, once the contract minutes per month have been used, the subscriber can obtain additional credit by recharging the phone card through the prepaid system. Under this plan, a subscriber can use its monthly minutes or its pre-paid credits for Value Added Services, such as social network access, e-mail or data allowance for browsing the Internet, as well as specific contacts (on-net numbers) that can be contacted by voice or SMS on a free basis.

The following table presents information regarding Telecom Personal’s post-paid, prepaid, “cuentas claras” and total mobile subscriber bases for the periods indicated:

	As of December 31,
	2010	% of Total	2009	% of Total	2008	% of Total
Mobile subscribers:(1)
Prepaid	11,426,000	70.0	10,051,000	69.5	8,303,000	66.1
Post-paid	2,111,000	12.9	1,715,000	11.8	1,454,000	11.6
“Cuentas Claras”	2,796,000	17.1	2,709,000	18.7	2,807,000	22.3
Total	16,333,000	100.0	14,475,000	100.0	12,564,000	100.0

(1)          Mobile subscribers mean total registered and active mobile subscribers at the end of the relevant period. An “active mobile subscriber” is a mobile subscriber who makes or receives 3 phone calls within the last 90 days of such relevant period.

Telecom Personal’s Network and Equipment

Telecom Personal is the operator of mobile networks at a national level, and uses world-class technology providing GSM and third-generation services.

Telecom Personal’s network infrastructure supplements the infrastructure of Telecom Argentina’s fixed network.  Therefore, the development strategy for Telecom Personal’s network as an integrated operator group (both fixed and mobile) aims to maximize the synergies of investments of the Telecom Group.

To this end, Telecom Personal’s radio access network is supported by a regional transmission network that is shared with the fixed telephony business. To the extent possible, the switching core shares the facilities with other switches in the Telecom Group, and all data services are supported by the public backbone of the Group.

The coverage of this access network is constantly undergoing improvements in breadth, depth and capacity. Improvements in breadth address the number of cities covered; improvements in depth address continuity of coverage and lastly, improvements in capacity address strategies to meet simultaneous customer demands. In order to continuously guide this process, Telecom Personal measures relevant parameters and benchmarks its network against those of its competitors.

By the end of 2010, the 2G access network radio bases exceeded 2,800, distributed throughout the country. In line with the increase in customer traffic, we plan to expand the capacity of our 2G network in 2011.

We continued to deploy a 3G access network that enables a general roll-out of mobile Broadband services. This network operates in coordination with our GSM accessibility and is tailored to provide the customer with adequate resources for the type of services it demands. As of December 31, 2010 there were more than 1,800 generation access nodes installed.

The capacity increase required to satisfy the growing demand for mobile Internet in 2010 and 2011 is based on a substantial increase in the number of radio base sites. In the medium term, we expect to have additional spectrum to sustain the 3G growth and any upgrade of this technology.

In order to ensure data and Internet availability for present and future needs, our strategy is to maximize the deployment of fiber optic to the radio bases.

With regards to the core network, we consolidated the migration to a split or distributed architecture which strengthened node accessibility in the event of potential interruptions in the transmission network. This migration and network redistribution will lower Telecom Personal’s transmission costs and improve its awareness of service availability in areas distant from the switching equipment, which were previously monolithic. This also provides a convergent core network for GSM or 3G services.

Additionally, during 2010, 41% of the long-distance traffic has migrated to the Group’s IP network.

Mobile Telecommunications Services in Paraguay—Núcleo

We provide nationwide mobile telecommunications services in Paraguay through our subsidiary Núcleo under the commercial name of “Personal.” Núcleo is 67.5% owned by Telecom Personal and 32.5% owned by ABC Telecomunicaciones S.A., a Paraguayan corporation. Núcleo has been granted licenses to provide commercial mobile services, Internet access and videoconference and data transmission services in Paraguay.

The market for mobile telecommunications services in Paraguay continued experiencing a significant level of competition in 2010 due to aggressive rate competition, new product and service launches, and marketing promotions. As of December 31, 2010, Núcleo had approximately a 30% share of the market for mobile telecommunications services in Paraguay.  The subscriber base for its core mobile services increased 4% as compared to the previous year. As of December 31, 2010, Núcleo had 1,604,000 pre-paid subscribers, 190,000 subscribers with the service plan “Control Plan,” and 74,000 post-paid subscribers.

During 2010, Núcleo focused its offers and promotions on repositioning the brand towards market mass segments, by stressing speed, closeness, youth and convenience. Núcleo also focused on making its services more affordable in order to increase customer satisfaction and to attract additional customers.

Núcleo made segmented offers to encourage customer retention. These offers included SMS packages, unlimited calls, free calls to previously selected destinations in Núcleo’s network, interconnection to other networks without charge and the option to recover any prepaid unused balance for a minimal fee.

Likewise, Núcleo launched products and services that focused on young subscribers’ needs, for example, the Grupete Personal program. This program includes free calls among a group of students and access to social network services like Twitter and Facebook. With respect to Value Added Services offers, Núcleo’s focus was to encourage offers to download content (e.g., music, sports and entertainment), from its new Portal WAP.

Also in 2010, Núcleo focused on its Todo Incluido post-paid plans under the new smartphone platform Personal ESMART. In addition, Núcleo attracted additional subscribers by highlighting the browsing speed of Internet 3G.

Núcleo’s Network and Equipment

During fiscal year 2010, Núcleo continued to expand the 3G network capacity to ensure connection speeds of up to 1 Mbps. Núcleo increased its coverage by adding 62 new locations. Also, core expansion projects continued to be made in the network. Núcleo upgraded the hardware and software at the Asunción and Ciudad del Este stations and installed new nodes to enable higher data traffic on the 3G network.

With respect to Núcleo’s GSM network, Núcleo’s coverage continued to grow through the incorporation of new cell sites, adding over 40 locations to its network.

As to Value Added Services, a new GPRS node was installed in Asunción and Ciudad del Este, which secures domestic data traffic and improves service quality.

Finally, in 2010, Núcleo ordered a fiber optic network between the cities of Asunción, Ciudad del Este and Encarnación, which helps secure voice and data traffic. It also increased capacity by installing DWDM nodes throughout the 1,100 km network.

Competition

Fixed Services

Basic Telephony and International Long-Distance Services. Prior to November 1999, Telecom Argentina held an exclusive license to provide Basic telephone services to the Northern Region. The Argentine telecommunications market has been open to full competition since November 2000. As of the date of this Annual Report, the main licensees providing local and/or fixed long-distance telephone service are Techtel (now commercially known as

Telmex), Telephone2, Impsat (commercially known as “Global Crossing”), IPlan, Comsat, Telecentro, Telefónica (principally in the Southern Region) and Telecom Argentina (principally in the Northern Region). Telefónica has the dominant market share for provision of telecommunications service in the Southern Region. Some of these competitors may be better capitalized than us and have substantial telecommunications experience. Accordingly, if economic conditions in Argentina improve and competitors increase their presence in the Northern Region, Telecom Argentina expects that it will face additional pressure on the rates it charges for its services and experience limited loss in market share in the Northern Region.

Internet and Data Services. We face nationwide competition in the Internet service market in Argentina from Telefónica, Netizen, Gigared, UOL, Telecentro and Cablevisión (Fibertel), among others. Our data services business faces competition from Telefónica, Comsat, Grupo Telmex Argentina, and from several providers of niche data services such as Impsat, IPlan and others.

Mobile Telecommunications Services

Mobile Telecommunications Services in Argentina. The mobile telecommunications market in Argentina has been open to competition since 1993 and was expanded to include PCS services in 1999. During recent years, GSM technology has created intense competition for subscribers among the various service providers, including giving rise to severe pricing pressure, significant handset subsidies and increased sales incentives provided to dealers. The introduction of 3G technology since May 2008 allowed operators to focus competition on Value Added Services.

Currently, there are three operators providing nationwide mobile telecommunications services. These three operators are Telecom Personal, Telefónica Móviles Argentina and América Móvil. Nextel competes on a limited level, offering trunking telephony services in Buenos Aires and selected cities in the interior, in addition to offering mobile telecommunication services in those cities.

América Móvil, operating in Argentina under the trade name “Claro” (formerly CTI) is one of the country’s largest mobile operators in terms of number of subscribers and has provided STM cellular services in the Northern and Southern Regions outside of the AMBA since 1994 through the 850 MHz band (25 MHz in each region). Claro also holds a 40 MHz license for its PCS services in the AMBA and a 20 MHz license for PCS in each of the Northern and Southern Regions.

Telefónica Móviles, operating in Argentina under the trade name “Movistar,” is another of the largest mobile operators in Argentina in terms of number of subscribers. Movistar is the result of Telefónica’s merger of Unifón and Movicom in 2005. Movistar operates in the AMBA through the 850 MHz band with a total of 37.5 MHz (25 MHz + 12.5 MHz), and a total of 50 MHz (20 MHz + 30 MHz) for PCS. It also holds a total of 80 MHz (40 MHz + 40 MHz) for its PCS licenses for the Northern Region, and a total of 60 MHz (20 MHz + 40 MHz) for its PCS license in the Southern Region. This Southern Region is Unifon’s original service area, where it also holds 25 MHz license for STM. The economic concentration that resulted from Unifon and Movicom’s merger exceeded the maximum limit of the 50 MHz of spectrum assignation (for the services of STM-SRMC-PCS and SRCE) permitted by Article 4 of the Annex to the Article 1 of Decree 266/1998. In Regulation No. 343/05, regulatory authorities approved the merger on the condition that the resulting entity decreases its spectrum holdings to the permitted levels in accordance with a schedule ending at year-end 2008. Movistar has completed the required decrease in its spectrum.

Nextel Argentina provides trunking telephony services in Buenos Aires. Nextel Argentina’s service currently focuses on business subscribers in the principal cities of Argentina.

See “—Regulatory Framework—Other Regulatory Regulations—Regulations Applicable to PCS Services” for additional details on Telecom Personal’s license.

Mobile Telecommunications Services in Paraguay. Currently there are four participants in the mobile telecommunications services market in Paraguay. As of December 31, 2010, Núcleo’s major competitor was Telefónica Celular del Paraguay S.A. (a Millicom International Cellular subsidiary).

REGULATORY FRAMEWORK

Regulatory Bodies and general legal framework

Telecom Argentina and Telecom Personal operate in a regulated industry. Regulation not only covers rates and service terms, but also the terms on which various licensing and technical requirements are imposed.

The activities of Telecom Argentina and Telecom Personal are supervised and controlled by the CNC, a governmental agency under the supervision of the SC (which is presently supervised by the Ministry of Federal Planning, Public Investments and Services). The CNC is in charge of general oversight and supervision of telecommunications services. The SC has the power to develop, suggest and implement policies, which are applicable to telecommunications services, to ensure that these policies are applied, to review the applicable legal regulatory framework, to act as the enforcing authority with respect to the laws governing the relevant activities, to approve major technical plans and to resolve administrative appeals filed against CNC resolutions.

The principal features of the regulatory framework in Argentina have been created by:

•                  the Privatization Regulations, including the List of Conditions;

•                  the Transfer Agreement;

•                  the Licenses granted to Telecom Argentina and its subsidiaries;

•                  the Rate Agreements; and

•                  various governmental decrees, including Decree No. 764/00, establishing the regulatory framework for licenses, interconnection, universal service and radio spectrum management.

Núcleo, Telecom Personal’s Paraguayan controlled company, is supervised by the Comisión Nacional de Telecomunicaciones de Paraguay, the National Communications Commission of Paraguay (“CONATEL”). Telecom Argentina USA, Telecom Argentina’s subsidiary, is supervised by the Federal Communications Commission (“FCC”).

Licenses granted as of December 31, 2010

As of December 31, 2010, Telecom Argentina has been granted the following non-expiring licenses to provide the following services in Argentina:

•                  local fixed telephony;

•                  public telephony;

•                  domestic and international long-distance telephony;

•                  domestic and international point-to-point link services;

•                  domestic and international telex services;

•                  Value Added Services, data transmission, videoconferencing and broadcasting signal services; and

•                  Internet access.

As of December 31, 2010, the Company’s subsidiaries have been granted the following licenses:

•                  Telecom Personal has been granted a non-exclusive, non-expiring license to provide mobile telecommunication services (STM) in the Northern Region of Argentina and data transmission and Value Added Services throughout the country. In addition, Personal owns licenses to provide mobile radio communication services (SRMC) in the Federal District and Greater Buenos Aires areas, as well as a non-expiring license to provide PCS services throughout the country and it is registered to provide national and international long-distance telephone services; and

•                  Núcleo has been granted a renewable five-year period license to provide mobile telecommunication services in Paraguay as well as PCS services and Internet access in certain areas of that country.

Revocation of the License

Telecom Argentina’s license is revocable in the case of non-compliance with certain obligations, including but not limited to:

•                  an interruption of all or a substantial portion of service;

•                  a modification of corporate purpose or change of domicile to a jurisdiction outside Argentina;

•                  a sale or transfer of the license to third parties without prior approval of the Regulatory Bodies;

•                  any sale, encumbrance or transfer of assets which has the effect of reducing services supplied without the prior approval of the Regulatory Bodies;

•                  a reduction of ownership of Nortel in the capital stock of Telecom Argentina to less than 51%, or the reduction of ownership of Sofora in the capital stock with voting power of Nortel to less than 51%, in either case without prior approval of the Regulatory Bodies;

•                  any transfer of shares resulting in a direct or indirect loss of control in Telecom Argentina without prior approval of the Regulatory Bodies; and

•                  a bankruptcy of Telecom Argentina.

Telecom Personal’s licenses are revocable in case of non-compliance with certain obligations, including but not limited to:

•                  repeated interruptions of Telecom Personal’s services;

•                  any transfer of the license and/or the related rights and obligations, without the prior approval of the Regulatory Authority;

•                  any encumbrance of the license;

•                  any voluntary insolvency proceedings or bankruptcy of Telecom Personal; and

•                  a liquidation or dissolution of Telecom Personal, without the prior approval of the Regulatory Authority.

Núcleo’s licenses are revocable mainly in the case of:

•                  repeated interruptions of the services;

•                  any voluntary insolvency proceedings or bankruptcy of Núcleo; and

•                  non-compliance with certain obligations.

Liberalization of the Argentine Telecommunications Industry

In March 1998, the Argentine government issued Decree No. 264/98, introducing a plan for the liberalization of the Argentine telecommunications industry, or the “Plan.” Decree No. 264/98 provided for the extension of the period of exclusivity with respect to the provision of Basic telephone services until sometime between October 8, 1999 and November 8, 1999, depending on the particular region. The Plan also provided for: (i) the immediate liberalization of paid telephone services and (ii) during July 1998, the liberalization of telephone service in rural areas. In addition, the Plan contemplated that in January 1999, data transmission services within the countries included in Mercosur would be open to competition, subject to the following conditions: (i) each of the Mercosur countries enters into agreements providing for the liberalization of these services and establishing similar regulatory bodies and (ii) reciprocity exists between countries with respect to the granting of licenses. Finally, the full liberalization of local, domestic and international long-distance services took place in November 2000. See “Decree No. 764/00” below. Beginning in late 1999, two new operators, formed by independent operators, mobile operators and cable television operators were permitted to offer services. These new operators, together with the existing licensees of Basic telephone services, allowed customers to choose from four operators until the full liberalization of services occurred. The Plan also granted data transmission operators existing prior to the privatization of ENTel the right to operate domestic and international long-distance services by the end of 2000.

During the “Transition Period” (1998-1999), new regulatory obligations were also introduced with respect to quality and service targets applicable to both Telecom Argentina and Telefónica. For example, all localities with more than 80 inhabitants had to be incorporated into the network by means of the installation of semi-public long-distance services and all localities with more than 500 inhabitants had to be incorporated into the residential network by means of fixed-line or mobile services. During the Transition Period, 640,000 new lines had to be installed, of which 15% of these new lines were required to be installed for customers in suburban areas; 19,000 new public telephones had to be added to the existing network (50% of which are to be coin-operated telephones), and 2,000 telephones were required to be installed in low income areas.

As long-distance services were liberalized, competition was introduced by Presubscription of Long-Distance Service for locations with more than 5,000 clients. Following the introduction of Presubscription of Long-Distance Service, a call-by-call selection service will be installed. These requirements obligate the telephone companies to make significant investments and modifications to their networks.

During 1999, competition in local and national and international long-distance services was established among Telecom Argentina and Telefónica and Compañía Telefónica del Plata (CTP, Movicom Bell South) and Compañía de Telecomunicaciones Integrales S.A. (CTI, now Claro), the two new national operators permitted to offer services by Decree No. 264/98. Some provisions of Decree No. 264/98 and related resolutions were modified by Decree No. 764/00, mainly provisions related to licensing conditions, interconnection and Universal Service. Decree No. 764/00 established the general regulation of licenses and provided that each licensed company was allowed to launch its services in November 2000 when the full liberalization of the telecommunications market began. As of the date of this Annual Report, the main licensees providing local and/or fixed long-distance telephone service are Techtel (Telmex), Telephone2, Impsat (Global Crossing), Comsat, IPlan, Telecentro, Telefónica and Telecom Argentina.

Pursuant to the Plan, the liberalization of public telephone services began. On December 9, 1998, Telecom Argentina was granted (upon the subsequent issuance of SC General Resolution No. 2,627/98) a license to provide public telephone services in the Southern Region.

Regulatory Environment

Decree No. 764/00

On September 5, 2000, the Argentine executive branch issued Decree No. 764/00 which enacted four new regulations:

•                  the regulation of licenses for telecommunications services;

•                  the interconnection regulation;

•                  the regulation governing the administration, management and control of the radioelectric spectrum; and

•                  the Universal Service regulation.

The basic guidelines for these regulations are as follows:

General Regulation of Licenses. This regulation establishes a single nationwide license for the provision of all telecommunication services to the public, including fixed-line, mobile, national and international, irrespective of whether these services are provided through telecommunications infrastructure owned by the service provider.

Under the regulation, a licensee’s corporate purpose does not need to be exclusively the provision of telecommunications services and there are no restrictions on participation by foreign companies. This regulation governs the license through which Telecom Argentina offers services in the Southern Region and is complementary to Telecom Argentina’s obligations pursuant to its preexisting licenses.

Interconnection Regulation. Compared to the prior interconnection regulation (Decree 266/98), this regulation provides for a reduction of approximately 50% in the reference interconnection prices in effect at the time. The regulation also increases the number of infrastructure elements and services that the dominant operator is required to provide, including interconnection at the local exchange level, billing services and unbundling of local loops. This regulation also introduces interconnection for number translation services (NTS) such as Internet, audiotext, collect calling and the implementation of number portability, all of which were subject to future regulations.

Regarding the number portability, on January 22, 2009, the SC issued Resolution No. 8/09 through which it created a Working Commission composed of members of the SC and the CNC to prepare a draft of the Number Portability Regulation.

Subsequently, on August 19, 2010, through Resolution SC No. 98/10, the SC approved the Number Portability Regime (“NP”), covering the STM, SRMC, PCS and SRCE (trunking) services, defined in the resolution as portable services.

Resolution No. 98/10 also provides for the creation of a Portability Committee, which has already been formed with representatives of mobile operators. Among other responsibilities, it is in charge of coordinating and supervising the NP’s implementation process and functioning, reporting to the SC about fulfillment of the objectives included in the timetable, defining the NP’s technical and operative procedures and specifications and preparing the Bidding Specifications for the hiring of the Database Administrator. Each of the above is subject to the SC’s approval.

Resolutions No. 8/11 and No. 3/11, jointly issued by the SC and the Ministry of Domestic Trade, approved the implementation timetable and defined December 2011 as the ongoing date for the NP.

Personal has appointed its representatives in the Portability Committee and has organized a working team with the objective of evaluating the impact of the above regulation and carrying out the tasks needed for its implementation, following the timetable.

 In fulfilling its responsibilities, the Portability Committee sent earlier this year for SC approval, the agreed Portability processes and specifications for the selection of the Database Administrator. The tender for the Database Administrator selection will take place after SECOM’s approval of the documentation sent.

Regulation Governing the Administration, Management and Control of the Radioelectric Spectrum. This regulation establishes the principles and requirements governing the administration, management and control of the radioelectric spectrum. According to the regulation, authorizations or permissions will be granted subject to SC’s right to substitute, modify or cancel them without any grantee right to indemnification. New grants of authorizations will have a minimum duration of 5 years. The authorizations or permissions for use of frequencies may not be transferred, leased or assigned, in whole or in part, without prior authorization by the SC.

Universal Service (“SU”) Regulation. The Universal Service regulation requires entities that receive revenues from telecommunications services to contribute 1% of these revenues (net of taxes) to the Universal Service Fiduciary Fund (“the SU Fund”). The regulation, issued by Decree No. 764/00, adopted a “pay or play” mechanism for compliance with the mandatory contribution to the SU fund. On June 8, 2007, the SC issued Resolution No. 80/07 which stipulated that until the SU Fund was effectively implemented, telecommunication service providers, such as Telecom Argentina and Personal, were required to deposit any contributions accrued since the issuance of such Resolution into a special individual account held in their name at Banco Nación. CNC Resolution No. 2,713/07, issued in August 2007, established how these contributions are to be calculated.

New Universal Service Regulation

Decree No. 558/08, published on April 4, 2008, replaced the SU Fund regime created by Decree No. 764/00, and approved a new Universal Service regime.  Decree No. 558/08 established that the SC would assess the value of service providers’ direct program contributions in compliance with obligations promulgated by Decree No. 764/00.  It would also determine the level of funding required in the SU Fund for programs pending implementation.  In the same manner, in order to guarantee the continuity of certain projects, the SC was given the choice to consider as SU contributions certain other undertakings made by telecommunication services providers and compensate providers for these undertakings.

The Decree requires telecommunications service providers to contribute 1% of their revenues (from telecommunications services, net of taxes) to the SU Fund and keep the “pay or play” mechanism for compliance with the mandatory monthly contribution to the SU Fund or, to claim the correspondent receivable, as the case may be.

In defining “Universal Service,” the new regulation established two categories: a) areas with uncovered or unsatisfied needs and b) customer groups with unsatisfied needs. It also determined that the SC would have exclusive responsibility for the issuance of general and specific resolutions regarding the new regulation, as well as for its interpretation and application.  The regulation establishes that the SC will review SU programs which were established under the previous regulation, guaranteeing the continuity of SU programs already being administered and implementing programs that had been under review.

The Decree requires Telecom Argentina and Telefónica to extend the coverage of their fixed line networks, within their respective original region of activity, within 60 months from the effective date of the Decree’s publication. The SC will determine on a case by case basis if the providers will be compensated with funds from the SU Fund.

The level of financing of Universal Service ongoing programs established under the previous regulation will be determined by the SC, whereas telecommunications providers appointed to participate in future SU programs will be selected by competitive bidding.

Under Decree No. 558/08, providers of telecommunications services shall rely on the assistance of a Technical Committee made up of seven members (two members appointed by the SC, one member appointed by the CNC, three members appointed by the telecommunication services providers — one each appointed by Telecom Argentina and Telefónica and one by the rest of the providers — another member appointed by independent local operators). This Technical Committee is informed by the SC of the programs to be financed and is responsible for managing and controlling the SU Fund, carrying out technical-economic evaluations of existing projects and supervising the process of competitive bidding and adjudication of new SU programs, with prior approval by the SC. As of the date of this Annual Report, the Technical Committee had been created and had begun to analyze and the procedures associated with its functions resulting from its responsibilities.

The Decree also requires telecommunications service providers to create, subject to SC approval, a procedure to select the fiduciary institution and to provide a proposed fiduciary agreement, within 60 days from its effective date of publication. Telecom Argentina and Telecom Personal selected Banco Itaú as the fiduciary institution. The fiduciary institution and the proposed fiduciary agreement were approved by the SC in January 2009 through SC Resolution No. 7/09.

On December 9, 2008, the SC issued Resolution No. 405/08 which required telecommunication service providers to deposit 1% of their revenues into special accounts, as defined in Decree No. 558/08, without passing on any costs incurred for the provision of their services.

On January 12, 2009, Telecom Argentina and Telecom Personal filed claims before the SC objecting to the provisions of SC Resolution No. 405/08.  Both companies maintained that the resolution was illegal, arguing that it contradicts Decree No. 558/08 because it violates both licensees’ rights to factor their compensation for the provision of SU programs in the calculation of their investment contribution, in accordance with the “pay or play” principle prescribed in Decree No. 558/08.  Later, the SC through its Resolution No. 154/10 resolved the issues objected by the Company.

On April 4, 2009, by means of SC Resolution No. 88/09, the SC created a new program denominated “Telephony and Internet for towns without provision of basic telephone services” that will be subsidized with funds from the SU Fund. The new program seeks to provide local telephony, domestic long distance, international long distance services and Internet services in towns that currently do not provide Basic telephone services. SC Resolution No. 88/09 specifies the methodology that licensees will have to follow for proposals to render these services in several of the 1,491 towns and 1,496 schools identified in the Resolution’s Annex. The proposed projects approved by SC will be sent to the Technical Committee of the SU Fund so that the availability of funds can be evaluated and such funds can be included in a bidding process provided for in Decree No. 558/08.

On December 1, 2010, the SC issued Resolutions No. 147/10 and No. 148/10, approving “Internet for educational institutions” and “Internet for public libraries” programs, respectively. These programs aim to provide the Broadband Internet service to state-run educational institutions and public libraries, respectively, and will be implemented using SU Fund resources, through public biddings.

On November 11, 2010, the SC issued Resolution No. 154/10 adopting the methodology for the deposit of the SU contributions to the trustee’s escrow account. The Resolution includes several provisions related to the determination of the contributions that correspond to the periods before and after Decree No. 588/08 was issued. It also states that telecommunication providers may discount the amounts incurred in the implementation of the SU Initial Programs from the contributions to the SU Fund until the SC determines if those Initial Programs qualify as such. However, if as a result of the SC’s verification some amounts are not recognized as “Initial Programs,” those amounts would have to be contributed into the SU Fund or would have to be allocated to develop SU projects previously approved by the SC. As of the date of this Annual Report, SU Initial Programs are still pending the approval of the SC.

On December 30, 2010, the trustee notified Telecom Argentina and Telecom Personal of the trustee’s escrow account number in which they shall deposit the SU contributions under the provisions of SC Resolution No. 154/10.

On January 26, 2011, the SC issued Resolution No. 9/11 establishing the “Infrastructure and Equipment Program.” The Resolution provides that telecommunication service providers can contribute to the projects in this program only the amounts corresponding to their pending SU contributions under Annex III of Decree No. 764/00, prior to the effective date of Decree No. 558/08. Also, Resolution No. 9/11 establishes a 90 business-day period for the providers to submit the investment projects for approval under this Program.

In Telecom Argentina

Over nine years after the deregulation of the market and effectiveness of the SU regulations, superseded by Decree No. 558/08, incumbent operators have not received any set-offs for the services rendered under the SU regime.

Pursuant to Resolutions SC No. 80/07 and CNC No. 2,713/07, Telecom Argentina has estimated a receivable for the period initiated in July 2007 through December 31, 2010 and has filed its calculations for approval by the SC. This receivable has not yet been recorded since it is subject to the approval of the SU programs, the review of the SC and the availability of funds in the SU Fund.

On April 8, 2011, the SC issued Resolution No. 43/11 notifying Telecom Argentina that investments associated with “High-Cost Areas” (one of the SU Initial Programs presented) are not an Initial Indicative Program. Such resolution was appealed by Telecom Argentina. As of the date of this Annual Report, the outcome of this appeal is still pending.

In Telecom Personal

Since January 2001, Telecom Personal has been recording a liability related to its obligation to make contributions to the SU Fund. As of December 31, 2010, this liability amounted to P$206 million. Likewise, since July 2007 and in compliance with SC Resolution No. 80/07 and CNC Resolution No. 2,713/07, Telecom Personal has deposited the corresponding contributions on their respective maturity date (amounting to P$112 million as of December 31, 2010) into a special individual account held under their name at the Banco de la Nación Argentina. These contributions were recorded as a receivable as of December 31, 2010.

During the first quarter of 2011, the abovementioned funds were transferred to the trustee’s escrow account for the SU Fund, in compliance with the provisions of the SC Resolution No. 154/10. Since January 2011, SU Fund monthly contributions are now being made into such escrow account.

In March 2011, Telecom Personal submitted to the SC a P$70 million investment project, pursuant to Resolution SC No. 9/11, for the development of network infrastructure in locations in the Northern Region of Argentina with no mobile coverage. This program is still pending the approval of the SC.

In June 2011, under the provisions of Resolution SC No. 88/09, Personal submitted to the SC a new SU project for the rendering of Basic Telephone Services, Broadband Internet access and mobile services in almost 150 cities included under the scope of this resolution.

Rates

The Price Cap was a rate regulation mechanism applied to calculate changes in Telecom Argentina’s basic services rates using the U.S. Consumer Price Index (the “U.S. C.P.I.”) and an efficiency factor.  However, in October 2001, a preliminary injunction prohibited Telecom Argentina from applying rate increases by applying the U.S. C.P.I.

Public Emergency Law No. 25,561 explicitly prohibited rate adjustments. As of the date of this Annual Report, the pesification and the freeze of regulated rates remain in force. Therefore the Price Cap regime is suspended and it is unknown if and when it will come back into effect or be replaced by other rate regulation procedures.

In accordance with the Public Emergency Law, in January 2002, rates for Basic telephone services and long distance services were converted to pesos and fixed at an exchange rate of P$1.00=US$1.00. The rates Telecom Argentina may charge in the future will be determined by negotiations between Telecom Argentina and the Argentine government. The Public Emergency Law has been subsequently extended through December 31, 2011.

On March 6, 2006, Telecom Argentina executed a Letter of Understanding (the “Letter of Understanding 2006”) with the Argentine government pursuant to which Telecom Argentina will be permitted to raise the termination charge for international incoming calls, increase the time bands for peak-hour rates applied to local and domestic long distance calls and incorporate certain modifications to the current regulatory framework.

The Letter of Understanding 2006 contemplated the signing and effectiveness of the Minutes of Agreement of the Renegotiation upon the fulfillment of certain necessary administrative steps. As of the date of this Annual Report, such fulfillment has yet to occur. Although Telecom Argentina’s Management believes that the contract renegotiation process will be satisfactorily completed they are unable to predict the outcome of the negotiations that are continuing with regard to further rate increases and the future rate scheme. Also, they are unable to predict whether the Argentine government, as a result of the current rate renegotiations, will impose additional conditions or requirements.

Rate Regulations

Rate Rebalancing. At the time of ENTel’s privatization, the need for a future amendment of rates to rebalance the pricing of domestic and international charges was foreseen. Subsequent agreements established the right of licensees to a Rate Rebalancing and set forth some methods to implement a new rate structure.

Decree No. 92/97 provided for a significant reduction in domestic and international long-distance rates, an increase in basic telephony charges, the elimination of Free Pulses and an increase in urban rates. The Rate Rebalancing was undertaken as part of the Argentine government’s plan to create a competitive environment in the Argentine telecommunications industry.  One of the main principles of the Rate Rebalancing was to have a neutral effect on the licensee’s revenues.

The new rate schedule was intended to reduce cross-subsidies (particularly those existing between urban and long-distance services) to create a competitive environment beginning in the year 2000. Decree No. 2,585/91 established that the Rate Rebalancing should have a neutral effect on the licensees’ revenues. In developing the rate structure implemented by Decree No. 92/97, the Argentine government relied on studies which demonstrated that because of the elasticity of demand for telephone service, an increase in demand for lower-priced services would compensate for the rate reductions. Decree No. 92/97 established corrective methods to facilitate neutral results on revenues. The Banco Interamericano de Reconstrucción y Fomento, or InterAmerican Bank for Reconstruction and Development, was responsible for making measurements on a semi-annual basis, over a two-year period, to determine the effects of the Rate Rebalancing.  Decree No. 92/97 provides a method to offset changes in revenue resulting from the Rate Rebalancing at the time of applying the Price Caps.

The variation in revenues resulting from the Rate Rebalancing for the two-year period beginning February 1997 was determined to amount to an increase of P$9.5 million in accordance with SC Resolution No. 4,269/99. In December 2007, the regulatory authority notified the Company of its intention to offset this amount with the Resolution No. 41/07 receivables. As a result, during fiscal year 2007, Telecom Argentina recorded a liability on the CNC final results, which was shown as a deduction from the Resolution No. 41/07 receivables. In April 2009, the CNC notified the offsetting of the P$9.5 million Rate Rebalancing amount with the Resolution No. 41/07 receivables (See “—Tax Stability: Social Security Contribution Variations”), thus ratifying the registration made by Telecom Argentina.

Historical Rates. The following table sets forth certain of our maximum monthly rates for various components of local service and domestic long-distance service which have been in effect since 1999:

	Maximum rate (1)
Residential:
Installation charge per line	P$	150
Monthly Basic Charge per line	U.S. Dollars (2)	13.23
Commercial:
Installation charge per line	U.S. Dollars (2)	150
Monthly Basic Charge per line	U.S. Dollars (2)	27.30
Prices:
Price per pulse (nominal)	U.S. Dollars (2)	0.0469

(1)         Figures shown do not include value added tax charged to customers.

(2)          In accordance with Public Emergency Law these rates were pesified at the exchange rate US$1.00 to P$1.00.

The Letter of Understanding 2006 described under “—Rates” above is intended to serve as a foundation for a forthcoming negotiation agreement and contemplates the increase in rates for incoming international calls and the extension of peak-rate calling periods. The new rate agreement contemplated by the Letter of Understanding 2006 has not yet been completed.

Price Cap. The List of Conditions required that rates undergo an annual reduction until the Regulatory Bodies determine that there is “effective competition” in the markets we serve. The Price Cap was a regulation method applied in order to calculate changes in Telecom Argentina’s rates, based on changes in the U.S. C.P.I. and an efficiency factor. A 2% (measured in real dollar terms) reduction in the prior year’s rates was required for each of the third through the seventh year following the Transfer Date (through November 7, 1997). In addition, following the extension of the exclusivity period, rates were required to be 4% lower (measured in real dollar terms) than the prior year’s rates. This requirement was maintained pursuant to the Rate Agreement, whereby Telecom Argentina was permitted to effect aggregate rate reductions by lowering rates for some or all categories of service, provided that net reductions meet the applicable targets. The application of annual reductions to the general level of rates established in the List of Conditions (price cap) has been implemented mainly by reducing the long-distance rates and (in Price Cap 1998) discounts to certain public entities, including the fire departments and public libraries. The CNC notified Telecom Argentina of the completion of the Price Cap 1998 audit which did not show any balance that needed to be applied. As a result of the 1999 Price Cap audit process and Telecom Argentina’s reviews, the Regulatory Authority notified us, in August 2009, of the existence of an outstanding balance of P$3.1 million plus interest which has yet to be applied.  This amount was offset with the credit resulting from SC Resolution No. 41/07. See “—Tax Stability: Social Security Contribution Variations.”

On December 15, 1999, the Argentine government, Telecom Argentina and Telefónica agreed to implement certain modifications to the rate structure in order to facilitate actions of the Argentine government designed to improve the level of competitiveness of the Argentine economy.

Among other issues, the agreement contemplated:

•                  a 19.5% reduction in the monthly basic charges for commercial and governmental customers;

•                  a 5.5% reduction in revenues from residential customers from local Basic telephone service (these reductions were made available to customers who requested the rate reduction); and

•                  the continuance of the 0610 Internet access dial-up charge to residential customers.

These rate modifications were taken into account in the rate reductions when the “price cap” reduction of November 2000 was applied (Price Cap 2000). The rate modifications came into effect as of March 1, 2000. The reductions to residential customers were applied through different pricing plans.

The impact of the adjustments to these items through November 2000 was to be applied on a pro rata basis to the price cap reductions for the 2000, 2001 and 2002, carried forward at an interest rate of 12%. Additionally, the impact of the adjustments described above for the period November 2000 to October 2001 was to be applied to the price cap reduction of November 2000.

On April 6, 2000, the Argentine government, Telefónica and Telecom Argentina signed an agreement (“Price Cap 2000”) that set the price cap efficiency factor at 6.75% (6% set by the SC and 0.75% set by Telecom Argentina and Telefónica) for the period of November 2000 to November 2001.

The 2000 Price cap audit results are still pending. Should the outcome of these audit results yield a payable by Telecom Argentina, this payable can be offset with the receivables generated by Resolution No. 41/07. See “—Tax Stability: Social Security Contributions Variation.”

In April 2001, the Argentine government, Telefónica and Telecom Argentina signed an agreement (“2001 Price Cap”) that set an efficiency factor for reduction of rates at 5.6% for the period from November 2001 to October 2002.

However, in October 2001 a preliminary injunction against Telecom Argentina disallowed Telecom Argentina to apply rate increases by reference to the U.S. C.P.I. Telecom Argentina appealed this injunction arguing that if one part of the formula could not be applied, the Price Cap system should be nullified. Finally, Public Emergency Law No. 25,561 explicitly prohibited rate adjustments. As of the date of this Annual Report, the pesification and the freeze of the regulated rates are still in force, therefore the price cap regime is suspended and it is unknown if and when it will come back into effect or be replaced by other rate regulation procedures. See “Item 8—Financial Information—Legal Proceedings—Civil, tax, commercial, labor and regulatory proceedings—General Proceedings—Consumer Trade Union Proceedings.”

Installation Charges. Under the Rate Agreement, Telecom Argentina was required to gradually reduce installation charges so as to achieve pricing levels equal to those for internationally mature networks (estimated in the Rate Agreement to be US$250) and to eliminate distinctions between residential and commercial users. Decree No. 92/97 established that, beginning in November 1997, installation charges could not exceed the amount charged in mature international markets. According to this decree, the current maximum permitted charge is US$150 (pursuant to the Public Emergency Law, this charge was pesified at the exchange rate of US$1.00=P$1.00). Telecom Argentina has been applying several promotions to installation charges. Average levels of promotional installation charges in 2010 were P$56.

Monthly Basic Charges. Until the effective date of Decree No. 92/97, customers were entitled to a certain number of Free Pulses per line depending on the category of each customer and the number of lines in the area. As a result of the application of Decree No. 92/97 and in order to offset rate reductions for domestic and international long-distance services, Free Pulses were eliminated for all categories of customers and monthly basic charges were equalized throughout the country.  Decree No. 92/97, however, provided for a special reduced rate that is available to certain retired people and low-consumption residential customers.

Long-Distance Rates. Decree No. 92/97 reduced the average weighted domestic long-distance rate by approximately 33%. Under this revised rate schedule, interurban rates were significantly reduced, with maximum long-distance rates reduced by 56%. Calls within Provincial Code 1 (up to 30 Km) made within provincial cities are now billed at an urban rate.

Letter of Understanding Relating to Basic Services. Pursuant to the Letter of Understanding 2006, described under “—Rates,” the Government has agreed that Telecom Argentina can increase the termination charges applied to incoming international calls and reduce the time bands for off-peak local rates. As of the date of this Annual Report, Telecom Argentina is expecting the completion of certain administrative steps required for the National Executive to submit to the National Congress a proposed Memorandum of Agreement for Renegotiation.

Tax on deposits to and withdrawals from bank accounts (“IDC”). On February 6, 2003, the Ministry of Economy, through Resolution No. 72/03, defined the method to allow, going forward, rate increases on Basic telephone services reflecting the impact of the IDC. The amount of tax charged must be shown separately in customers’ bills. Telecom Argentina has determined the existence of a remaining unrecovered amount of approximately P$23 million that arose before the issuance of Resolution No. 72/03. Telecom Argentina planned to claim such amount within the rate renegotiation process (See “—Rates”). In April 2007, Telecom Argentina provided the CNC with supporting documentation about this amount for its audit. Telecom Argentina had access to the CNC’s audit documentation which corroborates the amounts claimed by Telecom Argentina and its application of a similar offsetting method pursuant to Resolution No. 41/07. Therefore, during fiscal year 2007, Telecom Argentina recorded a total of P$23 million as “Other receivables”.

Tax Stability: Social Security Contribution Variations. On March 23, 2007, the SC issued Resolution No. 41/07 relating to the impact of variations in social security contributions occurring over the past several years and the proposed use for the resulting savings and increases in contribution rates that have occurred. Pursuant to Resolution No. 41/07, Telecom Argentina may offset the impact of costs caused by increases in social security contribution rates that have been implemented in accordance with the applicable regulations against the savings caused by reductions in the levels of social security contributions initially earmarked for the argentina@internet.todos Program.

Telecom Argentina’s implementation of Resolution No. 41/07 was subject to CNC audits, which were carried out during the third quarter of 2007. Telecom Argentina gained access to the documentation related to the CNC’s audits and it showed no significant differences as compared to the net amounts that Telecom Argentina had determined.

Consequently, Telecom Argentina recorded a receivable from increases in social security contributions and canceled payables stemming from reductions in social security contribution rates and other fines due by the Company. As of December 31, 2010, Telecom Argentina has a net receivable of P$67 million which, in addition to the receivable of P$23 million corresponding to the IDC, is included in the line item “Other receivables” as non-current receivables.

Since Resolution No. 41/07 gives Telecom Argentina the right to offset receivables with existing and/or future regulatory duties and, given its intention to exercise this right, the receivable was recorded net of allowances. As of December 31, 2010, the allowances corresponding to these regulatory duties amounted to P$90 million.

In 2010, Telecom Argentina continued billing customers the increases in its social security contribution rate accrued from October 2008, applying the same method used to bill the IDC.

Other Regulatory Regulations

Regulation for the Call by Call Selection of the Providers of Long-Distance Services. On December 28, 2001, the former Ministry of Infrastructure and Housing issued General Resolution No. 613/01, approving a system that allows callers to select their preferred long-distance provider for each call. This call by call selection system is referred to as “SPM.”

Subsequently, as a result of claims submitted by several carriers objecting to General Resolution No. 613/01, the Ministry of Economy issued General Resolution No. 75/03, which introduced several changes to the regulations setting forth the SPM. The main changes relate to the following: long-distance carriers’ freedom to provide SPM, changes in blockage modality due to delinquency, changes in the service connection modality and greater flexibility of obligations related to service promotion and advertising. General Resolution No. 75/03 also provides that origin providers, both fixed and mobile, must have their equipment and networks available to provide the SPM service within 120 days of February 6, 2003. Our equipment and networks have been able to provide this service since 2002. As of the date of this Annual Report, this long-distance service modality has not been implemented.

Buy Argentine Act. In December 2001, the Argentine government passed Public Law No. 25,551 (the “Compre Trabajo Argentino” or Buy Argentine Act), and in August 2002, Decree No. 1,600/02 approved and brought such Act into effect.

The Act requires Telecom Argentina to give priority to national goods and services, as defined in Public Laws No. 25,551 and No. 18,875, in any procurement related to the rendering of Basic telephone services. Priority must be given to national goods and services as long as the price of such goods is equal to or lesser than the price of a foreign good (including customs duties, taxes and other expenses that are linked to the nationality of goods) increased by 7% (when the Argentine offeror is a small or medium size company) or 5% (when the Argentine offeror is any other company).

The Buy Argentine Act also mandates that Telecom Argentina publish any bid for services in the Official Bulletin in order to provide any and all prospective offerors with information necessary for them to participate. This mandatory publication requires considerable lead-time prior to the issuance of the purchase order and has had the result of extending the period needed to complete certain purchases. Non-compliance with the Act is subject to criminal sanctions.

Public Law No. 18,875 establishes the obligation to exclusively contract services, as defined by such law, with local companies and professionals. Any exception must receive the prior approval of the relevant Ministry.

In August 2004, CNC Resolution No. 2,350/04 enacted the “Procedure for the fulfillment of the Buy Argentine Act,” which requires Telecom Argentina to present biannual affidavits addressing its compliance with these rules. Non-compliance with this obligation is subject to administrative sanctions.  Since this regulation requires Telecom Argentina to make bids for goods and services and/or to obtain any necessary approvals by a relevant authority, and given the higher administrative expenses derived from the obligation to present biannual affidavits, this regulation reduces Telecom Argentina’s operating flexibility.

Public Telephony in Penal Institutions. In June 2006, Decree No. 690/06 was issued, granting the SC with authority to adopt regulations applicable to public telephony services rendered in penal institutions. In August 2007, the SC issued Resolution No. 155/07, where it approves the “Regulation for Communications that are initiated in Penal Institutions,” establishing technical requirements for the system and the telephone lines installed in penal institutions, so that all communications carried out are registered.

Such Regulation shall be in effect in the term of one year, which may be extended to a similar period, counted sixty days from the date in which the technical definitions that the CNC must issue are actually available.  The issuance of these technical definitions is still pending.

As of the date of this Annual Report, Telecom Argentina is implementing technical alternatives in order to comply with this new rule.

Rendering of Fixed Telephony Through Mobile Telephony Access Infrastructure. In August 2007, through SC Resolution No. 151/07, fixed telephony was granted access to particular frequency bands, with the purpose of providing Basic telephone services in rural and suburban areas through the mobile access infrastructure used for the provision of mobile telephony service. Telecom Argentina and Telefónica will provide this service within their respective fixed telephony service original regions.  Telecom Argentina has installed fixed lines based on this technology in order to satisfy service demand in rural and suburban areas.

Calling Party Pays—CPP. As from April 15, 1997, pursuant to Decree No. 92/97 and SC General Resolutions No. 263/97 and No. 344/97, mobile telephone services apply the “calling party pays,” or “CPP,” system, whereby the party placing a call from a fixed-line to a mobile phone pays for the air time charges for the call. As an exception to this rule, traffic originating from public telephones does not pay CPP, and is instead charged according to the “Mobile Party Pays” or MPP system, whereby the cellular party pays for the call received.

In March 2002, Telecom Personal started entering into agreements with the telephone operators to charge CPP for calls made by calling cards. Mobile operators have also agreed to pay for traffic terminated in each other’s networks at agreed prices.

In accordance with SC General Resolution No. 124/02, since January 2003, mobile operators can charge the CPP for international calls whereby overseas calls that terminate in mobile telephones in Argentina pay for CPP charges. In order to identify these calls, customers dialing from outside must add a prefix “54 + 9 + area code” to the mobile number .

The price per minute for the CPP (for fixed line to mobile calls) is regulated by the SC based on average traffic volume and costs, as reported by the mobile operators under Resolution SC No. 623/02 which approved the calculation mechanism for the reference value of the TLRD costs for CPP modality. Resolution SC No. 48/03 fixed the values for the TLRD at P$0.335 per minute for peak-hours and P$0.22 per minute for off-peak hours, but these values had to be revised by the SC a month after their approval, with a second revision during the subsequent six months that was to be in turn been followed by quarterly revisions. However, the SC has yet to complete these revisions.

The CPP price per minute for international calls has been agreed upon by the mobile operators and currently stands at US$0.18.

Law No. 25,891.  Law No. 25,891 was adopted on April 2, 2004, but material regulations under this law are still pending. This regulation intends to regulate the commercial distribution of mobile services and includes mandated registration of personal data for all customers, creating a Public Registry in the SC named “Registro Público Nacional de Clientes y Usuarios de Comunicaciones Móviles.”

Regulations Applicable to PCS Services

PCS. Telecom Personal has licenses for PCS in all areas in Argentina.

AMBA. In June 1999, Telecom Personal and Unifón were jointly awarded a license of 40 MHz in the PCS Band for the region including the AMBA. Miniphone and Movicom each exercised the right to acquire a license of 20 MHz in the PCS Band. Telecom Personal and Unifón have divided the 40 MHz license awarded to the two companies and the additional 20 MHz license granted to Miniphone (10 per company).

Interior Regions. Telecom Personal holds licenses of 40 MHz in the PCS Band in the Southern Region. Telecom Personal also holds a license of 20 MHz in the PCS Band in the Northern Region.

In August 2006, the CNC issued Resolution No. 2,528/06 declaring that Telecom Personal had fulfilled its obligations under the Pliego de Bases y Condiciones for the acquisition of the licenses for the provision of PCS. In addition, the SC issued Note No. 1,040/06 which enabled Telecom Personal to recover the promissory notes used to guarantee the granted PCS licenses and therefore, all such notes have been recovered as of the date of this Annual Report.

Telecom Personal also has licenses for Data Transmission and Value Added Services (granted by Resolution SC No. 18/96, Date: 04-25-1996 and confirmed by Resolution SC No. 55/96), and for National and International Long Distance Telephony Service (Registered by Resolution SC No. 502/01, Date: 11-30-2001).

In connection with Telefónica Móviles’ acquisition and combination of operations of Unifón and Movicom, in 2004, the SC authorized a change in shareholder control of stakes held in Compañía de Radiocomunicaciones Móviles S.A. and in Compañía de Teléfonos del Plata in Telefónica Móviles’ favor. This authorization was conditioned upon the return, without charge, of frequency bands exceeding an aggregate 50 MHz in accordance with the current laws and pursuant to a plan to be subsequently issued.

In May 2011, the SECOM through Resolution No. 57/11 launched an auction to reassign the 850 MHz and 1900 MHz frequency bands returned by Telefónica Móviles Argentina S.A. because they exceeded their 50 MHz spectrum cap. The total spectrum to be auctioned in each region is: 30 MHz. in Region I (“North”); 37.5 in Region II (“Amba”) and 35 MHz in Region III (“South”).

Telecom Personal will participate in the spectrum auction and expects to acquire additional spectrum to complete its “Spectrum cap” along throughout Argentina. Because of the limitations of their own spectrum, Telecom Personal can expect to acquire, respectively, up to 5 MHz in the first Region, up to 7.5 MHz in the second and up to 10 MHz in the third.

CAPITAL EXPENDITURES

Capital expenditures (investment in Property, Plant and Equipment (“PP&E”), intangible assets, materials, and asset retirement obligations) amounted to P$2,534 million in the year ended December 31, 2010 and P$2,213 million in the year ended December 31, 2009.

The following table sets forth our consolidated capital expenditures for the years ended December 31, 2010 and 2009.

	Year ended December 31,
	2010	2009
	(P$ millions)(1)
Land and buildings	143	94
Switching and transmission	527	453
Access and outside plant	549	491
Computer equipment and software	496	463
Materials	110	108
Other	137	162
Subtotal tangible capital expenditures(2)(3)	1,962	1,771
Rights of use, exclusivity agreements and licenses	20	23
Service connection or habilitation costs	18	19
Subscribers acquisition costs	534	400
Subtotal intangible capital expenditures	572	442
Total PP&E and intangible assets capital expenditure	2,534	2,213

(1)          The allocation of work in progress among items is estimated.

(2)         Includes capitalized interest on fixed assets of P$15 million as of December 31, 2009. There was no capitalized interest recorded as of December 31, 2010.

(3)          Includes materials transferred amounting to P$193 million and P$190 million as of December 31, 2010 and 2009, respectively.

In addition, the following table shows capital expenditures, for the years ended December 31, 2010 and 2009 breakdown by Fixed Services and Mobile Services:

	Year ended December 31,
	2010	2009
	(P$ millions)
Fixed Services

Land and buildings	70	36
Switching and transmission	247	245
Outside plant	345	241
Computer equipment and software	162	150
Materials	95	94
Other	92	112
Subtotal tangible capital expenditures	1,011	878
Rights of use, exclusivity agreements and licenses	16	21

	Year ended December 31,
	2010	2009
	(P$ millions)
Service connection or habilitation costs	18	19
Subscribers acquisition costs	42	42
Subtotal intangible capital expenditures	76	82
Fixed Services capital expenditures	1,087	960

Personal Mobile Services and Núcleo Mobile Services

Land and buildings	73	58
Switching and transmission	280	208
Mobile network access	204	250
Computer equipment and software	334	313
Materials	15	14
Other	45	50
Subtotal tangible capital expenditures	951	893
Rights of use, exclusivity agreements and licenses	4	2
Subscribers acquisition costs	492	358
Subtotal intangible capital expenditures	496	360
Personal Mobile Services and Núcleo Mobile Services capital expenditures (1)	1,447	1,253

Total PP&E and intangible assets capital expenditure	2,534	2,213

(1)         Includes P$181 million and P$105 million of capital expenditures in Paraguay as of December 31, 2010 and 2009, respectively.

During 2010, capital expenditures in the Fixed Services segment were focused on the expansion of fiber optic and DWDM technology in the long distance national network to improve transmission capacity and access speed assigned to customers and on the IP Backbone evolution through the installation of new generation routers to cope with traffic growth.  Such investments are shown in the lines of Outside plant and Switching and transmission.

With respect to the Personal Mobile Services and Núcleo Mobile Services segments, capital expenditures have been deployed to extend the 3G network capacity and coverage to many cities in the interior of Argentina and to the expansion of Value Added Services platforms included in the Mobile network access and Switching. In addition, investments were allocated to direct and incremental costs incurred for the acquisition of new post-paid and cuentas claras subscribers with a minimum contractual period which are included in the item subscriber acquisition costs. As a result of the expected evolution in our services, we expect that we will need to increase our capital expenditures in order to maintain the quality of our services and our competitive position. Our capital expenditure plan is set annually and is based on regulatory, commercial, technical and economic factors such as rates, demand and availability of equipment and buildings. These costs are estimates and remain subject to the finalization of services and other contracts relating to these expenditures.

We estimate that our capital expenditures will be approximately P$3.3 billion for 2011 (P$2.6 billion in tangible assets and P$0.7 billion in intangible assets, particularly SAC). See “Item 5—Operating and Financial Review and Prospects—Liquidity and Capital Resources—Capital Expenditures.”

The Company continues to make significant investments designed to take advantage of growth opportunities in our businesses. In the Fixed Services segment, we invest to sustain the growth in Broadband services, to supply mobile operators with the necessary infrastructure and to continue updating commercial and support systems. In the Personal Mobile Services and Núcleo Mobile Services segments, we are in the process of expanding the network infrastructure and extending the 3G technology coverage and bandwidth for mobile data transmission and in acquiring subscribers to remain in a competitive position and to increase our post-paid and cuentas claras customer base.

We expect to finance these expenditures through operating cash flows and financing provided by our vendors.

PROPERTY, PLANT AND EQUIPMENT

As detailed below, our principal physical properties consist of transmission equipment, access facilities, outside plant (external wiring) and switching equipment. These properties are, at present, mainly located throughout the Northern Region. We believe that these assets are, and for the foreseeable future will be, adequate and suitable for their respective uses.

	As of December 31, 2010
	Fixed Services	Personal Mobile Services and Núcleo Mobile Services	Total
	(P$ millions)(*)
Land and buildings	845	126	971
Switching and transmission	1,169	1,130	2,299
Access and outside plant	1,634	805	2,439
Computer equipment and software	516	799	1,315
Materials	109	45	154
Other	93	94	187
Total PP&E, net carrying value	4,366	(**) 2,999	(***) 7,365

(*)         The allocation of work in progress among items is estimated.

(**) Includes P$559 million located in Paraguay.

(***) Net of valuation allowance for materials for P$22 million.

All of the above-mentioned assets were used to provide service to our clients as described below.

	2010	2009	2008
	(thousands)
Fixed lines in service	4,107	4,060	4,010
Internet accesses	1,380	1,214	1,032
Mobile subscribers (*)	18,211	16,281	14,390

(*)         In 2010, 2009 and 2008, includes 1,868, 1,794 and 1,811 thousands of Núcleo mobile subscribers, respectively, of which 10, 12 and 15 thousands were Internet (Wi-Max) customers.

As of December 31, 2010, we have entered into purchase commitments relating to capital expenditures totaling P$425 million primarily for switching equipment, external wiring, infrastructure works, inventory and other services. In general, the contracts were financed, directly or indirectly, by domestic and foreign vendors.

Our current major suppliers of fixed assets are Nokia Siemens Networks Argentina, Tel 3 S.A., Oracle Argentina S.A., Huawei Tech Investment Co. Ltd. Argentina, Citytech S.A., Italtel Argentina S.A., Guzman — Naich S.A.I.C, Ericson Radio, Organización Industria Constructora S.A., Engineering.it S.p.A, Alcatel-Lucent de Argentina S.A., Hewlett Packard Argentina S.R.L., Technología en Servicios Urbanos —Tesur S.A., Fabrica S.R.L, Sofrecom Argentina S.A.

ITEM 4A.         UNRESOLVED STAFF COMMENTS

None.

ITEM 5.            OPERATING AND FINANCIAL REVIEW AND PROSPECTS

You should read the following discussion in conjunction with our Consolidated Financial Statements, including the notes to those financial statements, which appear elsewhere in this Annual Report. Our Consolidated Financial Statements have been prepared in accordance with IFRS. See “Item 3—Key Information—Selected Financial Data.” The following discussion and analysis is presented by the Management of our company and provides a view of our financial condition, operating performance and prospects from Management’s perspective. The strategies and expectations referred to in this discussion are considered forward-looking statements and may be strongly influenced or changed by shifts in market conditions, new initiatives that we implement and other factors. Since much of this discussion is forward-looking, you are urged to review carefully the factors referenced elsewhere in this Annual Report that may have a significant influence on the outcome of such forward-looking statements. We cannot provide assurance that the strategies and expectations referred to in this discussion will come to fruition. Forward-looking statements are based on current plans, estimates and projections, and therefore, you should not place too much reliance on them. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any forward-looking statements in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. We caution you that a number of important factors could cause actual results or outcomes to differ materially from those expressed in, or implied by, the forward-looking statements. Please refer to “Forward-Looking Statements” and “Item 3—Key Information—Risk Factors” for descriptions of some of the factors relevant to this discussion and other forward-looking statements in this Annual Report.

Management Overview

The Telecom Group ended the 2010 fiscal year in a solid financial situation as well as with a strong market position. The Telecom Group has continued to expand its customer base, reaching 4.1 million fixed lines in service, 1.4 million Internet accesses, and 18.2 million mobile subscribers (including Personal and Núcleo subscribers). To promote the expansion of business and the growth of the customer base in every business segment, capital expenditures in tangible and intangible assets were increased by 15% from 2009 to P$2,534 million in 2010, which represents 17% of consolidated total revenues.

Telecom is considered to be one of the leading companies in the Argentine telecommunications sector. The Company has attained this position without neglecting its commitment to generate economic value for its shareholders, demonstrating improvements in revenues and profitability. Telecom Argentina had a consolidated net financial asset of P$1,224 million as of December 31, 2010 compared to a consolidated net financial asset of P$469 million as of December 31, 2009. The strong cash flow generation has allowed Telecom Personal to repay the balance of its financial debt and has allowed Telecom Argentina to pay P$1,053 million in cash dividends.

Continuing the trend of prior years, total revenues in 2010 grew by 20% compared to 2009, reaching P$14,659 million. Operating income before depreciation and amortization in 2010 increased by P$713 million from 2009, reaching P$4,874 million, equivalent to 33% of total revenues. Operating income increased P$546 million in 2010 compared to 2009, reaching P$3,162 million, equivalent to 22% of total revenues. Net income increased P$532 million in 2010 as compared to 2009, reaching P$1,949 million, equivalent to 13% of total revenues.

Our results of operations continue to be affected by the Pesification and freeze of regulated rates in the Fixed Services segment and by the fluctuation of the exchange rate of the peso against the U.S. dollar. For a discussion of these and other factors that may affect our results of operations, please see “Years ended December 31, 2010 and 2009—Factors Affecting Results of Operations” and “Trend Information” below.

For a detailed analysis of our results of operations for fiscal year 2010, see “Years ended December 31, 2010 and 2009” below.

Economic and Political Developments in Argentina

Beginning in the second half of 2001 and through the first half of 2002, Argentina experienced a deep recession and an economic and political crisis. The rapid and radical nature of changes in the Argentine social, political, economic and legal environment created a very unstable macroeconomic environment. In January 2002, the Argentine government abandoned the Convertibility regime which had fixed the peso/U.S. dollar exchange rate at 1:1 and adopted emergency economic measures which converted and froze our rates for the voice regulated services in the Fixed Services segment into pesos at a 1:1 peso/U.S. dollar ratio (referred to herein as “Pesification”), among other measures. Capital outflows increased sharply in the first half of 2002, leading to a massive devaluation of the peso and an upsurge in inflation. By the end of 2002, the peso had devalued by 237% (having devalued 280% as of June 30, 2002) while the wholesale price index increased 118% and the consumer price index increased 41%.

After the abovementioned crisis, the Argentine economy began a new period of rapid growth. Argentina’s gross domestic product increased for six years in a row from 2003 to 2008, at an average rate of 8.5%. However, the recent international financial crisis affected the country, and Argentina’s growth rate decreased significantly to 0.9% in 2009. In 2010, the economy showed a rapid and strong recovery growing at a 9.2% rate. Private consumption accounted for nearly two-thirds of the expansion. The increase in the consumer price index was 9.8% in 2006, 8.5% in 2007, 7.2 % in 2008, 7.7% in 2009 and 10.9% in 2010, while the wholesale price index increased 7.1% in 2006, 14.6% in 2007, 8.8% in 2008, 10.3% in 2009 and 14.6% in 2010 as reported by the INDEC, though, since 2007, the public credibility of the INDEC as a reference for reporting Argentine economic statistics has been challenged.  For further detail regarding Argentine economic conditions see “Item 3—Key Information—Risk Factors—Risks relating to Argentina—Inflation could accelerate, causing adverse effects on the economy and negatively impacting Telecom’s margins.”

During the period between 2005 and 2007, the peso remained relatively stable against the U.S. dollar, with US$1.00 trading within a range of P$2.86 to P$3.16. However, the international financial crisis created uncertainty that affected the Argentine exchange rate, as reflected by a peso/dollar exchange rate of P$3.45 per US$1.00 dollar at December 31, 2008 and P$3.80 per US$1.00 dollar as of December 31, 2009, an increase of 9.5% and 10.1% per year, respectively. In 2010, the peso/dollar exchange rate was relatively stable, ending the year at P$3.98 per US$1.00 dollar, an increase of 4.7%.

The Argentine economy had a strong recovery in 2010, with a 9.2% real GDP increase from the previous year, when it suffered from the international financial crisis. As the main driver of growth, private consumption accounted for two-thirds of the total growth. The expansion was driven by an expansionary fiscal policy, improved consumer confidence and low interest rates coupled with high inflation, which encouraged consumption over saving. The agriculture and industrial sectors have been pushing the economy out of the recession. In addition, commercial activity has benefited from the increase in consumption. As a result, the telecommunications sector benefited from this expansionary environment by expanding its customer base and increasing the services provided to its customers.

The external sector also benefited from a healthier international economy, with increasing demand for Argentine products, and a reduced risk aversion to emerging markets. Nonetheless, Argentina’s trade balance was affected by a lower trade surplus, which decreased by 21% compared to 2009, due to higher growth of imports (46%) than exports (23%). The external balance of payment was also negatively affected by the increase in net interest and dividends paid to non-residents. However, the increase in capital inflows and the reduction of external asset formation from the local private sector transformed the US$9.3 billion capital account deficit in 2009 to a US$0.7 billion surplus in 2010. Overall, this situation allowed the BCRA to raise its international reserves 9% to US$52.2 billion.

In 2010, the Argentine government continued its efforts to restructure its public debt with a new debt exchange offer, which helped to reduce the unrestructured and defaulted debt to US$11.2 billion, compared to US$29.8 billion in 2009. Although the Paris Club debt is still pending a solution, the efforts to restructure the Argentine debt were useful to reduce country risk levels and to improve companies and local governments’ access to international financial markets. As of December 31, 2010, the outstanding principal amount of Argentina’s public debt was approximately US$175.5 billion.

The Argentine economy also benefited from the slight increase in fiscal surplus as a result of the economic recovery, despite the record level of fiscal spending. The fiscal primary surplus was P$25.1 billion, or 1.7% of GDP, which is slightly higher than the 1.5% of 2009 but is still below the 3.1% in 2008. However, a significant proportion of the government’s income increase was due to extraordinary transfers from the BCRA and ANSES, which could cause inflationary pressures, threaten future funding for the pensioners and increase the fiscal deficit.

In sum, the Argentine economy ended 2010 with a high level of growth, a healthier labor market and an improved financial environment. However, high levels of inflation continue to be the main challenge for the government. In addition, the government continues its efforts to restructure a small portion of the Argentine debt which has not been restructured in 2005 and 2010.

Because the substantial majority of our property and operations are located in Argentina, macroeconomic and political conditions in Argentina will continue to affect us. The Argentine government has exercised and continues to exercise significant influence over many aspects of the Argentine economy. Accordingly, Argentine governmental actions concerning the economy could significantly affect private sector entities in general and our operations in particular, as well as affect market conditions, prices and returns on Argentine securities, including ours. While the key factors of our business were strong in 2010, and our operating results have increased as a result of growth in our mobile and Internet business, our operating results, financial condition and cash flows remain vulnerable to fluctuations in the Argentine economy.

Critical Accounting Policies

Our Consolidated Financial Statements, prepared in accordance with IFRS, are dependent upon and sensitive to accounting methods, assumptions and estimates that we use as a basis for its preparation. We have identified the following critical accounting estimates and related assumptions and uncertainties inherent in our accounting policies, which we believe are essential to an understanding of the underlying financial reporting risks and the effect that these accounting estimates, assumptions and uncertainties have on our Consolidated Financial Statements.

Our accounting policies are fully described in the Note 3 to our Consolidated Financial Statements. We believe that the following are the most critical judgment areas in the application of policies that currently affect our financial condition, results of operations and cash flows.

Use of estimates

IFRS involves the use of assumptions and estimates that may significantly affect the reported amounts of assets and liabilities and any accompanying financial information.

Management considers financial projections in the preparation of the financial statements as further described below. These financial projections anticipate scenarios deemed both likely and conservative based upon macroeconomic, financial and industry-specific assumptions. However, actual results may differ significantly from such estimates.

Variations in the assumptions regarding exchange rates, rates of inflation, level of economic activity and consumption, creditworthiness of our actual and potential customers, aggressiveness of our actual or potential competitors and technological, legal or regulatory changes could also result in significant differences from financial projections used by the Company for valuation and disclosure of items under IFRS.

The most important accounting estimates, those which require a high degree of subjective assumptions and judgments, are the following:

Revenue recognition

Revenues are recognized to the extent that it is probable that economic benefits will flow to the Telecom Group and their amount can be measured reliably. Revenues are stated net of estimated discounts, and returns.

Revenues from upfront connection fees for fixed, data and Internet services that are non- separable from the service are accounted for as a single transaction and deferred over the term of the contract or, in the case of indefinite period contracts, over the average period of the customer relationship (approximately 9 years for the fixed telephony customers). Therefore, these revenues are influenced by the estimated expected duration of customer relationships for indefinite period contracts.

Revenues are also subject to estimations of the traffic measures and the amounts of returns to be recorded as a direct deduction from revenues.

Property, plant and equipment and intangible assets

Useful lives and residual value

We record property, plant and equipment and intangible assets at acquisition or construction cost. Property, plant and equipment and intangible assets, except for indefinite useful life intangibles, are depreciated or amortized on a straight-line basis over their estimated useful lives. The determination of the depreciable amount of the assets and their useful lives involves significant judgment. The Company periodically reviews, at least at each financial year-end, the estimated useful lives of its property, plant and equipment and intangible assets.

Recoverability of PP&E and intangible assets with finite useful life

At least at every annual closing date, we assess, whenever events or changes in circumstances indicate that property, plant and equipment and amortizing intangible assets may be impaired.

Under IFRS, the carrying value of a long-lived asset is considered impaired by the Company when the recoverable amount of such asset is less than its carrying value. In such event, a loss would be recognized based on the amount by which the carrying value exceeds the recoverable amount of the long-lived asset. The recoverable amount is the higher of the fair value (less costs to sell) and its value in use (present value of the future cash flows expected to be derived from the asset or cash generating unit). Once an impairment loss is identified and recognized, future reversal of impairment loss is permitted only if the indicators of the impairment no longer exist or have decreased.

The identification of impairment indicators and the estimation of the value in use for assets (or groups of assets or cash generating units) require management to make significant judgments concerning the validation of impairment indicators, expected cash flows and applicable discount rates. Estimated cash flows are based on significant Management’s assumptions about the key factors that could affect future business performance such as the future market share, competition level, capital expenditures, salary increases, foreign exchange rates evolution, capital structure, capital cost, etc.

For the years presented the Company estimated that there are no indicators of impairment of assets that are subject to amortization.

However, changes in our current expectations and operating assumptions, including changes in our business strategy, technology, competition and/or changes in market conditions, and the outcome of the rates negotiations for regulated fixed services with the Argentine government, could significantly impact these judgments and could require future adjustments to the recorded assets.

Intangible assets with indefinite useful life—PCS license

The Company determined that Personal’s PCS license met the definition of an indefinite-lived intangible asset for the years presented. Therefore, Personal does not amortize the cost of its license; however, Personal tests it annually for impairment. An impairment loss is recognized when the carrying amount exceeds the recoverable amount. The recoverability of an indefinite-lived intangible asset such as the PCS license requires our Management to make assumptions about the future cash flows expected to be derived from such asset.

Such estimated cash flows are based on significant Management’s assumptions about the key factors that could affect future business performance such as the future market share, competition level, capital expenditures, salary increases, foreign exchange rates evolution, capital structure, discount rate, etc.

Personal’s net cash flows projection is denominated in Argentine pesos, its functional currency. However, due to the fact that there is no prevailing long-term discount rate in pesos available in the market, Personal: a) has converted such peso-denominated cash flows into US dollars using future estimated exchange rates applicable to each period; and b) has discounted these US dollar-denominated cash flows at an annual US dollar rate ranging between 13% and 14% in order to obtain the recoverable value of intangible assets with indefinite useful life. Future cash flows estimates are based on Management’s projections for a period not to exceed five years and then taken to perpetuity assuming a growth rate of 2% per annum.

Through this evaluation, it was determined that the carrying amount of the PCS license did not exceed the recoverable amount of the asset. As a result, no impairment has been recognized.

Our judgments regarding future cash flows may change due to future market conditions, business strategy, the evolution of technology and other factors. These changes, if any, may require material adjustments to the carrying amount of the PCS license.

Income Taxes and Recoverability assessment of deferred income tax asset

We are required to estimate our income taxes (current and deferred) in each of the companies of the Telecom Group according to a reasonable interpretation of the tax law in effect in each jurisdiction where the companies operate. This process may involve complex estimates to determine taxable income and deductible and taxable temporary differences between the carrying amounts and the taxable amounts. In particular, deferred tax assets are recognized to the extent that future taxable income will be available against which they can be utilized. The measurement of the recoverability of deferred tax assets requires estimating future taxable income based on the Company’s projections and takes into account a conservative tax planning. If actual results differ from these estimates due to changes in tax authority’s interpretations and the new fiscal jurisprudence, or we adjust those estimates in future periods, our financial position, results of operation and cash flows may be materially affected.

The measurement of current and deferred tax liabilities and assets is based on provisions of the enacted tax law and the effects of future changes in tax laws or rates are not anticipated.

Receivables and payables valued at amortized cost

Receivables and payables valued at amortized cost are initially recorded at their fair value, which is generally determined by using a discounted cash flow valuation method. The fair value under this method is estimated as the present value of all future cash flows discounted using an estimated discount rate, especially for long term receivables and payables. The estimated discount rate used to determine the discounted cash flow of long term receivables and payables is an annual rate in pesos ranging between 18% and 24% for all years presented. The difference between the initial fair value and the nominal amount of receivables and payables is recognized as finance income or expense using the effective interest method over the relevant period.

Provisions

We are subject to proceedings, lawsuits and other claims related to labor, civil, tax, regulatory and other matters. In order to determine the proper level of provisions relating to these contingencies, we assess the likelihood of any adverse judgments or outcomes related to these matters as well as the range of probable losses that may result from the potential outcomes. We consult with internal and external legal counsel on these matters. A determination of the amount of provisions required, if any, is made after careful analysis of each individual issue. Our determination of the required provisions may change in the future due to new developments in each matter, changes in jurisprudential precedents and tribunal decisions or changes in our method of resolving such matters, such as changes in settlement strategy.

Allowance for Doubtful Accounts

We maintain an allowance for doubtful accounts to account for estimated losses resulting from the inability of our customers to make required payments. We base our estimates on the aging of our accounts receivable balances, our historical write-offs, customer creditworthiness and changes in our customer payment terms when evaluating the adequacy of our allowance for doubtful accounts. If the financial condition of our customers were to deteriorate, our actual write-offs could be higher than expected.

Pension Benefits

Collective bargaining agreements in Telecom Argentina provide benefits to union employees who retire upon reaching normal retirement age, or at an earlier time due to disability. These benefits consist of payments of a single lump sum equal to a one-month salary for every five years of service to the Company. There is no vested benefit obligation until the occurrence of these conditions. Actuarial assumptions and demographic data, as applicable, are used to measure the Company’s obligation to provide these benefits. The Company does not make plan contributions or maintain separate assets to fund the benefits at retirement.

The actuarial assumptions used are based on market interest rates, expected levels of inflation and salary increases, past experience and Management’s best estimate of future economic conditions. Changes in these assumptions may impact future benefit costs and obligations. These changes, if any, may require adjustments to the recorded liabilities.

Years ended December 31, 2010 and 2009

For purposes of these sections the fiscal years ended December 31, 2010 and 2009 are called “2010” and “2009,” respectively.

Our results of operations are determined in accordance with IFRS. The Telecom Group provides customers with a broad range of telecommunication services. To fulfill its purpose, it conducts different activities that are distributed among the companies in the Group. Each company represents an operating segment. These operating segments have been aggregated into the following segments according to the nature of the products and services provided and economic characteristics:

Segment	Company of the Telecom Group/ Operating Segment
Fixed Services	Telecom Argentina S.A. Telecom Argentina USA, Inc. Micro Sistemas S.A. (i)
Personal Mobile Services	Telecom Personal S.A. Springville S.A. (i)
Núcleo Mobile Services	Núcleo S.A.

(i)    Dormant entity at December 31, 2010.

The main products and services in each segment are:

•                  Fixed Services: local area, national long-distance and international communications, supplementary services (including call waiting, itemized invoicing, voicemail, etc.), interconnection with other operators, data transmission (including private networks, point-to-point traffic, radio and TV signal transmission), outsourcing of IT solutions, Internet services (Broadband and Dial-up) and the sales of equipment.

•                  Personal Mobile Services and Núcleo Mobile Services: GSM and 3G mobile communications over UMTS/ HSDPA networks (including GPRS, EDGE and HSDPA high-speed mobile, videoconferencing, full track download, multimedia messaging, mobile Internet, online streaming, corporate e-mail and BlackBerry solutions) and sale of mobile communication devices (handsets —including smartphones-, 3G modems, 3G hotspots, tablets and netbooks).

The following table shows our total revenues as a percentage of total consolidated revenues within our segments for the year ended December 31, 2010:

Segment	Total Revenues (1) (P$ million)	Percentage of Consolidated Total Revenues

Fixed Services	4,680	31.9
Personal Mobile Services	9,513	64.9
Núcleo Mobile Services	466	3.2
TOTAL	14,659	100.0

(1)     Includes service revenues, equipment sales and other income with third parties.

Management’s explanations under “(B) Results of Operations by Segment” below regarding changes in financial condition and results of operations for years 2010 and 2009 related to segments of the Company have been provided based on financial information under IFRS as disclosed in Note 30 to our Consolidated Financial Statements. Although the financial information provided to the Chief Operating Decision Maker during 2010 and 2009 was based on Argentine GAAP rather than IFRS, we believe that Management discussion based on IFRS provides a more useful and easier understanding of the Company’s business.

Reconciliations between aggregate segment information amounts presented under Argentine GAAP and IFRS as of December 31, 2010 and 2009 and for the years then ended are included in Note 28 to our Consolidated Financial Statements.

Factors Affecting Results of Operations

Described below are certain factors that may be helpful in understanding our operating results. These factors are based on the information currently available to our Management and may not represent all of the factors that are relevant to an understanding of our current or future results of operations. Additional information regarding trends expected to influence our results of operations in 2011 are analyzed below under “—Trend Information.”

Impact of Political and Economic Environment in Argentina. Levels of economic activity affect our customers’ consumption of local and long-distance traffic, the demand for new fixed lines, Broadband and mobile services and the levels of uncollectible accounts and disconnections. Demand for our services and the amount of revenues we collect is also affected by inflation, exchange rate variations and the rate of unemployment, among others. The same factors, but in a low degree, affect the activity of Núcleo, that operates in Paraguay.

Rate Regulation. Revenue from our Fixed Services segment will depend principally on the number of lines in service, the minutes of use or “traffic” for local and long-distance services and the rates charged for services. The rates that Telecom Argentina charges in its fixed telephony service (including both monthly basic charges and measured service charges), installation charges, public telephone charges and charges for Internet Dial-Up traffic are subject to regulation. These rates were pesified and rate increases were frozen by the Argentine government in 2002. Telecom Argentina has been in discussions with regulators with respect to rate adjustments and, on March 6, 2006, Telecom Argentina signed the Letter of Understanding 2006 with the Argentine government which permits Telecom Argentina to raise certain of its regulated rates. However, the agreement is still subject to the implementation of certain administrative steps and the pending approval by the legislative branch. Although the Company’s Management expects that the contract renegotiation process will be satisfactorily completed, to date there is no certainty regarding either the outcome of the negotiations or the timing of such outcome. The impact of the rates pesification on the Telecom Argentina’s results of operations has been particularly relevant in the recent years as the Telecom Argentina’s costs structure has been affected by inflationary pressures, as described in Risk Factors and Economic and Political Developments in Argentina.

Competition. The Argentine telecommunications market has become increasingly competitive. Competition is mainly focused on fixed services for large customers, small enterprises and government, Internet and mobile services. To remain competitive, we must devote significant resources to capital expenditures, subscriber acquisitions costs and trade expenses (including advertising and selling commissions).

Personal and Núcleo subscribers bases are expected to continue expanding in 2011 albeit at more moderate rates than those of recent years, especially in Broadband and mobile Internet subscribers. We aim to obtain high-value mobile subscribers and encourage consumption via the launching of new products and services. Value Added Services will continue to be one of the main drivers of revenue growth in the mobile services business.

In addition, Telecom Personal will participate in the spectrum auction and hopes to acquire spectrum to complete its “Spectrum cap” along throughout Argentina. We cannot ensure that Personal will be awarded the tender. If awarded to other existing or new competitors it could adversely affect its competitive position or ability to offer mobile services to its customers on a competitive basis, and may require higher costs on capital expenditures regarding the construction of additional cell sites.

Also, an increase in competition between mobile service providers could be expected as a result of the implementation of the Number Portability Regulation at the end of 2011, which could also result in higher subscriber’s retention costs in the second half of 2011 and all of 2012.

Technology Developments and Capital Expenditures. Improvements in technology influence demand for services and equipment by our customers. For example, demand for fixed line telecommunications services has been affected by continued significant growth in mobile business. Growth in the fixed services business at present is being driven by the expansion of Broadband for individuals and corporations and our continuous updating of commercial and support systems. The increase in Broadband adoption has also proven to be a critical factor in facilitating the offering of Value Added Services to customers and the bundling of services. In the fixed services business, we must invest in our fixed-line network and information technology. Specifically, in the Internet services, we must constantly upgrade our access technology and software, embrace emerging transmission technologies and improve the responsiveness, functionality, coverage and features of our services.

In the mobile business, we have seen an increase in the number of subscribers due to the implementation of 3G technology and related services supported by 3G technology. To provide its subscribers with new and better services, Telecom Personal has to enhance its mobile networks by expanding the network infrastructure 3G technology and bandwidth for mobile data transmission.

Devaluation of the peso. The peso has been subject to significant devaluations in the past few years. The majority of our revenues are received in pesos whereas a portion of the materials and supplies related to the construction and maintenance of our networks and services are incurred in foreign currencies. Consequently, the Pesification of our regulated rates in the fixed services and the high level of competition is a limitation to transfer to our customers the fluctuations in the exchange rates between the peso and the U.S. dollar and other currencies. In addition, any devaluation of the peso against foreign currencies may increase operating costs and capital expenditures, which will adversely affect our results of operations, considering the net effect on revenues and costs.

Increase in inflation. In the past, Argentina has experienced periods of high inflation. In recent years, inflation levels have been increasing and have remained relatively high. The recent economic recovery and a potential increase in public spending could lead to higher inflation. Any increase in inflation levels not accompanied by an increase in the rates we charge our customers, could adversely affect our results of operations in nominal and real terms.

Tax pressures and litigation. Telecom Argentina’s results of operations have been affected by tax pressures, especially from municipalities and provinces, which have increased its tax rates to finance their increased level of expenses, according to inflationary pressures, and its capital expenditures. Also, jurisprudential changes in labor and pension matters have generated higher claims from employees and former employees and also increased claims from employees of a subcontractor alleging joint liability.

(A)  Consolidated Results of Operations

In the year ended December 31, 2010, we reported net income of P$1,949 million, compared to net income of P$1,417 million for the year ended December 31, 2009.

Consolidated net revenues in 2010 were P$14,659 million compared to P$12,204 million in 2009. The increase of P$2,455 million (a 20% increase) can be largely attributed to the growth in the Personal Mobile Services segment and in Internet services included in the Fixed Services segment.

In 2010, operating expenses (including depreciation and amortization) totaled P$11,497 million, representing an increase of P$1,909 million, or 20%. The most significant changes in operating expenses included increases in employee benefit expenses and severance payments, taxes and fees with the Regulatory Authority (mainly caused by the increase in revenues), cost of equipment and handsets (due to an expansion of the subscriber base and customer upgrade of mobile handsets), commissions (as a result of the increase in the prepaid subscriber base), provisions (due to higher regulatory and tax claims) and in fees for services, maintenance, materials and supplies (attributable to increased hired services, higher supplies consumption and the effect of inflation on prices).

Although the economic situation in Argentina continued showing signs of recovery from the global financial crisis, our fixed telephony service is still affected by the Pesification of rates in early 2002; as a result, the increase in the structure of operating expenses for the Fixed Services segment (18%) is higher than the increase in total revenues (11%). Consequently, our operations continue to be influenced by the Pesification and freezing of regulated rates and macroeconomic factors.

(A.1) 2010 Compared to 2009

					Change by segment(1)
	Year Ended December 31,				Fixed	Personal Mobile	Núcleo Mobile
	2010	2009	Total Change		Services	Services	Services
	(P$ millions)%			(P$ millions)
Total revenues	14,659	12,204	20	2,455	494	1,880	81
Operating expenses (without depreciation and amortization)	(9,785)	(8,043)	22	(1,742)	(554)	(1,137)	(51)
Operating income before depreciation and amortization	4,874	4,161	17	713	(60)	743	30
Depreciation and amortization	(1,712)	(1,545)	11	(167)	(55)	(101)	(11)
Operating income	3,162	2,616	21	546	(115)	642	19
Other income from investments	—	13	n/a	(13)	—	(13)	—
Financial results, net	(137)	(414)	(67)	277	250	29	(2)
Income tax expense	(1,076)	(798)	35	(278)	(56)	(218)	(4)
Net income	1,949	1,417	38	532	79	440	13

Net income attributable to:
Owners of the Parent	1,935	1,405	38	530
Noncontrolling interest	14	12	17	2

(1)          Includes the effect of eliminations of Intersegment transactions.

Total revenues

During 2010, total consolidated revenues increased by 20% to P$14,659 million from P$12,204 million in 2009, mainly driven by our mobile, Broadband and data transmission businesses.

Total consolidated revenues for 2010 and 2009 are comprised as follows:

					Change by segment (1)
	Years Ended December 31,				Fixed	Personal Mobile	Núcleo Mobile
	2010	2009	Total Change		Services	Services	Services
	(P$ millions)%			(P$ millions)
Voice	8,247	7,545	9	702	101	588	13
Data and Internet	5,284	3,780	40	1,504	373	1,065	66
Service Revenues	13,531	11,325	19	2,206	474	1,653	79
Equipment (2)	1,096	845	30	251	27	222	2
Other income	32	34	(6)	(2)	(7)	5	—
Total Revenues	14,659	12,204	20	2,455	494	1,880	81

(1)   Net of the Intersegment revenues effect.

(2)   This item is composed of voice, data and Internet equipment in each year.

Voice

Revenues from voice services increased 9% to P$8,247 million in 2010 from P$7,545 million in 2009. Such increase is largely due to a growth in the mobile subscriber base, as well as an increase in (i) the number of lines in service, (ii) in the volume of total traffic, (iii) in the prices of our services in the Personal Mobile Services segment; and (iv) revenues related to billing and collection services charged to other operators in the Fixed Services segment. Revenues from voice services represented 56% of our total consolidated revenues for 2010 compared to 62% of our total consolidated revenues for 2009.

The breakdown of revenues from voice services by segment is the following:

Fixed services

Revenues from voice services represented 62% of our total Fixed Services segment revenues for 2010 compared to 67% of our total segment revenues for 2009.

Voice services mainly include revenues from monthly basic charges, charges for supplementary services, measured service (national and international calls) and public telephone service. Charges for supplementary services include call-waiting, call-forwarding, three-way calling, caller ID, direct inwards dialing, toll-free service and voicemail, among others. Measured service charges are based on the number and duration of calls. Measured service revenues depend on the number of lines in service, the volume of usage, the number of new lines installed and applicable rates. Most of our customers are billed monthly. They also include interconnection services (which primarily include access, termination and long-distance transport of calls), international long-distance service (which reflect payments made under bilateral agreements between the Company and foreign telecommunications carriers covering inbound international long-distance calls) and revenues related to billing and collection services charged to other operators.

Monthly basic charges and charges for supplementary services increased 12% to P$944 million in 2010 from P$844 million in 2009. Such growth was due to an increase in the number of lines in service and in the level of service packs sold that also raised their prices during the period.

Measured service charges increased 1% to P$1,110 million in 2010 from P$1,095 million in 2009. Such increases were due to higher local calls and an increase in the number of lines in service. However, some fixed services rates remained unchanged since 2002 as a result of the Pesification and freeze of rates imposed by the Argentine government.

Public telephone service and other services decreased 2% to P$157 million in 2010 from P$161 million in 2009 mainly due to a reduction in use of public telephone service.

Interconnection services decreased 2% to P$382 million in 2010 from P$389 million in 2009. Such decreases were due to lower fixed traffic transported and terminated on Telecom’s fixed line network.

International long-distance service services decreased 8% to P$93 million in 2010 from P$101 million in 2009. Such decreases were due to lower international long-distance incoming traffic.

Revenues related to billing and collection services charged to other operators increased 3% to P$101 million in 2010 from P$98 million in 2009. Such increases are mainly consequence of a growth in CPP billing and collected.

Other wholesale revenues remain stable at P$111 million and P$109 million during 2010 and 2009, respectively.

Mobile services

Revenues from voice services represented 54% of our total Personal Mobile Services segment revenues for 2010 compared to 59% for 2009.

Voice services mainly include revenues from monthly basic charges, airtime usage charges and roaming charges billed to our customers for their use of our and other carriers’ networks, CPP, TLRD and roaming charges billed to other mobile service providers whose customers use our network.

Monthly basic charges increased 18% to P$1,307 million in 2010 from P$1,109 million in 2009. Airtime usage charges increased 15% to P$1,947 million in 2010 from P$1,690 million in 2009. Roaming charges billed and other services increased 45% to P$199 million in 2010 from P$137 million in 2009. Such increases were mainly due to an increase in the subscriber base, an increase in the volume of total traffic and an increase in prices of our services.

CPP and TLRD increased 4% to P$1,392 million in 2010 from P$1,343 million in 2009. Roaming charges billed and other services increased 10% to P$250 million in 2010 from P$228 million in 2009. Such increases were mainly due to an increase in the volume of traffic in Argentina.

In Núcleo Mobile Services segment, voice revenues increased P$13 million.

Data and Internet

Revenues from data and Internet services increased 40% to P$5,284 million in 2010 from P$3,780 million in 2009. Revenues from data and Internet represented 36% of our total consolidated revenues for 2010 compared to 31% of our total consolidated revenues for 2009.

Revenues from Internet services in the Fixed Services segment increased mainly due to the increase in the number of Internet accesses and average price of fixed charge services, as a result of the completion of promotions granted to customers in the first months of subscription. As of December 31, 2010, the number of Internet accesses reached approximately 1,380,000, compared to 1,214,000 as of December 31, 2009, increasing by 14%. Revenues from data services in the Fixed Services segment increased mainly due to an increase in virtual private network services, private data network services replacing the point-to-point service, leases of circuits, dedicated lines and growth in data center services. The majority of our revenues from data transmission services is denominated in U.S. dollars and, consequently, in 2010, was affected by the fluctuations in the exchange rate between the peso and the U.S. dollar resulting in an increase in data transmission revenues.

In the Mobile Services segments, data and Internet services mainly include SMS, MMS, GPRS and Internet services. The increase of P$1,131 million was largely due to Telecom Personal and Núcleo’s efforts to create Value Added Services which featuring technological innovations. The total number of Telecom Personal’s subscribers was approximately 16,333,000 as of December 31, 2010, representing an increase of approximately 13% as compared to 2009. The increase was driven by increased penetration in the mobile services market in Argentina. As of December 31, 2010, the subscriber base in Argentina amounted to approximately 11,426,000 prepaid subscribers, or 70% of the total subscriber base, approximately 2,111,000 post-paid subscribers, or 13% of the total subscriber base and approximately 2,796,000 “cuentas claras” plan subscribers, or 17% of the total subscriber base. Núcleo had approximately 1,868,000 mobile subscribers as of December 31, 2010 which represented an increase of approximately 4% as compared to 2009. As of December 31, 2010, Núcleo had approximately 1,604,000 prepaid subscribers, representing 86% of Núcleo’s total mobile subscriber base.

Equipment

During 2010, revenues from equipment increased by 30%, to P$1,096 million in 2010 from P$845 million in 2009. In the Fixed Services segment, the increase in 2010 was mainly due to higher sales of “Aladino” telephone sets, (which, depending on the model, permit SMS services or video calls from fixed lines), data equipment and higher sales of modems as a result of the expansion of our Internet services. In the Mobile Services segments, handset sales increased due to the expansion of the subscriber base and a higher selling price of handsets sold.

Additionally, as a result of technological advances and the increased quality of our services, more customers upgraded their mobile handsets.

Other Income

Other income mainly includes penalties collected from suppliers, according to delays in good’s deliveries or matters related to the quality of the services provided, and gain on the sale of PP&E. During 2010, other income decreased 6% to P$32 million from P$34 million in 2009 mainly due to a reduction in the sales of PP&E.

For a further breakdown of our consolidated total revenues, see “—Results of Operations by Segment” below.

Operating expenses (without depreciation and amortization)

Total operating expenses increased by P$1,742 million totaling P$9,785 million in 2010, representing a 22% increase as compared to 2009. The increase was mainly due to increases in employee benefit expenses and severance payments, fees for services, maintenance, materials and supplies, taxes and fees with the Regulatory Authority, commissions and cost of equipments and handsets.

					Change by segment (1)
	Years Ended December 31,				Fixed	Personal Mobile	Núcleo Mobile
	2010	2009	Total Change		Services	Services	Services
	(P$ millions)%			(P$ millions)
Employee benefit expenses and severance payments	1,975	1,572	26	403	289	109	5
Interconnection costs and other telecommunications charges	1,377	1,361	1	16	2	14	—
Fees for services, maintenance, materials and supplies	1,326	1,071	24	255	78	163	14
Taxes and fees with the Regulatory Authority	1,254	1,011	24	243	34	208	1
Commissions	1,141	942	21	199	11	179	9
Cost of equipments and handsets	1,207	906	33	301	9	288	4
Advertising	441	357	24	84	24	50	10
Provisions.	130	48	171	82	55	28	(1)
Bad debt expense	119	131	(9)	(12)	(9)	(4)	1
Other operating expenses	815	644	27	171	61	102	8
Total operating expenses (without depreciation and amortization)	9,785	8,043	22	1,742	554	1,137	51

(1) Net of the Intersegment transactions effect.

Employee benefit expenses and severance payments

During 2010, employee benefit expenses and severance payments were P$1,975 million, representing a 26% increase from 2009. This was primarily due to salary increases that Telecom implemented across all segments and the increase in the Telecom’s headcount. In the Fixed Services segment, severance payments and termination benefits grew as a result of an increase in the number of employees who retired or were dismissed in 2010, partially offset by a 2% decrease in the number of employees (from 11,079 employees in 2009 to 10,845 employees in 2010). On the other hand, in the Personal Mobile Services segment there was a 15% increase in the number of employees (from 3,799 employees in 2009 to 4,370 employees in 2010).

Interconnection costs and other telecommunications charges

Interconnection costs and other telecommunications charges includes interconnection costs, lease of circuits and costs of international outbound calls, which reflect payments made under bilateral agreements between Telecom Argentina and international carriers in connection with outgoing calls made by our customers. Additionally, the cost of roaming and TLRD is included in the Mobile Services segments. In 2010, interconnection costs and other telecommunications charges amounted to P$1,377 million compared with P$1,361 million in 2009. The increase was mainly due to higher traffic volume in Telecom Argentina’s and Personal’s network and price increases as a result of inflation, partially offset by lower traffic of outgoing calls originated in our network, requiring fees to transport calls across international lines.

Fees for services, maintenance, materials and supplies

Expenses related to fees for services, maintenance, materials and supplies increased 24% to P$1,326 million in 2010 from P$1,071 million in 2009. This increase was mainly due to higher maintenance costs across all segments due to inflation and devaluation of the Argentine peso vs. U.S. dollars (maintenance costs for network equipment, buildings and vehicles, maintenance costs of radio base systems and maintenance of BlackBerry equipment), which amounted to P$91 million and also to higher service costs related to call centers (a P$119 million increase from 2009 to 2010).

Taxes and fees with the Regulatory Authority

Taxes and fees with the Regulatory Authority expenses increased 24% to P$1,254 million in 2010 from P$1,011 million in 2009, mainly due to charges of turnover tax (P$138 million increase from 2009 to 2010) as a result of the increase in total revenues during 2010 and from taxes with the Regulatory Authority (an increase of P$70 million from 2009).

Commissions

Commissions increased by P$199 million, or 21%, to P$1,141 million in 2010 from P$942 million in 2009. The increase was mainly due to the growth in the subscriber base, higher commissions for the distributions of prepaid cards, and higher commissions for collections as a result of the increase in revenues and a higher transaction cost for collection services.

Cost of equipments and handsets

During 2010, the cost of equipments and handsets increased to P$1,207 million from P$906 million in 2009, representing a 33% increase. The increase in costs of mobile handsets in both Mobile Services segments was P$292 million and it was primarily attributable to an expansion of the subscriber base and the number of customers that upgraded their handsets as a result of technological advances and new service offerings. The increase in costs in the Fixed Services segment was P$9 million and it was primarily attributable to an increase in sales of “Aladino” telephone sets, data equipment and higher sales of modems as a result of the growth in the Internet business.

Advertising

Costs related to advertising increased by P$84 million, or 24%, to P$441 million in 2010. During 2010, Telecom Argentina continued its focus on advertising campaigns as a result of competition in the Internet services market while Personal recorded higher media advertising expenses as a result of efforts to retain and expand its subscriber base.

Provisions

During 2010, we recorded P$130 million in provisions compared to P$48 million recorded in 2009, representing a 171% increase. The increase in 2010 was due to an increase in regulatory and tax claims amounting to P$70 million (including the effect of 2009 reversal P$36 million related to Law No. 26,476 Tax Regularization Regime), an increase in labor claims amounting to P$6 million and the increase of civil and commercial proceedings amounting to P$6 million.

Bad Debt Expense

In 2010 bad debt expense amounted to P$119 million, a decrease of 9% as compared to 2009, representing less than 1% of consolidated total revenues. The decrease was mainly due to an improvement in the collection of receivables in both Fixed Services and Personal Mobile Services segments.

Other Operating Expenses

Other operating expenses, which include costs associated with Value Added Services, transportation costs, insurance, energy and rentals, among others, increased 27% to P$815 million in 2010 from P$644 million in 2009 primarily as a result of the increase in the prices of transportation, fuel and electricity used to provide Telecom Argentina’s services. Other operating expenses also were higher due to higher costs associated with the provision of Value Added Services to Personal and Núcleo’s subscribers, higher costs of site leases and international and satellite connectivity.

Operating income before depreciation and amortization

Our consolidated operating income before depreciation and amortization was P$4,874 million in 2010 and P$4,161 million in 2009, representing 33% and 34% of total consolidated revenues, respectively. The increase was primarily due to the increase of operating expenses by 22% versus higher total consolidated revenues of 20%.

Depreciation of PP&E and Amortization of Intangible Assets

Depreciation of PP&E and amortization of intangible assets increased by P$167 million, or 11% to P$1,712 million during 2010. This increase was the result of higher investment in PP&E and intangible assets, partially offset by a reduction in the level of depreciation due to the end of the amortization period for certain assets and by a reduction in the amortization of subscriber acquisitions costs (“SAC”) in the Personal Mobile Services segment.

For a further breakdown of our consolidated operating expenses, see “—Results of Operations by Segment” below.

Operating income

During 2010, consolidated operating income was P$3,162 million, representing an increase of P$546 million or 21% from 2009. Operating income represented 22% of consolidated total revenues in 2010 versus 21% in 2009. This increase was mainly due to growth in operating income before depreciation and amortization by 17% net of the increase of 11% in depreciation and amortization.

	Years Ended December 31,		% of Change
	2010	2009	2010-2009
	(P$ million / %)		Increase
Operating income before depreciation and amortization	4,874	4,161	17
As % of total revenues	33%	34%
Depreciation and amortization	(1,712)	(1,545)	11
As % of total revenues	(12)%	(13)%
Operating income	3,162	2,616	21
As % of total revenues	22%	21%

Financial results, net

During 2010, Telecom recorded a net financial loss of P$137 million compared to a net financial loss of approximately P$414 million in 2009, representing a 67% decrease as compared to 2009. The decrease in the net financial loss was mainly due to lower net foreign currency exchange losses by P$204 million as compared to 2009 (including the effect of loss on derivatives), lower interest on financial debt of P$69 million (as a consequence of the total cancellation of Personal’s financial debt in 2010 and of Telecom Argentina’s financial debt in 2009) and to higher interest on cash equivalents, investments and receivables by P$32 million.

Income tax expense

The Company’s income tax charge includes three effects: (i) the current tax payable for the year pursuant to fiscal legislation applicable to each company in the Telecom Group; (ii) the effect of applying the deferred tax method on temporary differences arising out of the asset and liability valuation according to fiscal vs. accounting criteria; and (iii) the analysis of recoverability of deferred tax assets.

(i)    Regarding current tax expenses, Telecom Argentina, Personal and Núcleo generated tax profit in fiscal year 2010 amounting to P$1,067 million versus P$818 million in 2010 and 2009, respectively. Telecom Argentina’s income tax expense assessed in 2010 amounted to P$408 million as compared to P$301 million in 2009; Personal’s, in 2010, amounted to P$655 million compared to P$511 million in 2009 and Núcleo’s, in 2010, amounted to P$4 million compared to P$6 million in 2009.

(ii)   Regarding the deferred tax, in 2010 and 2009 Telecom Argentina recorded a deferred tax benefit of P$79 million and P$29 million, respectively; Personal recorded a deferred tax loss of P$79 million and P$6 million in 2010 and 2009, respectively, and Núcleo generated a P$6 million loss in 2010 and no deferred tax was recorded in 2009 for Núcleo, totaling P$6 million of deferred tax expense in 2010 and P$22 million deferred tax benefit in 2009.

(iii)  Regarding the analysis of recoverability of deferred tax assets, Telecom Personal recorded a valuation allowance for deferred tax assets of P$3 million and P$2 million in 2010 and 2009, respectively, while no charges were recorded for Telecom Argentina and Núcleo in those years.

Net income

For 2010, we recorded net income of P$1,949 million (13% of total consolidated revenues) of which P$1,935 million are attributable to the owners of the Parent. The Fixed Services segment accounted for a gain of P$592 million, the Personal Mobile Services segment accounted for a P$1,315 million gain and the Núcleo Mobile Services segment accounted for a gain of P$42 million representing 11%, 14% and 9% of the total segment revenues, respectively.

For 2009, we recorded net income of P$1,417 million (12% of consolidated total revenues) of which P$1,405 million are attributable to the owners of the Parent. The Fixed Services segment accounted for a gain of P$478 million, the Personal Mobile Services segment accounted for P$906 million gain and the Núcleo Mobile Services segment accounted for a gain of P$33 million representing 10%, 12% and 9% of the total segment revenues, respectively.

(B)  Results of Operations by Segment

(B.1)  Fixed Services Segment

Results of operations for our Fixed Services segment for 2010 and 2009 are comprised as follows:

	Years Ended December 31,		% of Change
	2010	2009	2010-2009
	(P$ millions)		Increase/(Decrease)
Total revenues	5,419	4,873	11
Operating expenses (without depreciation and amortization)	(3,725)	(3,154)	18
Operating income before depreciation and amortization	1,694	1,719	(1)
Depreciation and amortization	(776)	(721)	8
Operating income	918	998	(8)
Financial results, net	3	(247)	n/a
Income tax expense	(329)	(273)	21
Net income	592	478	24

Total revenues

During 2010, total revenues from our Fixed Services segment increased by 11% to P$5,419 million from P$4,873 million in 2009. Regulated voice services are still affected by rate Pesification. The increase was due to several factors, including a 14% growth in Internet accesses and a 1% growth in the number of lines in service as compared to 2009, which increased the monthly consumption of the offered services.

Total revenues from our Fixed Services segment for 2010 and 2009 are comprised as follows:

	Years Ended December 31,		% of Change
	2010	2009	2010-2009
	(P$ millions)		Increase/(Decrease)
Voice - retail	2,211	2,100	5
Voice - wholesale	687	697	(1)
Data and Internet	1,692	1,319	28
Service Revenues	4,590	4,116	12
Equipment (1)	70	43	63
Other income	20	27	(26)
Subtotal third party revenues	4,680	4,186	12
Intersegment	739	687	8
Total Fixed Services revenues	5,419	4,873	11

(1)          This item is composed of voice, data and Internet equipment in each year.

The chart below shows total revenues for 2010 and 2009 and their breakdown by nature:

Voice - retail

Revenues from voice - retail represented 41% of our total segment revenues for 2010 compared to 43% of our total segment revenues for 2009. Revenues from voice - retail increased 5% to P$2,211 million in 2010 from P$2,100 million in 2009.

Voice - retail mainly includes revenues from monthly basic charges (which differ for residential, professional and commercial customers), charges for supplementary services, measured service (national and international calls) and public telephone service. Charges for supplementary services include call-waiting, call-forwarding, three-way calling, caller ID, direct inwards dialing, toll-free service and voicemail, among others. Measured service charges are based on the number and duration of calls. Measured service revenues depend on the number of lines in service, the volume of usage, the number of new lines installed and applicable rates. Most of our customers are billed monthly.

Monthly basic charges and charges for supplementary services increased 12% to P$944 million in 2010 from P$844 million in 2009. Such growth was due to an increase in the number of lines in service and in the level of service packs sold that also raised their prices during the period.

Measured service charges increased 1% to P$1,110 million in 2010 from P$1,095 million in 2009. Such increases were due to higher local calls and an increase in the number of lines in service. However, some fixed services rates remained unchanged since 2002 as a result of the Pesification and freeze of rates imposed by the Argentine government.

Public telephone service and other services decreased 2% to P$157 million in 2010 from P$161 million in 2009 mainly due to a reduction in use of public telephone service.

Voice - wholesale

Revenues from voice - wholesale represented 13% of our total segment revenues for 2010 compared to 14% of our total segment revenues for 2009. Revenues from voice — wholesale decreased 1% to P$687 million in 2010 from P$697 million in 2009. The decrease was mainly due to lower fixed traffic transported and terminated on Telecom’s fixed line network and the decrease in international long-distance incoming traffic, partially offset by an increase in revenues related to billing and collection services charged to other operators.

Voice — wholesale mainly includes interconnection services (which primarily include access, termination and long-distance transport of calls), international long-distance service (which reflect payments made under bilateral agreements between the Company and foreign telecommunications carriers covering inbound international long-distance calls) and revenues related to billing and collection services charged to other operators.

Interconnection services decreased 2% to P$382 million in 2010 from P$389 million in 2009. Such decreases are due to lower fixed traffic transported and terminated on Telecom’s fixed line network.

International long-distance service services decreased 8% to P$93 million in 2010 from P$101 million in 2009. Such decreases are due to lower international long-distance incoming traffic.

Revenues related to billing and collection services charged to other operators increased 3% to P$101 million in 2010 from P$98 million in 2009. Such increases are mainly consequence of a growth in CPP billing and collected.

Other wholesale revenues remain stable at P$111 million and P$109 million during 2010 and 2009, respectively.

Data and Internet

Revenues from data and Internet represented 31% of our total segment revenues for 2010 compared to 27% of our total segment revenues for 2009. Revenues from data and Internet services increased 28% to P$1,692 million in 2010 from P$1,319 million in 2009.

Revenues from Internet increased 30% to P$1,366 million in 2010 from P$1,051 million in 2009. The increase was mainly due to the growth in the number of Internet accesses and to the increase in the average price of fixed charge services as a result of the completion of promotions granted to customers in the first months of subscription. As of December 31, 2010, the number of Internet accesses reached approximately 1,380,000, compared to 1,214,000 as of December 31, 2009, increasing by 14%.

Revenues from data services increased 22% to P$326 million in 2010 from P$268 million in 2009. The increase was mainly due to an increase in virtual private network services, private data network services replacing the point-to-point service, leases of circuits, dedicated lines and the growth in data center services. The majority of our revenues from data transmission services is denominated in U.S. dollars and, consequently, in 2010, was affected by the fluctuations in the exchange rate between the peso and the U.S. dollar resulting in an increase in data transmission revenues.

Equipment

During 2010, revenues from equipment increased by 63%, to P$70 million in 2010 from P$43 million in 2009. The increase in 2010 was mainly due to higher sales of “Aladino” telephone sets, data equipment and higher sales of modems as a result of the expansion of our Internet accesses. Additionally, in 2010 we recorded P$14 million due to construction contracts.

Intersegment

Intersegment revenues mainly includes interconnection services, which primarily include access, termination and transport of calls, leases of circuits, revenues related to billing and collection services charged. During 2010, our intersegment revenues increased 8% to P$739 million from P$687 million in 2009. This increase was mainly due to higher revenues on leases of circuits to Telecom Personal as part of the growth of its network traffic. The intersegment revenues are eliminated at the consolidated level.

Other Income

Other income mainly includes penalties collected from suppliers, according to delays in good’s deliveries or matters related to the quality of the services provided, and gain on sale of PP&E. During 2010, other income decreased 26% to P$20 million from P$27 million in 2009 mainly due to a reduction in sales of PP&E.

Operating Expenses (without depreciation and amortization)

During 2010, total operating expenses for the Fixed Services segment increased 18% to P$3,725 million compared to P$3,154 million in 2009. The increase was mainly due to increases in employee benefit expenses and severance payments, fees for services, maintenance, materials and supplies, taxes and fees with the Regulatory Authority and provisions.

Detailed below are the major components of our operating expenses for the years ended December 31, 2010 and 2009 related to our Fixed Services segment:

	Year Ended December 31,		% of Change
	2010	2009	2010-2009
	(P$ millions)		Increase/(Decrease)
Employee benefit expenses and severance payments	1,502	1,213	24
Interconnection costs and other telecommunications charges	456	430	6
Fees for services, maintenance, materials and supplies	679	601	13
Taxes and fees with the Regulatory Authority	304	270	13
Commissions	100	89	12
Cost of equipment	55	46	20
Advertising	142	118	20
Provisions	71	16	344
Bad debt expenses	24	33	(27)
Other operating expenses	392	338	16
Total Fixed Services	3,725	3,154	18

Employee benefit expenses and severance payments

During 2010, employee benefit expenses and charges for severance payments were approximately P$1,502 million, representing a 24% increase from P$1,213 million in 2009. The increase was mainly due to salary increases and severance payments and termination benefits, as a result of an increase in the number of employees who retired or were dismissed, partially offset by a decrease in the number of employees in this segment. The Fixed Services segment had 10,845 employees as of December 31, 2010 and 11,079 as of December 31, 2009.

Interconnection costs and other telecommunications charges

Interconnection costs and other telecommunications charges includes interconnection costs, lease of circuits and costs of international outbound calls, which reflect payments made under bilateral agreements between Telecom Argentina and international carriers in connection with outgoing calls made by our customers. In 2010 interconnection costs and other telecommunications charges amounted to P$456 million, representing an increase of 6% as compared to 2009. The increase was mainly due to higher traffic volume resulting from Telecom Argentina’s network and price increases partially resulting from inflation, offset by lower traffic of outgoing calls originated in our network that required the payment of fees to transport such calls across international lines.

Fees for Services, Maintenance, Materials and Supplies

During 2010, fees for services, maintenance, materials and supplies increased 13% to P$679 million from P$601 million in 2009. The increase was mainly due to higher maintenance costs for network equipment, buildings and utility vehicles, the increase in the prices of certain supplies due to the effects of inflation and higher costs of services, especially those related to call centers (a P$11 million increase from 2009 to 2010), as a result of an increase in the commercial activity, as well as cleaning and security fees (a P$12 million increase from 2009 to 2010).

Taxes and fees with the Regulatory Authority

Expenses related to taxes and fees with the Regulatory Authority increased 13% to P$304 million in 2010 from P$270 million in 2009, mainly due to charges of turnover tax (a P$28 million increase from 2009 to 2010) as a result of the increase in total revenues during the year.

Commissions

During 2010, we recorded P$100 million in costs relating to commissions, compared with P$89 million in 2009. The increase in 2010 was mainly due to higher commissions for collections as a result of increased sales and higher transaction cost for collection services.

Cost of Equipment

During 2010 and 2009 we recorded P$55 million and P$46 million in cost of equipments, respectively. The increase in costs incurred was primarily attributable to increased sales of “Aladino” telephone sets, data equipment and higher sales of modems, as a result of the growth in the Internet business.

Advertising

During 2010, we recorded P$142 million in costs of advertising as compared with P$118 million recorded in 2009. Telecom Argentina continued its advertising campaigns as a result of competition in the Internet services market.

Provisions

During 2010, we recorded P$71 million in provisions compared with P$16 million recorded in 2009. The increase in 2010 was mainly due to the higher trade claims for approximately P$8 million and higher regulatory and tax claims recorded for approximately P$48 million (including the effect of 2009 reversal P$36 million related to Law No. 26,476 Tax Regularization Regime), partially offset by a reduction in labor claims recorded.

Bad Debt Expenses

In 2010, bad debt expenses amounted to P$24 million, a decrease of 27% as compared to 2009, and represented less than 1% of the Fixed Services segment total revenues. The decrease was mainly due to an improvement in the collection of receivables in the wholesale business.

Other Operating Expenses

Other operating expenses include accrued expenses such as transportation costs, insurance, international and satellite connectivity, energy and rentals. During 2010, our other operating expenses amounted to P$392 million compared to P$338 million in 2009. The increase in 2010 was primarily due to the increase in prices of transportation, fuel and electricity used to provide Telecom Argentina’s services.

Operating Income before depreciation and amortization

Our operating income before depreciation and amortization from the Fixed Services segment was P$1,694 million in 2010 and P$1,719 million in 2009, representing 31% and 35% of total segment revenues, respectively. The decrease was mainly due to the fact that the annual increase in operating costs exceeded the increase in total revenues which are still affected by rate Pesification.

Depreciation of PP&E and Amortization of Intangible Assets

Depreciation expenses were P$776 million in 2010 and P$721 million in 2009. The increase was mainly due to assets acquired during 2010, partially offset by a reduction in the level of depreciation due to the end of the amortization period for certain assets.

Operating Income

In 2010, the operating income from our Fixed Services segment decreased 8% to P$918 million from P$998 million in 2009, which represented 17% and 20% of total segment revenues in 2010 and 2009, respectively. The decrease was mainly due to a reduction in our operating income before depreciation and amortization and an increase in depreciation and amortization as explained above.

The following table shows our operating income from the Fixed Services segment in 2010 and 2009 and its percentage of total revenues in each year.

	Years Ended December 31,		% of Change
	2010	2009	2010-2009
	(P$ million / %)		Increase / (Decrease)
Operating income before depreciation and amortization	1,694	1,719	(1)
As % of total revenues	31%	35%
Depreciation and amortization	(776)	(721)	8
As % of total revenues	(14)%	(15)%
Operating income	918	998	(8)
As % of total revenues	17%	20%

Financial results, net

During 2010, we recorded a net financial income of P$3 million compared to a net financial loss of P$247 million in 2009. In addition, interest from current investments increased by P$6 million compared to 2009. During 2010 no interest on financial debt was recorded, whereas interest on financial debt in 2009 amounted to P$73 million.

Additionally, in 2010, the devaluation of the peso against the U.S. dollar was approximately 5%. This situation generated a net foreign currency exchange loss of P$1 million. In 2009, the devaluation of the peso against the U.S. dollar was approximately 10% and 14% against the euro. This situation generated a net foreign currency exchange loss in 2009 of P$199 million (including the effect of derivative financial instruments entered into to hedge foreign exchange exposure). The decrease in net foreign currency exchange loss was mainly due to the total cancellation of our total debt during the last quarter of 2009.

Income tax expense

As previously mentioned, the income tax charge includes three effects (See “—Years ended December 31, 2010 and 2009—Income Tax”):

During 2010, our Fixed Services segment recorded an income tax expense of P$329 million compared to P$273 million in 2009 mainly due to the increase in our pre-tax income in 2010 compared to 2009. The increase in income tax expense in 2010 was mainly attributable to the recognition of current income tax expense (amounting to P$408 million), partially offset by income generated by a deferred tax on temporary differences arising out of the asset and liability valuations according to fiscal vs. accounting criteria (amounting to P$79 million).

Net Income

For 2010 and 2009, the Fixed Services segment recorded net income of P$592 million and P$478 million, respectively. The increase was mainly due to the gain recorded in our financial results, net in 2010 compared to the loss recorded in 2009, partially offset by a reduction in our operating income and the increase of the income tax expense as detailed above.

(B.2)  Personal Mobile Services Segment

Results of operations from our Personal Mobile Services segment for 2010 and 2009 are comprised as follows:

	Years Ended December 31,		% of Change
	2010	2009	2010-2009
	(P$ millions)		Increase/(Decrease)
Total revenues	9,571	7,674	25
Operating expenses (without depreciation and amortization)	(6,549)	(5,364)	22
Operating income before depreciation and amortization	3,022	2,310	31
Depreciation and amortization	(841)	(740)	14
Operating income	2,181	1,570	39
Other income from investments	—	13	n/a
Financial results, net	(129)	(158)	(18)
Income tax expense	(737)	(519)	42
Net income	1,315	906	45

Total revenues

During 2010, total revenues from our Personal Mobile Services segment increased by 25% to P$9,571 million from P$7,674 million in 2009. The increase was mainly due to the growth in the subscriber base, the increase in prices of our services and the increase in the monthly consumption of the offered services, primarily data and Internet services.

An important monthly operational measure used in the Personal Mobile Services segment is ARPU, which we calculate by dividing adjusted total service revenues —excluding outcollect wholesale roaming, cell site rental and reconnection fee revenues— (divided by 12 months) by the average number of subscribers during the period. ARPU is not a measure calculated in accordance with IFRS and our measure of ARPU may not be calculated in the same manner as similarly-titled measures used by other companies. In particular, certain components of service revenues are excluded from Telecom Personal’s ARPU calculations presented in this Annual Report. Our Management believes that this measure is helpful in assessing the development of the subscriber base in the Personal Mobile Services segment. The following table shows the reconciliation of total service revenues to such revenues included in the ARPU calculations:

	Years Ended December 31,
	2010	2009
	(P$ millions)
Total service revenues (1)	8,541	6,871
Components of service revenues not included in the ARPU calculation:
Outcollect wholesale roaming	(229)	(216)
Cell sites rental	(24)	(14)
Reconnection fees	(57)	(31)
Adjusted total service revenues included in the ARPU calculation	8,231	6,610
Average number of subscribers during the year (thousands)	15,426	13,562

(1)          Certain components of service revenues are not included in the ARPU calculation. Includes Intersegment revenues for P$58 million in 2010 and P$41 million in 2009.

During 2010, ARPU increased 7% to approximately P$44 per customer per month compared with approximately P$41 per customer per month in 2009.

The total number of Telecom Personal’s subscribers was approximately 16,333,000 as of December 31, 2010, representing an increase of approximately 13% as compared to 2009. The increase was fueled by increased penetration in the mobile services market in Argentina. As of December 31, 2010, the subscriber base in Argentina amounted to approximately 11,426,000 prepaid subscribers, or 70% of the total subscriber base, approximately 2,111,000 post-paid subscribers, or 13% of the total subscriber base and approximately 2,796,000 “cuentas claras” plan subscribers, or 17% of the total subscriber base.

Revenues from our Personal Mobile Services segment for 2010 and 2009 are comprised as follows:

	Years Ended December 31,		% of Change
	2010	2009	2010-2009
	(P$ millions)		Increase
Voice - retail	3,453	2,936	18
Voice - wholesale	1,642	1,571	5
Data and Internet	3,388	2,323	46
Services Revenues	8,483	6,830	24
Equipment	1,018	796	28
Other income	12	7	71
Subtotal third party revenues	9,513	7,633	25
Intersegment	58	41	41
Total Personal Mobile Services Revenues	9,571	7,674	25

The chart below shows total revenues for 2010 and 2009 and their breakdown by nature:

Voice - retail

Revenues from voice - retail represented 36% of our total segment revenues for 2010 compared to 38% of our total segment revenues for 2009. Revenues from voice - retail increased 18% to P$3,453 million in 2010 from P$2,936 million in 2009.

Voice - retail mainly includes revenues from monthly basic charges, airtime usage charges and roaming charges billed to our customers for their use of our and other carriers’ networks. Monthly basic charges increased 18% to P$1,307 million in 2010 from P$1,109 million in 2009. Airtime usage charges increased 15% to P$1,947 million in 2010 from P$1,690 million in 2009. Roaming charges billed and other services increased 45% to P$199 million in 2010 from P$137 million in 2009. Such increases were mainly due to an increase in the subscriber base, an increase in the volume of total traffic and an increase in prices of our services.

Voice — wholesale

Revenues from voice - wholesale represented 17% of our total segment revenues for 2010 compared to 20% of our total segment revenues for 2009. Revenues from voice - wholesale increased 5% to P$1,642 million in 2010 from P$1,571 million in 2009.

Voice - wholesale mainly includes revenues from CPP, TLRD and roaming charges billed to other mobile service providers whose customers use our network. CPP and TLRD increased 4% to P$1,392 million in 2010 from P$1,343 million in 2009. Roaming charges billed and other services increased 10% to P$250 million in 2010 from P$228 million in 2009. Such increases were mainly due to an increase in the volume of traffic in Argentina.

Data and Internet

Data and Internet services mainly include SMS, MMS, GPRS and Internet. Data and Internet represented 35% of our total segment revenues for 2010 compared to 30% of our total segment revenues for 2009. Revenues from data and Internet increased 46% to P$3,388 million in 2010 from P$2,323 million in 2009. The increase was largely due to Telecom Personal’s efforts to create value added services which featured technological innovation. In particular, revenues of SMS increased 38% to P$2,519 million in 2010 from P$1,821 million in 2009 (the monthly average number of SMS growth 52% to 4,614 million in 2010 from 3,034 million in 2009). Also, revenues of mobile Internet increased 126% to P$391 million in 2010 from P$173 million in 2009 due to an increase in the subscriber base.

Equipment

Equipment revenues consist primarily of revenues from the mobile handsets sold to new and existing subscribers and to agents and other third-party distributors. The revenues associated with the sale of mobile handsets and related expenses are recognized when the products are delivered and accepted by the subscribers, agents and other third party distributors.

During 2010, handset revenues increased to P$1,018 million from P$796 million in 2009. The 28% increase in 2010 was primarily due to the expansion of the subscriber base and a higher selling price of handsets sold. Additionally, as a result of technological advances and our provision of state-of-the-art services, more subscribers upgraded their mobile handsets.

Intersegment

Intersegment revenues mainly includes services rendered to Telecom Argentina and primarily consist in monthly basic charges, airtime usage charges and Value Added Services. During 2010, our intersegment revenues increased 41% to P$58 million from P$41 million in 2009. The intersegment revenues are eliminated at the consolidated level.

Other Income

Other income mainly includes penalties collected from suppliers, according to delays in good’s deliveries or matters related to the quality of the services provided. During 2010, other income was P$12 million, representing an increase of 71% from P$7 million in 2009.

Operating Expenses (without depreciation and amortization)

Total operating expenses in our Personal Mobile Services segment increased 22% to P$6,549 million in 2010 from P$5,364 million in 2009. In line with our increases in revenues, during 2010, all items in the cost structure of the Personal Mobile Services segment experienced material increases, except for bad debt expenses. This trend reflects increases in certain costs related to acquiring and retaining customers, taxes, commissions associated with sales and expansion of the customer service staff.

Detailed below are the major components of the operating expenses for the years ended December 31, 2010 and 2009 in the Personal Mobile Services segment:

	Years Ended December 31,		% of Change
	2010	2009	2010-2009
	(P$ millions)		Increase/(Decrease)
Employee benefit expenses and severance payments	433	324	34
Interconnection costs and other telecommunications charges	1,428	1,381	3
Fees for services, maintenance, materials and supplies	691	523	32
Taxes and fees with the Regulatory Authority	934	726	29
Commissions	1,051	869	21
Cost of equipment	1,139	851	34
Advertising	266	216	23
Provisions	59	31	90
Bad debt expenses	92	96	(4)
Other operating expenses	456	347	31
Total Personal Mobile Services (1)	6,549	5,364	22

(1)          Includes intersegment cost from Fixed Services Segment of P$733 million and P$686 million in 2010 and 2009, respectively, in Interconnection costs and other telecommunications charges, fees for services, maintenance, materials and supplies, commissions and other operating expenses. These costs are eliminated at the consolidated level.

Employee benefit expenses and severance payments

During 2010, employee benefit expenses and severance payments charges increased 34% to P$433 million from P$324 million in 2009. The increase was mainly due to the salary increases that Telecom Personal implemented and the increase in the number of full time employees. The Personal Mobile Services segment had 4,370 employees as of December 31, 2010 and 3,799 as of December 31, 2009.

Interconnection Costs and other telecommunications charges

In 2010, interconnection costs and other telecommunications charges amounted to P$1,428 million, representing an increase of 3% as compared to 2009. The increase was mainly due to higher traffic volume resulting from Telecom Personal’s network and higher costs of roaming due to an increase in mobile traffic among mobile operators as a consequence of a strong growth in the total subscriber base, partially offset by a decrease in the TLRD traffic. Interconnection costs and other telecommunications charges includes intersegment cost from Fixed Services Segment of P$540 million and P$505 million in 2010 and 2009, respectively, that are eliminated at consolidated level.

Fees for services, Maintenance, Materials and Supplies

During 2010, fees for services, maintenance, materials and supplies expenses increased 32% to P$691 million from P$523 million in 2009. The increase was mainly due to an increase in the rates for the principal services received caused by the effects of inflation, higher service costs related to call centers (a P$111 million increase from 2009 to 2010), as a result of an increase in the commercial activity and higher maintenance costs of radio base systems and maintenance of BlackBerry equipment. Fees for services, maintenance, materials and supplies expenses includes intersegment cost from Fixed Services Segment of P$92 million and P$86 million in 2010 and 2009, respectively, that are eliminated at consolidated level.

Taxes and fees with the Regulatory Authority

During 2010, taxes and fees with the Regulatory Authority increased 29% to P$934 million from P$726 million in 2009. The increase was attributable to the increase in total segment revenues.

Commissions

During 2010, commissions increased to P$1,051 million from P$869 million in 2009, representing an increase of 21%, mainly due to the increase in commercial activity and the growth of the subscriber base. Commissions includes intersegment cost from Fixed Services Segment of P$55 million and P$52 million in 2010 and 2009, respectively, that are eliminated at consolidated level.

Cost of Equipment

During 2010, the cost of equipments and handsets sold increased to P$1,139 million from P$851 million in 2009. The increase was mainly due to an increase of approximately 12% in the quantity of handsets sold, as a consequence of an expansion of the subscriber base, and an increase in customer upgrade of mobile handsets, as a result of technological advances and new service offerings, especially smartphones. Also, the increase in cost of equipments and handsets sold was due to an increase in the average handsets unit costs, primarily due to the effect of the internal taxes not charged to the customers (better known as the Technological Tax).

Advertising

During 2010, advertising expenses including media, promotional and institutional campaigns, amounted to P$266 million, representing an increase of 23% from P$216 million in 2009. This variation was mainly due to higher media advertising expenses for approximately P$23 million and other promotional campaigns for approximately P$27 million, as a result of efforts to retain and expand the mobile subscriber base.

Provisions

During 2010, we recorded P$59 million in provisions compared with P$31 million recorded in 2009. The increase in 2010 was mainly due to the higher claims recorded, in particular, an increase in labor claims for P$7 million, trade claims for P$16 million and regulatory and tax claims for P$5 million.

Bad Debt Expenses

In 2010, bad debt expenses amounted to P$92 million, a decrease of 4% as compared to 2009, and represented less than 1% of the Personal Mobil Services segment total revenues. The decrease was mainly due to an improvement in the collection of receivables.

Other Operating Expenses

Other operating expenses include accrued expenses such as costs associated with the provision of Value Added Services, transportation costs, insurance, energy and costs of site leases. Other operating expenses increased 31% to approximately P$456 million in 2010 from P$347 million in 2009. The increase was mainly due to higher costs associated with the provision of Value Added Services to subscribers for approximately P$24 million and higher costs of site leases for approximately P$37 million. Other operating expenses includes intersegment cost from Fixed Services Segment of P$46 million and P$43 million in 2010 and 2009, respectively, that are eliminated at consolidated level.

Operating Income before depreciation and amortization

Our operating income before depreciation and amortization from the Personal Mobile Services segment was P$3,022 million in 2010 and P$2,310 million in 2009, representing 32% and 30% of total segment revenues, respectively. The increase was mainly due to growth in total revenues of 25%, partially offset by increases in costs of 22%.

Depreciation of PP&E and Amortization of Intangible Assets

During 2010 depreciation of PP&E and amortization of intangible assets increased 14% to P$841 million from P$740 million in 2009. The increase was the result of higher investment in PP&E and intangible assets, partially offset by a reduction in the level of depreciation due to the end of the amortization period for certain assets. In particular, during 2010 amortization of SAC and service connection costs decreased P$48 million, while depreciation of PP&E and other intangible assets increased P$149 million compared to 2009.

Operating Income

In 2010, our operating income from the Personal Mobile Services segment was P$2,181 million, representing an increase of 39% from P$1,570 million in 2009. Operating income represented 23% and 20% of total revenues for this segment in 2010 and 2009, respectively. The increase in operating income was mainly due to the growth in service and equipment revenues, partially offset by increases in operating expenses and depreciation and amortization as explained above.

The following table shows our operating income from the Personal Mobile Services segment in 2010 and 2009 and its percentage of total revenues in each year:

	Year Ended December 31,		% of Change
	2010	2009	2010-2009
	(P$ million / %)		Increase / (Decrease)
Operating income before depreciation and amortization	3,022	2,310	31
As % of total revenues	32%	30%
Depreciation and amortization	(841)	(740)	14
As % of total revenues	9%	10%
Operating income	2,181	1,570	39
As % of total revenues	23%	20%

Financial results, net

During 2010, the Personal Mobile Services segment recorded a net financial loss of P$129 million compared to a net financial loss of P$158 million in 2009. The decrease in net financial loss was mainly attributed to lower financial interest loss of approximately P$11 million due to the total cancelation of Telecom Personal’s financial debt and higher interest from investments of approximately P$21 million. In addition, the devaluation of the peso against the U.S. dollar was approximately 5% and 10% and generated a net foreign currency exchange loss of P$105 million and P$112 million (including the effect of derivative financial instruments entered into to hedge foreign exchange exposure) in 2010 and 2009, respectively.

Income Tax Expense

As previously mentioned, the income tax charge includes three effects (See “—Years ended December 31, 2010 and 2009—Income Tax”).

During 2010, our Personal Mobile Services segment recorded an income tax expense of P$737 million compared to P$519 million in 2009, mainly due to the increase in our pre-tax income in 2010 compared to 2009. The income tax expense in 2010 was mainly attributable to the recognition of current income tax expense amounting to P$655 million, the loss generated by the deferred tax on the temporary differences arising out of the asset and liability valuations according to fiscal vs. accounting criteria amounting to P$79 million and P$3 million increase in the allowance for net deferred tax assets.

Net Income

During 2010, our Personal Mobile Services segment reported net income of P$1,315 million as compared to P$906 million during 2009. The increase in net income was mainly due to higher operating income and lower financial loss in the year, partially offset by higher income tax expense, as explained above.

(B.3)  Núcleo Mobile Services Segment

Results of operations from our Núcleo Mobile Services segment for 2010 and 2009 are comprised as follows:

	Years Ended December 31,		% of Change
	2010	2009	2010-2009
	(P$ millions)		Increase
Total revenues	469	388	21
Operating expenses (without depreciation and amortization)	(311)	(256)	21
Operating income before depreciation and amortization	158	132	20
Depreciation and amortization	(95)	(84)	13
Operating income	63	48	31
Financial results, net	(11)	(9)	22
Income tax expense	(10)	(6)	67
Net income	42	33	27

Total revenues

During 2010, total revenues from our Núcleo Mobile Services segment increased by 21% to P$469 million from P$388 million in 2009. This increase was mainly due to higher Value Added Services sales (included in Data and Internet services), which grew by 46% in 2010 as compared to 2009. Another factors contributing to the increase in total revenues were the increase in the volume of traffic, as a consequence of the growth in the subscriber base, and the increase in the number of handsets sold as a result of technological advances. Núcleo had approximately 1,868,000 mobile subscribers as of December 31, 2010 which represented an increase of approximately 4% as compared to 2009. As of December 31, 2010, Núcleo had approximately 1,604,000 prepaid subscribers, representing 86% of Núcleo’s total mobile subscriber base.

Revenues from our Núcleo Mobile Services segment for 2010 and 2009 are comprised as follows:

	Years Ended December 31,		% of Change
	2010	2009	2010-2009
	(P$ millions)		Increase
Voice	254	241	5
Data and Internet	204	138	48
Service revenues	458	379	21
Equipment	8	6	33
Subtotal third party revenues	466	385	21
Intersegment revenues (1)	3	3	—
Total revenues	469	388	21

(1)          The intersegment revenues are eliminated at the consolidated level.

The chart below shows total revenues and other income for 2010 and 2009 and their breakdown by nature:

Operating Expenses (without depreciation and amortization)

Total operating expenses in our Núcleo Mobile Services segment increased 21% to P$311 million in 2010 from P$256 million in 2009. In line with our increases in revenues, during 2010, all items in the cost structure of the Núcleo Mobile Services segment experienced increases, except for provisions. This trend reflected increases in certain costs of acquiring and retaining subscribers, and commissions directly associated with sales and expansions of the customer service staff.

Detailed below are the major components of the operating expenses for the years ended December 31, 2010 and 2009 related to Núcleo Mobile Services segment:

	Years Ended December 31,		% of Change
	2010	2009	2010-2009
	(P$ millions)		Increase/(Decrease)
Employee benefit expenses and severance payments	40	35	14
Interconnection costs and other telecommunications charges	77	74	4
Fees for services, maintenance, materials and supplies	52	37	41
Taxes and fees with the Regulatory Authority	16	15	7
Commissions	45	36	25
Cost of equipment	13	9	44
Advertising	33	23	43
Provisions	—	1	n/a
Bad debt expense	3	2	50
Other operating expenses	32	24	33
Total Núcleo Mobile Services	311	256	21

Employee benefit expenses and severance payments

During 2010, employee benefit expenses and severance payments increased 14% to P$40 million from P$35 million in 2009. The increase was mainly due to salary increases that Núcleo implemented. Núcleo had 414 employees as of December 31, 2010 and 422 as of December 31, 2009.

Interconnection Costs and Other Telecommunication Charges

During 2010, interconnection costs and other telecommunication charges increased 4% to P$77 million from P$74 million in 2009. The increase was mainly due to higher traffic volume resulting from Núcleo’s network.

Fees for Services, Maintenance, Materials and Supplies

During 2010, fees for services and maintenance, materials and supplies totaled P$52 million, representing an increase of 41% from P$37 million in 2009. The increase was mainly due to higher costs related to the installation of the new Customer Contact Centers, higher maintenance costs of the fiber optic network between some cities of Paraguay (like Asunción, Ciudad del Este and Encarnación) and higher maintenance costs related to the expansion of the 3G network (covering 62 new locations).

Taxes and fees with the Regulatory Authority

During 2010, taxes and fees with the Regulatory Authority increased 7% to P$16 million from P$15 million in 2009. The increase in the year was attributable to the increase in total segment revenues.

Commissions

During 2010, commissions increased to P$45 million from P$36 million in 2009, representing an increase of 25%. The increase was mainly due to the 4% growth in the subscriber base.

Cost of Equipment

During 2010, the cost of handsets sold increased to P$13 million from P$9 million in 2009. The increase was mainly due to an expansion of the subscriber base and increased customer upgrade of mobile handsets as a result of technological advances and new service offerings.

Advertising

During 2010, advertising expenses including media, promotional and institutional campaigns, amounted to P$33 million, representing an increase of 43% from P$23 million in 2009. This variation was mainly due to campaigns related to Internet 3G, the Interconnection Network and to strengthen the Personal brand position in Paraguay.

Other Operating Expenses

Other operating expenses include accrued expenses such as costs associated with the provision of Value Added Services, transportation costs, insurance, energy and costs of site leases. Other operating expenses increased 33% to P$32 million in 2010 from P$24 million in 2009. The increase was mainly due to the increase in costs associated with the provision of Value Added Services to customers and higher costs of site leases.

Operating Income before depreciation and amortization

Operating income before depreciation and amortization was P$158 million in 2010 and P$132 million in 2009, representing 34% of total revenues in both years. The increase was mainly due to growth in service revenues, partially offset by increases in costs, such as fees for services and maintenance, materials and supplies, cost of handsets, advertising and commissions.

Depreciation of PP&E and Amortization of Intangible Assets

During 2010 depreciation of PP&E and amortization of intangible assets increased 13% to P$95 million from P$84 million in 2009. Depreciation of PP&E mainly increased by P$3 million in 2010 as compared to 2009 and amortization of SAC and service connection costs increased by P$7 million in 2010 as compared to 2009. The increase was the result of higher investment in PP&E and intangible assets (especially SAC and service connection costs), partially offset by a reduction in the level of depreciation due to the end of the amortization period for certain assets.

Operating Income

In 2010, our operating income from the Núcleo Mobile Services segment was P$63 million, representing an increase of 31% from P$48 million in 2009, which represents 13% and 12% of total revenues for this segment in 2010 and 2009, respectively.

The following table shows our operating income from the Núcleo Mobile Services segment in 2010 and 2009 and its percentage of total revenues in each year:

	Year Ended December 31,
	2010	2009	2010-2009
	(P$ million / %)		Increase / (Decrease)
Operating income before depreciation and amortization	158	132	20
As % of total revenues	34%	34%
Depreciation and amortization	(95)	(84)	13
As % of total revenues	20%	22%
Operating income	63	48	31
As % of total revenues	13%	12%

Financial results, net

During 2010, the Núcleo Mobile Services segment recorded a net financial loss of P$11 million compared to a net financial loss of P$9 million in 2009 mainly due to higher interest on financial debt.

Income Tax Expense

As previously mentioned, the income tax charge includes three effects (See “—Years ended December 31, 2010 and 2009—Income Tax”).

During 2010, our Núcleo Mobile Services segment recorded an income tax expense of P$10 million compared to P$6 million in 2009. The income tax expense in 2010 was mainly attributable to the recognition of current income tax expense amounting to P$4 million and the loss generated by the deferred tax on the temporary differences arising out of the asset and liability valuations according to fiscal vs. accounting criteria amounting to P$6 million.

Net Income

During 2010, our Núcleo Mobile Services segment reported net income of P$42 million as compared to P$33 million during 2009 representing 9% of total revenues in both 2010 and 2009. The increase in net income was mainly due to higher operating income.

Liquidity and Capital Resources

Sources and Uses of Funds

Historically, our sources of liquidity have been cash flows from operations and short and long-term borrowings. However, our limited financing alternatives were curtailed after December 2001 when the Argentine government defaulted on most of its financial obligations. In addition to Argentina’s debt crisis, beginning in late 2001, our ability to access the capital and bank loan markets was effectively eliminated as a result of the economic recession and political instability in Argentina and the Argentine government’s imposition of transfer restrictions on payments of foreign financial obligations.

As a consequence of the abrupt devaluation and volatility of the peso, lower net cash flows generated during the economic crisis in Argentina and the uncertain timetable for resolving discussions with the Argentine government concerning adjustment of regulated rates, in the second quarter of 2002 we announced the suspension of payments on our outstanding financial indebtedness and commenced a debt restructuring process.

Telecom Argentina completed its debt restructuring in August 2005, while Telecom Personal completed its debt restructuring in November 2004. Subsequently, Telecom Personal refinanced its financial indebtedness in December 2005 in order to secure more favorable terms and to allow an increase in capital expenditures.  Since completing its debt restructuring, the Company significantly reduced its consolidated financial indebtedness by applying cash generated from operations to make mandatory and voluntary principal prepayments on its outstanding indebtedness.  On October 15, 2009, Telecom Argentina fully paid its remaining financial debt issued in connection with the 2005 restructuring.

We expect that the principal source of Telecom Argentina’s liquidity in the near term will be cash flows from Telecom Argentina’s operations and the dividends that Telecom Personal may pay to it. Telecom Argentina’s principal uses of cash flows are expected to be for capital expenditures and operating expenses and the payment of dividends to its shareholders. Telecom Argentina expects working capital and funds generated from operations to be sufficient for its present requirements.  For information on the dividend paid by Telecom Personal and Telecom Argentina during 2010 see “Item 4—Information on the Company—Introduction—Recent Developments.”

On December 22, 2010, Telecom Personal fully paid its remaining debt issued in connection with the 2005 refinancing. We expect that the principal source of Telecom Personal’s liquidity in the near term will be cash flows from operations. Telecom Personal’s principal uses of cash flows are expected to be for capital expenditures, operating expenses and dividend payments to Telecom Argentina.

The table below summarizes, for the years ended December 31, 2010 and 2009, the Telecom’s cash flows:

	Years Ended December 31,
	2010	2009
	(P$ millions)

Cash flows from operating activities	4,244	3,687
Cash flows used in investing activities	(2,327)	(1,696)
Cash flows used in financing activities	(1,832)	(1,681)
Net foreign exchange differences on cash and cash equivalents	18	61

Increase in cash and cash equivalents	103	371
Cash and cash equivalents at the beginning of the year	1,273	902

Cash and cash equivalents at the end of the year	1,376	1,273

As of December 31, 2010 and 2009 we had P$1,376 million and P$1,273 million in cash and cash equivalents, respectively.

Cash flows from operating activities were P$4,244 million and P$3,687 million in 2010 and 2009, respectively. The increase of P$557 million was mainly due to an increase in the collection of trade receivables, resulting from an increase in revenues, partially offset by higher employee benefit expenses and severance payments, higher payments for the acquisition of goods and services and higher income tax paid.

Cash flows used in investing activities were P$2,327 million and P$1,696 million in 2010 and 2009, respectively. The increase of P$631 million was mainly due to a reduction in the cash flows generated by investments not considered cash and cash equivalents (amounting to P$230 million) and a higher acquisition of PP&E (amounting to P$314 million) and intangible assets (especially SAC and service connection costs amounting to P$82 million) principally in the Personal Mobile Services segment.

Cash flows used in financing activities were P$1,832 million and P$1,681 million in 2010 and 2009, respectively. The increase of P$151 million was mainly due to the P$1,053 million dividends paid by Telecom Argentina in 2010, substantially offset by a decrease in the amount of debt payments made during 2010 as a consequence of the total cancellation of Telecom Argentina’s debt during 2009(amounting to P$959 million).

Debt Obligations and Debt Service Requirements

Non-Deliverable Forward (“NDF”) Contracts to Purchase U.S. Dollars at Fixed Rates

In January 2010, and in accordance with its Notes’ hedging policy, Telecom Personal entered into several NDF contracts amounting to US$72 million in order to hedge its exposure to U.S. dollar fluctuations with respect to its Notes, maturing December 2010. Telecom Personal designated these NDF contracts as effective cash flow hedges.

In addition, in January 2010, Telecom Personal entered into several NDF contracts amounting to US$30.2 million (maturing January through December 2010), in order to hedge its exposure to U.S. dollar fluctuations related to accounts payable. Telecom Personal designated these NDF contracts as effective cash flow hedges.

As of December 31, 2010, the Company had no derivative instruments.

Indebtedness of Subsidiaries

Telecom Personal. Telecom Argentina’s 99.99% owned subsidiary, Telecom Personal, originally restructured its outstanding financial indebtedness, including intercompany obligations, in November 2004, pursuant to an out-of-court restructuring agreement approved by 100% of the affected creditors. On December 22, 2005, Telecom Personal concluded the refinancing of all of its debt instruments issued pursuant to its November 2004 financial restructuring. The main objective of the refinancing was to improve its debt profile by modifying its interest rates and eliminating certain restrictive covenants. In particular, Telecom Personal’s new indebtedness contained standard market conditions and covenants but did not restrict Telecom Personal’s ability to make capital expenditures.

After the purchases performed and announced throughout 2010 for approximately US$7 million in market transactions, in December 2010, Telecom Personal amortized its Series 3 Notes for an amount of approximately US$173 million, according to the terms and conditions of the related indenture. As of December 31, 2010, Telecom Personal had no outstanding financial debt.

Núcleo. As of December 31, 2010, Núcleo’s outstanding debt amounted to an equivalent amount of US$41 million.  Additional information is set forth in Note 12 to our Consolidated Financial Statements.

Liquidity

The liquidity position for each of Telecom Argentina, Telecom Personal and Núcleo is and will be significantly dependent on each individual company’s operating performance, its indebtedness, capital expenditures programs and receipt of dividends, if any, from its subsidiaries, if any.

In addition, the terms and conditions of Nortel’s Class A and Class B Preferred Shares contain covenants which require Nortel to restrict Telecom Argentina’s ability to borrow if the ratio of Telecom Argentina’s total liabilities (as calculated pursuant to Section 9 of the terms and conditions of Nortel’s Class A and Class B Preferred Shares) to shareholders’ equity is 1.75 or higher. If Nortel does not satisfy these covenants, Nortel’s Class A and Class B Preferred Shares will acquire certain voting rights which will enable Nortel’s preferred shareholders to elect one director and one alternate director of Nortel.  From March 2002 until December 31, 2006, Telecom Argentina’s ratio of total liabilities to shareholders’ equity exceeded the limit and Nortel’s preferred shareholders acquired the voting rights.

We expect that our cash flow from operations will be sufficient to permit Telecom Argentina and its subsidiaries to satisfy their respective indebtedness and other cash requirements in the near to medium term. However, Telecom Personal may use short-term funding to cover occasional negative operational cash flows.

Our ability to generate sufficient cash from our operations in order to satisfy our indebtedness and capital expenditure needs may be affected by macroeconomic factors influencing our business, including, without limitation: the exchange rate of Argentine Pesos to U.S. dollars; rates of inflation; the achievement of ultimate rates adjustments for basic charges, measured service charges and other rates for our services relative to inflation and growth in Argentine real gross domestic product. These factors are not within our control. The statements expressed in the preceding paragraphs constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, including those described in this Annual Report in “Item 3—Key Information—Risk Factors.” Actual results may differ materially from our expectations described above as a result of various factors.

The Company is able to distribute dividends up to the limit of retained earnings determined under Argentine Corporations Law, which must be calculated under Argentine GAAP until IFRS is adopted for statutory financial reporting.

At Telecom Argentina’s shareholders’ meeting held on April 7, 2011, the shareholders approved the allocation of Company retained earnings, which included a cash dividend distribution in the amount of approximately P$915 million (equivalent to P$0.93 per share). The cash dividend was paid on April 19, 2011.

As of December 31, 2010, Telecom Argentina and its consolidated subsidiaries had approximately P$1,376 million in cash and cash equivalents. Of this amount, approximately P$871 million of cash and cash equivalents was held by Telecom Argentina on a stand-alone basis. Telecom Group has approximately P$46 million of restricted cash in connection with legal proceedings. Such restricted cash has been classified as “Other Receivables” on our balance sheet.

Capital Expenditures

We estimate that our capital expenditures will be approximately P$3.3 billion for 2011 (P$2.6 billion in tangible assets and P$0.7 billion in intangible assets, particularly SAC). We expect that Telecom Argentina will invest primarily to sustain the growth in Broadband services, to supply mobile operators with the necessary infrastructure and to continue with the updating of commercial and support systems. Regarding Telecom Personal, the expansion of its network infrastructure will continue, and special effort will be made to extend 3G technology coverage and bandwidth for mobile data transmission and in acquiring subscribers to remain in a competitive position and to increase our customer base. See “Item 3—Key Information—Risk Factors—We operate in a competitive environment which may result in a reduction of our market share in the future.” We expect to finance our capital expenditures through cash generation through our operations and cash on hand; therefore, our ability to fund these expenditures is dependent on, among other factors, our ability to generate sufficient funds internally. Telecom Argentina’s ability to generate sufficient funds for capital expenditures is also dependent on its ability to increase its regulated rates, since the cost of imported materials may increase in peso terms (as a result of the decline in the peso/U.S. dollar exchange rate and higher inflation).

Related Party Transactions

During 2010, we have entered into certain transactions with our indirect shareholders Telecom Italia and W de Argentina—Inversiones or their affiliates in the ordinary course of business. For a description of these transactions see “Item 7—Major Shareholders and Related Party Transactions.”

Taxes

Turnover Tax

Under Argentine tax law, Telecom is subject to a tax levied on gross revenues. Rates differ depending on the jurisdiction where revenues are earned for tax purposes. Rates in effect ranged from 2.5% to 6.5% for the years ended December 31, 2010, 2009 and 2008, depending on the jurisdiction or goods and services subject to the tax. Average rates were approximately 4.6% and 4.4% for the years ended December 31, 2010 and 2009, respectively.

Income Tax

Our income tax rate is currently 35% of taxable net income for the companies located in Argentina, 10% for Núcleo and 25% for Springville. The amount of income subject to tax is calculated according to tax regulations which contain a different methodology for calculating net taxable income than the methodology used for the preparation of our Consolidated Financial Statements under IFRS. The differences between the methodology of computing income under the tax regulations and under IFRS make it difficult to determine the taxable net income from our income statements. For instance, some deductions from income normally accepted for accounting purposes are not deductible and accordingly, must be added back to income for tax purposes.

Cash dividends, property or capital stock of Telecom Argentina are, in general, exempt from Argentine withholding tax and other taxes. Nevertheless, under Argentine Income Tax Law, a corporation that makes a distribution of dividends to its shareholders in excess of the amount of its accumulated taxable net income at the close of the previous taxable year, as determined by application of the Argentine Income Tax Law, shall have to withhold a 35% tax from such excess. This withholding income tax is known as the “equalization tax.” See “Item 10—Additional Information—Taxation—Argentine Taxes—Taxation of Dividends.”

Tax on cash dividends received from a foreign subsidiary is calculated according to the statutory income tax rate. As per Paraguayan tax law, an additional income tax rate of 5% is imposed on dividends that are paid. Additionally, when dividends are being paid to foreign shareholders, there is an additional income tax rate of 15%, which is deducted from the amounts which are paid to such shareholders. As per Argentine tax law, income tax paid abroad is recognized as tax credit.

Net losses can generally be carried forward and applied against future taxable income for 5 years.

Costs Associated with Income Taxes Paid by Foreign Lenders

Pursuant to the terms and conditions of our loans outstanding during 2010 and 2009, we were required to reimburse our foreign lenders for Argentine income taxes payable by the lenders with respect to the interest on the loans by increasing or “grossing up” the amount of interest paid to these lenders such that, after payment of the Argentine taxes, the lenders have received the contractual interest rate. The withholding rate on interest payments to foreign beneficiaries is 15.05% (17.7163% with gross up) if the lenders are banks or financial entities located in jurisdictions that are neither tax-free nor subject to taxation according to Argentine income tax rulings or have entered into treaties with Argentina providing for exchange of information upon request by the respective authority. Furthermore, unless their internal rulings provide otherwise, requests for banking, stock exchange or other secret information cannot be challenged. In order to be eligible for the 15.05% withholding rate, the financial entity must be under the supervision of a respective central bank or equivalent authority. If the lender did not meet the aforementioned requirements, the withholding rate would be 35% (53.8462% with gross up).  Interest payments on notes (obligaciones negociables) that met the requirements of Section 36 of the Negotiable Obligations Law and are held by foreign beneficiaries remained income tax exempt.

Thin Capitalization Rules

Argentine Law No. 25,784, which was published in the Official Bulletin in October 2003, modified the limitation on the deduction of interest expense by stating that the limit will only be applied to interest expense on debt owed to non-resident entities that control the borrowing entity (except for interest expense subject to the 35% withholding tax) in proportion to the amount of debt that exceeds by two times the company’s equity, and the excess of interest over this ratio will be treated as dividend payments. During fiscal years 2010 and 2009, Telecom’s deduction of interest expenses was not limited because Telecom was able to satisfy the conditions required for such deduction.

Tax on Minimum Presumed Income

Our companies located in Argentina are required to pay an amount equal to the greater of the income tax or the tax on minimum presumed income. The tax on minimum presumed income is computed based on 1% of the value of our assets. The value of our assets is determined in accordance with the criteria established under the tax laws. The amount of any income tax paid during the year may be applied against the tax on minimum presumed income that would be payable in such year. The amount of tax on minimum presumed income in excess of the income tax for such year may be carried forward for a period of up to ten years. This excess may be treated as a credit that may be applied against the income tax payable in a future year to the extent the tax on minimum presumed income for the year does not exceed income tax payable for such future year. Shares and other equity participations in companies subject to the tax on minimum presumed income are exempt from the tax on minimum presumed income.

Value Added Tax (VAT)

VAT does not have a direct impact on our results of operations. VAT paid by us to our suppliers is applied as a credit toward the amount of VAT charged by Telecom to its customers and the net amount is passed through to the Argentine government. VAT rates are 21%, 27% and 10.5%, depending on the type of the transaction and tax status of the customer.

The import of services (including financial services) by Argentine VAT taxpayers registered for VAT purposes, or responsables inscriptos, is subject to VAT. In the case of loans, if the lender is a bank or a financial entity located in a country whose central bank has adopted the Banking Supervision Standards of the Basel Committee, the rate is 10.5%. If the foreign lender is one other than those mentioned above, the rate is 21%.

The burden of paying VAT is borne by the Argentine taxpayer.

Tax on Deposits to and Withdrawals from Bank Accounts

The tax on deposits to and withdrawals from bank accounts under Law No. 21,526 applies to certain deposits to and withdrawals from bank accounts opened in Argentine financial entities and to other transactions that, due to their special nature and characteristics, are similar or could be used in lieu of a deposit to or withdrawal from a bank account. Therefore, any deposit to or withdrawal from a bank account opened in an entity regulated by Law No. 21,526, or any transaction deemed to be used in lieu of a deposit to or withdrawal from a bank account, is subject to the tax on deposits and withdrawals unless a particular exemption is applicable. The tax rate in effect since August 1, 2001 has been 0.6% of the transaction volume.

During 2010 and 2009, we charged to our income statement P$135 million and P$107 million, respectively, of this tax.

On February 6, 2003, the Ministry of Economy, through General Resolution No. 72/03, authorized us to increase the Basic telephone services rates by the amount of the tax on deposits to and withdrawals from bank accounts as provided for in General Resolution No. 72/03. The amount of the tax charged must be shown in detail on the customers’ bills. The amounts charged before General Resolution No. 72/03 were approximately P$23 million. This amount was subsequently corroborated by CNC audits, resulting in a receivable for the Company for P$23 million which was recorded under “Other receivables” during 2007. That receivable can be offset with existing and/or future regulatory duties. See “Item 4—Information on the Company—Regulatory Framework—Regulatory Environment—Rate Regulations—Tax on deposit to and withdrawals from bank accounts (“IDC”).”

Decree No. 534/2004 provides that owners of bank accounts subject to the general tax rate of 0.6% may take into account as a tax credit 34% of the tax originated in credits on such bank accounts. This amount may be computed as a credit for the Income Tax and Tax on Minimum Presumed Income. The amount computed as a credit is not deductible for income tax purposes.

Tax on Personal Property

Argentine Law No. 25,585, as amended by Law No. 26,317, imposes a tax on shares of stock corporations, such as Telecom Argentina’s ADSs and the Class A, B and C Shares. See “Item 10—Additional information—Taxation—Argentine Taxes—Tax on Personal Property.”

The tax rate applied is 0.50%. This tax is computed based on the value of the shareholders’ equity as stated on the most recent annual balance sheet of Telecom Argentina. Although Telecom Argentina is required to pay this tax on behalf of the holders of its ADSs, Class A, B and C Shares, it has the right to obtain reimbursement of the amounts paid from its shareholders, even if this requires holding and/or foreclosing the property on which the tax is due. As a result, until shareholders reimburse Telecom Argentina for the amounts paid on their behalf, the payment of this tax constitutes a receivable for Telecom Argentina.

Telecom Argentina has, from time to time, requested that its shareholders reimburse the amounts of tax on personal property paid on their behalf and has received partial reimbursement of such taxes. The amount paid by Telecom Argentina and pending collection from its shareholders as of December 31, 2010, was approximately P$17 million and an allowance was recorded for such amount.  Whenever applicable,  tax on personal property paid on behalf of Telecom Argentina’s shareholders is deducted from the cash dividend payment. For the year 2010,  approximately P$6 million was deducted from the cash dividend payment made to shareholders in April 2011.

Other Taxes and Levies

We are subject to a levy of 0.5% of our monthly revenues from telecommunications services. The proceeds of this levy are used to finance the activities of the Regulatory Bodies. The amount of this levy is included in our consolidated income statement within “other operating and maintenance expenses.”

Law No. 25,239 imposes a tax on Telecom Personal of 4% (tax on mobile and satellite services) of amounts invoiced excluding VAT but including the excise tax, which results in an effective tax rate of up to 4.167%.

Congress passed Law N° 26,539 which amends the excise tax and establishes that the importation and sale of technological and computer goods, including mobile phones, will be subject to the excise tax at a rate of 17%, resulting in an effective tax rate of up to 20.48%, applicable beginning December 1, 2009.

Since the beginning of 2001, telecommunication services companies have been required to pay a Universal Service tax to fund Universal Service requirements. The Universal Service tax is calculated as a percentage of the total revenues received from the rendering of telecommunication services, net of taxes and levies applied on such revenues, excluding the Universal Service tax. The rate is 1% of total billed revenues. See “Item 4—Information on the Company—Regulatory Framework—Decree No. 764/00.”

Law No. 26,573, which was regulated in 2010, imposes a levy of 1% of the monthly revenues from telecommunication services, excluding prepaid services, which must be collected from the customers. The proceeds of this levy are used to finance the activities of the Ente Nacional de Alto Rendimiento Deportivo — ENARD (National Body of Sports Performance)

Research and Development, Patents and Licenses, etc.

None.

Trend Information

In 2010, Telecom strengthened its position in each of its business segments. In particular, we highlight the following:

•                  The Telecom Group expanded its customer base to 4.1 million fixed lines in service, 1.4 million Internet accesses and 18.2 million mobile subscribers. As a result, our consolidated net sales increased by 20% and reached P$14,659 million. In 2010, service revenues rose by 19% from the previous year, which contributed 92% of total revenues.

•                  Capital expenditures rose by 15% from the previous year, totaling P$2,534 million in 2010, equivalent to 17% of consolidated total revenues.  These investments consisted of 41% fixed business and 59% mobile business. Operating results and net income increased by 21% and 38%, respectively, as a result of the growth in the main operating and financial variables. The return on Shareholders’ Equity at the beginning of the year was 34.8% annually.

•                  Telecom Argentina’s market capitalization was US$4,900 million as of December 31, 2010, based on the price of its stock listed on the NYSE, representing a 48% increase from December 31, 2009. The increase in stock price plus the dividends paid resulted in a shareholders’ annual profit of approximately 56%.

•                  Regarding the provision of services, the Telecom Group companies continued to launch various services and products using state-of-the-art technology.

•                  Cash from operating activities allowed the Company to increase capital expenditures without incurring any financial indebtedness, even after paying dividends in the amount of P$1,053 million. In 2011, we will continue with our previous year’s strategy and intend to increase our customer base, consumption per customer and revenues in all business segments through major investments in our network focused on providing improved services to our customers.

The growth prospects for fixed line services will continue in line with the evolution experienced in recent years as a result of the market maturity and international industry trends. We continue to have great expectations for growth in the Broadband business where the brand Arnet is well positioned to continue to capture market opportunities, for both individual and corporate customers. We believe that our complete offering of fixed, mobile, data transmission and data center services enable us to become a strategic provider of telecommunications and related services to corporate customers that select us as their operator. The addition of Value Added Services will also be a business priority in 2011.

In the Fixed Services segment, the implementation of the Letter of Understanding executed with the National Government on March 6, 2006 is still pending.  Additionally, the rate adjustment for regulated services, which would allow Telecom Argentina to introduce the technological innovations required in the national infrastructure, has also yet to be implemented.  Another issue pending in the regulatory authority’s agenda is the offsetting to incumbent operators for losses incurred in services rendered since 2001 under the SU regime and which would give access to basic services to low-income individuals and those in areas not currently covered by fixed and mobile telecommunication services.

The mobile subscriber base is expected to continue expanding in 2011, albeit at more moderate rates than those of recent years and in sectors where services such as mobile Internet continue to gain further presence. Telecom Personal also expects additional growth in the market share, number of customers and revenue for the mobile industry. The Company will seek to obtain high-value customers and encourage consumption by launching new products and services. In this manner, the Company aims to achieve brand loyalty and position Telecom Personal as the preferred brand in the Argentine mobile industry.  Value Added Services are expected to continue to be one of the key sources of sales growth (in 2010, Value Added Services accounted for about 40% of Telecom Personal service revenues). We also expect that our mobile Internet services will drive growth of the mobile business, since the deployment of the third generation network will increase data transmission speeds and the number of locations where services can be provided.

With the addition of Number Portability at the end of 2011, we expect to see an increase in competition between service providers, which will especially have to focus on brand loyalty to retain their best customers. Personal is adapting its technological infrastructure to comply with the portability regulations and to take advantage of the opportunities afforded by the new regulations.

To provide customers with newer and better services, the Telecom Group will implement investment plans that are expected to require expenditures of approximately P$3.3 billion for 2011 (P$2.6 billion in tangible assets and P$0.7 billion in intangible assets, particularly SAC).  Telecom Argentina’s investments will focus on growth of Broadband, new Value Added Services initiatives in the fixed business, provision of infrastructure to mobile operators and streamlining of commercial and customer service systems. Telecom Personal will enhance its network infrastructure by expanding coverage of its 3G technology and bandwidth for mobile data transmissions and commercial systems improvements.

For the second year in a row, Telecom Argentina has the required financial condition to propose a cash dividend payment to its shareholders. This is due to the 8% increase in the cash and cash equivalents from 2009 and its net consolidated financial asset position, which was P$1,224 million as of December 31, 2010, representing a 161% increase from December 31, 2009.

The strategy implemented by the Company’s Management and described in this Annual Report sets forth the basic standards that Management believes will enable the Telecom Group to reach its objectives of improving quality in service, strengthening its market position and increasing operating efficiency to meet the growing demands of the dynamic telecommunication market in which it operates. Our investment plans are based on this vision and on the commitment of the Telecom Group to our country and its people.

The statements expressed in the preceding paragraphs constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, including those described in this Annual Report in “Item 3—Key Information—Risk Factors.” Actual results may differ materially from our expectations described above as a result of various factors.

Contractual Obligations

Our consolidated contractual obligations and purchase commitments as of December 31, 2010 were as follows:

	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
	(in millions of Argentine pesos)
Debt obligations (1)	52	78	69	—	199
Operating lease obligations	147	198	107	23	475
Purchase obligations (2)	1,063	63	21	67	1,214
Other long-term liabilities (3)	80	93	55	114	342
Total	1,342	432	252	204	2,230

(1)          Includes P$36 million of future interest.

(2)          Other than operating lease obligations.

(3)          Includes termination benefits, pension benefits, asset retirement obligations and other long-term payables.

Off-Balance Sheet Arrangements

None.

Safe Harbor

See the discussion at the beginning of this Item 5 and “Forward-Looking Statements” in the introduction of this Annual report, for forward-looking statement safe harbor provisions.

ITEM 6.     DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

The Board of Directors

Management of the business of the Telecom Group is vested in the Board of Directors. Telecom Argentina’s bylaws provide for a Board of Directors consisting of no fewer than three and no more than eleven directors and up to the same or a lower number of alternate directors. Currently, Telecom Argentina has seven directors and seven alternate directors. Three of the directors and three of the alternate directors qualify as independent directors under SEC regulations. Two of the directors and three of the alternate directors also qualify as independent directors under CNV rules. According to Telecom Argentina’s bylaws, the Board of Directors has all of the required authority to administer the corporation, including those for which the law requires special powers. The Board operates with a quorum of the absolute majority of its members and resolves issues by simple majority of votes present. According to Telecom Argentina’s bylaws, the Chairman has a double vote in the case of a tie. Under CNV regulation, in order to be independent, a director must neither be employed by, nor affiliated with, Telecom Argentina, Nortel, Sofora, the Telecom Italia Group or W de Argentina—Inversiones. Directors and alternate directors are normally elected at annual ordinary general meetings of the shareholders and serve renewable three year term.

Because a majority of shares are owned by Nortel, Nortel as a practical matter may have the ability to elect the majority of directors and alternate directors. In the absence of a director, the corresponding alternate director may attend and vote at meetings of the Board of Directors.

See “Item 7—Major Shareholders and Related Party Transactions—Shareholders’ Agreement” for a description of certain agreements relating to the appointment of members of the Board of Directors.

As reported last year, Telecom Argentina’s annual shareholders’ meetings scheduled for April 28, 2009 and September 9, 2009 were suspended by certain legal proceedings. On April 28, 2010, Telecom Argentina held an Ordinary and Extraordinary shareholders’ meeting, which considered and approved the documentation for years 2008 and 2009, approved the allocation of retained earnings, and discussed other matters that are usual for annual shareholders’ meetings. However, the shareholders’ meeting held on April 28, 2010 did not cover certain matters on its agenda, especially the appointment of directors and members of the Supervisory Committee and the approval of their performance, because a precautionary measure related to the legal proceedings abovementioned suspended the discussion of such items of the agenda.

As a result, the members and alternate members of Telecom Argentina’s Board of Directors and the members and alternate members of the Telecom Argentina’s Supervisory Committee appointed at the annual shareholders’ meeting of April 29, 2008 held their positions until November 30, 2010. On this date, the members of the Board of Directors and the Supervisory Committee were appointed upon the release of the precautionary measure that prevented the annual shareholders’ meeting from discussing such matters. The directors have been appointed for a three year term, whereas the members of the Supervisory Committee were appointed for one year term.

The following table lists the directors and alternate directors of Telecom Argentina through November 30, 2010.

Name	Position	Date Director became a Member of the Board
Enrique Garrido	Chairman of the Board of Directors	April 27, 2007
Gerardo Werthein	Vice Chairman of the Board of Directors	December 19, 2003
Jorge Luis Pérez Alati	Director	August 5, 2008
Domingo Jorge Messuti	Director	April 29, 2008
Esteban Gabriel Macek	Director	April 27, 2007
Jorge Alberto Firpo	Director	August 10, 2005
Eduardo Federico Bauer	Alternate Director	April 27, 2007
Adrián Werthein	Alternate Director	December 19, 2003
Gustavo Enrique Garrido	Alternate Director	April 27, 2007
Francesco Armato	Alternate Director	August 5, 2008
Esteban Pedro Villar	Alternate Director	April 29, 2008
Luis Miguel Incera*	Alternate Director	April 29, 2008

*                                         Resigned on October 19, 2010.

Enrique Garrido is a lawyer. He served as a director of Telecom Argentina during fiscal year 2007 and was appointed as Chairman of the Board of Directors on April 29, 2008. He was re-elected Chairman of the Board of Directors of Telecom Argentina on November 30, 2010. He is an active member of the Supervisory Committees of Aeropuertos Argentina 2000 S.A. and La Estrella S.A. Compañía de Seguros de Retiro. He is the father of Gustavo Enrique Garrido. He was born on June 7, 1937.

Gerardo Werthein is a veterinarian. He is also a director of Sofora and Telecom Personal. He is Chairman of Holding W-S de Inversiones S.A., Caja de Seguros S.A., La Caja de Seguros de Retiro S.A., Instituto del Seguro de Misiones S.A., and Haras El Capricho S.A. He is also Chairman of Comité Olímpico Argentino and Ente Nacional de Alto Rendimiento Deportivo. He is Vice Chairman of W de Inversiones S.A. and La Estrella S.A. Compañía de Seguros de Retiro. He is a director of Gregorio, Numo y Noel Werthein S.A., Los W S.A., and Caja de Ahorro y Seguro S.A. He is a distant cousin of Adrián Werthein. He was born on December 3, 1955.

Jorge Luis Pérez Alati is a lawyer. He is Chairman of the Board of Directors of In Store Media Argentina S.A., Inversiones Alumine S.A., Inversiones Los Alpes S.A., Inversiones Meliquina S.A., ISDIN Argentina S.A., La Papelera del Plata S.A., Nogal Central S.A., Pilar del Este S.A., Alpe S.A.C.I.F.I.A. and Solcan S.A. He is Vice Chairman of Puig Argentina S.A., Lan Argentina S.A. and Inversora Cordillera S.A. He is an alternate director of Telecom Argentina,  Aluflex S.A., CMPC Inversiones de Argentina S.A., Comercial e Inversiones Coiron S.A., Corandes S.A., Cork Supply Argentina S.A., Fabi Bolsas Industriales S.A., Honda Motor de Argentina S.A., Inversiones Los Andes S.A., Ivax Argentina S.A., Media Planning S.A., Motorola Argentina S.A., Naschel S.A., World Management Advisors Argentina S.A. and LDC Argentina S.A. and an alternate director of Arbumasa S.A., Bodegas Caro S.A., Cerámica San Lorenzo I.C.S.A., Proximia Havas Argentina S.A., Sociedad Alpe S.A., Salfa Construcciones Trasandinas S.A., Havas Sports Argentina S.A., Marina Holding S.A. and Navieras Americanas, S.A. He is a member of the Supervisory Committees of América Latina Tecnología S.A., Banco Santander Río S.A., BRS Investment S.A., Distrilec Inversora S.A., Edesur S.A., Santander Río Servicios S.A., Portal Universia Argentina S.A., Perevent Empresa de Servicios Eventuales S.A., Prestamos de Consumo S.A., Santander Río Seguros S.A., Santander Río Trust S.A., Santander Merchant S.A. and Santander Sociedad de Bolsa S.A. He was born on September 14, 1954.

Domingo Jorge Messuti holds a PhD in Economics from the Universidad de Buenos Aires and an MBA from the Columbia University, New York, USA. He was Chairman of the Board of Directors of Banco Ciudad de Buenos Aires and Banco de Inversión y Comercio Exterior. He was appointed as a director of Telecom Argentina on April 29, 2008 and as an alternate director on November 30, 2010.  He was born on May 17, 1938.

Esteban Gabriel Macek is a public accountant. He is Chairman of Fiduciaria Internacional Argentina S.A. He is a director of Inmobiliaria Madero S.A. He is also an alternate member of the Supervisory Committees of Visa Argentina S.A. and Prisma S.A. He was born on November 8, 1960.

Jorge Alberto Firpo is an electrical engineer and a graduate of the Universidad Tecnológica Nacional. He is a director of Telecom Argentina USA Inc and an alternate director of Telecom Personal. Previously, he was head of purchases and logistics at Telecom Italia America Latina, S.A. He was born on April 17, 1954.

Eduardo Federico Bauer is a lawyer. He is Vice Chairman of the Board of Directors of Nortel and Micro Sistemas. He is an alternate director of Sofora and Telecom Personal. He is also an alternate director of Caja de Seguros S.A., La Caja Aseguradora de Riesgos del Trabajo ART S.A., Instituto del Seguro de Misiones S.A., La Caja de Seguros de Retiro S.A., La Estrella S.A. Cía. de Seguros de Retiro, Ritenere S.A. and Pluria Productores de Seguros S.A. He was born on January 14, 1950.

Adrian Werthein is a public accountant. He is Vice Chairman of Sofora and Telecom Personal. He is Chairman of Caja de Ahorro y Seguro S.A., Haras El Roblecito S.A., W de Inversiones S.A. and Grupo Dracma S.A. He is also Vice Chairman of Caja de Seguros S.A., Gregorio, Numo y Noel Werthein S.A., Inversitas S.A., Las Manadas Agropecuaria S.A. and Los W S.A. He is a director of La Caja de Seguros de Retiro S.A., Instituto del Seguro de Misiones S.A. and La Estrella S.A. Cía. de Seguros de Retiro. He is a distant cousin of Gerardo Werthein. He was born on January 18, 1952.

Gustavo Enrique Garrido is a lawyer. He is Chairman of Compañía de Talentos S.A., Hazt Labsha S.A., Inversora Publicidad Exterior; Playas Centrales S.A., Salix S.A. and Vilau Latinoamerica S.A. and Vice Chairman of Olympus S.A., Atlas Farmaceutica S.A., Circuito Chico Desarrollos S.A., Club de Campo Dos Valles S.A., Don Aita S.A., Finca de Salta S.A., Forestal Norteña S.A. and Real Estate Trusts S.A. He is also manager of BG Private Equity S.R.L., CC S.R.L. and Dos Valles S.R.L. He is also director of Holding de Comunicaciones S.A., Stratton Argentina S.A., Suite Homes Argentina S.A., Polygon Labs S.A., Fada Pharma S.A. and Grupo Pilar S.A. and member of the Supervisory Committees of Patagonia Bioenergía S.A., Rudaco S.A., TC Rey S.A., Tissuecel S.A., Roosvelt Desarrollos Inmobiliarios S.A., Celulosa Argentina S.A., Cartulinas Argentinas S.A., Casa Hutton S.A. and Forestadora Tapebicuá S.A. He is a visiting professor of entrepreneurship at Universidad de San Andrés. He is the son of Enrique Garrido. He was born on October 27, 1967.

Francesco Armato is responsible for International Positioning and Operations in Telecom Italia S.p.A.. In 2009, he was appointed CEO of Telecom Italia Sparkle S.p.A. He has been Chairman and CEO of Latin American Nautilus Group since 2006.  He has been Executive Vice President of TI Sparkle Central & South America since 2002, having carried out various roles in this company since 1990.  He has been appointed Director to several subsidiaries of the Telecom Italia Group.  He was born on August 25, 1957.

Esteban Pedro Villar is a public accountant. He holds a PhD in Economics and an MBA from Columbia University, New York, USA. He is a member of the Supervisory Committees of Carboclor S.A., Petrolera del Conosur S.A., Petrouruguay S.A., Ferrosur Roca S.A., Holdtotal S.A., Reycomb S.A., Cofesur S.A., Betel S.A., Escofer S.A., Compañía Argentina de Cemento Portland S.A., and Compañía de Servicios de la Construcción S.A. Mr. Villar is an alternate member of the Supervisory Committees of Francés Administradora de Inversiones S.A., Loma Negra Sociedad Industrial Argentina S.A. and Consultatio Asset Management S.A. He was born on July 3, 1938.

Luis Miguel Incera is a lawyer. He is a member of the Advisory Committee of Alpargatas S.A.I.C. and a member of the Supervisory Committees of Alpargatas Textil S.A., Alpargatas Calzados S.A., Alpargatas Textil Exportadora S.A., Calzado Catamarca S.A., Textil Catamarca S.A., Confecciones Textiles S.A., Alpaline S.A., and Fiduciaria del Sur S.A. He is a director and Chairman of the Board of Directors of Viñas Don Martín S.A. and an alternate director of Arbumasa S.A. He is an alternate member of the Supervisory Committees of Telecom Personal, Telecom Argentina, Micro Sistemas, Nortel and Sofora. He was born on March 16, 1957.

The following table lists the directors and alternate directors of Telecom Argentina since November 30, 2010 and as of the date of this Annual Report.

Name	Position	Date Director became a Member of the Board
Enrique Garrido	Chairman of the Board of Directors	April 27, 2007
Gerardo Werthein	Vice Chairman of the Board of Directors	December 19, 2003
Andrea Mangoni	Director	November 30, 2010
Luca Luciani	Director	November 30, 2010
Nicola Verdicchio	Director	November 30, 2010
Esteban Gabriel Macek	Director	April 27, 2007
Norberto Carlos Berner	Director	November 30, 2010
Domingo Jorge Messuti	Alternate Director	November 30, 2010
Valerio Giuseppe Giovanni Cavallo	Alternate Director	November 30, 2010
Guglielmo Noya	Alternate Director	November 30, 2010
Jorge Luis Pérez Alati	Alternate Director	November 30, 2010
Eduardo Federico Bauer	Alternate Director	April 27, 2007
Pablo Alberto Gutierrez	Alternate Director	November 30, 2010
Esteban Santa Cruz	Alternate Director	November 30, 2010

Enrique Garrido — see directors and alternate directors of Telecom Argentina through November 30, 2010 above.

Gerardo Werthein — see directors and alternate directors of Telecom Argentina through November 30, 2010 above.

Andrea Mangoni graduated from the University of Rome in 1988 with a thesis on valuation and private financing of investments in public infrastructures. Presently, he is responsible for Administration, Finance and Control and International Development in Telecom Italia. Mr. Mangoni joined the Telecom Italia Group on July 1, 2009, as Chairman of Telecom Italia Sparkle (from July 2009 to July 2010) and as Director of International Business

at Telecom Italia S.p.A. From 1996 to March 2009 he worked in Acea, where he was appointed Chief Executive Officer in November 2003; from March 2003 to November 2003 he was General Manager of Acea; from June 2001 to February 2003 was Chief Financial Officer, responsible of strategies, finance, budget, economic planning and control, investor relations of Acea; in 2002 he was appointed common representative of the Joint Venture among Acea, Electrabel and Energia Italiana which brought to the acquisition of Interpower, the third generation company sold by Enel; from January 2000 to May 2001 he was Strategic Planning Director of Acea; from January 1998 to December 1999 he worked as manager of the Finance Department of Acea and he was responsible of strategic planning; from 1996 to 1997 he was President Assistant, responsible for the transformation process of Acea from municipal company into share capital company. Mr. Mangoni worked for InterAmerican Development Bank (IDB). Mr. Mangoni was born in Terni, Italy in 1963.

Luca Luciani holds a degree in Economics and Trade from LUISS University (Rome). He worked at Procter & Gamble, in Italy, from 1990 to 1994, in the area of financial analysis and strategic planning, until he was retained as consultant by Bain, Cuneo and Associates, in 1994, rendering services for clients such as ENEL, Olivetti and Telecom Italia (Business Division). In 1998, he joined ENEL as Group Controller until 1999. From 1999 to 2008, he worked at Telecom Italia in several positions: from 1999 to 2002 he was the Group Controller, in 2002 and 2003 he was the Chief Financial Officer of TIM (Telecom Italia Mobile Company, listed in the Italian and U.S. market), and from 2004 to 2006 he was responsible for Marketing, Sales and Operations in the TIM Business Mobile Unit. In 2007 he became the General Manager of the TIM Mobile Services Unit of Telecom Italia. Presently, he is the Chief Executive Officer of TIM Celular. Mr. Luciani was born in Padua, Italy in 1967.

Nicola Verdicchio: is head of International Legal Affairs & Litigation Department of Telecom Italia S.p.A. After graduating in 1985, he was Assistant Professor of Civil Law at “La Sapienza” University of Rome. He began his career at Danone Group and in 1987 he joined STET S.p.A. as in-house counsel within the Legal Department of such company. In 1997 he was appointed head of the Legal and Corporate Affairs & Tax Department of STET International S.p.A. In 1999 he joined Telecom Italia S.p.A. as head of International Business Development within the Legal and Corporate Affairs Department. Since 2000, he held various positions with increasing responsibilities within the Telecom Italia Group, being always in charge of the international legal affairs, supporting the top management of Telecom Italia in handling the main M&A projects and international strategic transactions. He has been serving as member of Board of Directors of several subsidiaries of Telecom Italia. Mr. Verdicchio was born in Rome, Italy, on February 5, 1962.

Esteban Gabriel Macek — see directors and alternate directors of Telecom Argentina through November 30, 2010 above.

Norberto Carlos Berner is a lawyer with a commercial law practice. He is a Philosophy of Law Assistant Professor at the Universidad de Buenos Aires and Professor at the Escuela del Cuerpo de Abogados del Estado. He is member of the Colegio Público de Abogados de la Capital Federal. He was born in Argentina on August 23, 1977.

Domigo Jorge Messuti — see directors and alternate directors of Telecom Argentina through November 30, 2010 above.

Valerio Giuseppe Giovanni Cavallo is an economist. He is Chairman of Telecom Italia Sparkle S.p.A. From September 2009 to July 2010 he was responsible for Administration and Control in Telecom Italia Sparkle S.p.A. From July to 2001 to August 2009 he was CFO of Telecom Argentina Group. From May 2000 to June 2001 he was responsible of Budget and Reporting of Telecom Italia S.p.A. He was born on April 21, 1960.

Guglilelmo Noya is a mechanical engineer and holds an MBA from Instituto Superiore di Direzione Aziendale. He is responsible for Mergers & Acquisitions in Telecom Italia S.p.A. He was CEO at Tim Participações (Brasil) from August 2008 to January 2010 and Director of Mobile Telephony in Telecom Argentina from April 2005 to April 2008. From 2002 to 2005, he served as General Manager of Entel PCS, a Chilean mobile telecommunications services company. From 1997 to 2002, he was Area Manager for Brazil and Director of Business Development in the Americas for TIM, He was born on April 27, 1962.

Jorge Luis Pérez Alati — see directors and alternate directors of Telecom Argentina through November 30, 2010 above.

Eduardo Federico Bauer — see directors and alternate directors of Telecom Argentina through November 30, 2010 above.

Pablo Alberto Gutiérrez is a public accountant. He is an advisor for many companies. He is director of Fiduciaria Internacional Argentina S.A. He is Vice Chairman of CAFIDAP - Cámara Argentina de Fideicomisos y Fondos de Inversión Directa en Actividades Productivas. He was born on January 4, 1968.

Esteban Santa Cruz holds a degree in Economics from the Universidad de Buenos Aires and a Master Degree in Finance from the Universidad Di Tella. He is currently the Financial Manager of the ANSES. He was Manager of Financial Asset Strategy at Fondo de Garantía de Sustentabilidad (FGS-ANSES). He previously worked at Banco Hipotecario and Asociart ART. He was born on August 20, 1979.

Senior Management

As of December 31, 2010, the Telecom Group’s senior management team includes the individuals listed below.  Unless otherwise noted, these individuals are members of the Telecom Group’s senior management as of the date of this Annual Report.

Name	Position (1)	Date of Designation
Franco Bertone	Chief Executive Officer (2)	March 2009
Edmundo Silvio Poggio	Director of Regulatory Affairs	May 2007
Guillermo O. Rivaben	Director of Mobile Telephony	May 2010
Marcelo Eugenio Villegas	Director of Human Capital	August 2008
Adrián Calaza	Chief Financial Officer	August 2009
José María Peña Fernández	Director of Procurement	October 2003
María Delia Carrera Sala	Director of General Secretary	November 2002
Carlos Augusto Zubiaur (3)	Director of Legal Affairs	June 2005
Ricardo Luttini	Director of Internal Audit	April 2007
Máximo D. Lema	Director of Large Accounts and Wholesale	June 2010
Mario Fernando Capalbo	Director of Network	March 2006
Stefano Core	Director of Fixed Telephony	March 2010
Mariano Cornejo	Director of Communications and Media	June 2007
Guillermo Pedro Desimoni	Director of Information Services	August 2007
María Paola Levati	Director of Real Estate	August 2008

(1)          The designation of Director does not imply that the officers mentioned above are members of the Board of Directors of Telecom Argentina, which is composed of the persons stated in the “—Directors, Senior Management and Employees—The Board of Directors” above.  The terms of office of Telecom’s Senior Management are contractual in nature.  Such contracts do not include a specified expiration date.

(2)          In March 2009, Telecom Argentina’s Board of Directors resolved to unify the position of General Director of Corporate Matters and the position of General Director of Operations into a single Chief Executive Officer position filled by Mr. Franco Bertone.

(3)          Position occupied by Alejandro D. Quiroga Lopez since June 2011.

Franco Bertone is an electronic engineer. He has been Director of Operations of Telecom Italia in Argentina, Director of Shareholder Relations of Telecom Italia Latin America, CEO and Chairman of the Board of Directors of Entel (Bolivia) and Vice Chairman of Telecom Argentina. He also served as Chairman of Nortel, Deputy Chairman of Entel (Chile) and non-executive director of Digitel (Venezuela), Tim Perú and Tim Participações. From April to August 2008, he served as director of Telecom Argentina and subsequently, as Chief Operating Officer of the Telecom Group. He is currently Chief Executive Officer of the Telecom Group and Chairman of the Board of Directors of Telecom Personal. He was born on April 9, 1952.

Edmundo Silvio Poggio is an engineer. He joined Telecom Argentina in 1990 as a member of the Advisory Committee that handled the company take-over. Since 1991, he has been responsible for different areas as Marketing Manager, Director of Wholesale Services Strategy and General Manager of the Wireline Business Unit. In 2007, he was appointed Director of Regulatory Affairs. Prior to joining Telecom Argentina, Mr. Poggio worked at the SADE Group, where he led different telecommunications projects until 1986, when he was appointed as General Manager of Micro Sistemas S.A. Mr. Poggio began his career in 1972 after graduating as a telecommunications engineer at the University of La Plata, Argentina. Between 1972 and 1976, he performed several activities as a scientific researcher in hardware and software design. He was born on February 6, 1949.

Guillermo O. Rivaben holds a degree in electronic engineering from the Universidad de Buenos Aires and has over 19 years experience as senior manager and consultant in the Latin America telecommunications market with strong expertise in mobile services, integrated Broadband corporate services, international business relationships and strategic planning. He joined Telecom Personal in 1995 as Marketing Manager and left in 2000 to launch AT&T Latinamerica in Argentina and then became Executive Vice Chairman of Regional Marketing (Brazil-Argentina). He rejoined Telecom Personal in 2004 as Executive Director of Marketing and Strategic Planning. He became Director of Mobile Telephony in May 2010. He is also Director of Núcleo and Vice Chairman of Springville. He was born on April 5, 1966.

Marcelo Eugenio Villegas is a lawyer. He joined Telecom Argentina in May 2008 as the Human Capital Director. He graduated from Universidad Nacional de Buenos Aires. Previously, he worked in the human resources department of the following companies: Wal-Mart Stores (International Division) for Wal-Mart Argentina, the Cencosud Group (Jumbo Retail Division) for the brands Jumbo, Disco and Vea, Hewitt & Aso (as head of talent management and organizational change), the Perez Companc Group; Sade S.A., the Division of Exploration and Production of Gas and Oil in Latin America, the Suez Group, Aguas Provinciales de Santa Fe, Aguas Argentinas, Latin America Region and Ondeo de Puerto Rico Inc. He was born on March 13, 1963.

Adrián Calaza holds a degree in Business Administration from the Universidad de Belgrano and an MBA from the Universidad del CEMA.  He was appointed Telecom Argentina’s Chief Financial Officer in August 2009. Mr. Calaza joined the Telecom Italia Group in January 1999, where he held various positions such as Chief Financial Officer of Entel Bolivia, a subsidiary of the TI Group and as Corporate Chief Financial Officer of Telecom Italia Latam in Brazil. Mr. Calaza returned to Argentina in 2007 as Manager of the Corporate Administrative Services Department of the Telecom Group. He was born on March 8, 1967.

José María Peña Fernández is an electrical engineer. He joined Telecom Argentina on October 15, 2003. He has been responsible for several areas, including Real Estate and Logistic and Purchasing. He has worked in different Pirelli Group companies where he was responsible for Management positions, related with the development of Electric Power and Telecommunications projects. He has also worked for TEL 3 S.A. (join venture between Pirelli Cables S.A.I.C. and Sofrecom Argentina — Group France Telecom) as Telecommunications Manager and, since June 2000, as Chief Executive Officer. He was born on October 18, 1951.

María Delia Carrera Sala is a lawyer, graduated from the University of Buenos Aires. Since several years ago she is a member of the Advisory Council of Legal Affairs of the Argentina Chamber of Corporations. She began working for Telecom in 1992. Previously, since 1973, she was the Manager of Legal Affairs of Compañía Argentina de Teléfonos SA. In the meetings of the Board of Directors of Telecom Argentina and Telecom Personal held in October 2010, she was appointed as Secretary of Board of Directors for both companies. She was born on August 27, 1948.

Carlos Augusto Zubiaur is a lawyer. He joined Telecom in June 2005 and was the Director of Legal Affairs through June 1, 2011, the date on which he was appointed as advisor to the Steering Committee . Previously, he was a partner at Estudio O’Farrell and Chief of Staff at Telefónica. He was born on December 26, 1964.

Ricardo Luttini is an accountant. He joined Telecom in June 2005. He had previously served as Manager of Business Controls and Auditing for La Caja de Ahorro y Seguro S.A., General Manager of Banco Caja de Ahorro S.A., and General Accountant and Audit Manager at Banco Mercantil Argentino. He was born on September 27, 1961.

Máximo D. Lema is an engineer. Currently, he is the Director of the Wholesale Unit and Chairman of Telecom Argentina USA Inc. He graduated from the Universidad Nacional de Mar del Plata (Argentina) and from Purdue University (Indiana USA) with an MSEE and PhD, both in electrical engineering. He also holds an MBA from CEMA Buenos Aires. He joined Telecom Argentina in 1998 as Wholesale Marketing Director. He previously worked at Telintar S.A. (International Business Director), Entel S.A. (International Director) and Purdue University (Image Processing Research). He was born on October 6, 1956.

Mario Fernando Capalbo is a mechanical engineer from Universidad Nacional de Buenos Aires. He previously works for Pirelli Group in different areas in Argentina, Brazil and also in Italy. He was formerly General Manager of Pirelli Cables & Systems South America in São Paulo, Brazil. Mr. Capalbo returned to Argentina in April 2006 as Network Director of Telecom Argentina. He was born on May 7, 1952.

Stefano Core is an economist.  He holds an MBA from the Catolica del Sacro Cuore University and an MBA from the SDA Bocconi and the University of Michigan Business School. He has extensive experience in management consulting and commercial/marketing management, developed through a broad geographic spectrum (Italy, UK, Germany, Latin America, Far East) and various industries (telecommunications, automotive, durable goods). Since 2010, he is the Director of Fixed Telephony Unit at Telecom Argentina. Before joining Telecom Argentina, he worked for Telecom Italia as Marketing Vice Chairman. Between 1998 and 2008, he worked in Value Partners Management Consulting, where he was responsible for many European, Asian and Latin American telecommunications companies. Before joining Value Partners, he worked from 2000 to 2001 in SAPIENT & Co. as Director of the E-Business Strategy Group, where he was responsible for clients operating in telecommunications and the Internet industry.  Between 1995 and 1997, he worked in the Corporate Finance Division of the London office of PriceWaterhouse & Coopers. He was born on December 23, 1971.

Mariano Cornejo holds a degree in advertising. He joined Telecom in June 2007. Previously, he served for twelve years as General Manager in Marketing at La Caja de Ahorro y Seguro S.A. He was also Director of Brands for the Werthein Group for the same period. He was born on December 20, 1963.

Guillermo Pedro Desimoni holds a bachelor’s degree in systems engineering, a master’s degree in management (MBA- IAE) and has completed postgraduate studies in finance (UDESA). He joined the Telecom Group in February 2005. He was formerly a Manager of Operations and Administration at Banco Galicia, and prior to that, a Vice Chairman at COELSA. He previously worked at Argencard, where he held the position of Manager of Technology and Systems and at Posnet, where he was General Manager. He also served as Senior Manager in Consulting at Accenture. He was born on August 20, 1960.

María Paola Levati is an accountant.  She joined the Telecom Group in August 2008, as Director of Real Estate. She completed her studies at the Universidad Nacional de Buenos Aires.  Prior to her employment at the Telecom Group and since 2000, Ms. Levati worked at La Caja de Ahorro y Seguro S.A. where she held several positions, the most recent of which was Manager of Administration. Prior to 2000, she worked at several financial entities such as JPMorgan, Bank of America and Continental Illinois National Bank with responsibilities in various areas of finance. She began her career at Price Waterhouse & Coopers. She was born in Buenos Aires on August 15, 1962.

Alejandro D. Quiroga Lopez is a lawyer graduated from the University of Buenos Aires. Since 2001 and until February 2010 he was general counsel and Secretary of the Board of Directors of YPF S.A. He was a partner at the law firm Nicholson & Cano from 1986 to 1997, a foreign associate at Davis Polk & Wardwell in 2000, and Undersecretary of Banking and Insurance at the Ministry of Economy of Argentina from 1997 to 1999. He was professor of banking and commercial law at the University of CEMA. He was a member of the Executive Board of the University of Buenos Aires - School of Law. He is also a graduate of the Wharton Advanced Management Program.

Supervisory Committee

Argentine law requires any corporation with share capital in excess of P$10,000,000 or which provides a public service or which is listed on any stock exchange or is controlled by a corporation that fulfills any of the aforementioned requirements, to have a Supervisory Committee. The Supervisory Committee is responsible for overseeing Telecom Argentina’s compliance with its bylaws and Argentine law and, without prejudice to the role of external auditors, is required to present a report on the accuracy of the financial information presented to the shareholders by the Board of Directors at the annual ordinary shareholders’ meeting. The members of the Supervisory Committee are also authorized:

•                  to call ordinary or extraordinary shareholders’ meetings;

•                  to place items on the agenda for meetings of shareholders;

•                  to attend meetings of shareholders; and

•                  generally to monitor the affairs of Telecom Argentina.

Telecom Argentina’s bylaws provide that the Supervisory Committee is to be formed by three or five members and three or five alternate members, elected by the majority vote of all shareholders. Members of the Supervisory Committee are elected to serve one year terms and may be re-elected.

The following table lists the members and alternate members of the Supervisory Committee through November 30, 2010.

Name	Position	Profession
Diego Serrano Redonnet	Chairman of the Supervisory Committee	Lawyer
Gerardo Prieto	Member of the Supervisory Committee	Accountant
Jacqueline Berzón	Member of the Supervisory Committee	Lawyer
Guillermo Eduardo Quiñoa*	Alternate Member of the Supervisory Committee	Lawyer
Guillermo Feldberg	Alternate Member of the Supervisory Committee	Accountant

* Resigned on October 19, 2010.

Diego Serrano Redonnet is a lawyer. He holds a law degree from the Argentine Catholic University and a Master of Laws from Harvard Law School.  He is a member of the Supervisory Committees of Telecom Personal, Sofora, Nortel, Micro Sistemas, Banco Santander Río S.A., BJ Services S.R.L., BRS Investment S.A., America Latina Tecnología S.A., Santander Río Servicios S.A., Perevent Empresa de Servicios Eventuales S.A., Prestamos de Consumo S.A., Santander Río Trust S.A., Santander Sociedad de Bolsa S.A., Gas Argentino S.A. and Metrogas S.A. He was born on September 18, 1966.

Gerardo Prieto is an accountant. He has been a member of the Supervisory Committee since 2004.  He is also a member of the Supervisory Committees of Sofora, Nortel, Telecom Personal and Micro Sistemas.  He is Chairman of Campofin S.A., Polifin S.A., Pluria Productores de Seguros S.A., La Caja Aseguradora de Riesgos del Trabajo ART S.A. and Cabaña Doble G del Litoral S.A. He is a director of Standard Bank Argentina S.A., Caja de Seguros S.A., Instituto del Seguros de Misiones S.A. and Ritenere S.A.  He is also an alternate director of La Caja de Seguros de Retiro S.A., Caja de Ahorro y Seguro S.A. and La Estrella S.A. Compañía de Seguros de Retiro.  He was born on March 3, 1951.

Jacqueline Berzón is a lawyer. She was an alternate member of the Supervisory Committee of Telecom Argentina since April 2005. She was appointed as member of the Supervisory Committee on May 8, 2008. She is an alternate member of the Supervisory Committees of Bariloche Seis S.R.L. and Chairwoman of Hungry Man Argentina S.R.L. She was born on October 9, 1975.

Guillermo Eduardo Quiñoa is a lawyer. He is a director of Pilar del Este S.A., Estancia Celina S.A., Las Misiones S.A., Forestal del Río S.A. and Inversiones Los Alpes S.A. He is also an alternate director of Comercial e Inversiones Coiron S.A., Inversiones Los Andes S.A., Navieras Americanas S.A. and Fabi Bolsas Industriales S.A., member of the Supervisory Committees of AGCO Argentina S.A., Calyx Siembra S.A., Calyx Tierra S.A., CMPC Inversiones de Argentina S.A., CMR Falabella S.A., Forestal Bosques Del Plata S.A. and La Papelera Del Plata S.A., and an alternate member of the Supervisory Committees of América Latina Tecnología S.A., Perevent Empresa de Servicios Eventuales S.A., Portal Universia S.A., Préstamos de Consumo S.A., Santander Merchant S.A., Santander Río Seguros S.A., Santander Río Servicios S.A., Santander Río Sociedad

de Bolsa S.A., Santander Río Trust S.A., Banco Santander Río S.A., BRS Investment S.A., Corandes S.A., Virginia Surety Compañía de Seguros S.A., Wintershall Energía S.A. He was born on October 28, 1966.

Guillermo Feldberg is a public accountant.  He has been an alternate member of the Supervisory Committee since 2004. He is also an alternate member of the Supervisory Committees of Telecom Personal, Micro Sistemas, Nortel and Sofora. He is Chairman of Agropecuaria La Victoria S.A., Caroline Establecimientos Agropecuarios S.A., Ineba S.A., Izzalini Trade S.A., GWF. S.A., Majuida S.A. and Pintarko S.A.  He is Vice Chairman of Doble “G” del Litoral S.A., Fundación Ineba (Instituto de Neurociencias Buenos Aires) and Cachay S.A.  He was born on February 20, 1951.

Since November 30, 2010 and as of the date of this Annual Report, the members and alternate members of the Supervisory Committee are:

Name	Position	Profession
Diego Serrano Redonnet	Chairman of the Supervisory Committee	Lawyer
Adela Alicia Codagnone	Member of the Supervisory Committee	Lawyer
Gerardo Prieto	Member of the Supervisory Committee	Accountant
Luis Miguel Incera	Alternate Member of the Supervisory Committee	Lawyer
Lautaro Damián Ferro	Alternate Member of the Supervisory Committee	Lawyer
Guillermo Feldberg	Alternate Member of the Supervisory Committee	Accountant

Diego Serrano Redonnet - see members and alternate members of the Supervisory Committee of Telecom Argentina through November 30, 2010 above.

Adela Alicia Codagnone is a lawyer. She joined Estudio Pérez Alati, Grondona, Benites, Arntsen y Martínez de Hoz (h) in December 1995. She holds a bachelor’s degree in law (1989) and a law degree (1991) from the Universidad de Buenos Aires. She also completed a postgraduate course on business law (1994) at the Universidad Argentina de la Empresa and completed a postgraduate course on corporate law (2003) at the Universidad de Buenos Aires. She is currently working on her PhD thesis at the Universidad Católica Argentina and a postgraduate course on modern corporate agreements. She has also attended several courses on commercial and corporate law. She is a member of the Buenos Aires City Bar Association and of the Bar Association of San Martín, Province of Buenos Aires. She is also an Assistant Professor in Manóvil Course on Commercial Corporations. She is a member of the Supervisory Committee of Sofora, Nortel, Telecom Argentina, Telecom Personal and Micro Sistemas. She is an alternate member of the Supervisory Committee of Edesur, Lan Argentina S.A. and Inversora Cordillera S.A. She was born on December 20, 1966.

Gerardo Prieto - see members and alternate members of the Supervisory Committee of Telecom Argentina through November 30, 2010 above.

Luis Miguel Incera - see members and alternate members of the Board of Directors of Telecom Argentina through November 30, 2010 above.

Lautaro Damián Ferro is a lawyer. He graduated from the Universidad de Buenos Aires in 1999, with honors. During the years 2007 and 2008 he studied for a Master in Business Law at the Universidad de San Andres. In September 2005, he participated in the XXIII National Congress of Procedural Law, Mendoza, Argentina. He also participated in several postgraduate courses of bankruptcy law at the Universidad de Buenos Aires. He is the author of “Prescription Concursal vs Tribuntaria,” La Ley, Supl. Economico, June 17, 2008. Since May 2004, he has been a senior associate at Pérez Alati, Grondona, Benites, Arntsen & Martínez de Hoz (h) in Buenos Aires, Argentina.  Previously, he was an associate with Chehtman & Asociados in Buenos Aires, Argentina where he developed a large experience in insolvency proceedings. He specializes in complex litigation matters, where he works with several firm departments, including corporate law, bankruptcy, banking, capital markets, energy and antitrust.  He is an alternate member of the Supervisory Committee of Telecom Argentina and Alpargatas.  He was born on October 25, 1972.

Guillermo Feldberg- see members and alternate members of the Supervisory Committee of Telecom Argentina through November 30, 2010 above.

There is no family relationship between any director, alternate director, member of the Supervisory Committee or executive officer and any other director, alternate director, member of the Supervisory Committee or executive officer, except for Gerardo Werthein and Adrián Werthein, who are distant cousins, and Enrique Garrido and Gustavo Enrique Garrido, who are father and son, respectively. Gustavo Enrique Garrido and Adrián Werthein were alternate members of the Board of Directors through November 30, 2010.

Compensation

The compensation of the members for the Board of Directors and the Supervisory Committee is established for each fiscal year at the annual meeting of shareholders.

The aggregate compensation paid by Telecom Argentina and its subsidiaries to the members of Telecom Argentina’s Board of Directors, the members of Telecom Argentina’s Supervisory Committee and the executive officers described under “Senior Management” above, was approximately P$28.7 million for the year ended December 31, 2010. During the year ended December 31, 2010, Telecom Argentina was not required to set aside or accrue any amounts to provide pension, retirement or similar benefits.

Accrued compensation for fiscal year 2010 for the members of the Board of Directors and Supervisory Committee was approximately P$7.3 million and approximately P$1.4 million, respectively, of which P$4.5 million and P$0.8 million remained unpaid as of December 31, 2010, respectively.

Compensation for the executive officers described under “Senior Management” above, amounted to approximately P$46.6 million during the year ended December 31, 2010 (including fixed and variable compensation, retention plan benefits, payments owed to Telecom Italia for services provided by highly qualified personnel and, in some cases, severance payments and non-compete agreements), of which P$21.3 million remained unpaid as of December 31, 2010.

The Company’s managers (including Senior Management) receive fixed and variable compensation. A manager’s fixed compensation reflects the level of responsibility required for his or her position and the market rate for similar positions. Variable compensation is tied to annual performance goals. Certain managers are beneficiaries of retention plan benefits.

Also, Telecom Argentina implemented a Long-Term Incentive Program (“LTI”), with the purpose of providing Senior Management members with incentives to create value in the medium/long term, invest such members in the Group’s success and as an element for retaining key personnel at the organization. In April 2010 and 2011, bonuses were paid to the LTI program participants for the fiscal year 2009 and 2010 results, respectively.

Additionally, and in line with the policy of total compensation for Senior Management and other members of Management, the Auto Compañía policy was redefined with new criteria of eligibility and segmentation. The program will be phased in over a 3 year period.

Telecom has no stock option plans for its personnel, or for its members of the Board of Directors or the Supervisory Committee.

Board Practices

Under Argentine law, directors have the obligation to perform their duties with loyalty and the diligence of a prudent business person. Directors are jointly and severally liable to Telecom Argentina, our shareholders and third parties for the improper performance of their duties, for violations of law, our bylaws or regulations and for any damage caused by fraud, abuse of authority or gross negligence. Under Argentine law, specific duties may be assigned to a director by the bylaws or regulations or by resolution of the shareholders’ meeting. In these cases, a director’s liability will be determined with reference to the performance of these duties, provided that certain recording requirements are met. Under Argentine law, directors are prohibited from engaging in activities in competition with Telecom Argentina without express authorization of a shareholders’ meeting. Certain transactions between directors and Telecom Argentina are subject to ratification procedures established by Argentine law.

The Supervisory Committee is responsible for overseeing our compliance with our bylaws and Argentine law and, without prejudice to the role of external auditors, is required to present to the shareholders at the annual ordinary general meeting a report on the accuracy of the financial information presented to the shareholders by the Board of Directors. See “—Supervisory Committee” for further information regarding the Supervisory Committee.

On May 22, 2001 the Argentine government issued Decree No. 677/01, entitled “Regulation of Transparency of the Public Offering,” or the “Transparency Decree.” The intention of this decree was to move towards the creation of an adequate legal framework that may strengthen the level of protection of investors in the market. Main objectives of the Transparency Decree were to promote the development, liquidity, stability, solvency and transparency of the market, generating procedures to guarantee the efficient reallocation from savings to investments and good practices in the administration of corporations.

The Transparency Decree has vested in members of the Board of Directors:

•                  the duty to disclose certain events, such as any fact or situation which is capable of affecting the value of the securities or the course of negotiation;

•                  the duty of loyalty and diligence;

•                  the duty of confidentiality; and

•                  the duty to consider the general interests of all shareholders over the interest of the controlling shareholder.

A director will not be liable if, notwithstanding his presence at a meeting at which a resolution was adopted or his knowledge of the resolution, a written record exists of his opposition thereto and he reports his opposition to the Supervisory Committee before any complaint against him is brought before the Board of Directors, the Supervisory Committee, the shareholders’ meeting, the competent governmental agency or the courts. Any liability of a director vis-à-vis Telecom Argentina terminates upon approval of the directors’ performance by the shareholders’ meeting, provided that shareholders representing at least 5% of our capital stock do not object and provided further that this liability does not result from a violation of the law or the bylaws or regulations.

Additionally, the Transparency Decree provides that those who infringe the provisions set forth therein shall be subject, in addition to civil and criminal liability (as applicable), to certain sanctions including warnings, fines, disqualification, suspension or prohibition from acting under the public offering regime.

Telecom Argentina maintains an officers’ and directors’ insurance policy covering claims brought against the officers and/or directors relating to the performance of their duties.  At present, the total amount covered by this insurance is US$50,000,000.

In May 2004, the Board of Telecom Argentina resolved to create the “Consejo de Dirección,” or Steering Committee, which served as an internal body of the Board of Directors and was comprised of four members of the Board of Directors.

In March 2009, the Board of Directors of Telecom Argentina resolved to dissolve the Steering Committee. However, on April 7, 2010, the Board of Directors of Telecom Argentina resolved to reestablish this committee, maintaining the same pre-dissolution structure. The Steering Committee, consisting of four members or alternate members of the Board of Directors of Telecom Argentina and Personal, resumed its duties on October 26, 2010. On this date, the Board of Directors issued a new Regulation of Authority and Operation of the Steering Committee. The Steering Committee’s duties, among others, are: (i) to approve the Business Plan of Telecom Argentina and its subsidiaries, (ii) to approve the general compensation policy of Telecom Argentina and Personal, (iii) to review the bids to be submitted under public bidding processes for any amount over P$5 million and the marketing plans to determine that they do not violate the Argentine Antitrust Law and (iv) to prepare the Advertising Budget to be submitted to the Board of Directors.

Pursuant to the Regulation of Authority and Operation of the Steering Committee, a quorum shall consist of the majority of members of the Steering Committee who attend the meeting or who attend by teleconference or videoteleconference. All members shall adopt decisions unanimously. In the event no resolution is adopted on any of the issues submitted for consideration of the Steering Committee, the matter shall be referred to the Board of Directors.

As of the date of this Annual Report, the members of the Steering Committee are: Gerardo Werthein, Adrián Werthein, Guglielmo Noya and Nicola Verdicchio.

Audit Committee

The Transparency Decree also provides that companies with publicly-listed shares shall appoint an audit committee, or the “Audit Committee,” to be formed by three or more members of the Board of Directors. The majority of the members of the Audit Committee must be independent under CNV rules. In order to qualify as independent, the director must be independent with respect to the company, any controlling shareholders or any shareholders that are significant participants in the company and cannot carry out executive duties for the company. A member of the Board of Directors cannot qualify as an independent director if he or she is a relative of a person who would not qualify as an independent director if such relative were appointed as a member of the Board of Directors.

Among the duties of the Audit Committee shall be:

•                  providing the market with complete information on transactions with which there might be a conflict of interest with the members of the corporate bodies or controlling shareholders;

•                  giving an opinion on the fulfillment of legal requirements and reasonableness of the conditions for the issuance of shares or securities convertible into shares, in the case of capital increases where preemptive rights have been excluded or limited;

•                  giving an opinion regarding transactions with related parties in certain cases;

•                  supervising internal control systems and verifying norms of conduct; and

•                  reviewing the plans of external auditors and evaluating their performance and their independence, among others.

Pursuant to General Resolution No. 400/02 of the CNV, published in the Official Bulletin on April 5, 2002, the provisions of the Transparency Decree relating to the Audit Committee shall be applicable for the financial years beginning on or after January 1, 2004.

At the Board of Directors meeting held on April 29, 2004, the Board of Directors resolved the final composition of the Audit Committee, and the Audit Committee came into effect.

According to the “Normativa de Implementación del Comité de Auditoría,” (a set of guidelines for the Audit Committee filed with the CNV) in case of resignation, dismissal, death or lack of capacity of any of the members of the Audit Committee, the Board of Directors shall immediately appoint a replacement, who shall remain in such position until the following annual shareholders meeting.

At its meeting on December 1, 2010, the Board of Directors elected Mr. Enrique Garrido, Mr. Esteban Gabriel Macek and Mr. Norberto Carlos Berner as members of the Audit Committee for fiscal year 2010. At its meeting on April 7, 2011, the Board of Directors re-elected Mr. Garrido, Mr. Macek and Mr. Berner as members of the Audit Committee. The Board furthermore determined that Mr. Macek qualifies as an audit committee financial expert under SEC guidelines. Under SEC and New York Stock Exchange regulations the three members of the Committee qualify as independent directors. Under CNV regulations, two members of the Audit Committee (Mr. Macek and Mr. Berner) qualify as independent directors.

Pursuant to the Argentine government’s Decree No. 677/01, the Audit Committee may seek the advice of lawyers and other outside professionals at Telecom Argentina’s expense, so long as the shareholders have approved expenditures for the services of such professionals. For fiscal years 2010 and 2011, a budget of P$750,000 and P$1,000,000, respectively, was approved for Audit Committee expenditures.

Disclosure Committee

Telecom Argentina has also established a Disclosure Committee, which is responsible for monitoring the gathering, processing and submission to the CEO and CFO of consolidated financial and non-financial information that is required to be included in disclosure reports in order to ensure timely and accurate disclosure of material information. The duties of the Disclosure Committee include the following:

•                  assisting the CEO and the CFO in evaluating the effectiveness of Telecom Argentina’s disclosure controls and procedures prior to the filing of Annual Reports both in Argentina and the US;

•                  suggesting any improvements in disclosure procedures as a result of this evaluation;

•                  verifying that Telecom Argentina’s processes for information collection, processing and control are in compliance with its disclosure procedures such that the accuracy of its disclosures can be verified; and

•                  providing assistance in determining what information may be considered material to Telecom Argentina.

Employees and Labor Relations

As of December 31, 2010, our total number of employees was 15,629, of which approximately 66% belonged to unions. All management and senior positions are held by non-union employees.

Telecom Argentina and Telecom Personal have 7,893 and 2,377 unionized employees, respectively. The union which has filed the largest number of claims is the Federation of Telephone Workers and Employees of Argentina (“FOETRA”) in Buenos Aires, which is currently included in the Argentine Telecommunications Federation (“FATEL”), representing 4,348 Telecom Argentina employees.  Telecom Personal has 2,369 employees represented by the Argentine Federation of Commercial and Service Employees and 8 employees represented by the Single Argentine Federation of Travelers (“FUVA”). The Argentine Federation of Telephone Workers and Employees (“FOEESITRA”) represents 2,133 employees.  Two remaining unions, the Technical and Supervisory Telephone Personnel Federation (“FOPSTTA”) and the Telecommunications Union (“UPJET”), represent 1,412 middle management employees.

The year 2010 was a period of labor unrest and an increase in social claims, which had an impact on the negotiations between the Company and unions. Negotiations were also influenced by a large increase in the price of basic family consumption and the highest cost of living increases in recent years, which resulted in the deterioration of the purchasing power of salaries and an increase in claims. Disagreements already existed among the various unions and were encouraged by the changes that are appearing in the union model.

During this difficult environment, company-union negotiations took place in the basic telephony sector. The most significant negotiations took place at a Mesa de Unidad Sindical (“M.U.S.”), which included FOEESITRA, FATEL, FOPSTTA and UPJET. The negotiations resulted in an agreement to implement a gradual increase in salaries in the period July 2010 — June 2011, with an estimated impact of 25.3% in 2010 and an additional estimated impact of 7% in 2011.

Also, negotiations continued with respect to a general agreement for the telecommunications industry, with involvement by the MTEySS. Although negotiations continue to be led by FOETRA, Buenos Aires Union, this is a mechanism that will include the rest of the entities that participated in the M.U.S. On their part, the employer sector has confirmed its will to organize an entity to provide joint representation for labor matters.

In January 2010, FOETRA Sindicato Buenos Aires obtained a ministerial resolution amending its status to include mobile employees within the scope of its representation. This resolution will also have a similar impact on the other union organizations in the telephone industry. However, Telecom Personal’s employees covered by union agreements still continue to be represented by the Argentine Federation of Commercial and Service Employees (“FAECyS”), and therefore the salary agreements entered into by this Federation apply. In 2010, there was a 32.6% cumulative increase in salaries. During 2010, agreements were reached at guild-company level to keep the discussion of the form and timing of the employees’ representation with the spirit to involve the rest of Telecom Personal’s peer mobile operators in any collective bargaining process in order to avoid any regulatory asymmetry that could erode Telecom Personal’s competitive advantages.

In addition, the Center for Professionals of Telecommunication Companies (“CEPETEL”) has continued to assert its claims and attempts to attract additional members from Telecom’s employees not already covered by any union agreement. The CEPETEL’s attempt to represent all non-union personnel is not aligned with its scope of representation, having been one of the obstacles during the negotiations held. In November 2010, a resolution of the MTESySS requested to the parties to continue negotiations, which were held up to date.

Regarding claims, both from individuals and unions, in connection with the organizational framework of the non-unionized personnel, Telecom has made several proposals to categorize its personnel with the aim to align employees’ categorization and reduce risks and exposure of the Company. These proposals have been subject to deep discussions, resulting in a programmatic agreement with the MUS to work on the content of detail during 2011 and 2012. It could be expected that CEPETEL will also participate in the actions to implement the organizational framework of the non-unionized personnel.

See “Item 8—Financial Information—Legal Proceedings—Civil, commercial, labor, regulatory, tax and other matters proceedings—Labor Claims” for more detail on labor claims filed against Telecom Argentina and Telecom Personal.

Employees by Segment

The table below shows the number of our employees as of December 31, 2010, 2009 and 2008 by segment:

	December 31, 2010	December 31, 2009	December 31, 2008
Fixed Services	10,845	11,079	11,252
Personal Mobile Services	4,370	3,799	3,683
Núcleo Mobile Services	414	422	426
Total	15,629	15,300	15,361

Share Ownership

Share Ownership by directors, executive officers, and Supervisory Committee members

Enrique Garrido and Gustavo Enrique Garrido each hold 231 Class B Shares of Telecom Argentina. No other member of the Board of Directors holds obligations or capital stock of Telecom Argentina.

María Delia Carrera Sala holds 231 Class B Shares of Telecom Argentina. No other senior executive officer of Telecom Argentina holds obligations or capital stock of Telecom Argentina.

No director, no executive officer or member of the Supervisory Committee of Telecom Argentina holds more than 1% of their respective class of shares.

Share Ownership Plan

At the time of the privatization of ENTel in 1990, the Argentine government created a Share Ownership Plan, or SOP, for the employees of ENTel and CAT acquired by Telecom Argentina, Telintar, and Startel.  Pursuant to the Privatization Regulations, 10% of Telecom Argentina’s then-outstanding shares, consisting of 98,438,098 Class C Shares, was transferred by the Argentine government to Telecom Argentina, Telintar, and Startel employees previously employed by ENTel and CAT.  This transfer was made through a general transfer agreement signed on December 29, 1992 (the “General Transfer Agreement”). Our Class C Shares consist exclusively of shares originally sold in connection with the SOP.  According to applicable law, to be eligible to continue to participate in the SOP, the employees had to remain employed by Telecom Argentina, Telintar, and Startel. Employees who terminated their employment with Telecom Argentina, Telintar, and Startel before the deferred purchase price was fully paid were required to sell their Class C Shares to another employee under the SOP or, if no other employee was available to purchase these shares, to a guaranty and repurchase fund, (the “the Guaranty and Repurchase Fund”), at a price calculated according to a formula provided in the General Transfer Agreement.

On December 9, 1999, Decree No. 1,623/99 was issued, authorizing the accelerated repayment of the outstanding balance of the deferred purchase price for all Class C Shares, and lifting the transfer restrictions on the Class C Shares upon the satisfaction of certain conditions precedent. However, the shares held in the Guaranty and Repurchase Fund are still subject to transfer restrictions until an injunction prohibiting trading or selling of these shares is lifted. The decree provides that once the injunction is lifted, the sale of an amount of shares in the Guaranty and Repurchase Fund, will take place in order to cancel the debt owed to the former employees for the acquisition of shares transferred to the Guaranty and Repurchase Fund. The remaining shares held in the Guaranty and Repurchase Fund will then be distributed in accordance with the decision of the majority of the employees taken in a special meeting of the SOP.

In accordance with Decree No. 1,623/99, at the extraordinary and special Class C shareholders’ meeting held on March 14, 2000, Telecom Argentina’s shareholders approved the conversion of up to 52,505,360 Class C Shares into Class B Shares in one or more tranches from time to time, as determined by the trustee of the SOP, Banco de la Ciudad de Buenos Aires, based on the availability of Class C Shares that were not affected by judicial restrictions on conversion.

A first tranche of 50,978,833 Class C Shares was converted into Class B Shares for public resale.  This transaction was authorized in Argentina by the CNV and was registered in the United States with the SEC on May 3, 2000. The rest of the Class C Shares authorized for conversion were converted into Class B Shares in four more tranches ending in 2005.

As requested by the Executive Committee of the SOP, the ordinary, extraordinary and special Class C shareholders’ meetings held on April 27, 2006 approved the delegation of authority to Telecom Argentina’s Board of Directors for the conversion of up to 41,339,464 ordinary Class C Shares into an equal quantity of Class B Shares, in one or more conversions. During the three first tranches of conversion 4,496,971 Class C Shares were converted into Class B.

On June 1, 2011 a fourth tranche of 4,000,000 Class C Shares were converted into Class B Shares as ordered by the National Civil and Commercial Court of First Instance No. 10, Secretariat No. 20, in file “Arévalo, Pedro Diego y otros c / Fondo de Garantía y Recompra PPP de Telecom Argentina s/ División de condominio”.  After these fourth tranches of conversion, a total of 8,496,971 Class C Shares have been converted into Class B, out of the total amount authorized for conversion by the shareholders’ meeting held on April 27, 2006.

A fifth tranche of conversion of 1,325,103 shares has been requested by Class C holders. Consequently, Telecom Argentina has asked the CNV and the BCBA for the corresponding authorizations which as of the date of this Annual Report has not been yet granted.

As of the date of this Annual Report, 22,497,972 Class C Shares are held by the SOP Guaranty and Repurchase Fund and are currently subject to precautionary measures, while 14,937,795 Class C Shares are held by individual holders and courts.

Future conversions of Class C Shares may affect the trading price of Telecom Argentina’s shares if a large number of converted shares are sold in the public markets within a short time period. Our Management expects that the conversion process will be managed to avoid disruption in the orderly trading of Telecom Argentina shares.  The liquidator of the SOP has committed to carry out the sale of the converted shares according to market best practices and taking into account the interests of all shareholders. However, the impact of the sale of the converted shares of Telecom Argentina cannot be predicted.

ITEM 7.     MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

Major Shareholders

Our principal shareholder is Nortel. As of December 31, 2010, Nortel owned all of Telecom Argentina’s Class A Ordinary Shares (51% of Telecom Argentina’s total capital stock) and approximately 8.35% of the Class B Ordinary Shares (as of the date of this Annual Report the percentage is 8.28% of Class B Shares) (3.74% of Telecom Argentina’s total capital stock) which, in the aggregate, represented approximately 54.74% of the total capital stock. Telecom Argentina is directly controlled by Nortel by virtue of Nortel’s ownership of a majority of

Telecom Argentina’s capital stock; however, Nortel’s controlling interest is subject to certain agreements among Sofora’s shareholders.

Nortel was incorporated in Buenos Aires, Argentina on October 19, 1990 and registered with the Buenos Aires Public Registry of Commerce on October 31, 1990 under No. 8,025, book 108, Volume “A” of Corporations. Nortel is a holding company that was formed in 1990 by a consortium including the Telecom Italia Group and FCR in connection with the privatization of ENTel and formation of Telecom Argentina.

In the event of certain payment defaults or breaches of covenants, holders of Nortel’s preferred stock collectively have the right to elect one director of Nortel and obtain voting rights.

Nortel’s offices are located at Alicia Moreau de Justo 50, 11th floor, Buenos Aires, Argentina.

Shareholders of Nortel

All of Nortel’s ordinary shares are owned by Sofora. Sofora’s shares are owned by the Telecom Italia Group (68%) and W de Argentina — Inversiones S.L. (32%). See “Item 4 — Information on the Company — Introduction—Recent Developments.”

As of December 31, 2010, Nortel’s capital stock was represented by ordinary shares (67.79% of the capital stock), Preferred Class A shares (13.51% of the capital stock) and Preferred Class B shares (18.70% of the capital stock). The valuation of the Preferred Class A Shares, in accordance with the terms of issuance, was approximately P$972 million as of December 31, 2010, net of provisional dividends of approximately P$356 million paid on October, 2010. Also, as of December 31, 2010, P$200 million were recognized as current liabilities in the financial statements of Nortel regarding economic rights of Preferred Class A Shares. In addition, on April 18, 2011, Nortel redeemed 242,454 Preferred Class A shares. As a result, Nortel’s ordinary shares currently represent 69.94% of its total capital stock. W de Argentina - Inversiones S.L., Telecom Italia S.p.A. and Telecom Italia International N.V. have signed a shareholders’ agreement for the joint management of Sofora, Nortel, Telecom and its subsidiaries, including Telecom Personal which was amended on August 5, 2010, on October 2010 and on March 2011.  See “— Shareholders’ Agreement” below.

The Telecom Italia Group

The Telecom Italia Group is engaged principally in the communications sector, in particular the fixed and mobile national and international telecommunications sector, the television sector and the office products sector.

As of December 31, 2010, the Telecom Italia Group is one of the world’s largest fixed telecommunications operators with approximately 15.4 million physical accesses (consumer and business) in Italy, a decrease of 0.7 million compared to December 31, 2009.  The wholesale customer portfolio in Italy reached approximately 6.8 million accesses for telephone services at December 31, 2010, an increase of approximately 0.6 million compared to December 31, 2009.

The Broadband portfolio in Italy reached 9.1 million accesses at December 31, 2010 (consisting of approximately 7.2 million retail accesses and 1.9 million wholesale accesses), an increase of 0.3 million accesses compared to December 31, 2009.

In addition, the Telecom Italia Group had approximately 31.0 million mobile telephone lines at December 31, 2010 in Italy, an increase of 162,000 mobile telephone lines with respect to December 31, 2009, after several years of decline.

As of December 31, 2010, the Telecom Italia Group had 51.0 million mobile telephone lines in Brazil (41.1 million at December 31, 2009).

W de Argentina — Inversiones S.L.

W de Argentina—Inversiones, a company of the Werthein Group, is a company owned by Daniel Werthein, Adrián Werthein, Gerardo Werthein and Darío Werthein. The Werthein Group’s main lines of business include farming and oil operations, insurance and financial activities and real estate activities, as described below:

• Farming and Oil Operations. Gregorio, Numo y Noel Werthein S.A.A.G.C. e I. (“GNNW”) is the name of the company that handles the businesses of the Werthein Group, mainly related to agribusiness activities and food products.  The company owns more than 217,576 acres in the primary farming areas of Argentina, harvesting more than 48,943 tons of different crops and with more than 30,519 heads of cattle dedicated to meat production.  It is also involved in the manufacturing of processed fruits as well as teas and other infusions.  Most of its products are aimed to the international markets with important exports worldwide. GNNW is also carrying out, through joint ventures, studies, exploration and exploitation of hydrocarbon in Province of La Pampa, Argentina.

• Insurance Activities. The Werthein Group controls Los W S.A., which has an interest in Caja de Ahorro y Seguro S.A., or CAYSSA, a leading insurance company in Argentina. CAYSSA controls, directly or indirectly, several subsidiaries that offer general, personal, life, accident, work risk insurance products and retirement insurance and life insurance products that complement retirement insurance. CAYSSA also has shareholdings in companies that provide marketing services and travelers’ assistance services.

• Financial Activities: The Werthein Group controls Holding W-S de Inversiones S.A., which has a minority interest in Standard Bank Argentina S.A. (an argentine commercial bank), Standard Investments S.A. Sociedad Gerente de Fondos Comunes de Inversión (a mutual fund management company) and Inversora Diagonal S.A. (which provides cash and collection management services).

• Real Estate Activities. The Werthein Group conducts real estate, construction, consulting, public works and other real-estate related activities through its interests in other companies.

Ownership of Telecom Argentina Common Stock

The following table sets forth, as of May 31, 2011, based upon information available to us, each beneficial owner of 5% or more of each class of Telecom Argentina’s shares. However, current holdings may be different.

	Number of Shares Owned	Percent of Class	Percent of Total Voting Power (1)
Class A Ordinary Shares:
Nortel	502,034,299	100.0%	51.0%
Class B Ordinary Shares:
ANSES	205,021,896	46.5%	(2) 20.8%
Nortel	36,832,408	8.4%	3.7%
Class C Ordinary Shares:
Fideicomiso Banco de la Ciudad de Buenos Aires	22,497,972	54.3%	2.3%

(1)         Represents percentage of total of all our ordinary shares, regardless of class.

(2)         On April 13, 2011 a Presidential Decree was published in the Argentine Official Bulletin which annulled Article 76(f) of Law 24,241 that limited ANSES’ voting power to 5% of the company’s total voting shares, even if ANSES held a greater ownership position. Unless the Presidential Decree and /or its effects are reversed by a competent Authority or Court, ANSES would be able to exercise the total voting power corresponding to its shares in all resolutions to be adopted at Telecom Argentina’ shareholders meetings, including decisions related to the election of Board members and Supervisory Committee members.

As of May 31, 2011, there were approximately 29.5 million American Depositary Shares outstanding (representing 147.6 million Class B Shares, or 37.0% of total Class B Shares outstanding). Moreover, as of that date, there were approximately 100 registered holders of Class B Shares represented by American Depositary Shares in the United States and approximately 23,000 depositaries of Class B Shares in Argentina. Because some Class B Shares are held by representatives, the number and domicile of registered shareholders may not exactly reflect the number and domicile of beneficial shareholders.

All shares have equal voting rights.

The Telecom Group is not aware of any arrangements that would result in a change of control of Telecom Group.

“Telco” and “TI-W” Commitments

On October 25, 2007, a consortium made up of Assicurazioni Generali S.p.A., Intesa Sanpaolo S.p.A., Mediobanca S.p.A., Sintonia S.A. (Benetton) and Telefónica, S.A. (of Spain) bought Olimpia S.p.A.’s entire stock through the Italian company Telco S.p.A., which held approximately 23.6% of Telecom Italia S.p.A.’s voting shares (the “Telco Transaction”). On December 22, 2009, Sintonia S.A. (Benetton) left the consortium and its participation was assumed by the remaining shareholders of Telco S.p.A. on a pro rata basis. As of April 1, 2011, Telco holds 22.40% of Telecom Italia S.p.A.’s voting shares. As a result of the Telco Transaction, since October 2007, Pirelli & C. S.p.A., its controlled subsidiaries and its related parties have ceased to be related parties of Telecom Argentina and its subsidiaries.

The Telco Transaction has generated different opinions with respect to its impact on Argentina’s telecommunications market in light of the Argentine Antitrust Act and the existing regulatory framework.

Consequently, the Telco Transaction led to the intervention of various administrative bodies whose decisions have been subject to various presentations and complaints before administrative and judicial courts.

On August 5, 2010, Telecom Italia S.p.A., Telecom Italia Internacional N.V. and W de Argentina agreed to:

• A settlement agreement to end all legal proceedings existing between the parties as direct shareholders of Sofora and indirect shareholders of the remaining companies of the Telecom Argentina Group (Sofora, Nortel, Telecom Argentina and its subsidiaries and Telecom Personal and its subsidiaries), which had been originated as a result of the Telco Transaction.

• Amend the 2003 Shareholders Agreement. The amendment includes, among other things, certain measures to guarantee a more efficient corporate governance of the Telecom Argentina Group companies, ensuring, among other things, compliance with the TI-W Commitment (defined below). As part of the agreement, a Telecom Argentina and Telecom Personal’s Regulatory Compliance Committee was created and will remain in place for as long as Telefónica, S.A. (of Spain) owns any subsidiaries in Argentina and concurrently maintains any direct or indirect participation in the Telecom Italia Group and maintains corporate rights similar to those provided by the Telco Transaction.

• The transfer of 8% of the capital stock of Sofora from W de Argentina to Telecom Italia International N.V., subject to the applicable authorizations. This increased Telecom Italia Group’s participation to 58% of the capital stock of Sofora (the “TI-W Transaction”).

On October 6, 2010, Telefónica, S.A. (of Spain), Assicurazioni Generali S.p.A., Intesa Sanpaolo S.p.A., Mediobanca S.p.A. Telco S.p.A, Telecom Italia S.p.A., Telecom Italia International N.V., Sofora, Nortel, Telecom Argentina, Telecom Personal, Telefónica de Argentina S.A. and Telefónica Móviles  Argentina S.A., submitted before the CNDC an agreement (the “Telco Commitment”). The Telco Commitment ensures the separation and independence of the activities in the Argentine telecommunications market, of Telefónica, S.A. (of Spain) and its controlled subsidiaries, on one hand, and Telecom Italia S.p.A., Telecom Italia International N.V., Sofora, Telecom Argentina and Telecom Personal, on the other, preserving and encouraging the competition conditions of such companies’ activities in the national market.

In addition, in connection with the TI-W Transaction, Sofora’s shareholders submitted before the CNDC an agreement with respect to the administration and governance of the Telecom Argentina Group (the “TI-W Commitment”).

On October 12, 2010, the CNDC issued Opinions No. 835 and 836 in connection with the Telco Transaction and the TI-W Transaction, respectively. In Opinion No. 835, the CNDC advised, among other things, the Secretary of Economic Policy of the Economy Ministry to accept the Telco Commitment with the clarifications and specifications made in Title XIV of such opinion, and, consequently, subject the approval of the Telco Transaction, pursuant to Section 13, paragraph b) of the Argentine Antitrust Act and to the irrevocable and effective fulfilling of the Telco Commitment with the clarifications and specifications as mentioned. In addition, the CNDC made some pro-competition recommendations to the SC and to the CNC, which are included as Annex I to such Opinion.

The terms and conditions of the Telco Commitment offered by the abovementioned companies are detailed in Title XIV of the abovementioned Opinion, together with the clarifications and specifications made by the CNDC.

In Opinion No. 836, the CNDC advised, among other things, to accept the TI-W Commitment, with the clarifications and specifications made in Title V.2 of the same opinion and, consequently, to authorize the TI-W Transaction, pursuant to Section 13, paragraph b) of the Argentina Antitrust Act. The terms and conditions of the TI-W Commitment are described in Title V of the opinion, together with the observations made by the CNDC.

On October 13, 2010, the Secretary of Economic Policy of the Economy Ministry issued Resolution No. 148/10 which, in its operative part, among other issues, authorizes the Telco Transaction subject to “the irrevocable and effective fulfillment of the Telco Commitment with the clarifications and specifications made in Title XIV of CNDC Opinion No. 835/10.” On the same date, the Secretary of Economic Policy of the Economy Ministry issued its Resolution No. 149/10, in which it accepted the TI-W Commitment and approved the TI-W Transaction in the terms of Section 13 paragraph b) of the Argentine Antitrust Act.

On October 13, 2010, the SC issued Resolution No. 136/10 which, among other issues, in its operative part authorizes the change of control that happened at Telecom Argentina and Telecom Personal as a consequence of the TI-W Transaction. On the same resolution, the legal figure of the Operator included in the List of Conditions, Decree No. 62/90 as amended, was left without effect with respect to Telecom Argentina.

On October 13, 2010, the transfer of 8% of the shares of Sofora in favor of Telecom Italia International N.V. was perfected. Based on information provided by Sofora’s shareholders, the consideration was (i) US$1 (one U.S. dollar w/o cents) and (ii) the execution of certain agreements dated as of August 5, 2010, between the Telecom Italia Group and the Werthein Group. Thus, the Telecom Italia Group reached a participation of 58% of the shares and possible votes in Sofora and W de Argentina kept the remaining 42% of such shares and votes.

On October 26, 2010, Telecom Argentina’s Board of Directors ratified the execution by Telecom Argentina of the Telco Commitment, accepted all the obligations and commitments that Telecom Argentina has assumed in the Telco Commitment, with the clarifications and specifications relating to them, made by the CNDC in Chapter XIV of its Opinion No. 835, and adopted a number of measures for its effective implementation, including the creation of a Regulatory Compliance Committee. In addition, it accepted Telecom Argentina’s obligations arising from the TI-W Commitment submitted to the CNDC, in the file referring to the TI-W Transaction, with the clarifications and specifications that are referred to them, made by the CNDC in Paragraph V.2 of its Opinion No. 836 dated October 12, 2010, and adopted a series of measures for their effective implementation.

The Telco Commitment and the TI-W Commitment are available to the public in Spanish at www.telecom.com.ar/compromisos and a summary of them is available in English at the SEC website (www.sec.gov).

On March 9, 2011, Telecom Italia International NV, Telecom Italia S.p.A and certain entities of the Werthein Group entered into a share purchase agreement under which the Werthein Group agreed to sell common shares of Sofora representing 10% of Sofora’s share capital, to Telecom Italia International NV. Following this share transfer, Telecom Italia S.p.A and Telecom Italia International N.V. hold an aggregate of 68% of the Sofora shares. The Werthein Group owns the remaining 32% of the Sofora shares. See “Item 4—Information on the Company—Introduction—Recent Developments.”

Shareholders’ Agreement

On August 5, 2010, Telecom Italia S.p.A. and Telecom Italia International N.V. (jointly, the “Telecom Italia Group”) and W de Argentina Inversiones (jointly with the Telecom Italia Group, the “Parties”), have entered into the 2010 Amended and Restated Shareholders’ Agreement (the “New Shareholders’ Agreement”) that amended the provisions and terms of the 2003 Amended and Restated Shareholders’ Agreement (the “2003 Shareholders’

Agreement”). As a result of Telecom Italia’s additional acquisitions of Sofora shares, the New Shareholders’ Agreement was amended on October 13, 2010 and March 9, 2011. See “Item 4—Information on the Company—Introduction—Recent Developments.”

Below is a brief summary of the main terms and conditions of the New Shareholders’ Agreement and the principal amendments to the 2003 Shareholders’ Agreement, considering the new composition of capital stock of Sofora (68% for Telecom Italia Group and 32% for W de Argentina Inversiones):

With respect to Sofora:

•                  W de Argentina shall have the right to appoint four out of nine Board members and the Telecom Italia Group shall have the right to appoint the remaining five Board members. Decisions will be made by the majority of directors present at each meeting.

•                  W de Argentina shall have the right to nominate the Chairman of the Supervisory Committee.

With respect to Nortel:

•                  W de Argentina shall have the right to appoint two out of seven Board members and the Telecom Italia Group shall have the right to appoint four Board members. The seventh director will be nominated by the Preferred Class A and Preferred Class B Shareholders of Nortel, as long as they have such rights in accordance with the terms and conditions of issuance of the preferred shares. Decisions will be made by the majority of directors present at each meeting. In case of a tie, the Chairman shall cast the deciding vote.

•                  W de Argentina shall be entitled to nominate the Chairman of the Audit Committee of Nortel.

With respect to Telecom Argentina:

•                  As a general rule, Nortel shall have the right to nominate six directors and the minority shareholders shall have the right to nominate one director. Four of the abovementioned six Board members to be nominated by Nortel shall be nominated by the Telecom Italia Group and the remaining two shall be nominated by W de Argentina. Decisions will be made by the majority of directors present at each meeting. In case of a tie, the Chairman shall cast the deciding vote.

•                  W de Argentina shall be entitled to nominate the Chairman of the Audit Committee of Telecom Argentina. The New Shareholders’ Agreement also provides that the resolutions of the Audit Committee shall be taken by the unanimous vote of its members.

•                  The Chairman of Telecom Argentina’s Board of Directors shall meet the following requirements: (i) be an Argentine professional of recognized reputation and (ii) shall not have served as member of the Board of Directors or officer at any direct or indirect competitor of Telecom Argentina in the Argentine telecommunications market within the previous twelve months from his appointment.

The New Shareholders’ Agreement provides for the establishment of a Regulatory Compliance Committee for Telecom Argentina, composed of three members to be selected among the members of Telecom Argentina’s and Telecom Personal’s Boards of Directors, other than those members nominated exclusively by the Telecom Italia Group or jointly with W de Argentina.

The New Shareholders’ Agreement also provides for the establishment of a Steering Committee for Telecom Argentina, which shall be composed of two members appointed by the Telecom Italia Group and two members appointed by W de Argentina. The Steering Committee shall be in charge of resolving matters concerning Telecom Argentina’s business plan, annual budget and general employee compensation policy for Telecom Argentina, among others. The Steering Committee shall validly resolve any matter with the affirmative vote of the majority of the members. In case any matter is not approved by the majority of its members, the Board of Directors shall resolve such matter.

The New Shareholders’ Agreement still provides for meetings between the Telecom Italia Group and W de Argentina (set forth in Section 4 of the New Shareholders’ Agreement) prior to Shareholders’ or Board of Directors’ meetings of Sofora, Nortel, Telecom Argentina or its subsidiaries regarding matters that must be treated by Shareholders’ meetings or those related to preferred Shareholders of Nortel, but it excludes resolutions to be adopted by certain non-executive committees. Therefore, the resolutions to be adopted at the Audit Committee, the Supervisory Committee and the Regulatory Compliance Committee will not be dealt with in such prior meetings, but following the rules of majority of each of those committees.

Similar to the 2003 Shareholders’ Agreement, two members of the Telecom Italia Group and one member of W de Argentina shall attend the meetings and the decisions will be taken through the affirmative vote of the majority of its members.

W de Argentina shall maintain substantially similar veto rights as provided for in the 2003 Shareholders’ Agreement, upon the following matters:

•                  the approval of any amendment to the bylaws, other than the amendments expressly set forth in the New Shareholders’ Agreement;

•                  dividend policy;

•                  any capital increase or decrease, except for any capital increase or decrease connected to any possible debt restructuring;

•                  changing the location of the headquarter offices;

•                  any acquisition of subsidiaries and/or creation of subsidiaries;

•                  the sale, transfer, assignment or any other disposition of all or substantially all of the assets or any of its subsidiaries;

•                  decisions relating to the establishment of joint ventures;

•                  constitution of any charges, liens, encumbrance, pledge or mortgage over assets, exceeding the amount of US$20,000,000 (twenty million U.S. dollars);

•                  any change of external auditors, to be chosen among auditors of international reputation;

•                  any related party transaction which is not carried out according to usual market conditions, exceeding the amount of US$5,000,000, with the exception of (i) any correspondent relationships, traffic agreement and/or roaming agreements with any national and/or international telecommunications carriers/operators, including the establishment, expansion or amendment of such correspondent relationships with any new telecommunications carriers; and (ii) any transaction connected with the debt restructuring;

•                  any extraordinary transaction involving the Telecom Argentina Group, exceeding the amount of US$30,000,000, except for any operation connected with the debt restructuring of the Telecom Argentina Group; and

•                  any change to the rules of the Steering Committee, the Regulatory Compliance Committee or the Audit Committee; and the creation, changes or dissolution of any committee of the Telecom Argentina Group with similar functions.

Related Party Transactions

We have been involved in a number of transactions with our related parties since the Transfer Date.

Our policy is to make transactions with related parties on arm’s-length basis. In addition, Section 73 of Law No. 17,811, as amended by the Transparency Decree, provides that before a publicly-listed company may enter into an act or contract involving a “relevant amount” with a related party or parties, the publicly-listed company must obtain approval from its Board of Directors and obtain a valuation report from its Audit Committee or two independent valuation firms that demonstrates that the terms of the transaction are consistent with those that could be obtained at an arm’s-length basis. For the period that Telecom Argentina’s Audit Committee was not yet operational, the valuation report from two independent firms was optional. If the Audit Committee or two independent valuation firms do not find that the terms of the contract are consistent with those that could be obtained on an arm’s-length basis, approval must be obtained from the shareholders. For the purpose of section 73 of the Transparency Decree as amended by Decree No. 1,020/03, “relevant amount” means an amount which exceeds 1% of the issuers’ shareholders’ equity as contained in the latest approved financial statements, provided this amount exceeds P$300,000.

Transactions with related parties of Sofora (including Telecom Italia and W de Argentina—Inversiones and/or their respective affiliates) resulted in expenses or purchases of approximately P$207 million for the year ended December 31, 2010. Of that amount, P$176 million was incurred with Telecom Italia and its affiliates for telecommunications services received by Telecom, international capacity hiring, purchases of equipment and materials and other services provided to Telecom, and P$31 million incurred with W de Argentina—Inversiones’ affiliates for insurance costs.

Among the above-mentioned expenses incurred through transactions with related parties of Sofora were payments of P$11 million in fiscal year 2010 made to Etec S.A. for international outbound calls. Etec S.A., the monopoly provider of fixed line and mobile telecommunications services in Cuba, had been an affiliate of the Telecom Italia Group. The Telecom Italia Group held, through Telecom Italia International, N.V., a 27% interest in Etec S.A. until January 31, 2011. The other shareholders in the company included the Cuban government which controlled 51% of the company and four other Cuban shareholders. In addition to its shareholding in Etec S.A., Telecom Italia International was a party to a shareholders’ agreement pursuant to which it had the right to designate certain senior executive officers and a majority of the board of directors of Etec S.A. on alternate years, and had also agreed to provide certain technical assistance to Etec S.A. with respect to its fixed line and mobile services. We do not believe that our affiliation with Etec S.A. was material to our results of operations or financial condition as of December 31, 2010. On January 31, 2011, Telecom Italia completed the sale of its 27% stake in Etec S.A. to the Cuban company Rafin S.A. After that transaction, Etec S.A. ceased to be a related party of Telecom Italia.

Transactions with related parties of Sofora resulted in income for services rendered by us of approximately P$65 million for the year ended December 31, 2010, corresponding to payments from Telecom Italia and its affiliates of P$33 million and from W de Argentina—Inversiones of P$32 million for telecommunications services provided by Telecom.

Transactions with related parties of Sofora for the year 2010 resulted in P$1 million gain in finance income corresponding to transactions with Nortel and a net loss in finance expense of P$10 million corresponding to transactions with W de Argentina — Inversiones.

See Note 27 to our Consolidated Financial Statements for more detail regarding related parties transactions for the year ended December 31, 2010.

As of March 31, 2011 transactions with related parties of Sofora resulted in expenses or purchases of approximately P$83 million. Of that amount, P$74 million was incurred with Telecom Italia and its affiliates for telecommunications services received by Telecom, international capacity hiring, purchases of equipment and materials and other services provided to Telecom, and P$9 million incurred with W de Argentina—Inversiones’ affiliates for insurance costs.

As of March 31, 2011 transactions with related parties of Sofora resulted in income for services rendered of approximately P$22 million, corresponding to payments from Telecom Italia and its affiliates of P$10 million and from W de Argentina—Inversiones of P$12 million for telecommunications services provided by Telecom.

No finance income or finance expense corresponding to transactions with related parties of Sofora were recorded as of March 31, 2011.

During 2010, Telecom Argentina and Telecom Personal entered into new technical services agreements with Telecom Italia which expired in December 2010. These agreements were submitted to an independent firm for evaluation, which found them to be “reasonable” and “in accordance with market practice in all material respects”, in accordance with the procedure established by Decree No. 677/01 for contracts with related parties. These technical services agreements were also submitted and approved by Telecom Argentina’s Audit Committee and its Board of Directors. Under these agreements, Telecom Argentina and Telecom Personal incurred in expenses of P$12 million and P$3 million for the year ended December 31, 2010, respectively.

In April 2011, Telecom Argentina and Telecom Personal entered into new technical services agreements with Telecom Italia which expire in December 2011. Under these agreements, Telecom Argentina and Telecom Personal will incur costs of €2.4 million and €1.7 million, respectively, for the duration of the contract.

As of December 31, 2010, we had no loans outstanding to the executive officers of Telecom Argentina.

Interests of Experts and Counsel

Not applicable.

ITEM 8.          FINANCIAL INFORMATION

Consolidated Statements and Other Financial Information.

See Item 18 for the Company’s Financial Statements. For a description of events that have occurred since the date of the Company’s Financial Statements, see “Item 4—Information on the Company—Introduction—Recent Developments.”

Legal Proceedings

Civil, commercial, labor, regulatory, tax and other matters proceedings

We are parties to several civil, tax, commercial, labor and regulatory proceedings and other claims that have arisen in the ordinary course of business. As of December 31, 2010, Telecom has established provisions in an aggregate amount of P$690 million to cover potential losses related to these claims and proceedings in its Consolidated Financial Statements (P$90 million for regulatory deducted from assets and P$600 million included under liabilities).  In addition, as of December 31, 2010, P$46 million deposited in the Company’s bank account have been restricted to be used due to some judicial proceedings.

See Note 17 to our Consolidated Financial Statements for additional information.

Labor Claims

Labor Claims for which ENTel is Liable

The Transfer Agreement provides that ENTel, and not Telecom Argentina, is liable for all amounts owing in connection with claims based upon ENTel’s contractual and statutory obligations to former ENTel employees, whether or not these claims are made prior to the Transfer Date, if the events giving rise to these claims occurred prior to the Transfer Date. Certain former employees of ENTel have brought claims against Telecom, arguing that notwithstanding the Transfer Agreement or an executive act of the Argentine government, Telecom should be held jointly and severally liable for claims made prior to the Transfer Date.  The Supreme Court concluded that transferees under privatizations may be held jointly and severally liable for obligations arising from employment contracts prior to the Transfer Date.

As of December 31, 2010, the total amount of these labor claims filed against Telecom Argentina, including accrued interest and expenses, was approximately P$9 million. Interest and expenses will continue to accrue on any pending amount until it is paid in full. Telecom Argentina believes that the pending claims will not have a significant effect on our results of operations or financial position for two reasons: (1) under the Transfer Agreement, ENTel has expressly agreed to indemnify Telecom Argentina in respect of these claims and (2) the Argentine government has agreed to be jointly and severally liable with ENTel in respect of these indemnity obligations and has authorized Telecom Argentina to debit an account of the Argentine government at Banco Nación for any amounts payable by the Argentine government under this indemnity. Under the Debt Consolidation Act, ENTel and the Argentine government may discharge their above-described obligations to Telecom Argentina by issuing 16-year bonds to Telecom Argentina. In its ruling, the Supreme Court recognized the right of licensees to demand that the Argentine government comply with its Transfer Agreement obligations.

Although we cannot guarantee the outcome of these proceedings, in the opinion of our Management and internal legal counsel, the final outcome of these proceedings will not have a material effect on our financial position, results of operations and cash flows.

Profit Sharing Bonds

Various legal actions were brought, mainly by former employees of Telecom Argentina, against the Argentine government and Telecom Argentina, requesting that Decree No. 395/92 — which expressly exempts Telecom Argentina from issuing the profit sharing bonds provided in Law No. 23,696 —be struck down as unconstitutional.  The plaintiffs also claimed compensation for damages they had suffered because such bonds had not been issued.  In August 2008, the Argentine Supreme Court of Justice found Decree No. 395/92 unconstitutional when resolving a similar case against Telefónica and ordered that the proceedings be remanded back to the court of origin so that said court could decide which defendant was compelled to pay —the licensee and/or the Argentine government- and the parameters that were to be taken into account in order to quantify the remedies requested (percent of profit sharing, dismissals of claims due to expiration of the applicable statute of limitations, and distribution method between the program beneficiaries).

In the suits against Telecom Argentina for which judgment has already been rendered, the trial court judges hearing the matter resolved to dismiss the actions brought — relying on arguments made by the prosecutor in charge of each case.  The trial court judges noted that Decree No. 395/92 was valid and constitutional. However, based on the judgment of the Argentine Supreme Court of Justice in this matter, the three Divisions of the Courts of Appeal ruled that Decree No. 395/92 was unconstitutional.

In order to defend its rights, Telecom Argentina filed various appeals against these unfavorable decisions, and although these decisions have not been reviewed by the Argentine Supreme Court of Justice, it should be noted that the abovementioned ruling of the Argentine Supreme Court of Justice on the case against Telefónica has created a legal precedent that, in the opinion of Telecom Argentina’s legal counsel, increases the probability that it would have to confront certain contingencies caused by an adverse ruling, notwithstanding Telecom Argentina’s right of reimbursement from the Argentine government.  As of the date of this Annual Report, Telecom Argentina’s Management, based on the advice of its legal counsel, has recorded provisions that it estimates are adequate to hedge the risks associated with these claims.

Other

In recent years, certain labor organizations such as trade unions, OSTEL (Health Association of Telephone Workers and Employees of Argentina) and the Compensation Fund have filed complaints against Telecom Argentina objecting to the differences in the calculation of social contributions made by Telecom Argentina and have obtained favorable rulings for these claims.  Despite Telecom Argentina having appealed these decisions, the appellate courts have affirmed the rulings in many cases.  As a result, Telecom Argentina, based on the advice of legal counsel, has recorded provisions to cover the increased risk associated with this type of litigation.

In October and November 2010, Telecom Argentina and OSTEL reached an agreement for the settlement of all pending judicial and administrative claims and demands resulting in economic compensation to OSTEL. As of the date of this Annual Report, those agreements are pending of judicial homologation.

Also, the Company is subject to various lawsuits initiated by some employees and former employees who claim wage differences caused by the impact of the concepts “non-remunerative sums” (amounts not subject to social security contributions) and “food vouchers” over the settlement of items such as overtime, productivity, vacation, supplementary annual salary and other additional benefits provided by the Collective Bargaining Agreement. In this regard, the Supreme Court of Justice has recognized that food vouchers are remunerative and are part of the employees’ compensations, declaring the unconstitutionality of Sect. 103 bis, inc. C of the Argentine Employment Contract Act (which gives them the character of social benefits). Considering these judicial precedents, as of the date of this Annual Report, the Company’s Management, based on the advice of legal counsel, has recorded a provision that it estimates is sufficient to cover the risks associated with these claims.

In addition, former sales representatives of Telecom Personal have brought legal actions for alleged untimely termination of their contracts and have submitted claims for payment of different items such as commission differences, seniority bonuses and lost profit. While decisions on some of these claims are still pending, most of the claims have been settled by the parties, while others have obtained a favorable partial judgment.

Tax Matters

Tax Matters Relating to Telecom Argentina

In December 2008, the National Congress approved Law No. 26,476, the “Law on Tax Regularization and Repatriation of Capital” establishing a regime for the regularization of tax liabilities, the repatriation of funds and the registration of employees.  Title I of the law provides taxpayers with a complete exemption for penal responsibilities in tax matters, for fines and a partial exemption for interest arising out of tax or social security liabilities prior to December 31, 2007.

As discussed in previous Annual Reports, Telecom Argentina was party to various legal proceedings arising from claims by AFIP with regards to:

a) AFIP’s claim for income tax for fiscal years 1993 to 1999 arising from its disagreement with Telecom Argentina’s calculation of the depreciation of its fiber optic network.

b) AFIP’s claims for income tax for fiscal years 1997 to 2000 challenging Telecom Argentina’s certain deductions it made for bad debt expenses.

c) AFIP’s claims regarding invoices for certain kinds of services.

Upon detailed analysis of the Regularization Regime, on April 30, 2009 Telecom Argentina decided to settle the AFIP’s claims in the time-frame established by Title I of the above-mentioned law. The settlement for the above-mentioned tax claims was complete except for item b) which was partially settled.

In order to qualify for the Regularization Regime, Telecom Argentina had to voluntarily dismiss legal proceedings previously initiated against AFIP’s claims. As a result of the Regularization Regime, regarding the matter mentioned in c) above, Telecom Argentina has requested the Court to suspend the penal proceedings and dismiss the claims against officers and employees who had been called to give testimony, since the law provides for the suspension of penal proceedings upon adoption of the Regularization Regime, and complete extinguishment of a penal case upon cancellation of all amounts due under the payment plan pursuant to this Regime. As of the date of this Annual Report, a decision of the Court on this matter is still pending.

Telecom Argentina’s compliance with the Regularization Regime generated a reversion of provisions and recognition of a new debt owed to AFIP in the amount of P$38 million (nominal value), (P$2 million payable upon Telecom Argentina’s joining the Regime, and the balance payable in 120 monthly installments at an annual interest rate of 9%).  The Company has also recognized a debt for legal fees in connection with these regularized processes estimated at P$14 million (nominal value).  The value of both liabilities has been estimated at net present value according to IFRS and has been set forth under the captions “Taxes Payable” and “Other Liabilities” classified by the nature and due date of each liability.  The corresponding offsetting entries have been made to the income statement for the first quarter of 2009.

In December 2001, the AFIP asserted an additional income tax claim regarding the amortization period utilized by Telintar to depreciate its fiber optic network in submarine cables. Subsequently, Telintar was dissolved and merged in equal parts into Telecom Internacional S.A. and Telefónica Larga Distancia de Argentina S.A., entities controlled by Telecom Argentina and Telefónica, respectively. Telecom Internacional S.A. was subsequently merged with and into Telecom Argentina in September 1999.  In July 2005, the National Fiscal Court decided against Telecom Argentina by ratifying the tax assessment relating to additional taxes, although it did not require Telecom Argentina to pay interest or penalties. On the same grounds as described in the above paragraph, during the third quarter of 2005, Telecom Argentina recorded a current tax liability amounting to P$0.5 million against income taxes in its income statement. Telecom Argentina and Telefónica have appealed this judgment before the corresponding Federal Court.  In June 2009, this Federal Court rejected the National Fiscal Tribunal Resolution and AFIP’s claim.  AFIP has appealed this judgment before the Argentine Supreme Court of Justice.  Telecom Argentina believes that the final outcome of these cases will not result in an incremental adverse impact on Telecom Argentina’s results of operations, financial condition and cash flows.

Tax Matters Relating to Telecom Personal

In December 2006, the AFIP assessed an additional income tax and tax on minimum presumed income for the 2000 and 2001 tax years claiming that Telecom Personal incorrectly deducted certain uncollectible receivables. Telecom Personal appealed this assessment before the National Fiscal Tribunal. The AFIP’s claim is contrary to certain legal precedents issued by the National Fiscal Tribunal. Consequently, Telecom Personal and its legal counsel believe that the matter will be resolved in its favor when the appeal process is finalized.

Tax Matters Relating to Micro Sistemas

On December 4, 2000, our subsidiary, Micro Sistemas, received a notice from the Secretary of Treasury Resolution No. 468/00 requesting Micro Sistemas to pay P$1.1 million (approximately P$6 million as of December 31, 2010) in fines with respect to its failure to comply, prior to its acquisition by Telecom Soluciones, with the terms and conditions of a special tax regulation applicable to Micro Sistemas and requesting payment of the claimed tax compounded with interest. Having exhausted the administrative appeals, on October 3, 2007, Micro Sistemas filed an appeal before the Federal Court of Appeals for Administrative Matters.  Because the administrative ruling is being appealed before a judicial court, the Argentine government cannot require payment of a disputed fine or tax until a final decision has been issued, therefore, this matter will be clarified when the court reaches a decision on the merits of the appeal. The appeal was admitted by the Court and in November 2008 the Chamber Prosecutor recommended to reject the petition of prescription made by the Company. As of the date of this Annual Report the case is in the discovery phase.

Micro Sistemas’ legal counsel for this claim believes that the defense presented strong arguments and should have persuaded the court to reject the resolution adopted by the Secretary of the Treasury. Furthermore, if Micro Sistemas were to be required to pay these amounts, Telecom Argentina may be able to seek reimbursement for these pursuant to indemnification provisions agreed to by the former owners of Micro Sistemas in the 1997 contract for the purchase of Micro Sistemas. Taking into account both the strong factual and legal basis for obtaining the rejection of the Secretary of Treasury’s resolution and the existence of these indemnification provisions, Telecom Argentina’s Management considers that the possibility that Micro Sistemas will be forced to comply with the Secretary of the Treasury’s demand for payment of fines is remote.

Municipal Fees

Since 2005, the Company has seen a noticeable increase in legal and extrajudicial claims seeking the collection of various municipal fees in the City of Buenos Aires and various municipalities. As of the date of this Annual Report the Company has recorded provisions that estimate sufficient to cover these claims.

For a detail of provisions see Note 17 to our Consolidated Financial Statements.

Regulatory Proceedings

There are several proceedings that have been initiated against us with respect to alleged regulatory violations between 2000 and December 2010. If the outcomes of these proceedings are unfavorable to us, they could result in fines for the Company. For each of these proceedings, we are challenging the CNC’s imposition of fines before administrative authorities and/or the courts. The most significant proceedings relate to damage claims, theft of telephone cables, installation delays, failures with the presubscription process, the printing of telephone directories in small font sizes which were allegedly not legible enough and the non-compliance with certain terms for remedying this.

For a detail of regulatory provisions see Note 17 to our Consolidated Financial Statements.

For a description of certain administrative appeals filed by the Telecom Group with respect to certain regulatory actions, see “Item 4—Information on the Company—Regulatory Framework.”

General Proceedings

Environmental Proceedings

In 1999, the Argentine national environmental agency (Secretaría de Medio Ambiente y Desarrollo Sustentable) initiated an administrative proceeding against us in connection with our waste management.  This agency alleged problems with our liquid drainage at an underground chamber in violation of Argentine environmental law. The agency sought to require Telecom Argentina’s registration with the National Register of Generators and Operators of Hazardous Waste. This registration would require Telecom Argentina to pay an annual fee calculated in accordance with a formula that takes into consideration the hazard’s extent and the waste quantity. Telecom Argentina believes that its activities did not generate this waste, and that the waste in the underground chamber was generated by other parties. Telecom Argentina nonetheless removed the liquid drainage in accordance with environmental law. We have filed the requisite official responses and we believe that we will not have to register with any environmental agency as a result of this liquid drainage. In February 2009, Telecom Argentina received a notification from the environmental agency once again requesting that Telecom Argentina be registered in the National Registry of Generators and Operators of Hazardous Waste. In March 2009, Telecom Argentina filed a request for administrative review seeking to obtain rejection of the environmental agency’s ordinance. As of the date hereof, there has yet to be a resolution on the matter.

Consumer Trade Union Proceedings

In November 1995, Telecom Argentina was served with notice of a complaint filed by a consumer trade union, “Consumidores Libres Cooperativa Limitada de Provisión de Servicios Comunitarios,” against Telecom Argentina, Telefónica, Telintar and the Argentine government. The suit seeks to declare null, illegal and unconstitutional all rate rules and agreements related to the Transfer Agreement and to reduce the rates of the licensees so as to obtain a rate of return not in excess of an annual 16% on fixed assets as described in the List of Conditions.  Furthermore, the complaint seeks reimbursement of sums allegedly received in excess of the 16% rate of return as well as sums resulting from the reduction in the rate of turnover tax for the city of Buenos Aires. The case is currently in the discovery phase.

In October 2001, the Federal Court of Appeals for Contentious and Administrative Matters issued a precautionary measure suspending the ability of telecommunications companies to increase rates by reference to the U.S. consumer price index. However, the Public Emergency Law and the reformation of the exchange regime have had an analogous result to that proposed by the precautionary measure, since they have prohibited, as of January 6, 2002, contracts with the public administration, including public works and services contracts, from being adjusted to dollars or other foreign currencies. The Public Emergency Law was subsequently extended through December 31, 2011. See “Item 4—Information on the Company—Regulatory Framework—Regulatory Environment—Rates.”

Although we cannot guarantee the outcome of these proceedings, in our opinion, based on the information available to us and the opinion of our legal counsel, the possibility that they will have a significant impact on our financial position and cash flows is remote.

Additionally, upon the extension of the exclusivity period for the provision of telecommunication services, Consumidores Libres Cooperativa Limitada de Provisión de Servicios Comunitarios filed a new lawsuit in Argentine federal courts against the service providers and the Argentine government. Plaintiffs are seeking damages, an injunction revoking the licenses granted to telecommunication service providers and termination of the exclusivity period. This case is currently in discovery.

On August 14, 2003, Telecom Argentina was served notice of a legal action brought by the “Union of Users and Consumers” against Telecom Argentina, Telefónica and the SC before the Federal Court in Administrative Litigation Matters No. 8.  The plaintiffs request reimbursement of certain additional charges included in monthly fixed-line service fees billed by Telecom Argentina. On August 22, 2003, Telecom Argentina opposed this claim on the grounds that the charges are valid since they were expressly provided for under applicable administrative rules and regulations. As of the date of this Annual Report, a decision on this claim is still pending. Although we cannot guarantee the outcome of this proceeding, in the opinion of our Management and internal legal counsel, the final outcome of this proceeding will not have a material effect on our financial position, results of operations and cash flows.

In December 2005, the entity Asociación Protección Consumidores Del Mercado Común Del Sur—Proconsumer brought an action against the mobile companies, including Telecom Personal. The plaintiffs seek to obtain reimbursement for any amounts billed to Telecom Personal customers in connection with an investment contribution to the Universal Service Fiduciary Fund.  They estimated their claim for reimbursement based on charges made to Telecom Personal customers for total billed amounts, plus compensatory interest on any awarded damages.  The interest was estimated at the late payment rate applied by each company to its customers. In its answer to the complaint, one of Telecom Personal’s main arguments relied on the fact that the complaint should be dismissed, since Telecom Personal’s reimbursements to its customers had already begun. The full reimbursement of the amounts received by Telecom Personal in connection with the investment contribution and corresponding interest were listed separately in customer bills and furnished in accordance with the CNC’s report dated December 2006.  The report also specified the applicable interest rate. In March 2011, Telecom Personal was notified of the first instance resolution, which rejected the Proconsumer’s claim. The resolution considered the claim to be an  unnecessary and an excessive use of judicial time and resources because the reimbursement identified in the complaint had already been made by the defendants.

Dividend Policy

The declaration, amount and payment of dividends are determined by a majority vote of all holders of Telecom Argentina’s capital stock. Under the Argentine Corporations Law, dividends may only be declared out of liquid and realized profits determined based on non-consolidated financial statements prepared in accordance with Argentine GAAP and other applicable regulations issued by the CNV and other regulatory bodies. Furthermore, liquid and realized profits can only be distributed when all accumulated losses from past periods have been absorbed and the legal reserve has been constituted (or reconstituted).

In December 2009, the CNV through its Resolution No. 562/09 approved RT 26 “Adoption of International Financial Reporting Standards” of the FACPCE, as amended by RT 29, which will be mandatory for companies making public offering of securities (such as the Company) as from January 1, 2012. Consequently, beginning on that date distributable profits will be determined based on non-consolidated financial statements prepared under IFRS in compliance with RT 29.

Under the above-described restrictions, the legal ability of shareholders at any annual meeting of Telecom Argentina to vote to distribute dividends depends on: (i) the existence of liquid and realized profits and (ii) satisfaction of the financial conditions necessary to distribute dividends without negatively affecting the interests of Telecom Argentina.

In preparing the Annual Report in compliance with Argentine requirements, at the end of each fiscal year, the Board of Directors analyzes Telecom Argentina’s economic and financial position and its compliance with the abovementioned restrictions.  The Board of Directors also takes into account the funds needed for operative purposes for the following fiscal year. The Board of Directors then proposes a course of action with respect to retained earnings, which may or may not include a dividend distribution.  The decision with regards to the Board’s proposal is made by the Telecom Argentina’s shareholders at the Shareholders Meeting.

At its shareholders’ meeting held on April 28, 2010 and after fully reconstituting its legal reserve, Telecom Argentina’s shareholders approved the distribution of a cash dividend of P$1,053,287,646 in two installments. Telecom Argentina paid its shareholders P$689,066,685 on May 5, 2010, subject to a deduction for the tax on personal property payable by shareholders in 2009, and P$364,220,961 on December 20, 2010.

At its meeting held on April 7, 2011, Telecom Argentina’s shareholders approved the distribution of a cash dividend of P$915,474,310, which was paid on April 19, 2011. A tax on personal property of P$6 million paid on behalf of Telecom Argentina’s shareholders for the year 2010 was deducted from such dividend payment.

Significant Changes

No undisclosed significant changes have occurred since the date of the Consolidated Financial Statements.

ITEM 9.          THE OFFER AND LISTING

As of December 31, 2010, the capital stock of Telecom Argentina was divided into three classes: Class A Ordinary Shares, nominal value P$1.00 each (“Class A Shares”), representing approximately 51% of the outstanding capital stock of Telecom Argentina, Class B Ordinary Shares, nominal value P$1.00 each (“Class B Shares”), representing approximately 45% of the outstanding capital stock of Telecom Argentina, and Class C Ordinary Shares, nominal value P$1.00 each (“Class C Shares”), representing approximately 4% of Telecom Argentina’s outstanding capital stock. The number of shares authorized and outstanding as of December 31, 2010 was as follows:

Class A Shares	502,034,299
Class B Shares (1)	440,910,912
Class C Shares (1)	41,435,767
Total	984,380,978

(1) Effective on June 1, 2011, 4,000,000 Class C shares were converted into Class B shares.

The Class B Shares are currently listed on the Buenos Aires Stock Exchange. The ADSs representing Class B Shares are currently listed on the New York Stock Exchange under the symbol TEO. Each ADS currently represents 5 Class B Shares.

The table below shows the high and low closing prices of the Class B Shares in pesos for the periods indicated on the Mercado de Valores de Buenos Aires (the “Buenos Aires Stock Market” or “BASM”), the current principal non-U.S. trading market for such securities. See “—The Argentine Securities Market.” See “Item 3—Key Information—Exchange Rates” for the exchange rates applicable during the periods set forth below.

	Pesos per Class B Share on BASM(1)
	High	Low
Annual
2006	11.95	6.10
2007	17.25	11.75
2008	15.20	3.70
2009	13.65	4.90
2010	20.80	11.90

Quarterly
2009
First Quarter	6.40	4.90
Second Quarter	10.00	5.63
Third Quarter	12.20	9.59
Fourth Quarter	13.65	11.80
2010
First Quarter	14.65	12.55
Second Quarter	16.45	11.90
Third Quarter	17.45	13.00
Fourth Quarter	20.80	17.05

Monthly
2010
December	20.80	19.70

	Pesos per Class B Share on BASM(1)
	High	Low
2011
January	21.95	20.35
February	21.90	19.70
March	21.15	19.30
April	21.65	18.90
May	21.90	19.10
June (through June 27, 2011)	22.25	19.95

Reflects peso nominal amounts as of that date.

Source: Bolsa de Comercio de Buenos Aires.

The Class B Shares trade on the New York Stock Exchange in the form of ADSs issued by the Depositary under the Deposit Agreement dated as of November 8, 1994, among Telecom Argentina, the Depositary and the registered Holders from time to time of the ADSs issued thereunder (the “Deposit Agreement”). Each ADS represents 5 Class B Shares.

The table below shows the high and low closing prices of the ADSs in U.S. dollars on the New York Stock Exchange for the periods indicated.

	US$ per ADS
	High	Low
Annual
2006	21.64	9.76
2007	28.36	19.52
2008	23.97	5.12
2009	18.05	6.55
2010	25.78	15.02

Quarterly
2009
First Quarter	9.38	6.55
Second Quarter	12.83	7.29
Third Quarter	15.99	12.21
Fourth Quarter	18.05	15.29
2010
First Quarter	18.79	15.87
Second Quarter	21.22	15.02
Third Quarter	22.09	16.31
Fourth Quarter	25.78	21.58

Monthly
2010
December	25.78	24.56
2011
January	26.92	25.22
February	26.43	23.12
March	24.89	22.96
April	25.70	22.19
May	24.83	22.34
June (through June 27, 2011)	25.80	22.85

On June 27, 2011, the reported last sale price of the ADSs on the New York Stock Exchange was US$25.80.

Plan of Distribution

Not applicable.

The Argentine Securities Market

There are twelve securities exchanges in Argentina, of which six (including the Buenos Aires Stock Exchange) have affiliated stock markets and are authorized to quote publicly-offered securities. The oldest and largest of these exchanges is the Buenos Aires Stock Exchange, founded in 1854, on which approximately 90% of all equity trades are executed. For the year ended December 31, 2010, the ten most actively traded equity issues represented approximately 81% of the total volume of equity traded on the market. Trading in securities listed on an exchange is conducted through a Mercado de Valores (“Stock Market”) affiliated with such exchange.

Securities may also be listed and traded on the Mercado Abierto Electrónico S.A. (the “MAE”), an electronic over-the-counter market trading system that functions independently from the Buenos Aires Stock Exchange and the Buenos Aires Stock Market. However, in March 1992, the Buenos Aires Stock Exchange, the Buenos Aires Stock Market and representatives of the dealers on the MAE implemented an agreement that causes trading in equity and equity-related securities to be conducted exclusively on the Buenos Aires Stock Market, while all corporate debt securities listed on the Buenos Aires Stock Exchange may also be traded on the MAE. Trading in Argentine government securities, which are not covered by the agreement, is expected to be conducted principally on the MAE. The agreement does not extend to other Argentine stock exchanges.

The CNV is responsible for the regulation and supervision to ensure the correct application of the rules governing the Argentine Securities Market.

The CNV has passed a set of resolutions establishing a system of self-regulatory entities, under which each self-regulatory entity (which currently includes each exchange and the MAE, among others) is responsible for developing and implementing regulations governing its respective stock market, subject to the approval and oversight of the CNV. Since March 1, 1993, in addition to CNV authorization, listing on an exchange or the MAE has been required in order to offer to the public within the territory of Argentina securities other than negotiable obligations (obligaciones negociables) or other notes of private sector issuers. Internal rules of each exchange for its affiliated Stock Market establish conditions for listing securities, admitting brokers, conducting trades and controlling the truthfulness of any information which is required to be reported in connection therewith.

Changes to the legal framework have been introduced permitting issuance and trading of new financial products in the Argentine capital markets, including commercial paper, futures, options and new types of corporate bonds. The Argentine government deregulated brokerage fees and eliminated transfer taxes and stamp taxes on publicly offered securities transactions in November 1991.

On May 22, 2001, the Argentine government issued the Transparency Decree, which provided a legal framework to strengthen the level of protection of the investor in the market and promotes the development, liquidity, stability, solvency and transparency of the market by generating procedures to guarantee the efficient distribution of savings and good practices in the administration of corporations.  The Transparency Decree applies to individuals and entities that participate in the public offering of securities, as well as to stock exchanges. Among its key provisions, the decree broadens the definition of a “security” and governs the treatment of negotiable securities. It seeks to improve transparency by imposing certain disclosure obligations on administrators and members of Supervisory Committees, among others, requiring publicly-listed companies to form audit committees composed of three or more members of the Board of Directors (the majority of whom must be independent under CNV regulations), governing insider trading, market manipulation and securities fraud and regulating going-private transactions and acquisitions of voting shares, including controlling stakes in public companies.

The Buenos Aires Stock Market

The Buenos Aires Stock Market, which is affiliated with the Buenos Aires Stock Exchange, is the largest stock market in Argentina. The Buenos Aires Stock Market is a corporation, whose approximately 133 shareholder members are the only individuals and entities authorized to trade in the securities listed on the Buenos Aires Stock Exchange. Trading on the Buenos Aires Stock Market is conducted by continuous open outcry, from 11:00 a.m. to 5:00 p.m. each business day. The Buenos Aires Stock Market also operates an electronic continuous market system each business day, on which privately arranged trades are registered and made public.

Although the Buenos Aires Stock Exchange is one of Latin America’s largest securities exchanges in terms of market capitalization, it remains relatively small and illiquid compared to major world markets, and therefore, is subject to greater volatility. To control price volatility, the Buenos Aires Stock Market operates a system which suspends dealing in a particular issuer’s shares for fifteen minutes when the price changes 10% with respect to that day’s opening price. Once trading resumes, the trading is then suspended for another fifteen minutes if the price changes more than 15% with respect to that day’s opening price. If the price then changes 20% with respect to that day’s opening price, and for every 5% fluctuation in price thereafter, the trading of such shares is interrupted for an additional ten minutes. Investors in the Argentine securities market are mostly individuals, mutual funds and companies. Institutional investors that trade securities on the Buenos Aires Stock Market, which represent a relatively small percentage of trading activity, consist of a limited number of investment funds.

Certain historical information regarding the Buenos Aires Stock Exchange is set forth in the table below.

	2010	2009	2008	2007	2006
Market capitalization (P$ billions)(1)	1,900	2,175	1,234	1,773	1,229
As percent of GDP(1)	132	190	119	218	188
Volume (P$ millions)(1)	177,614	133,207	237,790	209,905	131,984
Average daily trading volume (P$ millions)(1)	722	546	963	850	532
Number of traded companies (including Cedears)	275	254	267	278	268

(1)          End-of-period figures for trading on the Buenos Aires Stock Exchange. (includes domestic and non-domestic public companies.)

Sources: Instituto Argentino de Mercado de Capitales.

Selling Shareholders

Not applicable.

Dilution

Not applicable.

Expenses of the Issue

Not applicable.

ITEM 10.       ADDITIONAL INFORMATION

MEMORANDUM AND ARTICLES OF ASSOCIATION

Register

Telecom Argentina’s bylaws were registered in the Inspección General de Justicia (General Board of Corporations) on July 13, 1990 under number 4,570, book 108, volume “A” of Corporations. The bylaws with all amendments thereto were registered in the General Board of Corporations on March 31, 2011 under number 5,982, book 53 of Corporations.

Objects and Purposes

Article I, Section 3 of the bylaws states that the object of Telecom Argentina is to render, either on its own account or on account of, or in association with, third parties, telecommunications public services, except for radio broadcasting, under the terms, if any, of the licenses granted by relevant authorities. The bylaws authorize Telecom Argentina to take all actions permitted by law to fulfill its aforementioned objects.

On March 1, 2001, the SC authorized Telecom Argentina to expand its corporate purpose, to include the marketing of equipment, infrastructure and goods of any type related or complementary to telecommunications, and the performance of works and provision of all types of services, including consulting and security related to telecommunications, as well as the development of telecommunications technology and information processing systems. This expansion of the corporate purpose has been approved by the CNV. As a result, the bylaws which reflect this change have been approved and registered in their final form.

On April 30, 2003, Telecom Argentina’s shareholders voted not to adhere to the regime established by Decree 677/01 (the Statutory Regime of Public Offer of Mandatory Acquisition) and approved the consequent modification of Article 1° of Telecom Argentina’s bylaws. On February 18, 2004, Telecom Argentina’s shareholders voted to change the company’s name to “Telecom Argentina S.A.”

Telecom Argentina’s capital stock

The following is a summary of the rights of the holders of Telecom Argentina shares. These rights are set out in Telecom Argentina’s estatutos sociales (bylaws) or are provided for by applicable Argentine law, and may differ from those typically provided to shareholders of U.S. companies under the corporations laws of some states of the United States.

Limited Liability of Shareholders

Under Argentine law, a shareholder’s liability for losses of a company is generally limited to the value of his or her shareholdings in the company. Under Argentine law, however, a shareholder who votes in favor of a resolution that is subsequently declared void by a court as contrary to Argentine law or a company’s bylaws (or regulations, if any) may be held jointly and severally liable for damages to such company, to other shareholders or to third parties resulting from such resolution. In connection with recommending certain actions for approval by shareholders, the Board of Directors of Telecom Argentina has obtained opinions of internal and/or external counsel concerning the compliance of the actions with Argentine law and our bylaws (or regulations, if any). We currently intend to obtain similar opinions in the future as the circumstances require it. Although the issue is not free from doubt, based on advice of counsel, we believe that a court in Argentina in which a case has been properly presented would hold that a noncontrolling shareholder voting in good faith and without a conflict of interest in favor of such a resolution based on the advice of counsel that such resolution is not contrary to Argentine law or our bylaws or regulations, would not be liable under this provision.

Voting Rights

In accordance with the bylaws, each share entitles the holder thereof to one vote at meetings of the shareholders of Telecom Argentina. All of Telecom Argentina’s directors are appointed jointly by shareholders in an ordinary general shareholders’ meeting.

Under Argentine law, shareholders are entitled to cumulative voting procedures for the election of up to one-third of the vacancies to be filled on the Board of Directors and the Supervisory Committee. If any shareholder notifies a corporation of its decision to exercise its cumulative voting rights not later than three business days prior to the date of a shareholders’ meeting, all shareholders are entitled, but not required, to exercise their cumulative voting rights. Under cumulative voting, the aggregate number of votes that a shareholder may cast is multiplied by the number of vacancies to be filled in the election, and each shareholder may allocate the total number of its votes among a number of candidates not exceeding one-third of the number of vacancies to be filled. Shareholders not exercising cumulative voting rights are entitled to cast the number of votes represented by their shares for each candidate. The candidates receiving the most votes are elected to the vacancies filled by cumulative and non-cumulative voting. If no candidate for a particular vacancy receives an absolute majority of votes, the two candidates that received the most votes will participate in a run-off election, and the candidate receiving the most votes in the run-off election will be deemed elected.

In addition, any person who enters into a voting agreement with other shareholders in a public company must inform the CNV of that voting agreement and must file a copy of that voting agreement with the CNV.

Meetings of Shareholders

Shareholders’ meetings may be ordinary meetings or extraordinary meetings. Telecom Argentina is required to hold an annual ordinary meeting of shareholders in each fiscal year to consider the matters outlined in Article 234 of the Argentine Corporations Law, Article 72 of Law No. 17,811 (as amended by the Transparency Decree) and CNV rules, including but not limited to:

•                  approval of Telecom Argentina’s financial statements and general performance of the directors and members of the Supervisory Committee for the preceding fiscal year;

•                  election, removal and remuneration of directors and members of the Supervisory Committee;

•                  allocation of profits; and

•                  appointment of external auditors.

Matters which may be considered at these or other ordinary meetings include consideration of the responsibility of directors and members of the Supervisory Committee, as well as capital increases and the issuance of negotiable obligations. Extraordinary shareholders’ meetings may be called at any time to consider matters beyond the scope of the ordinary meeting, including amendments to the bylaws, issuances of certain securities that permit profit sharing, anticipated dissolution, merger and transformation from one type of company to another, etc. Shareholders’ meetings may be convened by the Board of Directors or the members of the Supervisory Committee. The Board of Directors or the members of the Supervisory Committee are also required to convene shareholders’ meetings upon the request of any shareholder or group of shareholders holding at least 5% in the aggregate of Telecom Argentina’s capital stock. If the Board of Directors or the members of the Supervisory Committee fail to do so, the meeting may be called by the CNV or by the courts.

Notice of the shareholders’ meeting must be published in the Official Bulletin of the Republic of Argentina and in a widely circulated newspaper in Argentina at least twenty days prior to the meeting. In order to attend a meeting, shareholders must submit proper evidence of their ownership of shares via book-entry account held at the Caja de Valores S.A. If so entitled to attend the meeting, a shareholder may be represented by proxy.

Class B Shares represented by ADSs will be voted by the Depositary in accordance with instructions of the holders of the ADSs. In order for voting instructions to be valid, the Depositary must receive them on or before the date specified in the relevant notice. There is no guarantee that an ADS holder will receive voting materials in time to instruct the Depositary to vote.

The quorum for ordinary meetings consists of a majority of the stock entitled to vote and resolutions may be adopted by the affirmative vote of a majority of the shareholders present that have issued a valid vote, without counting voluntary abstentions. If no quorum is present at the meeting, a second meeting may be called at which shareholders present, whatever their number, shall constitute a quorum and resolutions may be adopted by a majority of the shareholders present. The quorum for extraordinary meetings is 60% of the stock entitled to vote. However, if a quorum is not present at the first meeting, the quorum requirement for the second meeting will be 30% of the stock entitled to vote. In both cases, decisions are adopted by a majority of valid votes, except for certain fundamental matters such as:

•                  mergers and spin-offs, when Telecom Argentina is not the surviving entity and the surviving entity is not listed on any stock exchange;

•                  anticipated liquidation;

•                  change of our domicile to outside Argentina;

•                  total or partial repayment of capital; or

•                  a substantial change in the corporate purpose.

Each of these actions requires a favorable vote of more than 50% of all the stock entitled to vote.

In some of these cases, a dissenting shareholder is entitled to appraisal rights.

Any resolution adopted by the shareholders at ordinary or extraordinary shareholders’ meetings that affects the rights of one particular class of stock must also be ratified by a special meeting of that class of shareholders governed by the rules for ordinary meetings.

Dividends

Dividends can be lawfully paid and declared only out of our realized and liquid profit.

The Board of Directors submits to the shareholders for approval at an ordinary meeting of shareholders our financial statements for the previous fiscal year, together with a report thereon by the Board of Directors. The shareholders, upon approving the financial statements, determine the allocation of Telecom Argentina’s net profits (if any). The Argentine Corporations Law requires Argentine companies to allocate 5% of any net profits to legal reserve, until the amount of this reserve equals 20% of our capital stock. The legal reserve is not available for distribution. The remainder of net profits may be paid as dividends on common stock or retained as a voluntary reserve, contingency reserve or other account, or a combination thereof, all as determined by the shareholders. Dividends may not be paid if the legal reserve has been impaired, nor until it has been fully rebuilt. Notwithstanding, the obligation to pay declared dividends expires three years after the distribution date pursuant to Section 17 of Telecom Argentina’s bylaws, as amended by the shareholders’ meeting held on April 24, 2002.

Argentine law permits the Board of Directors of certain companies (such as Telecom Argentina) to approve the distribution of anticipated dividends on the basis of a quarter balance or a balance sheet especially prepared for the purpose of paying such dividends, provided that both the external auditors and the Supervisory Committee have issued an opinion report. The actual payment of these dividends, and the perfection of the obligation to pay them remains subject to the availability of sufficient disposable income as determined in the financial statements for the year.

See Note 29 to our Consolidated Financial Statements regarding restrictions on distribution of profits and dividends.

Capital Increase and Reductions

Telecom Argentina may increase its capital upon authorization of the shareholders at an ordinary meeting. All capital increases must be registered with the CNV, published in the Official Bulletin and registered with the Public Registry of Commerce. Capital reductions may be voluntary or mandatory. Shares issued in connection with any increase in capital must be divided among the various classes in proportion to the number of shares of each class outstanding at the date of the issuance, provided that the number of shares of each class actually issued may vary based on the exercise of preemptive rights and additional preemptive rights in accordance with the procedure described under “Preemptive Rights.”

A voluntary reduction of capital must be approved by an extraordinary meeting of the shareholders and may take place only after notice thereof is published and creditors are given an opportunity to obtain payment or collateralization of their claims, or attachment.

In accordance with Article 206 of the Argentine Corporations Law, suspended by successive decrees until December 10, 2005, reduction of a company’s capital stock is mandatory when losses have exceeded reserves and at least 50% of the stated capital (capital stock plus inflation adjustment of capital stock).

At the shareholders’ annual meeting held on April 27, 2006, Telecom Argentina’s shareholders approved the financial statements for the year ended December 31, 2005 and approved the decision to apply all of the legal reserves of Telecom Argentina and a certain portion of the capital adjustment account to absorb the accumulated losses. As a result, Telecom Argentina reduced its losses and regularized its situation under Article 206, and was not, and currently is not required to reduce its capital stock.

Preemptive Rights

Under Argentine law, holders of a company’s common shares of any given class have preferential or preemptive rights, proportional to the number of shares owned by each holder, to subscribe for any shares of capital stock of the same class as the shares owned by the shareholder or for any securities convertible into such shares issued by the company.

In the event of an increase in capital, shareholders of Telecom Argentina of any given class have a preemptive right to purchase any issue of shares of such class in an amount sufficient to maintain their proportionate ownership of Telecom Argentina’s capital stock. For any shares of a class not preempted by any holder of that class, the remaining holders of the class will assume pro rata the non-preempting shareholders’ preemptive rights. Pursuant to the bylaws, if any Class B or Class C Shares are not preempted by the existing holders of each such class, the other classes may preempt such class. However, if any shares of Class A are not preempted by the existing holders of such class, holders of Class B or Class C Shares shall have no preemptive rights with respect to such shares of Class A unless otherwise approved by the regulatory authorities. Preemptive rights must be exercised within thirty days following the time when notices to the shareholders of their opportunity to preempt the capital increase are published for three days in the Official Bulletin of the Republic of Argentina and a widely circulated newspaper in Argentina.

Pursuant to the Argentine Corporations Law, preemptive rights could only be restricted or suspended in certain particular and exceptional cases by a resolution of an extraordinary meeting of shareholders when required by the interest of the company.

Conflicts of Interest

A shareholder that votes on a business transaction in which its interest conflicts with that of Telecom Argentina may be liable for damages under Argentine law, but only if the transaction would not have been approved without its vote. See “Item 3—Key Information—Risk Factors—Risks Relating to Argentina—Shareholders may be liable under Argentine law for actions that are determined to be illegal or ultra vires.” See also “–Power of Directors” below for a description of conflict of interest regarding Directors.

Redemption or Repurchase

Telecom Argentina’s stock is subject to redemption in connection with a reduction of capital by a majority vote of shareholders at an extraordinary shareholders’ meeting. Pursuant to the Argentine Corporations Law, Telecom Argentina may repurchase the stock with retained earnings or available reserves, upon a determination of the Board of Directors that the repurchase is necessary in order to avoid severe damage to our business (subject to shareholder ratification) or in connection with a merger or acquisition. In addition, Telecom Argentina can purchase up to 10% of its capital stock in the Buenos Aires stock exchange pursuant to the Transparency Decree complying with the requirements and procedures stated therein. If the purchase is made pursuant to the Transparency Decree, Telecom Argentina must resell the repurchased shares within three years and must give shareholders a preemptive right to purchase the shares. If the purchase is made according to the Argentine Corporations Law, the repurchased shares must be sold within one year, unless the shareholders extend the term.

Appraisal Rights

Whenever certain extraordinary resolutions are adopted at shareholders’ meetings such as a merger of Telecom Argentina into another entity, a change of corporate purpose, transformation from one type of corporate form to another, or Telecom Argentina’s shares cease to be traded publicly, any shareholder dissenting from the adoption of any resolution may withdraw from Telecom Argentina and receive the book value per share determined on the basis of Telecom Argentina’s annual financial statements (as approved by the annual ordinary shareholders’ meeting), provided that the shareholder exercises its appraisal rights within five days following the meeting at which the resolution was adopted in the case of a dissenting shareholder. This right must be exercised within fifteen days following the meeting if the dissenting shareholder was absent and can prove that he was a shareholder on the day of the meeting. In the case of a merger of Telecom Argentina or a spin-off of Telecom Argentina, no appraisal rights may be exercised if Telecom Argentina is the surviving company.

Appraisal rights are extinguished if the resolution is subsequently overturned at another shareholders’ meeting held within sixty days of the expiration of the time period during which absent shareholders may exercise their appraisal rights.

Payment on the appraisal rights must be made within one year of the date of the shareholders’ meeting at which the resolution was adopted. If the resolution was to cease to publicly offer Telecom Argentina’s stock, the payment period is reduced to sixty days from the date of the resolution.

Notwithstanding the foregoing, should Telecom Argentina decide to cease trading its shares publicly, pursuant to Section 31 of the Transparency Decree, a tender offer by Telecom Argentina must be conducted prior to the exercise of appraisal rights by any shareholder. According to Decree 677/01 redemption value is not the book value but is determined based on market value of shares.

Liquidation

Upon liquidation of Telecom Argentina, one or more liquidators may be appointed to wind up its affairs. All outstanding shares of common stock will be entitled to participate equally in any distribution upon liquidation.

In the event of liquidation, the assets of Telecom Argentina shall be applied to satisfy its debts and liabilities. If any surplus remains, it shall be distributed to the holders of shares in proportion to their holdings.

Acquisitions of 5% or More of the Voting Stock of a Public Company

Under Argentine law, any person acquiring 5% or more of the voting stock of a public company must inform the CNV in writing of the acquisition of such voting stock. Additionally, such person must inform the CNV in writing of each additional acquisition of 5% of the voting stock of that particular company, until such person acquires control of that company.

Powers of the Directors

The bylaws of Telecom Argentina do not contain any provision regarding the ability to vote on a proposal, arrangement or contract where a director is an interested party. Under Argentine law, a director may sign contracts with the company that are related to the company’s activities so long as the conditions are on an arm’s-length basis. If such contract does not meet such conditions, the agreement may only be subscribed with the prior approval of the Board of Directors or, in absence of quorum, with the approval of the Supervisory Committee. Such transactions must be dealt with at the following shareholders’ meeting, and if such meeting does not approve them, the Board of Directors or the Supervisory Committee (as the case may be) are jointly responsible for any damages caused to the company. Argentine law also requires that if a director has a personal interest contrary to Telecom Argentina’s, this must be noted to the Board of Directors and to the Supervisory Committee. The director must refrain from participating in any deliberations or risk becoming jointly and severally liable for all damages caused to Telecom Argentina as a result of the conflict.

Additionally, the Transparency Decree dictates that the contracts between a company and a director (that qualifies as a “related party”) when they exceed 1% of the shareholders’ equity of the company, must be submitted to prior approval of the Audit Committee or of two independent evaluation firms to ensure that the transaction is in accordance with market conditions. Such transactions must also be approved by the Board of Directors and reported to the CNV and the markets where the shares of the company are listed. If the Audit Committee or the independent evaluation firms have not determined the terms of the transaction to be “according to market conditions,” then the contract in question must be submitted for consideration at a shareholders’ meeting.

Section 10 of the bylaws of Telecom Argentina establishes that the remuneration of the members of the Board of Directors is to be determined by the shareholders at their annual meeting. The Audit Committee is to issue a prior opinion on the reasonability of the proposed remuneration, which the Board of Directors submits for approval to the shareholders. Therefore, the Directors do not have the ability to vote on compensation for themselves nor for any other director.

The bylaws of Telecom Argentina do not contain any provision regarding the possibility of granting loans to members of the Board of Directors or Company executives.

Members of the Board of Directors of Telecom or its subsidiaries or parent company can not be appointed as members of the Supervisory Committee.

The bylaws of Telecom Argentina do not establish a maximum age to be member of the Board of Directors.

Neither the bylaws of Telecom Argentina nor any Argentine law require that members of the Board be shareholders.

Limitations on Foreign Investment in Argentina

Under the Argentine Foreign Investment Law, as amended (the “FIL”), the purchase of stock by an individual or legal entity domiciled abroad or by a local company of foreign capital (as defined in the FIL) constitutes a foreign investment subject to the FIL. Foreign investments generally are unrestricted. However, foreign investments in certain industries, such as broadcasting, are restricted as to percentage. No approval is necessary to purchase the Class B Shares. The FIL does not limit the right of non-resident or foreign owners to hold or vote the Class B Shares, and there are no restrictions in Telecom Argentina’s bylaws limiting the rights of non-residents or non-Argentines to hold or to vote Telecom Argentina’s Class B Shares. Notwithstanding the foregoing, regulations implemented by the CNV require that all shareholders that are companies who register to participate at a shareholders’ meeting should provide details of their registration in the Republic of Argentina. To acquire participation in a company in Argentina, non-Argentine companies are required to comply with the share ownership registration requirements as provided for under Section 123 of the Argentine Corporations Law.

Change of Control

There are no provisions in the bylaws of Telecom Argentina which may have the effect of delaying, deferring or preventing a change in control of Telecom Argentina and that would only operate with respect to a merger, acquisition or corporate restructuring involving Telecom Argentina or any of its subsidiaries, except for the regulatory authorization required for the transfer of Nortel’s Class A Shares discussed below. Moreover, the Privatization Regulations and the List of Conditions as modified by Resolutions SC No. 111/03 and No. 29/04 prohibit, without prior SC approval, (i) any transfer of our capital stock that reduces Nortel’s ownership of Telecom Argentina to less than 51%, or (ii) any transfer of shares of Nortel that reduces the shareholding of the actual ordinary shareholders to less than 51% of the voting stock of Nortel, except with prior authorization of the SC.

Under the Transparency Decree and General Resolution No. 401/02 of the CNV, a party that wishes to obtain either a majority or a significant equity ownership interest in a corporation must offer the same price offered to the majority shareholder to all of the corporation’s shareholders. This regulation applies to all Argentine corporations with listed securities unless the corporation’s shareholders specifically vote not to adopt the regime, in which case the corporation is required to publicly disclose that its shareholders have voted not to be subject to the regime. On April 30, 2003, Telecom Argentina’s shareholders voted not to adopt the regime established by the Transparency Decree and General Resolution No. 401/02, under which Telecom Argentina is currently classified as a “Sociedad No Adherida al Régimen Estatutario Optativo de Oferta Pública de Adquisición Obligatoria or a “Corporation Not Adhering to the Optional Statutory Regime of Public Offer of Mandatory Acquisition.”

MATERIAL CONTRACTS

For information regarding the shareholders’ agreement, see “Item 7—Major Shareholders and Related Party Transactions—Shareholders’ Agreement.” We are not a party to the shareholders’ agreement.

FOREIGN INVESTMENT AND EXCHANGE CONTROLS IN ARGENTINA

Due to the deterioration of the economic and financial situation in Argentina throughout 2001, the difficulties in dealing with the servicing of the public foreign debt and the decrease of the total level of deposits in the financial system, the Argentine government issued Decree No. 1,570/01, which, as of December 3, 2001, established a number of monetary and currency exchange control measures that included restrictions on the free disposition of funds with banks and restrictions on transferring funds abroad, with certain exceptions for transfers related to foreign trade and certain other transfers subject to the prior authorization of the BCRA.

On February 8, 2002, the BCRA issued tight restrictions on the transfer of funds abroad in order to make payments of principal and/or interest by requiring prior authorization from the BCRA. Since 2003, these restrictions have been progressively curbed. However, there can be no assurances that the BCRA will not once again require its prior authorization for the transfer of funds abroad.

Having completed its debt restructuring as of August 2005, Telecom Argentina is no longer subject to certain significant BCRA restrictions. However, restrictions imposed by the BCRA that do continue to apply to our operations include the following:

(i)                                    subject to certain exceptions, the acquisition of foreign currency as an investment or to apply it to foreign portfolio investments is limited, on a monthly basis, to US$2 million, provided that as of the date of acquisition, Telecom Argentina does not hold due and unpaid principal or interest foreign debt;

(ii)                                 the acquisition of foreign currency to pay principal maturities on foreign debt obligations can be made on the day of such maturities or:

1.                                       within the 30 days preceding the maturity date, provided that the acquirer complies with the minimum applicable holding term;

2.                                       within a certain period of time prior to the maturity date, as a result of the occurrence of specific conditions established under foreign refinancing agreements executed after February 11, 2002; or

3.                                       prior to the 30-day period immediately preceding the maturity date provided that the acquirer complies with the minimum applicable holding term and the following conditions: (a) the foreign currency amount to be used to prepay non-Argentine debt must not be higher than the present value of the portion of the debt being canceled (as determined using a discount rate by the BCRA) or (b) if the prepayment is financed totally or partially with new indebtedness or is part of a restructuring process with foreign creditors, the new debt terms and conditions and the prepayment made must not imply an increase in the present value of the outstanding debt.

In June 2005, the Argentine government imposed certain restrictions on inflows and outflows of foreign currency to the local foreign exchange market that remain in effect. New indebtedness entered into the foreign exchange market and debt renewals with non-Argentine residents from the private sector entered in the local foreign exchange market shall be agreed upon and canceled in terms not shorter than 365 calendar days, whatever the form of cancellation thereof. The following transactions, among others, are exempted from this restriction: (i) foreign trade financings (i.e., exports advance payments, pre-financing of exports and imports financing); (ii) balances of foreign exchange transactions with correspondent exchange entities (which are not credit lines); and (iii) primary debt security issuances with a public offering and listing.

Any inflow of funds to the local foreign exchange market arising from, but not limited to, (i) foreign indebtedness, other than the cases described in the following paragraph; (ii) primary stock issuances of companies residing in Argentina not under a public offering and that are not listed in self-governed markets, to the extent they do not create direct investment funds; (iii) portfolio investments of non-residents intended to hold local currency and assets and liabilities of the financial sector and non-financial private sector, to the extent they are not arising from the primary subscription of debt securities under a public offering and listed in self-governed markets and/or the primary subscription of stock of companies residing in Argentina under a public offering and listed in self-governed markets; and (iv) portfolio investments of non-residents intended for the purchase of any right in secondary markets regarding securities issued by the public sector; shall be subject to the creation of a nominative, non-transferable and non-compensated deposit, for 30% of the amount involved in the relevant transaction, for a term of 365 calendar days, pursuant to the terms and conditions established in the regulations.

Any inflow of funds to the local foreign exchange market arising from, but not limited to, the following transactions are not subject to the 30% mandatory deposit: (a) foreign indebtedness of Argentine residents under foreign trade financings; (b) primary debt security issuances with a public offering and listed; (c) foreign indebtedness with Multilateral and Bilateral Credit Institutions and Official Credit Agencies, directly or through their related agencies; (d) investments of non-Argentine residents in Argentina under (i) primary subscription of securities issued by the public sector (except for securities issued by the BCRA); and (ii) direct investments, including capital contributions to local companies of direct investment (namely, a company set up or not as legal entity in which the foreign direct investor holds at least 10% of ordinary shares or voting rights or its equivalent), and foreign funds transferred into Argentina by non-Argentine residents for the purpose of purchasing local assets that qualify as direct investment (such as real estate located in Argentina); and (e) foreign financial indebtedness provided: (i) the proceeds from the exchange settlement, net of taxes and expenses, to the purchase of foreign currencies to cancel foreign debt principal and/or to the creation of long term foreign assets; or (ii) they are incurred and canceled in an average life of not less than two years, including payments of principal and interest in the calculation, and to the extent they are applied to investments in “non financial assets.” In this context, “non financial assets” investments mean, among others, investments of assets capable of being registered in the financial statements of the borrower either as fixed assets or as inventory.

There can be no assurance that the BCRA will not once again require its prior authorization for, or restrict in some other way, the transfer of funds abroad for principal and/or interest payments by Telecom to its foreign creditors or for dividend payments by Telecom to its foreign shareholders.

TAXATION

Argentine Taxes

The following summary of certain Argentine tax matters is based upon the tax laws of Argentina, and regulations thereunder, in effect as of the date of this Annual Report on Form 20-F and is subject to any subsequent change in Argentine laws and regulations which may come into effect after such date. This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a holder of such securities.

Taxation of Dividends

Pursuant to Argentine Law No. 25,063 passed by the Argentine Congress on December 7, 1998, dividends of cash, property or capital stock of Telecom Argentina on the Class A, B and C Shares or ADSs are, in general, exempt from Argentine withholding tax and other taxes. Nevertheless, under such law, a corporation that makes a distribution of dividends to its shareholders in excess of the amount of its accumulated taxable net income at the close of the previous taxable year, as determined by application of the Argentine Income Tax Law (the “Income Tax Law”), must withhold a 35% tax from such excess. For purposes of this rule, the amount of income to be considered shall be determined by (1) deducting from taxable income (calculated under the general rules of the Income Tax Law) the income tax paid by the company and (2) adding the dividends and profits not subject to tax received as distributions from other corporations. If the distribution is in kind, then the corporation must pay the tax to the tax authorities and will be entitled to seek reimbursement from the shareholders.

Taxation of Capital Gains

Capital gains earned by non-resident individuals or foreign companies from the sale, exchange or other disposition of ADSs or Class A, B and C Shares are not subject to tax.

Tax on Personal Property

Argentine Law No. 25,585, as amended by Law No. 26,317, imposes a Tax on Personal Property. According to this tax, the following persons are subject to an annual tax on certain assets, which is levied at rates ranging from 0.50% to 1.25% depending on the value of such assets as of December 31 of each year: (i) individuals domiciled in Argentina for assets located in Argentina and abroad and (ii) individuals domiciled outside of Argentina for assets located in Argentina. For purposes of this tax, shares of stock of Argentine corporations, such as Telecom Argentina’s ADSs and Class A, B and C Shares are considered as assets located in Argentina.

Although the Tax on Personal Property does not explicitly apply to individuals or entities domiciled outside Argentina, pursuant to Argentine Law No. 25,585, shares of stock corporations or other equity interests in companies regulated by Argentine Corporations Law 19,550, as amended, such as the ADSs (held in book entry form or evidenced by ADRs) and Class A, B and C Shares, and whose holders are individuals and/or undivided estates domiciled in Argentina or in a foreign country, shall be subject to the Tax on Personal Property.

The tax rate to be applied is 0.50% and the taxable base is the value of the shareholders’ equity as stated in the most recent balance sheet of the company as of December 31 of each year. Such tax shall be assessed on and paid by the corresponding Argentine company issuer of the shares, such as Telecom Argentina. The tax so paid shall be considered as a definite payment.

The abovementioned rules include an irrebuttable presumption that shares of stock corporations and other equity interests of companies regulated by Argentine Corporations Law 19,550, as amended, such as the ADSs (held in book entry form or evidenced by ADRs) and the Class A, B and C Shares, whose holders are companies, any other legal entities, enterprises, permanent establishments and trusts, domiciled, settled or located in a foreign country, belong indirectly to individuals or individual estates domiciled in a foreign country.

Although, Telecom Argentina is required to pay this tax on behalf of the holders of the ADSs, Class A, B and C Shares, it has the right to obtain reimbursement of the amounts paid from its shareholders even if this requires holding and/or foreclosing the property on which the tax is due.

Therefore, Telecom Argentina’s ADSs (held in book entry form or evidenced by ADRs) and Class A, B and C Shares held by individuals, irrespective of their place of residence, and legal entities domiciled outside of Argentina are subject to the Tax on Personal Property which, as mentioned above, shall be paid by Telecom Argentina on behalf of such holders of ADSs (held in book entry form or evidenced by ADRs) and Class A, B and C Shares.

Telecom Argentina has, from time to time, requested that its shareholders reimburse the amounts of tax on personal property paid on their behalf and has received partial reimbursement of such taxes, however no assurances can be made that Telecom Argentina will be successful in seeking reimbursement of all such taxes paid from holders of ADSs and Class A, B, and C shares.  Therefore, as of December 31, 2010, Telecom Argentina has recorded an allowance of P$17 million for the amounts pending collection. Whenever applicable, tax on personal property paid on behalf of Telecom Argentina’s shareholders is deducted from the cash dividend payment. For the year 2010, approximately P$6 million was deducted from the cash dividend payment made to shareholders in April of 2011.

Value Added Tax

The sale or disposition of ADSs or Class A, B and C Shares is not subject to value added tax.

Other Taxes

There are no national Argentine inheritance or succession taxes applicable to the ownership, transfer or disposition of ADSs or Class A, B and C Shares. There are no Argentine stamp, issue, registration or similar taxes or duties payable by holders of ADSs or Class A, B and C Shares.

Deposit and Withdrawal of Class B Shares in Exchange for ADSs

No Argentine tax is imposed on the deposit or withdrawal of Class A, B and C Shares in exchange for ADSs.

Tax Treaties

Argentina has entered into tax treaties with several countries. There is currently no income tax treaty or convention in effect between Argentina and the United States.

United States Federal Income Taxes

The following discussion is a summary of the material U.S. federal income tax consequences to the U.S. Holders described below of the ownership and disposition of ADSs or Class B Shares, but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a holder of such securities. This summary applies only to U.S. Holders (as defined below) that hold ADSs or Class B Shares as capital assets for U.S. federal income tax purposes and does not address the tax consequences applicable to all categories of investors, some of which may be subject to special rules, such as:

•                  certain financial institutions;

•                  dealers and traders in securities who use a mark-to-market method of tax accounting;

•                  persons holding ADSs or Class B Shares as part of a hedging transaction, straddle, wash sale, conversion transaction or integrated transaction or persons entering into a constructive sale with respect to the ADSs or Class B Shares;

•                  persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•                  persons liable for the alternative minimum tax;

•                  tax-exempt entities, including an “individual retirement account” or “Roth IRA”;

•                  entities classified as partnerships for U.S. federal income tax purposes;

•                  persons that own or are deemed to own 10% or more of any class of Telecom Argentina stock;

•                  persons who acquired our ADSs or Class B Shares pursuant to the exercise of an employee stock option or otherwise as compensation; or

•                  persons holding ADSs or Class B shares in connection with a trade or business conducted outside of the United States.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds ADSs or Class B Shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  Partnerships holding ADSs or Class B Shares and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of the ADSs or Class B Shares.

This summary is based upon the tax laws of the United States, including the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which may affect the tax consequences described herein, possibly with retroactive effect. As mentioned above, there is currently no income tax treaty or convention in effect between Argentina and the United States. U.S. Holders should consult their tax advisers as to the U.S., Argentine or other tax consequences of the acquisition, ownership and disposition of ADSs or Class B Shares in their particular circumstances, including the effect of any state or local tax laws.

In addition, this summary is based in part on representations of the Depositary and assumes that each obligation provided for in, or otherwise contemplated by, the Deposit Agreement or any other related document will be performed in accordance with its terms.

As used herein, the term “U.S. Holder” means for U.S. federal income tax purposes, a beneficial owner of ADSs or Class B Shares that is:

•                  an individual citizen or resident of the United States;

•                  a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•                  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

In general, for U.S. federal income tax purposes, holders of ADSs will be treated as the owners of the underlying Class B Shares.  Accordingly, no gain or loss will be recognized if a U.S. Holder exchanges ADSs for the underlying Class B Shares represented by those ADSs.

The U.S. Treasury has expressed concerns that parties to whom American depositary shares are released before delivery of shares to the depositary (“pre-release”), or intermediaries in the chain of ownership between holders and the issuer of the security underlying the American depositary shares, may be taking actions that are inconsistent with the claiming of foreign tax credits by holders of American depositary shares. Such actions would also be inconsistent with claiming the reduced rate of tax, described below, applicable to dividends received by certain non-corporate holders. Accordingly, the creditability of Argentine taxes, and the availability of the reduced rate of tax for dividends received by certain non-corporate holders described below, could be affected by actions taken by such parties or intermediaries.

This discussion assumes that Telecom Argentina is not, and will not become, a passive foreign investment company, as described below.

Taxation of Distributions

To the extent paid out of current or accumulated earnings and profits of Telecom Argentina (as determined in accordance with U.S. federal income tax principles), distributions made with respect to ADSs or Class B Shares will be included in the income of a U.S. Holder as ordinary dividend income. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions will generally be reported to U.S. Holders as dividends. Subject to applicable limitations and the discussion above regarding concerns expressed by the U.S. Treasury, under current law, dividends paid to certain non-corporate U.S. Holders in taxable years beginning before January 1, 2013 will be taxable at a maximum rate of 15% if the dividends represent “qualified dividend income.” “Qualified dividend income” means dividends received from qualified foreign corporations, and a foreign corporation is generally treated as a qualified foreign corporation with respect to dividends paid on stock which is readily tradable on a securities market in the United States, such as the New York Stock Exchange where our ADSs are traded. U.S. Holders should consult their tax advisers regarding the availability of the reduced dividend tax rate in light of their particular circumstances. The amount of this dividend will include any amounts withheld by us or our paying agent in respect of Argentine income taxes. Dividends will generally be treated as foreign source dividend income to U.S. Holders and will not be eligible for the “dividends received deduction” generally allowed to U.S. corporations under the Code. Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s (or in the case of ADSs, the Depositary’s) receipt of the dividend.  See “Taxation—Argentine Taxes.” The amount of the distribution will equal the U.S. dollar value of the pesos received, calculated by reference to the exchange rate in effect on the date such distribution is received (which, for holders of ADSs, will be the date such distribution is received by the Depositary), whether or not the Depositary or U.S. Holder in fact converts any pesos received into U.S. dollars. If the distribution is converted into U.S. dollars on the date of receipt, U.S. Holders should not be required to recognize foreign currency gain or loss in respect of the dividend income. Any gains or losses resulting from the conversion of pesos into U.S. dollars after the date on which the distribution is received will be treated as ordinary income or loss, as the case may be, of the U.S. Holder and will be U.S. source income or loss.

Subject to applicable limitations and conditions that may vary depending upon the circumstances and subject to the discussion above regarding concerns expressed by the U.S. Treasury, Argentine income taxes withheld from dividends on ADSs or Class B Shares will be creditable against a U.S. Holder’s U.S. federal income tax liability. However, amounts paid on account of the Tax on Personal Property will not be eligible for credit against a U.S. Holder’s federal income tax liability. See “Taxation—Argentine Taxes.” The rules governing foreign tax credits are complex, and U.S. Holders should consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances and to determine the tax consequences applicable to them as a result of amounts paid on account of the Argentine Tax on Personal Property, including whether such amounts are includible in income or deductible for U.S. federal income tax purposes. Instead of claiming a credit, U.S. Holders may elect to deduct otherwise creditable Argentine taxes in computing taxable income, subject to generally applicable limitations under U.S. law.  An election to deduct foreign taxes instead of claiming foreign tax credits applies to all taxes paid or accrued in the taxable year to foreign countries and possessions of the United States.

Sale, Exchange or Other Disposition of ADSs or Class B Shares

Gain or loss realized by a U.S. Holder on the sale, exchange or other disposition of ADSs or Class B Shares will be subject to U.S. federal income tax as capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the ADSs or Class B Shares for more than one year. The amount of the gain or loss will be equal to the difference between the U.S. Holder’s tax basis in the ADSs or Class B Shares disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. Gain or loss, if any, will generally be U.S. source gain or loss for foreign tax credit purposes. U.S. Holders should consult their tax advisors regarding the U.S. federal tax treatment of capital gains, which may be taxed at lower rates than ordinary income for individuals, and capital losses, the deductibility of which is subject to limitations.

Deposits and withdrawals of Class B Shares in exchange for ADSs will not result in taxable gain or loss for U.S. federal income tax purposes.

Passive Foreign Investment Company Rules

Telecom Argentina believes that it was not a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes for the taxable year 2010. However, since PFIC status depends upon the composition of a company’s income and assets and the market value of its assets from time to time, there can be no assurance that Telecom Argentina will not be a PFIC for any taxable year.

If Telecom Argentina were a PFIC for any taxable year during which a U.S. Holder held an ADS or a Class B Share, gain recognized by a U.S. Holder on a sale, exchange or other disposition (including certain pledges) of the ADSs or Class B Shares would be allocated ratably over the U.S. Holder’s holding period for the ADSs or Class B Shares sold, exchanged or disposed of. The amounts allocated to the taxable year of the sale, exchange or other disposition and to any year before Telecom Argentina became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the amount allocated to such taxable year. Further, any distribution in respect of ADSs or Class B Shares to the extent in excess of 125 percent of the average of the annual distributions on ADSs or Class B Shares received by the U.S. Holder during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, would be subject to taxation in the same manner as gain, described immediately above. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the ADSs or Class B Shares.  U.S. Holders should consult their tax advisers to determine whether any of these elections would be available and, if so, what the consequences of the alternative treatments would be in their particular circumstances.

If Telecom Argentina were a PFIC for any year during which a U.S. Holder held ADSs or Class B Shares, it generally would continue to be treated as a PFIC with respect to that holder for all succeeding years during which the U.S. Holder held ADSs or Class B Shares, even if Telecom Argentina ceased to meet the threshold requirements for PFIC status.

In addition, if Telecom Argentina were a PFIC or, with respect to a particular U.S. Holder, were treated as a PFIC in a taxable year in which Telecom Argentina pays a dividend or for the prior taxable year, the 15% dividend rate discussed above with respect to dividends paid to certain non-corporate holders would not apply.

If a U.S. holder owns ADSs or Class B shares during any year in which Telecom Argentina is a PFIC, the holder may be required to file an annual report with the Internal Revenue Service containing such information as the U.S. Treasury may require.

Information Reporting and Backup Withholding

Payment of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) you are an exempt recipient or (ii) in the case of backup withholding, you provide a correct taxpayer identification number and certify that you are not subject to backup withholding.

The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

For taxable years beginning after March 18, 2010, new legislation requires certain U.S. Holders who are individuals to report information relating to stock of a non-U.S. person, subject to certain exceptions (including an exception for stock held in custodial accounts maintained by a U.S. financial institution).  U.S. Holders are urged to consult their tax advisers regarding the effect, if any, of this legislation on their ownership and disposition of ADSs or Class B shares.

DOCUMENTS ON DISPLAY

Telecom Argentina files annual and special reports and other information with the SEC. You may read and copy any document that Telecom Argentina files at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

You may request a copy of these filings by writing or telephoning the offices of Telecom Argentina, Alicia Moreau de Justo 50, (C1107AAB) Buenos Aires, Argentina. Telecom Argentina’s telephone number is 011-54-11-4968-4000.

Telecom Argentina maintains a website at www.telecom.com.ar. The contents of the website are not part of this Annual Report.

ITEM 11.                                              QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Summarized below are the financial instruments we held as of December 31, 2010 that are sensitive to changes in foreign exchange rates and interest rate, if any. As a matter of policy, we may enter into forward exchange contracts, foreign currency swaps or other derivatives to manage the exposure attributed to foreign exchange rate and interest rate fluctuations associated with the principal amount of our borrowings in foreign currencies. We use these instruments to reduce risk by creating offsetting market exposures. The instruments we hold are not held for financial trading purposes. No foreign exchange forward or other derivatives for speculative purposes were outstanding during the reporting periods covered by this Annual Report.

We do not have any other material market risk exposure.

(a)          Foreign Exchange Rate Risk

Foreign exchange exposure arises from our funding operations and, to a lesser extent, our capital expenditures and expenses denominated in foreign currencies. Since the Convertibility Law pegged the peso at a value of P$1.00 per US$1.00, exchange rate risks prior to 2002 were mainly related to changes in the value of the U.S. dollar in comparison with currencies other than the Argentine peso. In January 2002, the Argentine government devalued the Argentine peso and currently the peso/U.S. dollar exchange rate is determined by a free market with certain controls. See “Item 10—Additional information—Foreign Investment and Exchange Controls in Argentina.”

Our results of operations are sensitive to changes in the peso/dollar exchange rates because our primary assets are in Argentina and most of our revenues are denominated in pesos (our functional currency) while some part of our liabilities are denominated in foreign currencies. As of December 31, 2010, Telecom Argentina and Telecom Personal have no financial debt outstanding.  However, Núcleo’s debt obligations are denominated in guaraníes, Paraguay’s local currency. Additionally the Company has investments denominated in U.S. dollars (approximately 50% of total investments) that are also sensitive to changes in peso/dollar exchange rates.

Actions taken by the Argentine government could cause future exchange rates to vary significantly from current or historical exchange rates. Fluctuations in exchange rates may adversely affect the value, translated or converted into U.S. dollars, of our net assets, earnings and any declared dividends. We cannot give any assurance that any future movements in the exchange rate of the Argentine peso against the U.S. dollar and other foreign currencies will not adversely affect our results of operations, financial condition and cash flows. However, we believe that a significant depreciation in the Argentine peso against major foreign currencies may have a material adverse impact on our capital expenditure program and in our operating expenses denominated in foreign currencies.

(b)         Interest Rate Risk

As of December 31, 2010 the Company had no outstanding floating rate borrowings.  Therefore, the Company is not currently exposed to significant cash flow fluctuations in this connection.

(c)          Sensitivity to Exchange Rates

We estimate, based on the composition of the statement of financial position as of December 31, 2010, that every variation in the exchange rate of P$0.10 against the U.S. dollar and proportional variations in other foreign currencies against the Argentine peso, plus or minus, would result in a variation of approximately P$28 million of the consolidated amounts of foreign currency position. These analyses are based on the assumption that this variation of the Argentine peso occurred at the same time against all other currencies.

This sensitivity analysis provides only a limited, point-in-time view of the market risk sensitivity of certain of our financial instruments. The actual impact of market foreign exchange rate changes on our financial instruments may differ significantly from the impact shown in the sensitivity analysis.

See Note 26 to our Consolidated Financial Statements for a description of financial risk management.

ITEM 12.                                              DESCRIPTION OF SECURITIES OTHER THAN EQUITY SECURITIES

D.3     Depositary Fees and Charges

JPMorgan Chase Bank, N.A. (formerly Morgan Guaranty Trust Company of New York), as depositary for the ADSs (the “depositary”) collects its fees for delivery directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal. The depositary also collects taxes and governmental charges from the holders of ADSs.  The depositary collects these fees and charges by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees (after attempting by reasonable means to notify the holder prior to such sale).

Persons depositing or withdrawing shares must pay US$5.00 for each 100 ADSs or portion thereof for issuances of ADSs, including issuances resulting from a distribution, sale or exercise of shares or rights or other property.  Investors depositing shares or holders withdrawing deposited securities are charged fees and expenses in connection with stock transfers, taxes and other governmental charges, cable, telex and facsimile transmission and delivery charges imposed at such person’s request, transfer or registration fees for the registration of transfer of ADSs on any applicable register in connection with the deposit or withdrawal of ADSs and the depositary’s expenses in connection with the conversion of foreign currency.

Additionally, pursuant to a contractual arrangement, the depository reimburses Telecom Argentina for certain marketing expenses related to its listing on the NYSE.

PART II

ITEM 13.                                              DEFAULTS, DIVIDEND ARREARAGES AND DELINQUENCIES

Neither Telecom Argentina, Telecom Personal nor Núcleo are currently in default on any outstanding indebtedness.

ITEM 14.                                              MATERIAL MODIFICATIONS TO THE RIGHTS OF SECURITY HOLDERS AND USE OF PROCEEDS

None.

ITEM 15.                                              CONTROLS AND PROCEDURES

Evaluation of disclosure controls and procedures

Telecom’s Management, with the participation of our chief executive and financial officers, evaluated the effectiveness of the Company’s “disclosure controls and procedures” (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) as of December 31, 2010 (the “Evaluation Date”). Based upon that evaluation, our chief executive and financial officers have concluded that as of the Evaluation Date, the Company’s disclosure controls and procedures were effective.

Management’s Report on Internal Control Over Financial Reporting

Telecom’s Management is responsible for establishing and maintaining adequate internal control over financial reporting for Telecom as defined in Exchange Act Rule 13a-15(f) and 15d-15(f). Our internal control over financial reporting was designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.

Management conducted an evaluation of the effectiveness of Telecom’s internal control over financial reporting based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on this evaluation and as set forth in its report dated June 23, 2011, and included in Item 18, Management concluded that Telecom’s internal control over financial reporting was effective as of December 31, 2010. The effectiveness of Telecom’s internal control over financial reporting as of December 31, 2010 has been audited by Price Waterhouse & Co. S.R.L., an independent registered public accounting firm, as stated in their report which is included herein. See the complete Management’s Report on Internal Control Over Financial Reporting in Item 18.

Changes in Internal Control Over Financial Reporting

There were no changes in the Company’s internal control over financial reporting that occurred during the period covered by this Annual Report on Form 20-F that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

ITEM 16A.                                     AUDIT COMMITTEE FINANCIAL EXPERT

On December 1, 2010, the Board of Directors of Telecom Argentina appointed the members of the Audit Committee for fiscal year 2010 and on April 7, 2011 the Board of Directors re-elected the same members of the Audit Committee for fiscal year 2011. In both cases, the Board of Directors determined that Esteban Gabriel Macek qualifies as an Audit Committee financial expert. In conducting this evaluation, the Board took into account that Mr. Macek is an accountant from the Universidad de Buenos Aires (1982). He was a partner at Coopers & Lybrand /PriceWaterhouseCoopers until 2002, where he was an auditor and tax consultant. He assisted companies in the private (domestic and international) and public sector in tax matters related to company restructuring and business development. He participated in many professional training activities and attended graduate courses at the Universidad Austral and the West Ontario University Business School (Canada), among others. He was an accounting and law professor at the Universidad de Buenos Aires and at the Universidad Catolica Argentina. He is Chairman of Fiduciaria Internacional Argentina S.A. He was a member of the Board of Directors and of the Supervisory Committee of several domestic corporations and he has been serving as a director of Telecom Argentina for 4 years.

Based on Mr. Macek’s professional background and training, the Board of Directors of Telecom Argentina has determined for the year 2010 that he meets the criteria for an Audit Committee financial expert. Mr. Macek is an independent director under CNV and SEC rules and under the New York Stock Exchange listing standards.

ITEM 16B.                                     CODE OF ETHICS

The Board of Directors of Telecom Argentina has approved a Code of Business Conduct and Ethics which applies to directors, members of the Supervisory Committee, officers and employees of the Telecom Group.  No waivers, express or implicit, have been granted to any senior officer or member of the Board of Directors of Telecom Argentina with respect to any provision of the Code.

It is also encouraged that suppliers, contractors, advisers and consultants of Telecom, accept the ethical principles of the Code.

The Boards of Directors of Telecom Argentina and Telecom Personal, at the meetings held by each on October 26, 2010, decided to include an additional chapter to the Code of Business Conduct and Ethics, which includes the general duties and responsibilities of directors, members of the Supervisory Committee and all personnel of either company, which arise from the “Telco Commitment” and the “TI-W Commitment”, pursuant to Resolutions No. 148/10 and No. 149/10 issued by the Secretary of Economic Policy of the Economy Ministry, with certain clarifications and details made by CNDC. The Code of Business Conduct and Ethics is available on our website at www.telecom.com.ar.

ITEM 16C.                                     PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table provides information on the aggregate fees for services rendered by our principal accountants (in millions of pesos) for the years ended December 31, 2010 and 2009.

Services Rendered	2010	2009
Audit Fees (1)	5.9	5.4
Audit-Related Fees (2)	1.5	0.5
Tax Fees (3)	0.5	0.4
All Other Fees (4)	0.1	0.1
Total	8.0	6.4

(1)          Includes fees related to the integrated audit of the Consolidated Financial Statements as of December 31, 2010 and 2009, limited reviews of interim financial statements presented during 2010 and 2009, SEC filing reviews and other attestation services.

(2)          Includes fees for permitted internal control advice and accounting consultations regarding the preparation of financial statements in conformity with IFRS.

(3)          Includes fees for permitted tax compliance and tax advisory services.

(4)          Includes fees for subscription to business publications.

Audit Committee Pre-Approval Policies and Procedures

On March 22, 2004, Telecom Argentina’s Board of Directors approved policies and procedures relating to the pre-approval of auditors’ services and other permitted services (collectively, “Pre-Approval Procedures”) for the engagement of any service provided by external auditors to Telecom Argentina and its subsidiaries. Telecom Argentina’s Board performed Pre-Approval Procedures until April 2004 (the date on which the Audit Committee came into effect), after which Pre-Approval Procedures were performed by the Audit Committee. Consequently, since that date, all auditors’ services were pre-approved by the Audit Committee.

The Pre-Approval Procedures provide for services that require:

•                  specific pre-approval - to be approved on a case-by-case basis; and

•                  general pre-approval - any category or general kind of service that come within the guidelines established to safeguard auditor independence and come within the maximum amounts set by the Audit Committee.

The Pre-Approval Procedures also provide for the following categorization of services:

“Prohibited services” are those services that external auditors are not allowed to provide based on prohibitions contained in the statutory rules of Argentina and the United States (i.e. bookkeeping; financial information system design and implementation; appraisal or valuation services, fairness opinions or contribution-in-kind reports; actuarial services; internal audit outsourcing services; management functions; broker/dealer, investment adviser, or investment banking services; expert services unrelated to the audit).

“Permitted Services” include (a) audit services; (b) audit-related services; (c) tax services, and (d) other services. Moreover, the services included in each category were also detailed, and, were appropriate, any limits imposed on the provision thereof to ensure external auditors’ independence.

The Pre-Approval Procedures also require pre-approval for the following services:

•                  Annual audit and quarterly reviews of Telecom’s financial statements: the Audit Committee is required to approve the terms for the engagement and remuneration of such services.

•                  Other “Audit Services”: the Audit Committee is required to define the services that will be subject to general pre-approval on an annual basis, setting the annual service fee amount, or the annual amount allocated to each individual service category, or to each service, within which fee caps the provision shall receive general pre-approval.

•                  “Audit-related Services” and “Tax Services”: the Audit Committee is required to define the categories or types of services that will receive general pre-approval, provided that they fall within the annual fee cap set for that service, and establish the guidelines for prior engagement of these services.

•                  Other Permitted Services: are not subject to general pre-approval, and any other services require specific pre-approval by the Audit Committee for each service.

•                  Delegation: the Audit Committee may solely delegate the specific pre-approval of services with any of its members that qualify as an “Independent Director.” An Independent Director must immediately report to the Audit Committee after engaging any service by delegation. Under no circumstances may the authority to either approve or pre-approve services be delegated to Telecom’s Management.

•                  Disclosure of overall billed fees: external auditors shall include in their audit reports the information about the relationship between the overall fees paid in respect of Audit Services and of services other than audit services. In addition, the Audit Committee shall, on a yearly basis, prepare a report to the Board of Directors which will be included in Form 20-F, providing a detailed account of all fees invoiced by external auditors to Telecom Argentina and to its subsidiaries, grouped into four categories, namely, audit fees, audit related fees, tax consultation fees and all other fees described in the first three bullet points above.

•                  Additional Requirements: the Audit Committee is required to adopt additional measures to fulfill its supervisory obligations related to external auditors’ duties, in order to ensure the independence from Telecom, such as the review of a formal written statement by the external auditors outlining all relations existing between them and Telecom, in accordance with Rule No. 1 of the Independence Standards Board, and discussions with the external auditors and the methods and procedures that have been designed to ensure their independence.

•                  Amendments: the Audit Committee has authority to amend the Pre-Approval Procedures, rendering an account of any such amendment to the Board of Directors during the first meeting of the Board of Directors held after making the amendments.

If Telecom’s external auditors are to provide any service, the service must either be granted general pre-approval or specific pre-approval under the Pre-Approval Procedures. The Pre-Approval Procedures require the Audit Committee to consider whether the services to be provided are consistent with the legal and professional rules in effect in Argentina and the United States relating to external auditors’ independence. Every six months, the Audit Committee is required to report to the Board of Directors on all services provided by external auditors to Telecom Argentina and its subsidiaries according to the policy and procedure for pre-approval of services rendered by external auditors.

ITEM 16D.                                     EXEMPTIONS FROM THE LISTING STANDARDS FOR AUDIT COMMITTEES

Not applicable.

ITEM 16E.                                       PURCHASES OF EQUITY SECURITIES BY THE COMPANY AND AFFILIATED PURCHASERS

Neither Telecom nor, to Telecom’s knowledge, any “affiliated purchaser” (as defined in Rule 10b-18(a)(3)) repurchased any of Telecom Argentina’s Class B Ordinary Shares (including American Depositary Shares, or American Depositary Receipts evidencing such shares) during fiscal year 2010.

ITEM 16F.                                       CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

Not applicable.

ITEM 16G.                                     CORPORATE GOVERNANCE

Telecom Argentina’s corporate governance practices differ from corporate governance practices of U.S. companies.  Telecom Argentina maintains a detailed description of the significant differences in corporate governance practices on its website at www.telecom.com.ar, last updated in February 2011.

The following is a summary of the material aspects in which Telecom Argentina’s corporate governance policies differ from those followed by U.S. companies under New York Stock Exchange listing standards.

•                  Composition of the Board of Directors: The NYSE requires each Board of Directors to be composed of a majority of independent directors.  Although this is not required under Argentine law, as of the date of this summary, the seven-member Board of Directors of Telecom Argentina has three directors who qualify as “independent” according to SEC Rules.

•                  Board of Directors Annual Self-Evaluation:  The NYSE requires Boards of Directors of listed companies to conduct a self-evaluation at least annually, and report thereon, determining whether it and its committees are functioning effectively.  Under Argentine law, the Board of Directors’ performance is evaluated at the Annual Ordinary Shareholders Meeting.

•                  Nominating/Corporate Governance Committee: NYSE listed companies are required to have a nominating/corporate governance committee.  Neither Argentine law nor Telecom Argentina’s Bylaws require the creation of a nominating/corporate governance committee.  In Argentina, it is unusual (though possible) for the Board to nominate new directors and the Board of Directors of Telecom Argentina refrains from making such proposals.  The right to nominate and appoint directors is vested in the shareholders who nominate and appoint regular and alternate directors at the Shareholders’ meetings.  On certain occasions, the Argentine Corporations Law delegates the right to designate directors to the Supervisory Committee.

•                  Compensation Committee: NYSE listed companies are required to have a compensation committee composed entirely of independent directors. Neither Argentine law nor Telecom Argentina’s Bylaws require the creation of a “compensation committee.” Telecom Argentina’s executive compensation matters are undertaken by the Board of Directors and the Steering Committee.  The compensation of the members of Telecom Argentina’s Board of Directors is determined by the shareholders at the Annual Shareholders’ meeting.

•                  Audit Committee Hiring Policies: The NYSE requires listed companies to have an audit committee which sets clear hiring policies for employees or former employees of the independent auditors.  There is no such provision regarding the hiring of external auditors’ employees contained in Argentine law or Telecom Argentina’s bylaws.

According to the provisions of General Resolution No. 516/07 of the CNV, which is effective for fiscal years beginning on or after January 1, 2008, Telecom Argentina prepares and submits to the CNV, on an annual basis, a report which indicates and details the CNV’s recommended corporate governance practices as set forth in the CNV Public Offer Regime, explains the practices followed by Telecom Argentina, and the reasons for any variation from practices recommended by the CNV.  Telecom Argentina’s 2010 Corporate Governance Report was submitted to the CNV as part of the Statutory Annual Report on February 21, 2011. Telecom Argentina’s Corporate Governance Reports submitted to the CNV up to date can be accessed through the CNV’s web site, www.cnv.gob.ar and Telecom’s web site, www.telecom.com.ar.

PART III

ITEM 17.                                              FINANCIAL STATEMENTS

The Registrant has responded to Item 18 in lieu of responding to this Item.

ITEM 18.                                              FINANCIAL STATEMENTS

Reference is made to pages F-1 through F-77.

The following financial statements are filed as part of this Form 20-F:

ITEM 19.                                              EXHIBITS

Exhibits:

1.1	Estatutos (bylaws) of Telecom Argentina, as amended (English translation).

2.1

Indenture dated August 31, 2005 between Telecom Argentina S.A. as Issuer and The Bank of New York as Trustee, Registrar, Paying Agent and Transfer Agent (incorporated by reference to Telecom’s report on Form 6-K dated January 27, 2006).

2.2

First Supplemental Indenture, dated as of March 27, 2006, between Telecom Argentina S.A. as Issuer and The Bank of New York as Trustee, Registrar, Paying Agent and Transfer Agent for Series A Notes due 2014 and Series B Notes due 2011 (incorporated by reference to Telecom’s report on Form 6-K dated April 12, 2006).

2.3

Indenture dated December 22, 2005 between Telecom Personal S.A. as Issuer, JPMorgan Chase Bank, N.A. as Trustee, Co-Registrar, New York Paying Agent and New York Transfer Agent, JPMorgan Bank Luxembourg S.A. as Luxembourg Paying Agent and Transfer Agent, Banco Río de la Plata S.A., as Argentina Paying Agent and Transfer Agent and Registrar and JPMorgan Chase Bank N.A., Sucursal Buenos Aires, as Trustee’s Representative*.

4.1	Deposit Agreement, dated November 8, 1994, as amended (incorporated by reference to Telecom’s registration statement on Form F-6 (No. 333-86048)).

8.1	List of Subsidiaries.

12.1	Certification of Franco Bertone of Telecom Argentina S.A. pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

12.2	Certification of Adrián Calaza of Telecom Argentina S.A. pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

13.1	Certification of Franco Bertone and Adrián Calaza pursuant to U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

15.1

Amended and Restated Shareholders’ Agreement between Telecom Italia S.p.A., Telecom Italia International N.V. and W de Argentina — Inversiones S.L. dated August 5, 2010 (“Shareholders’ Agreement”) (incorporated by reference to Exhibit 3 to Telecom Italia S.p.A.’s Schedule 13D filed on October 22, 2010).

15.2	First Amendment to the Shareholders’ Agreement dated October 13, 2010 (incorporated by reference to Exhibit 4 to Telecom Italia’s S.p.A.’s Schedule 13D filed on October 22, 2010).

15.3	Second Amendment to the Shareholders’ Agreement dated March 9, 2011 (incorporated by reference to Exhibit 3 to Telecom Italia’s S.p.A.’s Schedule 13D/A filed on March 10, 2011).

*                 Pursuant to Instruction 1(b) (i) to Item 19 of Form 20-F, we undertake to furnish this document upon request of the Commission.

SIGNATURE

The registrant hereby certifies that it meets all of the requirements for filing on Form 20-F and that it has duly caused and authorized the undersigned to sign this Annual Report on its behalf.

Telecom Argentina S.A.

By:	/s/ Adrián Calaza
	Name:	Adrián Calaza
	Title:	Chief Financial Officer

Date:                    June 29, 2011

EXHIBIT INDEX

1.1	Estatutos (bylaws) of Telecom Argentina, as amended (English translation).

2.1

Indenture dated August 31, 2005 between Telecom Argentina S.A. as Issuer and The Bank of New York as Trustee, Registrar, Paying Agent and Transfer Agent (incorporated by reference to Telecom’s report on Form 6-K dated January 27, 2006).

2.2

First Supplemental Indenture, dated as of March 27, 2006, between Telecom Argentina S.A. as Issuer and The Bank of New York as Trustee, Registrar, Paying Agent and Transfer Agent for Series A Notes due 2014 and Series B Notes due 2011 (incorporated by reference to Telecom’s report on Form 6-K dated April 12, 2006).

2.3

Indenture dated December 22, 2005 between Telecom Personal S.A. as Issuer, JPMorgan Chase Bank, N.A. as Trustee, Co-Registrar, New York Paying Agent and New York Transfer Agent, JPMorgan Bank Luxembourg S.A. as Luxembourg Paying Agent and Transfer Agent, Banco Río de la Plata S.A., as Argentina Paying Agent and Transfer Agent and Registrar and JPMorgan Chase Bank N.A., Sucursal Buenos Aires, as Trustee’s Representative*.

4.1	Deposit Agreement, dated November 8, 1994, as amended (incorporated by reference to Telecom’s registration statement on Form F-6 (No. 333-86048)).

8.1	List of Subsidiaries.

12.1	Certification of Franco Bertone of Telecom Argentina S.A. pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

12.2	Certification of Adrián Calaza of Telecom Argentina S.A. pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

13.1	Certification of Franco Bertone and Adrián Calaza pursuant to U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

15.1

Amended and Restated Shareholders’ Agreement between Telecom Italia S.p.A., Telecom Italia International N.V. and W de Argentina — Inversiones S.L. dated August 5, 2010 (“Shareholders’ Agreement”) (incorporated by reference to Exhibit 3 to Telecom Italia S.p.A.’s Schedule 13D filed on October 22, 2010).

15.2	First Amendment to the Shareholders’ Agreement dated October 13, 2010 (incorporated by reference to Exhibit 4 to Telecom Italia’s S.p.A.’s Schedule 13D filed on October 22, 2010).

15.3	Second Amendment to the Shareholders’ Agreement dated March 9, 2011 (incorporated by reference to Exhibit 3 to Telecom Italia’s S.p.A.’s Schedule 13D/A filed on March 10, 2011).

*                 Pursuant to Instruction 1(b) (i) to Item 19 of Form 20-F, we undertake to furnish this document upon request of the Commission.

TELECOM ARGENTINA S.A.

Consolidated Financial Statements as of December 31, 2010 and 2009 and for the years ended December 31, 2010 and 2009

Alicia Moreau de Justo 50

(1107) Ciudad Autónoma de Buenos Aires

Argentina

$  : Argentine peso

US$  : US dollar

$3.976 = US$1 as of December 31, 2010

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Telecom Argentina S.A.

In our opinion, the accompanying consolidated statements of financial position and the consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in equity and the consolidated statement of cash flows present fairly, in all material respects, the financial position of Telecom Argentina S.A. and its subsidiaries at December 31, 2010 and 2009 and January 1, 2009,and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2010 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting appearing on page F-2. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PRICE WATERHOUSE & CO. S.R.L.

by	/s/ Alejandro P. Frechou (Partner)
Alejandro P. Frechou

Buenos Aires, Argentina

June 23, 2011

Management’s Report on Internal Control Over Financial Reporting

Telecom Group’s Management is responsible for establishing and maintaining adequate internal control over financial reporting for Telecom Group as defined in Exchange Act Rule 13a-15(f) and 15d-15(f). Our internal control over financial reporting was designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board (“IFRS”). Internal control over financial reporting includes those policies and procedures that:

•                  pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Telecom Group;

•                  provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS and that receipts and expenditures of Telecom Group are being made only in accordance with authorizations of Management and directors of Telecom Group; and

•                  provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of Telecom Group’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management conducted an evaluation of the effectiveness of Telecom Group’s internal control over financial reporting based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on our evaluation, Management concluded that the Telecom Group’s internal control over financial reporting was effective as of December 31, 2010. The effectiveness of Telecom Group’s internal control over financial reporting as of December 31, 2010 has been audited by Price Waterhouse & Co S.R.L., an independent registered public accounting firm, as stated in their report which is included herein.

/s/ Franco Bertone	/s/ Adrián Calaza
Chief Executive Officer	Chief Financial Officer

Buenos Aires, Argentina

June 23, 2011

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In millions of Argentine pesos)

		As of December 31,		As of January 1,
	Note	2010	2009	2009 (*)
ASSETS
Current Assets
Cash and cash equivalents	5	1,385	1,273	902
Investments	5	2	16	223
Trade receivables, net	6	1,463	1,163	1,009
Other receivables, net	7	322	241	209
Inventories, net	8	452	250	252
Total current assets		3,624	2,943	2,595
Non-Current Assets
Other receivables, net	7	100	76	88
Investments	5	1	1	7
Property, plant and equipment, net	9	7,365	6,767	6,119
Intangible assets, net	10	1,233	1,072	1,080
Total non-current assets		8,699	7,916	7,294
TOTAL ASSETS		12,323	10,859	9,889
LIABILITIES
Current Liabilities
Trade payables	11	2,908	2,212	1,769
Financial debt	12	42	763	1,355
Salaries and social security payables	13	390	300	237
Income tax payables	14	491	431	290
Other taxes payables	15	531	338	336
Other liabilities	16	84	84	73
Provisions	17	64	73	36
Total current liabilities		4,510	4,201	4,096
Non-Current Liabilities
Trade payables	11	—	24	27
Financial debt	12	121	58	688
Salaries and social security payables	13	110	82	83
Deferred income tax liabilities	14	247	243	266
Income tax payables	14	14	13	—
Other liabilities	16	274	267	231
Provisions	17	536	374	319
Total non-current liabilities		1,302	1,061	1,614
TOTAL LIABILITIES		5,812	5,262	5,710
EQUITY
Equity attributable to owners of the Parent		6,404	5,509	4,098
Noncontrolling interest		107	88	81
TOTAL EQUITY	19	6,511	5,597	4,179
TOTAL LIABILITIES AND EQUITY		12,323	10,859	9,889

The accompanying notes are an integral part of these consolidated financial statements.

(*) Opening IFRS statement of financial position, included as required by IFRS 1 (Note 1.c).

CONSOLIDATED INCOME STATEMENTS

(In millions of Argentine pesos)

		For the years ended December 31,
	Note	2010	2009
Revenues	21	14,627	12,170
Other income	21	32	34
Total revenues		14,659	12,204
Employee benefit expenses and severance payments	22	(1,975)	(1,572)
Interconnection costs and other telecommunication charges	22	(1,377)	(1,361)
Fees for services, maintenance, materials and supplies	22	(1,326)	(1,071)
Taxes and fees with the Regulatory Authority	22	(1,254)	(1,011)
Commissions	22	(1,141)	(942)
Cost of equipment and handsets	8	(1,207)	(906)
Advertising	22	(441)	(357)
Provisions	17	(130)	(48)
Bad debt expenses	6	(119)	(131)
Other operating expenses	22	(815)	(644)
Operating income before D&A	23	4,874	4,161
D&A	22	(1,712)	(1,545)
Operating income	23	3,162	2,616
Other income from investments	27.d	—	13
Finance income	24	192	256
Finance expenses	24	(329)	(670)
Net income before income tax expense		3,025	2,215
Income tax expense	14	(1,076)	(798)
Net income for the year		1,949	1,417

Attributable to:
Owners of the Parent		1,935	1,405
Noncontrolling interest		14	12
		1,949	1,417

Earnings per share attributable to owners of the Parent
Basic and diluted	25	1.97	1.43

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In millions of Argentine pesos)

	For the years ended December 31,
	2010	2009

Net income for the year	1,949	1,417

Other components of the Statements of Comprehensive Income
Currency translation adjustments (non-taxable) (i)	18	28
Cash flow hedges	—	(13)
Income tax effect on cash flow hedges	—	5
Other components of the comprehensive income, net of tax	18	20

Total comprehensive income for the year	1,967	1,437

Attributable to:
Owners of the Parent	1,948	1,411
Noncontrolling interest	19	26
	1,967	1,437

(i)  In 2009, net of a gain of $13 realized on capital reimbursement of Núcleo (Note 27.d).

The accompanying notes are an integral part of these consolidated financial statements.

The movements of the components of the Statements of Comprehensive Income for the years ended December 31, 2010 and 2009 and the corresponding tax effect are the following:

	Cash flow hedges			Currency
	Gross amount	Income Tax	Total	translation adjustment

At January 1, 2009	13	(5)	8	—
Increase	—	—	—	41
Reclassification to income statement	(13)	5	(8)	(13)
At December 31, 2009	—	—	—	28
Increase	—	—	—	18
At December 31, 2010	—	—	—	46

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(In millions of Argentine pesos)

	Equity attributable to owners of the Parent
	Capital stock (1)	Inflation adjustment of capital stock	Total capital stock	Legal reserve	Currency translation adjustment	Reserves	Retained earnings	Total	Equity attributable to noncontrolling interest	Total Equity

Balances at January 1, 2009 (Note 4)	984	2,688	3,672	—	—	8	418	4,098	81	4,179

Capital reimbursement of Núcleo (Note 27.d)	—	—	—	—	—	—	—	—	(6)	(6)
Dividends of Núcleo	—	—	—	—	—	—	—	—	(13)	(13)
Comprehensive income (loss):
Net income for the year (Note 4)	—	—	—	—	—	—	1,405	1,405	12	1,417
Other comprehensive income	—	—	—	—	14	(8)	—	6	14	20
Total Comprehensive Income (loss)	—	—	—	—	14	(8)	1,405	1,411	26	1,437

Balances at December 31, 2009 (Note 4)	984	2,688	3,672	—	14	—	1,823	5,509	88	5,597

Legal reserve (2)	—	—	—	360	—	—	(360)	—	—	—
Dividends (2)	—	—	—	—	—	—	(1,053)	(1,053)	—	(1,053)
Comprehensive income (loss):
Net income for the year (Note 4)	—	—	—	—	—	—	1,935	1,935	14	1,949
Other comprehensive income	—	—	—	—	13	—	—	13	5	18
Total Comprehensive Income	—	—	—	—	13	—	1,935	1,948	19	1,967

Balances at December 31, 2010	984	2,688	3,672	360	27	—	2,345	6,404	107	6,511

(1) As of December 31, 2010, 2009 and 2008, there were 984,380,978 shares issued and fully paid (Note 19).

(2) As approved by the Shareholders’ Ordinary and Extraordinary Meeting held on April 28, 2010 (Note 29.b).

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions of Argentine pesos)

		For the years ended December 31,
	Note	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income for the year		1,949	1,417
Adjustments to reconcile net income to net cash flows provided by operating activities
Bad debt expenses and other allowances		137	176
Depreciation of property, plant and equipment	9	1,302	1,098
Amortization of intangible assets	10	410	447
Other income from investments	27.d	—	(13)
Consumption of materials	9	92	88
Gain on disposal of property, plant and equipment		(6)	(10)
Provisions	17	130	48
Interest and other financial losses		191	404
Income tax expense	14	1,076	798
Income tax paid	5.b	(1,007)	(630)
Net increase in assets	5.b	(827)	(423)
Net increase in liabilities	5.b	797	287
Total cash flows provided by operating activities		4,244	3,687
CASH FLOWS FROM INVESTING ACTIVITIES
Property, plant and equipment acquisitions	5.b	(1,758)	(1,444)
Intangible asset acquisitions	5.b	(594)	(512)
Proceeds for the sale of property, plant and equipment		10	15
Decrease in investments not considered as cash and cash equivalents	5.b	15	245
Total cash flows used in investing activities		(2,327)	(1,696)
CASH FLOWS FROM FINANCING ACTIVITIES
Financial debt proceeds	5.b	175	342
Payment of financial debt	5.b	(878)	(1,837)
Payment of interest	5.b	(76)	(167)
Cash dividends paid	5.b	(1,053)	(13)
Payment of capital reimbursement of Núcleo to the noncontrolling interest	27.d	—	(6)
Total cash flows used in financing activities		(1,832)	(1,681)

NET FOREIGN EXCHANGE DIFFERENCES ON CASH AND CASH EQUIVALENTS		18	61

INCREASE IN CASH AND CASH EQUIVALENTS		103	371
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR	5.b	1,273	902
CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR	5.b	1,376	1,273

See Note 5.b for additional information on the consolidated statements of cash flows.

The accompanying notes are an integral part of these consolidated financial statements.

Glossary of terms

The following explanations are not intended as technical definitions, but to assist the general reader to understand certain terms as used in these consolidated financial statements.

ADS:  Telecom Argentina’s American Depositary Share, listed on the New York Stock Exchange, each representing 5 Class B Shares.

AFIP (Administración Federal de Ingresos Públicos):  The Argentine federal tax authority.

Argentine GAAP:  Generally Accepted Accounting Principles in Argentina.

ARO:  Asset Retirement Obligation.

CNC (Comisión Nacional de Comunicaciones):  The Argentine National Communications Commission.

CNDC (Comisión Nacional de Defensa de la Competencia):  Argentine Antitrust Commission.

CNV (Comisión Nacional de Valores):  The Argentine National Securities Commission.

Company:  Telecom Argentina S.A. and its consolidated subsidiaries.

CODM:  Chief operating decision-maker.

CPCECABA (Consejo Profesional de Ciencias Económicas de la Ciudad Autónoma de Buenos Aires):  The Professional Council of Economic Sciences of the City of Buenos Aires.

CPP (Calling Party Pays):  The system whereby the party placing a call to a wireless phone rather than the wireless subscriber pays for the air time charges for the call.

D&A: Depreciation and amortization.

FACPCE (Federación Argentina de Consejos Profesionales en Ciencias Económicas):  Argentine Federation of Professional Councils of Economic Sciences.

IAS:  International Accounting Standards.

IFRIC:  International Financial Reporting Interpretations Committee.

IFRS:  International Financial Reporting Standards, as issued by the International Accounting Standards Board.

Micro Sistemas:  Micro Sistemas S.A.

NDF (Non Deliverable Forward): A generic term for a set of derivatives which cover national currency transactions including foreign exchange forward swaps, cross currency swaps and coupon swaps in non-convertible or highly restricted currencies. The common characteristics of these contracts are that they involve no exchange of principal, are fixed at a pre-determined price and are typically settled in US dollars (or sometimes in Euros) at the prevailing spot exchange rate taken from an agreed source, time, and future date.

Nortel:  Nortel Inversora S.A.

Núcleo:  Núcleo S.A.

OCI:  Other Comprehensive Income.

PCS (Personal Communications Service):  A wireless communications service with systems that operate in a manner similar to cellular systems.

Personal:  Telecom Personal S.A.

PP&E:  Property, plant and equipment.

Publicom:  Publicom S.A.

Regulatory Bodies:  Collectively, the SC and the CNC.

RT:  Technical resolutions issued by the FACPCE.

SAC:  Subscriber Acquisition Costs. See Note 3.i).

SC (Secretaría de Comunicaciones):  The Argentine Secretary of Communications.

SCI (Secretaría de Comercio Interior):  Secretary of Internal Commerce.

SEC:  Securities and Exchange Commission of the United States of America.

SIC:  Standing Interpretation Committee.

SMS:  Short message systems.

Sofora:  Sofora Telecomunicaciones S.A.

Springville:  Springville S.A.

SRMC (Servicios de Radiocomunicaciones Móviles Celular):  Mobile Cellular Radiocommunications Service.

STM (Servicio Telefónico Móvil):  Mobile Telephone Service.

Telco S.p.A.:  A joint company made up of Assicurazioni Generali S.p.A., Intesa San Paolo S.p.A., Mediobanca S.p.A., Sintonia S.A. and Telefónica, S.A. (of Spain).

Telecom Group:  Telecom Argentina and its consolidated subsidiaries.

Telecom Argentina:  Telecom Argentina S.A.

Telecom Italia:  Telecom Italia S.p.A.

Telecom Italia Group:  Telecom Italia and its consolidated subsidiaries, except where referring to the Telecom Italia Group as Telecom Argentina’s operator in which case it means Telecom Italia and Telecom Italia International, N.V.

Telecom USA:  Telecom Argentina USA Inc.

Telefónica:  Telefónica de Argentina S.A.

Telefónica de España:  Telefónica, S.A. (of Spain).

Telintar: Telecomunicaciones Internacionales de Argentina Telintar S.A.

TLRD (Terminación Llamada Red Destino):  Termination charges from third parties’ wireless networks.

UNIREN (Unidad de Renegociación y Análisis de Contratos de Servicios Públicos): Renegotiation and Analysis of Contracts of Public Services Division.

Universal Service or SU:  The availability of Basic telephone service, or access to the public telephone network via different alternatives, at an affordable price to all persons within a country or specified area.

Value-Added Services (VAS):  Services that provide additional functionality to the basic transmission services offered by a telecommunications network such as voicemail, message signaling, caller-ID, call transferring, call waiting, call conferencing, IVR dialing, ring back tones, personal e-cards, SMS, national and international roaming, automatic call routing, access to wireless internet and access to email via BlackBerry.

W de Argentina—Inversiones:  W de Argentina—Inversiones S.L.

Note 1 — Description of business and basis of preparation of the consolidated financial statements

a)              The Company and its operations

Telecom Argentina was created by a decree of the Argentine Government in January 1990 and organized as a sociedad anónima under the name “Sociedad Licenciataria Norte S.A.” in April 1990.

Telecom Argentina commenced operations on November 8, 1990, upon the transfer to the Company of the telecommunications network of the northern region of Argentina previously owned and operated by the state-owned company, Empresa Nacional de Telecomunicaciones (“ENTel”).

Telecom Argentina’s license, as originally granted, was exclusive to provide telephone services in the northern region of Argentina through October 10, 1999. As from such date, the Company also began providing telephone services in the southern region of Argentina and competing in the previously exclusive northern region.

The Company provides fixed-line public telecommunication services, international long-distance service, data transmission and Internet services in Argentina and through its subsidiaries, mobile telecommunications services in Argentina and Paraguay and international wholesale services in the United States of America. Information on the Telecom Group’s licenses and the regulatory framework is described in Note 2.

Entities included in consolidation and the respective equity interest owned by Telecom Argentina is presented as follows:

Subsidiaries	Percentage of capital stock owned and voting rights (i)	Indirect control through	Date of acquisition
Telecom USA	100.00%		09.12.00
Micro Sistemas (ii)	99.99%		12.31.97
Personal	99.99%		07.06.94
Springville (ii)	100.00%	Personal	04.07.09
Núcleo (iii)	67.50%	Personal	02.03.98

(i)                                     Percentage of equity interest owned has been rounded.

(ii)                                  Dormant entity at December 31, 2010 and 2009.

(iii)                               Noncontrolling interest of 32.50% is owned by the Paraguayan company ABC Telecomunicaciones S.A.

b)              Segment reporting

An operating segment is defined as a component of an entity on which financial information is held separately and which is evaluated regularly by the CODM.

Operating segments are reported in a manner consistent with the internal reporting provided to the CODM. The CODM, who is responsible for allocating resources and assessing performance of the operating segments, assesses the performance of the operating segments at the net income (loss) level and under the accounting principles effective at each time for reporting to the national Regulatory Bodies. Therefore, the financial information provided to the CODM during 2010 and 2009 was based on Argentine GAAP rather than IFRS. Reconciliations between segment information amounts presented under Argentine GAAP and IFRS as of December 31, 2010 and 2009 and for the years then ended are included in Note 28.

The accounting policies applied for segment information are the same for all operating segments. Additional information regarding segment information under IFRS is included in Note 30.

c)              Basis of preparation

These consolidated financial statements are the first published financial statements of Telecom Argentina in accordance with IFRS as issued by the International Accounting Standards Board. Accordingly, IFRS 1 “First-time adoption of International Financial Reporting Standards” has been used in the preparation of these financial statements.

The accounting policies set out in Note 3 have been applied in preparing the financial statements for the year ended December 31, 2010, the comparative information presented in these financial statements for the year ended December 31, 2009 and in the preparation of the opening IFRS statement of financial position at January 1, 2009 (the Company’s date of transition). In preparing its opening IFRS statement of financial position (as required by IFRS 1), the Company has adjusted amounts reported previously in financial statements prepared under Argentine GAAP. An explanation of how the transition from Argentine GAAP to IFRS has affected the Company’s financial position, financial performance and cash flows is set out in Note 4.

Our financial statements (except for cash flow information) are prepared on an accrual basis of accounting. Under this basis, the effects of transactions and other events are recognized when they occur. Therefore income and expenses are recognized at fair value on an accrual basis regardless of when they are perceived or paid. When significant, the difference between the fair value and the nominal amount of income and expenses is recognized as finance income or expense using the effective interest method over the relevant period.

The accompanying consolidated financial statements have been prepared on a going concern basis (further details are provided in Note 3) and in accordance with IFRS. IFRS comprises all effective IAS together with all the SIC and all interpretations issued by the IFRIC.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires Management to exercise its judgment in the process of applying the Telecom Group’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in Note 3.

Publication of these consolidated financial statements for the year ended December 31, 2010 was approved by resolution of the Board of Directors’ meeting held on June 23, 2011.

d)              Financial statement formats

The financial statement formats adopted are consistent with IAS 1. In particular:

•                  the consolidated statements of financial position have been prepared by classifying assets and liabilities according to “current and non-current” criterion. Current assets and liabilities are those that are expected to be realized/settled within 12 months after the year-end;

•                  the consolidated income statements have been prepared by classifying operating expenses by nature of expense as this form of presentation is considered more appropriate and representative of the specific business of the Group, and are in line with the industrial sector of reference;

•                  the consolidated statements of comprehensive income include the profit or loss for the year as shown in the consolidated income statement and all components of other comprehensive income;

•                  the consolidated statements of changes in equity have been prepared showing separately (i) profit (loss) for the year, (ii) other comprehensive income (loss) for the year, and (iii) transactions with owners in their capacity as owners;

•                  the consolidated statements of cash flows have been prepared by presenting cash flows from operating activities according to the “indirect method”, as permitted by IAS 7.

These consolidated financial statements have been prepared in accordance with IFRS and contain all material disclosures required under IFRS. Some additional disclosures required by the Argentine Corporations Law have been included in the accompanying consolidated financial statements.

Note 2 - Regulatory framework

(a) Regulatory bodies and general legal framework

Telecom Argentina and Personal operate in a regulated industry. Regulation not only covers rates and service terms, but also the terms on which various licensing and technical requirements are imposed.

The provision of telecommunication services is regulated by the SC and supervised by the Comisión Nacional de Comunicaciones, the National Communications Commission (“CNC”). The CNC is in charge of general oversight and supervision of telecommunications services. The SC has the power to develop, suggest and implement policies which are applicable to telecommunications services; to ensure that these policies are applied; to review the applicable legal regulatory framework; to act as the enforcing authority with respect to the laws governing the relevant activities; to approve major technical plans and to resolve administrative appeals filed against CNC resolutions.

The principal features of the regulatory framework in Argentina have been created by:

•                  The Privatization Regulations, including the List of Conditions;

•                  The Transfer Agreement;

•                  The Licenses granted to Telecom Argentina and its subsidiaries;

•                  The Tariff Agreements; and

•                  Various governmental decrees, including Decree No. 764/00, establishing the regulatory framework for licenses, interconnection, universal service and radio spectrum management.

Núcleo, Personal’s Paraguayan controlled company, is supervised by the Comisión Nacional de Telecomunicaciones de Paraguay, the National Communications Commission of Paraguay (“CONATEL”). Telecom USA, Telecom Argentina’s subsidiary, is supervised by the Federal Communications Commission (the “FCC”).

(b) Licenses granted as of December 31, 2010

As of December 31, 2010, Telecom Argentina has been granted the following non-expiring licenses to provide the following services in Argentina:

•                  Local fixed telephony;

•                  Public telephony;

•                  Domestic and international long-distance telephony;

•                  Domestic and international point-to-point link services;

•                  Domestic and international telex services;

•                  VAS, data transmission, videoconferencing and broadcasting signal services; and

•                  Internet access.

As of December 31, 2010, the Company’s subsidiaries have been granted the following licenses:

•                  Personal has been granted non-exclusive, non-expiring licenses to provide mobile telecommunication services (STM) in the northern region of Argentina, data transmission and VAS throughout the country, mobile radio communication services (SRMC) in the Federal District and Greater Buenos Aires areas, PCS services throughout the country and it is registered to provide national and international long-distance telephone services; and

•                  Núcleo has been granted a renewable five-year period license to provide mobile telecommunication services in Paraguay as well as PCS services, data transmission and videoconferences services and Internet access in certain areas of that country.

(c) Revocation of the licenses

Telecom Argentina’s license is revocable in the case of non-compliance with certain obligations, including but not limited to:

•                  an interruption of all or a substantial portion of the service;

•                  a modification of its corporate purpose or change of domicile to a jurisdiction outside Argentina;

•                  a sale or transfer of the license to third parties without prior approval of the Regulatory Bodies;

•                  any sale, encumbrance or transfer of assets which has the effect of reducing services provided, without the prior approval of the Regulatory Bodies;

•                  a reduction of Nortel Inversora S.A.’s (“Nortel”, the parent company of the Company) interest in Telecom Argentina to less than 51%, or the reduction of Nortel’s common shareholders’ interest in Nortel to less than 51%, in either case without prior approval of the Regulatory Bodies;

•                  any transfer of shares resulting in a direct or indirect loss of control in Telecom Argentina without prior approval of the Regulatory Bodies;

•                  the Company’s bankruptcy.

Personal’s licenses are revocable in the case of non-compliance with certain obligations, including but not limited to:

•                  repeated interruptions of the services;

•                  any transfer of the license and/or the related rights and obligations, without the prior approval of the Regulatory Authority;

•                  any encumbrance of the license;

•                  any voluntary insolvency proceedings or bankruptcy of Personal;

•                  a liquidation or dissolution of Personal, without the prior approval of the Regulatory Authority.

Núcleo’s licenses are revocable mainly in the case of:

•                  repeated interruptions of the services;

•                  any voluntary insolvency proceedings or bankruptcy of Núcleo;

•                  non-compliance with certain obligations.

(d) Decree No. 764/00

Decree No. 764/00 substantially modified three regulations:

•                  General Regulation of Licenses

This regulation establishes a single nationwide license for the provision of all telecommunication services to the public, including fixed-line, mobile, national and international, irrespective of whether these services are provided through telecommunications infrastructure owned by the service provider. Under the regulation, a licensee’s corporate purpose does not need to be exclusively the provision of telecommunications services. In addition, the regulation does not establish any minimum investment or coverage requirements. Broadcasting service companies may also apply for a license to provide telecommunications services. The regulation further authorizes the resale of telecommunications services subject to the receipt of a license, and there are no restrictions on participation by foreign companies.

•                  Interconnection Regulation

This regulation provides for an important reduction in the reference interconnection prices in effect at the time. The regulation also increases the number of infrastructure elements and services that the dominant operator is required to provide, including interconnection at the local exchange level, billing services and unbundling of local loops. This regulation also introduces interconnection for number translation services (NTS) such as Internet, audiotext, collect calling and the implementation of number portability, all of which shall be subject to future regulations.

Related to the number portability, on January 22, 2009, the SC issued Resolution No. 08/09 pursuant to which an ad hoc Working Commission was created with representatives of the SC and the CNC, for the purpose of preparing a draft of the Number Portability Regime.

On August 19, 2010, through Resolution SC No. 98/2010, the SC approved the Number Portability Regime (“NP”), covering the STM, SRMC, PCS and SRCE (trunking) mobile services, defined in the resolution as portable services.

The implementation timetable was approved by Resolutions No. 8/2011 and 3/2011 jointly issued by the SC and the Ministry of Domestic Trade and defined December 2011 as the ongoing date for the NP.

The resolution also provides for the creation of a Portability Committee, which has already been formed with representatives of mobile operators and, among other responsibilities, is in charge of coordinating and supervising the NP’s implementation process and functioning, reporting to the SC about fulfillment of the objectives included in the timetable, defining the NP’s technical and operative procedures and specifications, and preparing the Bidding Specifications for the hiring of the Database Administrator, being all of the above subject to the SC’s approval.

Personal has appointed its representatives in the Portability Committee, and has organized a working team with the objective of evaluating the impact of the above regulation and carrying out the tasks needed for its implementation, following the timetable.

•                  Universal Service Regulation (“RGSU”)

The RGSU required entities that receive revenues from telecommunications services to contribute 1% of these revenues (net of taxes) to the Universal Service Fiduciary Fund (“the SU fund”). The regulation adopted a “pay or play” mechanism for compliance with the mandatory contribution to the SU fund. The regulation established a formula for calculating the subsidy for the SU liability which takes into account the cost of providing this service and any foregone revenues. Additionally, the regulation created a committee responsible for the administration of the SU fund and the development of specific SU programs.

The SC issued Resolution No. 80/07 which stipulated that until the SU Fund was effectively implemented, telecommunication service providers, such as Telecom Argentina and Personal, were required to deposit any contributions accrued since the issuance of such Resolution into a special individual account held in their name at the Banco de la Nación Argentina. CNC Resolution No. 2,713/07, issued in August 2007, established how these contributions are to be calculated.

New SU Regulation

Decree No. 558/08, published on April 4, 2008, caused certain changes to the SU regime.

The Decree established that the SC will assess the value of service providers direct program contributions in compliance with obligations promulgated by Decree No. 764/00. It will also determine the level of funding required in the SU Fund for programs pending implementation. In the same manner, in order to guarantee the continuity of certain projects, the SC was given the choice to consider as SU contributions certain other undertakings made by telecommunication services providers and compensate providers for these undertakings.

The new regulation established two SU categories: a) areas with uncovered or unsatisfied needs; and b) customer groups with unsatisfied needs. It also determined that the SC would have exclusive responsibility for the issuance of general and specific resolutions regarding the new regulation, as well as for its interpretation and application.

It also established that the SC will review SU programs which were established under the previous regulation, guaranteeing the continuity of those already being administered and implementing those that had been under review. The financing of SU ongoing programs which were recognized as such will be determined by the SC, whereas telecommunications providers appointed to participate in future SU Programs will be selected by competitive bidding.

The Decree requires Telecom Argentina and Telefónica to extend the coverage of their fixed line networks, within their respective original region of activity, within 60 months from the effective date of publication of the Decree. The SC will determine on a case by case basis if the providers will be compensated with funds from the SU Fund.

The Decree requires telecommunications service providers to contribute 1% of their revenues (from telecommunication services, net of taxes) to the SU Fund and keeps the “pay or play” mechanism for compliance with the mandatory monthly contribution to the SU Fund or, to claim the correspondent receivable, as the case may be.

Providers of telecommunications services shall rely on the assistance of a Technical Committee made up of seven members (two members appointed by the SC, one member appointed by the CNC, three members appointed by the telecommunication services providers — two of which appointed by Telecom Argentina and Telefónica and one by the rest of the providers — and another member appointed by independent local operators). This Technical Committee is informed by the SC of the programs to be financed and is responsible for managing and controlling the SU Fund, carrying out technical and economic evaluations of existing projects and supervising the process of competitive bidding and adjudication of new SU programs, with the prior approval by the SC.

At the date of issuance of these consolidated financial statements, the Technical Committee has been created and has begun to analyze the operative procedures associated to the functions derived from its responsibilities. Additionally, telecommunications service providers had already selected the Fiduciary institution and had sent the proposed Fiduciary agreement to the SC. The SC approved it in January 2009 through Resolution No. 7/09.

On December 9, 2008, the SC issued Resolution No. 405/08 which required telecommunication service providers to deposit into special accounts 1% of their revenues as defined in Decree No. 558/08, without passing on any costs incurred for the provision of their services.

On January 12, 2009, Telecom Argentina and Personal, filed claims before the SC objecting to the provisions of SC Resolution No. 405/08, based on the illegality of this rule, arguing that it contradicts Decree No. 558/08 because it violates the rights of both licensees to factor their compensation for the provision of the SU programs in the calculation of their investment contribution, in accordance with the “pay or play” mechanism stated in the Decree No. 558/08. Later, the SC through its Resolution No. 154/10 resolved the issues objected by the Company.

On April 4, 2009, by means of SC Resolution No. 88/09, the SC created a program denominated “Telephony and Internet for towns without provision of basic Telephone services” that will be subsidized with funds from the SU Fund. The program seeks to provide local telephony, domestic long distance, international long distance and Internet in towns that currently do not have access to basic telephone services. The proposed projects approved by the SC will be sent to the Technical Committee of the SU Fund so that availability of funds can be evaluated and they can be included in a bidding process provided for in Decree No. 558/08.

On December 1, 2010, the SC issued Resolutions No. 147/10 and 148/10, approving “Internet for educational institutions” and “Internet for public libraries” programs, respectively. These programs aim to reclaim the Broadband Internet service to state-run educational institutions and public libraries, respectively, and will be implemented through the use of the FFSU resources.

On November 11, 2010, the SC issued Resolution No. 154/10 adopting the methodology for the deposit of the SU contributions to the trustee’s escrow account. The resolution includes several provisions related to the determination of the contributions that correspond to the periods before and after Decree No. 558/2008 was issued. It also provides that until the SC determines the existence of programs, the amounts that may correspond to their implementation may be offset by the telecommunication providers when determining their contribution to the SU Fund. If completed the verification from the SC there were unrecognized amounts, they must be contributed into the FFSU.

At the date of issuance of these consolidated financial statements, the SU programs are still pending approval by the SC.

On December 30, 2010, the trustee notified Telecom Argentina and Personal the trustee’s escrow account number in which they shall deposit the SU contributions under the provisions of SC Resolution No. 154/10.

On January 26, 2011 the SC issued Resolution No. 9/11 determining the “Infrastructure and Equipment Program.” The resolution provides that telecommunications services providers may affect to investment projects under this program, exclusively the amounts corresponding to their pending obligations of investment contributions born under Annex III of Decree No. 764/00, prior to the effective date of Decree No. 558/08, and establishes a ninety-day business period for providers to submit investment projects for approval.

In Telecom Argentina

By the end of 2002, the SC formed a working group responsible for analyzing the method to be applied for measuring the net costs of SU performance, particularly the application of the Hybrid Cost Proxy Model (the “HCPM Model”), based on the incremental cost of a theoretical network. The working group was also tasked with defining “non-monetary benefits” and determining the methodology for its calculation, in order to assess the costs that would be offset due to performance of SU obligations. The working group decided that, given the complexity of this methodology, efforts should be made to continue the initial programs independently from application of the HCPM Model, and that there was a need to carry out a comprehensive review of the present general regulations relating to SU to ensure that these regulations were operative in the near term considering the existing social needs.

Several years after the market’s liberalization and the effectiveness of the first SU regulations, incumbent operators have not received set-offs for providing services as required by the SU regime.

In compliance with SC Resolution No. 80/07 and CNC Resolution No. 2,713 /07, Telecom Argentina has estimated a receivable of $860 (unaudited) for the period initiated in July 2007 and filed its calculations for review by the regulatory authority. This receivable has not yet been recorded since it is subject to the approval of the SU programs, the review of the SC and the availability of funds in the SU Trust.

On April 8, 2011, the SC issued Resolution No. 43/11 notifying Telecom Argentina that investments associated with “High-Cost Areas” are not an Initial Indicative Program. Such resolution was appealed by Telecom Argentina. As of the date of these consolidated financial statements, the resolution of this appeal is still pending.

In Personal

•                  SU liability

Since January 2001, Personal has been recording a liability related to its obligation to make contributions to the SU fund. As of December 31, 2010, this liability amounts to $206. Likewise, since July 2007 and in compliance with SC Resolution No. 80/07 and CNC Resolution No. 2,713/07, Personal has deposited the corresponding contributions on their respective maturity date (amounting to $112 as of December 31, 2010) into an account held under its name at the Banco de la Nación Argentina; these contributions were recorded as a receivable under Other receivables, net line item of the consolidated statement of financial position.

At the date of issuance of these financial statements, these funds were transferred to the trustee’s escrow account for the FFSU, in compliance with the provisions of SC Resolution No. 154/10 previously described. Since January 2011, SU Fund contributions are made into such escrow account.

In March 2011, Personal submitted to the SC a $70 million investment project, pursuant to Resolution SC No. 9/11, for the development of a network infrastructure in locations in the Northern Region of Argentina with no mobile coverage. This program is still pending of the SC approval.

In June 2011, under the provisions of Resolution SC No. 88/09, Personal submitted to the SC a new SU project for the rendering of basic telephone services, Broadband Internet access and mobile services in almost 150 cities included under the scope of this resolution.

•                  SU reimbursement

As from January 2001, Personal, as well as the other mobile providers, started charging SU fund amounts to customers.

SC Resolution No. 99/05 required entities that derived revenues from telecommunications services to contribute 1% of these revenues to the SU fund, and prohibited billing to customers any SU amounts.

As a result, the CNC, through CNC Note No. 726/05, requested that Personal discontinue billing SU amounts to customers and reimburse all collected SU amounts plus interest (applying the same rate used for overdue invoices from customers).

Although the SC resolutions were appealed, Management decided to reimburse the SU amounts which had been billed to post-paid customers from January 1, 2001 through June 28, 2005, the date on which Personal ceased billing SU amounts. As of December 31, 2010, it still remains pending an amount of $11 that is available for collecting by the customers.

Although Personal reimbursed the SU amounts, it does not surrender its rights to consider the resolutions illegitimate and without merit.

(e) Regulation for the call by call selection of the providers of long-distance services

On December 28, 2001, the former Ministry of Infrastructure and Housing issued General Resolution No. 613/01 which approved a system that allows callers to select their preferred long-distance provider for each call. This call by call selection system is referred to as “SPM”.

Subsequently, as a result of the claims submitted by several carriers objecting to General Resolution No. 613/01, the Ministry of Economy issued General Resolution No. 75/03, which introduced several changes to the regulations providing for SPM. The main changes relate to the following: long-distance carriers’ freedom to provide SPM, changes in blockage modality due to delinquency, changes in the service connection modality and greater flexibility of obligations connected with service promotion and advertising. Resolution No. 75/03 also provides that origin providers, both fixed and mobile, must have their equipment and networks available to provide the SPM service on June 6, 2003. As of the date of these consolidated financial statements, this long-distance service modality is not implemented.

(f) Public telephony in penal institutions

As stated by Decree No. 690/06, in August 2007, the SC issued Resolution No. 155/07, where it approves the “Regulation for Communications that are initiated in Penal Institutions”, establishing technical requirements for the system and the telephone lines installed in penal institutions, so that all communications carried out are registered.

Such Regulation shall be in effect in the term of one year, which may be extended to a similar period, counted sixty days from the date in which the technical definitions that the CNC must issue become available.

At the date of issuance of these consolidated financial statements, the Company is developing technical alternatives to implement in order to comply with this new rule.

(g) “Tax Stability” principle: impact of variations in Social Security contributions

On March 23, 2007, the SC issued Resolution No. 41/07 relating to the impact of variations in Social Security contributions occurring over the past several years.

Subsequent to November 8, 1990, there were several increases in the rates of Social Security Contributions, which were duly paid by Telecom Argentina. At the same time, and under the framework of the argentina@internet.todos Program, the Company paid, mostly during financial year 2000, reduced social security contribution rates.

Pursuant to Resolution No. 41/07, Telecom Argentina may offset the impact of costs borne as a result of increases in Social security contribution rates.

The Company made the required presentations to the SC of the net receivable under Resolution No. 41/07, which were subject to audits by the Regulatory Authority.

During the third quarter of 2007, the CNC performed the audits on the information given by the Company. The Company had access to documentation of the CNC’s audits, which resulted in no significant differences from the net amounts it had determined. Consequently, the Company recorded a receivable from increases in social security contributions and cancelled payables from reduction in social security contribution rates and other fines due by the Company.

At December 31, 2010, the Company has a net receivable of $67 which, in addition with the receivable of $23 corresponding to the tax on deposits to and withdrawals from bank accounts (“IDC”), is included in non-current Other receivables, net.

Since the resolution allows the Company to offset the receivables with existing and/or future regulatory duties and the intention of the Company is to exercise its offsetting rights, the receivable was recorded net of allowances. At December 31, 2010, the allowances corresponding to these regulatory duties amounted to $90.

Since December 2008, the Company has begun the billing to the customers of the increases in the rates of its social security contributions accrued from October 2008, applying the same mechanism used to bill the IDC.

(h) Tariff structure of the national and international regulated fixed line services

Rate Rebalancing

The variation in revenues resulting from the Rate Rebalancing for the two-year period beginning February 1997 was determined to amount to an increase of $9.5, by means of SC Resolution No. 4,269/99.

In December 2007, the Regulatory Authority notified the Company that it will offset this difference with the Resolution No. 41/07 receivables. As a consequence, during financial year 2007, the Company recorded a reserve on this matter on behalf of the CNC final results. In April 2009, the CNC notified the offsetting of the $9.5 Rate Rebalancing amount with the Resolution No. 41/07 receivables. So, the Company has reduced the receivable with the corresponding reserve.

Price Cap

The Price Cap was a regulation mechanism applied in order to calculate changes in Telecom Argentina rates, based on changes in the U.S. Consumer Price Index (“U.S. C.P.I.”) and an efficiency factor.

In August 2009, the Regulatory Bodies finalized the 1999 Price Cap audit resulting in a payable by the Company of $3.1 plus interest. The Company has offset this balance with the credit resulting from SC Resolution No. 41/07, described in (g) above.

On April 6, 2000, the Argentine Government, Telefónica and Telecom Argentina signed an agreement (“Price Cap 2000”) that set the price cap efficiency factor at 6.75% (6% set by the SC and 0.75% set by Telecom Argentina and Telefónica) for the period from November 2000 to November 2001.

The 2000 Price cap audit results are still pending. Should the outcome is a payable by the Company it can be offset with the Resolution No. 41/07 receivables.

In April 2001, the Argentine Government, Telefónica and Telecom Argentina signed an agreement (“2001 Price Cap”) that set the efficiency factor for reduction of rates at 5.6% for the period from November 2001 to October 2002.

However, a preliminary injunction against Telecom Argentina disallowed Telecom Argentina to apply tariff increases by reference to the U.S. C.P.I. Telecom Argentina appealed this injunction arguing that if one part of the formula cannot be applied, the Price Cap system should be nullified. Finally, Public Emergency Law No. 25,561 explicitly prohibited tariff adjustments, so, at the date of issuance of these consolidated financial statements, the pesification and the freeze of the regulated rates are still in force.

Tax on deposits to and withdrawals from bank accounts (“IDC”) charged to customers

On February 6, 2003, the Ministry of Economy, through Resolution No. 72/03, defined the mechanism to allow, going forward, tariff increases on basic telephony services reflecting the impact of the IDC. The amount of tax charged must be shown separately in customers’ bills. The Company has determined the existence of a remaining unrecovered amount of approximately $23 that arose before the issuance of Resolution No. 72/03, which will be claimed within the tariff renegotiation process (see (i) below).

In April 2007, the Company provided the CNC with supporting documentation on this amount for its audit. The Company had access to documentation of the Regulatory Authority’s audits that corroborates the amounts claimed by the Company and the application of a similar offsetting mechanism pursuant to Resolution No. 41/07. Therefore, as of December 31, 2010 and 2009, the Company recorded as “Other receivable” a total of $23.

(i) Renegotiation of agreements with the Argentine Government

Telecom Argentina’s tariff scheme and procedures are detailed in the Tariff Agreement entered into by Telecom Argentina and the Argentine Government in November 1991, as amended in February 1992. Pursuant to the Tariff Agreement, all rates were to be calculated in US dollars and converted into Argentine pesos at the time the customer was billed using the exchange rate prevailing at that time. Under the Convertibility law that was effective until January 2002, the applicable exchange rate was $1 to US$1. Rates were to be adjusted twice a year in April and October based on the variation of the U.S. C.P.I. These adjustments were not applied since 2000 according to a resolution of the SC.

However, in January 2002, the Argentine Government enacted Law No. 25,561, Ley de Emergencia Pública y Reforma del Régimen Cambiario (the “Public Emergency Law”), which provided, among other aspects, for the following:

•                  The pesification of rates;

•                  The elimination of dollar or other foreign-currency adjustments and indexing provisions for rates;

•                  The establishment of an exchange rate for dollar-denominated prices and rates of $1 =US$1; and

•                  The renegotiation of the conditions of the contractual agreements entered into between privatized companies and the Argentine Government.

The Argentine Government is entitled to renegotiate these agreements based on the following criteria:

•                  The overall impact of rates for public services on the economy and income levels;

•                  Service quality and investment plans, as contractually agreed;

•                  The customers’ interests and access to the services;

•                  The security of the systems; and

•                  The profitability of the service providers.

Decree No. 293/02, dated February 12, 2002, entrusted the Ministry of Economy with the renegotiation of the agreements. Initially, the contractual renegotiation proposals were to be submitted to the Argentine Government within 120 days after the effective date of the Decree, although this term was further extended for an additional 180-day period. Telecom Argentina filed all information as required by the Argentine Government, which included information on the impact caused by the economic crisis on the Company’s financial position and its revenues, the pre-existing mechanisms for tariff adjustments, operating costs, indebtedness, payment commitments with the Argentine Government and future and on-going investment commitments.

Furthermore, in July 2003, Decree No. 311/03 created the Unidad de Renegociación y Análisis de Contratos de Servicios Públicos (“UNIREN”), (Division for the Renegotiation and Analysis of Contracts of Public Utilities Services), a “special division” within the Ministry of Economy and the Ministry of Federal Planning, Public Investments and Services, pursuant to which the contractual relationships between the Argentine Government and the service providers were to be revised and renegotiated. In October 2003, the Argentine Government enacted Law No. 25,790 pursuant to which the original term to renegotiate the contracts was extended through December 31, 2004. As from that date, the Argentine Government enacted subsequent laws pursuant to which this term was extended through December 31, 2011.

In May 2004, the Company signed a Letter of Understanding (“LOU”) with the Argentine Government pursuant to which the Company committed not to modify the current tariff structure through December 31, 2004 and to continue with the tariff renegotiation process, which the Company expected to have concluded before December 31, 2004. The Company also committed to offer phone services to beneficiaries of governmental welfare programs and to extend internet services in the interior of the country at reduced prices.

Even though the Company fulfilled its commitments under the LOU, the Argentine Government did not make a specific offer related to the renegotiation of the rates at the date set in the LOU.

New Letter of Understanding with the UNIREN

On March 6, 2006, Telecom Argentina signed a new LOU (the “Letter”) with the UNIREN. Upon the fulfillment of the procedures set forth in the rules and regulations presently in effect, the Letter will provide the framework for the signing of the Acta Acuerdo de Renegociación del Contrato de Transferencia de Acciones or Minutes of Agreement of the Renegotiation of the Transfer Agreement (the “Minutes of Agreement of the Renegotiation”) approved by Decree No. 2,332/90, as stated in Section 9 of the Public Emergency Law.

The main terms and conditions of the Letter include:

•             The CNC and UNIREN have determined that Telecom Argentina satisfactorily complied with most of the requirements contemplated in the Transfer Agreement and by the regulatory framework. Isolated violations were satisfactorily remedied through fines and/or sanctions. Other matters arising in the normal course of business are still pending resolution, which was originally expected by June 30, 2006 (some of these matters are described below). Despite such expectation, the Regulatory Authority continues to analyze such open issues, the outcome of which will be disclosed when the analysis is completed;

•             Telecom Argentina’s commitments to invest in the technological development and updating of its network;

•             Telecom Argentina’s commitment to the achievement of its long-term service quality goals;

•             The signing parties’ commitment to comply with and maintain the terms set forth in the Transfer Agreement, and in the regulatory framework in effect;

•             The Argentine Government’s commitment to create an appropriate and standardized regulatory framework for telecommunications services and to give Telecom Argentina fair and equivalent treatment to that given to other telecommunications providers that shall take part in the process;

•             Telecom Argentina’s commitment and the commitment of its indirect shareholders Telecom Italia S.p.A. and W de Argentina - Inversiones S.L., to suspend for a period of 210 working days any and all claims, appeals and petitions already filed or in the process of being filed, in administrative, arbitral or judicial offices, in Argentina or in any other country, that are founded in or related to any act or measure taken after the issuance of the Public Emergency Law with respect to the Transfer Agreement and the License. The suspension will take effect after the 30th day from the end of the public hearing convened to deal with the Letter. Once the Minutes of Agreement of the Renegotiation is ratified, any and all claims, appeals and/or proceedings will be disregarded;

•             An adjustment shall be made to increase the termination charge of international incoming calls to a local area to be equivalent to international values, which are at present strongly depreciated;

•             Off-peak telephone hours corresponding to reduced rates shall be unified with regards to local calls, long distance domestic and international calls.

On May 18, 2006, the Letter was subject to a public hearing procedure, with the purpose of encouraging the participation of the users and the community in general, taking into consideration that the Letter’s terms and conditions will provide the framework for the signing of the Minutes of Agreement of the Renegotiation. These Minutes of Agreement of Renegotiation shall be in effect once all the requirements stipulated in the regulatory framework are complied with, which among other things, requires that a Telecom Argentina Shareholders’ Meeting be held to approve said Minutes. Both Telecom Argentina and its indirect stockholders Telecom Italia S.p.A. and W de Argentina - Inversiones S.L. have timely fulfilled the Agreement’s commitments.

At the date of issuance of these financial statements, the Company continues to await completion of the administrative steps required for the National Executive to submit to the National Congress a proposed Memorandum of Agreement for Renegotiation.

Although there can be no assurance as to the ultimate outcome of these matters, it is the opinion of the Management of the Company that the renegotiation agreement process will be satisfactorily completed.

(j) “Buy Argentine” Act

In December 2001, the Argentine Government passed Public Law No. 25,551 (“Compre Trabajo Argentino” or the “Buy Argentine” Act) and in August 2002, passed Decree No. 1,600/02 which approved and brought into effect the Compre Trabajo Argentino. The law requires Telecom Argentina to give preference to national goods and services, as defined in Public Laws No. 25,551 and No. 18,875, in any procurement related to the rendering of public telephony services (sect.1 & 2).

Preference must be given so long as the price of such goods is equal to or lesser than the price of a foreign good (including customs duties, taxes and other expenses that are linked to the nationality of goods) increased by 7% (when the Argentine offeror is a small or medium size company) or 5% (when the Argentine offeror is any other company) (sect.3).

Compre Trabajo Argentino also mandates that Telecom Argentina publish any bid for services in the Official Bulletin in order to provide any and all prospective offerors with the information necessary for them to participate. This mandatory publication requires considerable lead-time prior to the issuance of the purchase order and has had the result of extending the period needed to complete certain purchases. Non-compliance with Compre Trabajo Argentino is subject to criminal sanctions.

Public Law No. 18,875 establishes the obligation to exclusively contract services with local companies and professionals, as defined in such law. Any exception must receive the prior approval of the relevant Ministry.

In August 2004, CNC Resolution No. 2,350/04 enacted the “Procedure for the fulfillment of the Buy Argentine Act”, including the obligation for the Company to present half-year affidavits addressing the fulfillment of these rules. Non-compliance with this obligation is subject to administrative sanctions.

This regulation, thus, reduces the operating flexibility of Telecom Argentina due to the time required to request bids for services and/or to obtain an approval of the relevant authority when necessary, and the higher administrative expenses derived from the obligation to present half-year affidavits.

Note 3 — Significant accounting policies

a)              Going concern

The consolidated financial statements for the years ended December 31, 2010 and 2009 have been prepared on a going concern basis as there is a reasonable expectation that Telecom Argentina will continue its operational activities in the foreseeable future (and in any event with a time horizon of more than 12 months).

In particular, consideration has been given to the following factors, among others:

•             a strong economic performance shown during the last years, with growing levels in the Company’s operating and net results;

•             current high levels of cash flow generation;

•             the growth of the Company’s customer base and the strength of the Company’s market shares in all business segments; and

•             objectives, policies and processes for managing capital and financial risk as described in Note 26.

b)              Foreign currency translation

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (“the functional currency”). The consolidated financial statements are presented in Argentine pesos ($), which is the functional currency of all Telecom Group’s companies located in Argentina. The functional currency for the foreign subsidiaries of the Telecom Group is the respective legal currency of each country.

The financial statements of the Company’s foreign subsidiaries (Núcleo, Telecom USA and Springville) are translated using the exchange rates in effect at the reporting date (the current method); income and expenses are translated at the average exchange rates for the year. Exchange differences resulting from the application of this method are recognized in Other Comprehensive Income. The cash flows of foreign consolidated subsidiaries expressed in foreign currencies included in the consolidated statement of cash flows are translated at the average exchange rates for the year.

c)              Foreign currency transactions

Transactions in foreign currencies are translated into the functional currency using the foreign exchange rate prevailing at the date of the transaction or valuation where items are re-measured. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the foreign exchange rate prevailing at the reporting date. Exchange differences arising from the settlement of monetary items or from their conversion at rates different from those at which they were initially recorded during the year or at the end of the prior year, are recognized in the consolidated income statement and are included in Financial income/expenses as Foreign currency exchange gains or losses.

d)              Consolidation

These consolidated financial statements include the accounts of Telecom Argentina and its subsidiaries over which it has effective control (Personal, Núcleo, Springville, Micro Sistemas and Telecom USA) as of December 31, 2010 and 2009.

Control exists when the Parent (Telecom Argentina) has the majority of voting rights and/or has the power to determine the financial and operating policies of a subsidiary. Subsidiaries are fully consolidated from the date on which control is transferred to the Company. They are deconsolidated from the date that control ceases.

In the preparation of the consolidated financial statements, assets, liabilities, revenues and expenses of the consolidated companies are consolidated on a line-by-line basis and noncontrolling interests in the equity and in the profit (loss) for the year are disclosed separately under appropriate captions, respectively, in the consolidated statement of financial position, in the consolidated income statement and in the consolidated statement of comprehensive income.

All intercompany accounts and transactions have been eliminated in the preparation of the consolidated financial statements.

Financial year-end of all the subsidiaries’ financial statements coincides with that of the Parent.

e)              Revenues

Revenues are recognized to the extent that it is considered probable that economic benefits will flow to the Company and their amount can be measured reliably. Final outcome may differ from those estimates.

Revenues are stated net of discounts and returns.

The Company discloses its revenues into two groups: services and equipment. Service revenues are the main source of income for the Company and are disclosed by nature: Voice services and Data transmission and Internet services. This classification of revenues is given by different commercial offers and products, type of contracts and kind of customers. Equipment sales represent a way to increase service revenues; therefore, from time to time, the Management of Personal and Núcleo decide to sell mobile handsets at prices lower than their respective costs in order to acquire new contracts with a minimum non-cancelable period of permanence.

Other income mainly includes penalties collected from suppliers and gains (losses) on the sale of PP&E, which are realized in the ordinary course of business but are not the main business objective.

The Company’s principal sources of revenues by reportable segments are:

Fixed telecommunication services and products

Domestic services revenues consist of monthly basic fees, measured service, long-distance calls and monthly fees for additional services, including call forwarding, call waiting, three-way calling, itemized billing and voicemail.

Revenues are recognized when services are rendered. Unbilled revenues from the billing cycle dating to the end of each month are calculated based on traffic and are accrued at the end of the month.

Basic fees are generally billed monthly in advance and are recognized when services are provided. Billed basic fees for which the related service has not yet been provided are deducted from corresponding accounts receivable. Revenues derived from other telecommunications services, principally network access, long distance and airtime usage, are recognized on a monthly basis as services are provided.

Traffic revenues from interconnection and roaming are reported gross of the amounts due to other telecommunication operators.

Revenues from the sale of prepaid calling cards are recognized on the basis of the minutes used, at the contract price per minute, or when the card expires, whichever happens first. Remaining unused traffic for unexpired calling cards is shown as “Deferred revenue on prepaid calling cards” under Trade payables line item in the statement of financial position.

Interconnection charges represent amounts received by the Company from other local service providers and long-distance carriers for calls that are originated on their networks and transit and/or terminate on the Company’s network. Revenue is recognized as services when they are provided.

Non-refundable up-front connection fees for fixed telephony, data and Internet services that are non-separable from the service are accounted for as a single transaction and deferred (as well as the related costs not in excess of the amount of revenues) over the term of the contract or, in the case of indefinite period contracts, over the average period of the customer relationship (approximately 9 years in the case of fixed telephony).

Rehabilitation fees charged to customers when resuming service after suspension are deferred and recognized ratably over the average life for those customers who are assessed a rehabilitation fee. Associated direct expenses are also deferred over the estimated customer relationship period up to an amount equal to or less than the amount of deferred revenues. Generally, rehabilitation revenues are higher than its associated direct expenses.

Revenues from sales of goods, such as telephone and other equipment, are recognized when the significant risks and rewards of ownership are transferred to the buyer.

Revenues on construction contracts are recognized based on the stage of completion (percentage of completion method). When the outcome of a construction contract can be estimated reliably, contract revenue and contract costs associated with the construction contract are recognized as revenue and expenses respectively by reference to the stage of completion of the contract activity at the end of the reporting period. When it is probable that total contract costs will exceed total contract revenue, the expected loss is recognized as an expense immediately. When the outcome of a construction contract cannot be estimated reliably, contract revenue is recognized only to the extent of contract costs incurred that are likely to be recoverable.

Contract revenue recognized as revenue in the years ended December 31, 2010 and 2009 total $14 and $nil, respectively.

•                 International long-distance services

The Company provides international telecommunications services in Argentina including voice and data services and international point-to-point leased circuits.

Revenues from international long-distance service reflect payments under bilateral agreements between the Company and foreign telecommunications carriers, covering inbound international long-distance calls.

Revenues are recognized as services when they are provided.

•                 Data transmission and Internet services

Data and Internet revenues mainly consist of fixed monthly fees received from residential and corporate customers for data transmission (including private networks, dedicated lines, broadcasting signal transport and videoconferencing services) and Internet connectivity services (dial-up and broadband). These revenues are recognized as services when they are rendered.

Mobile telecommunication services and products

The Company provides mobile services throughout Argentina via cellular networks. Cellular fees consist of monthly basic fees, airtime usage charges, roaming, charges for TLRD, CPP charges and additional charges for VAS, including call waiting, call forwarding, three-way calling, voicemail, SMS, GPRS, Mobile Internet and for other miscellaneous cellular services. These revenues are recognized as services when they are rendered.

Basic fees are generally billed monthly in advance and are recognized when services are provided. Billed basic fees for which the related service has not yet been provided are deducted from the corresponding accounts receivable.

Revenues from the sale of prepaid calling cards are recognized on the basis of the minutes used, at the contract price per minute, or when the card expires, whichever happens first. Remaining unused traffic for unexpired calling cards is shown as “Deferred revenue on prepaid calling cards” under Trade payables line item in the statement of financial position.

Revenues from sales of goods, such as handsets, sim cards, tablets, smartphones and other equipment are recognized when the significant risks and rewards of ownership are transferred to the buyer.

Personal and Núcleo offer to their subscribers a customer loyalty program. Under such program Personal and Núcleo grant award credits as part of the sales transactions which can be subsequently redeemed for goods or services provided by Personal and Núcleo or third parties. The fair value of the award credits is accounted for as deferred revenue, and recognized as revenue when the award credits are redeemed or expire, whichever occurs first. Those revenues are classified as service or goods revenues depending on the goods or services redeemed by the customers.

Applicable to both fixed telephony and mobile telephony, for offerings including separately identifiable components (as equipment and service), the Company recognizes revenues related to the sale of the equipment when it is delivered to the final customer whereas service revenues are recorded when rendered. The total revenue generated by this type of transactions is allocated to the separately identifiable units of accounting based on their fair values, provided that the total amount of revenue to be recognized does not exceed the contract revenue. IFRS does not prescribe a specific method for such allocation of revenue. However, telecommunications industry practice generally applies the method known as “residual method”. The “residual method” requires identifying all the components that comprise a transaction and allocating its fair value on an individual basis to each of them. Under this method, the fair value of a delivered item (which could not be individually determined) is determined as the difference between the total arrangement consideration and the sum of the fair values of those elements for which fair value can be estimated on a stand-alone basis.

f)                Financial instruments

f.1) Financial assets

Upon acquisition, in accordance with IFRS 9, financial assets are subsequently measured at either amortized cost, or fair value, on the basis of both:

(a) the entity’s business model for managing the financial assets; and

(b) the contractual cash flow characteristics of the financial asset.

A financial asset shall be measured at amortized cost if both of the following conditions are met:

(a) the asset is held within a business model whose objective is to hold assets in order to collect contractual cash flows, and

(b) the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Additionally, for assets that met the abovementioned conditions, IFRS provides for an option to designate, at inception, those assets as measured at fair value if doing so eliminates or significantly reduces a measurement or recognition inconsistency (sometimes referred to as an ‘accounting mismatch’) that would otherwise arise from measuring assets or liabilities or recognizing the gains and losses on them on different bases.

A financial asset that is not measured at amortized cost according to the paragraphs above is measured at fair value.

Financial assets include:

Cash and cash equivalents

Cash equivalents are short-term and highly liquid investments that are readily convertible to known amounts of cash, subject to an insignificant risk of changes in value and their original maturity or the remaining maturity at the date of purchase does not exceed 3 months.

Cash and cash equivalents are recorded, according to their nature, at fair value or amortized cost.

Trade and other receivables

Trade and other receivables classified as either current or non-current assets are initially recognized at fair value and subsequently measured at amortized cost using the effective interest method, less allowances for doubtful accounts.

Investments

Time deposits are valued at their amortized cost.

The Company has investments in certain government bonds. The Company has valued these securities at amortized cost as Management has the intent and ability to hold those securities to maturity.

Investments in mutual funds are carried at fair value. Unrealized gains and losses are included in financial income/expenses in the consolidated statements of income.

The 2003 Telecommunications Fund is recorded at fair value.

Impairment of financial assets

At every annual or interim closing date, assessments are made as to whether there is any objective evidence that a financial asset or a group of financial assets may be impaired. If any such evidence exists, an impairment loss is recognized in the consolidated income statement for financial assets measured at cost or amortized cost.

Certain circumstances of impairment of financial assets that the Group assesses to determine whether there is objective evidence of an impairment loss could include: delay in the payments received from customers; customers that enter bankruptcy; the disappearance of an active market for that financial asset because of financial difficulties; observable data indicating that there is a measurable decrease in the estimated future cash flows from a portfolio of financial assets, significant financial difficulty of the obligor, between others.

f.2) Financial liabilities

Financial liabilities comprise trade payables (excluding Deferred revenue on prepaid calling cards — see e) Revenues, above -), financial debt (excluding Derivatives), salaries and social security payables (see m) below), income tax payables, other taxes payables and certain other liabilities.

Financial liabilities other than derivatives are initially recognized at fair value and subsequently measured at amortized cost. Amortized cost represents the initial amount net of principal repayments made, adjusted by the amortization of any differences between the initial amount and the maturity amount using the effective interest method.

Financial liabilities hedged by derivative instruments designed to manage exposure to changes in fair value of the liabilities (fair value hedge derivatives) are measured at fair value in accordance with the hedge accounting principles of IAS 39. Gains and losses arising from re-measurement at fair value, to the extent of the hedged component, are recognized in the consolidated income statement and are offset by the effective portion of the gain or loss arising from re-measurement at fair value of the hedging instrument.

f.3) Derivatives

Derivatives are used by the Company to manage its exposure to exchange rate and sometimes interest rate risks and to diversify the parameters of debt so that costs and volatility can be reduced to pre-established operational limits.

All derivative financial instruments are measured at fair value in accordance with IFRS 9, when they do not qualify for hedge accounting or in accordance with IAS 39 when they meet the conditions for hedge accounting.

In accordance with IAS 39, derivative financial instruments qualify for hedge accounting only when:

a) at the inception of the hedge, the hedging relationship is formally designated and documented;

b) the hedge is expected to be highly effective;

c) its effectiveness can be reliably measured;

d) the hedge is highly effective throughout the financial reporting periods for which it is designated.

When a derivative financial instrument is designated as a cash flow hedge (the hedge of the exposure to variability in cash flows of an asset or liability or a highly probable forecasted transaction) the effective portion of any gain or loss on the derivative financial instrument is recognized directly in OCI. The cumulative gain or loss is removed from OCI and recognized in the consolidated income statement at the same time as the hedged transaction affects the consolidated income statement. The gain or loss associated with the ineffective portion of a hedge is recognized in the consolidated income statement immediately. If the hedged transaction is no longer probable, the cumulative gains or losses included in OCI are immediately recognized in the consolidated income statement.

If hedge accounting is not appropriate, gains or losses arising from the fair value measurement of derivative financial instruments are directly recognized in the consolidated income statement.

During 2009 and 2010, the Telecom Group entered into several foreign currency forward agreements (US$ and Euro) for the coverage of Notes and trade payables, which were valued according to the criteria described above. As of December 31, 2010, Telecom Group has no derivative instruments.

g)             Inventories

Inventories are measured at the lower of cost and estimated net realizable value. Cost is determined on a weighted average cost basis. Net realizable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses. Allowances are made for obsolete and slow-moving inventories.

From time to time, the Management of Personal and Núcleo decide to sell mobile handsets at prices lower than their respective costs. This strategy is aimed at achieving higher service revenues or at retention of high value customers by reducing customer access costs while maintaining the companies’ overall mobile business profitability since the customer subscribes a service contract for a minimum non-cancelable period. For the estimation of the net realizable value in these cases the Company considers the estimated selling price less applicable variable selling expenses plus the expected margin from the service contract during the minimum non-cancelable term.

h)             PP&E

PP&E is stated at acquisition or production cost. Subsequent expenditures are capitalized only when they represent an improvement, it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably.

All other subsequent costs are recognized as expense in the period in which they are incurred. When a tangible fixed asset comprises major components having different useful lives, these components are accounted for as separate items if they are significant.

PP&E cost also includes the expected costs of dismantling the asset and restoring the site if a legal or constructive obligation exists. The corresponding liability is recognized in the statement of financial position under Other liabilities line item at its present value. These capitalized costs are depreciated and charged to the income statement over the useful life of the related tangible assets in the item line Depreciation and amortization.

The accounting estimates for dismantling costs, including discount rates, and the dates in which such costs are expected to be incurred are reviewed annually, at each financial year-end. Changes in the above liability are recognized as an increase or decrease of the cost of the relative asset and are depreciated prospectively.

Until the date of cancellation of its financial debt, the Company had also capitalized interest on long-term construction projects as part of its cost. Interest capitalized during 2009 amounted to $15 million. During 2010 no interest was capitalized.

Depreciation of PP&E owned is calculated on a straight-line basis over the ranges of estimated useful lives of the assets; the ranges of the estimated useful lives of the main PP&E are the following:

Asset	Estimated useful life (in years)
Buildings received from ENTel	35
Buildings	50
Tower and pole	15
Transmission equipment	3-20
Wireless network access	5-10
Switching equipment	5-13
Power equipment	7-15
External wiring	10-20
Computer equipment and software	3-5
Telephony equipment and instruments	5-10
Installations	3-10

The depreciation rates are reviewed annually and revised if the current estimated useful life is different from that estimated previously taking into account, among others, technological obsolescence, maintenance and condition of the assets and different intended use from previous estimates. The effect of such changes is recognized in the consolidated income statement prospectively.

i)                Intangible assets

Intangible assets are recognized when the following conditions are met: the asset is separately identifiable, it is probable that the expected future economic benefits that are attributable to the asset will flow to the entity; and the cost of the asset can be measured reliably.

Intangible assets with a finite useful life are stated at cost, less accumulated amortization and impairment losses, if any.

Intangible assets with an indefinite useful life are stated at cost, less accumulated impairment losses, if any.

Intangible assets comprise the following:

• Subscriber acquisition costs (“SAC”)

Direct and incremental costs incurred for the acquisition of new subscribers with a minimum contractual period are capitalized when the conditions of recognition of an intangible asset are met. The cost of acquiring postpaid and “cuentas claras” subscribers in mobile telephony and broadband customers in fixed telephony meet the conditions established by IFRS for its recognition as intangible asset, since these contracts establish a minimum contractual period, include an enforced termination penalty and provide for fixed monthly billing for services. SAC are mainly related to the mobile services; and are mainly comprised of upfront commissions paid to third parties and subsidies granted to customers on the sale of handsets.

In all other cases, subscriber acquisition costs are expensed when incurred.

Capitalized SAC are amortized on a straight-line basis over the term of the contract with the customer acquired.

• Service connection or habilitation costs

Direct costs incurred for connecting customers to the network are accounted for as intangible assets and then amortized over the term of the contract with the customer if required conditions are met. For indefinite period contracts, the deferral of these costs is limited to the amount of non contingent revenue from the customer and expensed over the average period life of the customer relationship. Costs exceeding that amount are expensed as incurred. Connection costs are generated mainly for the installation of fixed lines and amortized over an average period of 9 years.

• PCS license (Argentina)

The Company, based on an analysis of all of the relevant factors, has considered the license having an indefinite useful life since there is no foreseeable limit to the period over which the asset is expected to generate net cash inflows for the entity.

• PCS and Band B of Paraguay licenses

Initial acquisition costs of Núcleo’s PCS and Band B licenses were amortized under the straight-line method over 10 years through financial year 2007. Renewal costs are being amortized over 5 years.

• Rights of use

The Company purchases network capacity under agreements which grant the exclusive right to use a specified amount of capacity for a specified period of time. Acquisition costs are capitalized as intangible assets and amortized over the terms of the respective capacity agreements, generally 15 years.

• Exclusivity agreements

Exclusivity agreements were entered into with certain retailers and third parties relating to the promotion of the Company’s services and products. Amounts capitalized are being amortized over the life of the agreements, with expiration ranging from financial year 2009 to financial year 2028.

• Customer relationships

Customer relationships identified as part of the purchase price allocation performed upon the acquisition of Cubecorp Argentina S.A. (a company engaged in data center business) in financial year 2008, are being amortized over the estimated duration of the relationship for customers in the data center business (15 years).

• Software obtained or developed for internal use

The Company capitalized certain costs associated with the development of computer software for internal use. These costs were amortized on a straight-line basis over a period ranging between 5 and 7.5 years.

• Debt issue costs

Expenses incurred in connection with the issuance of financial debt were deferred and amortized under the interest method over the life of the related issuances.

j)                Leases

Finance leases

Leases that transfer substantially all the risks and rewards incidental to ownership of the leased asset are classified as finance leases. The Company recognizes finance leases as assets and liabilities in its statements of financial position at amounts equal to the fair value of the leased property or, if lower, the present value of the minimum lease payments, each determined at the inception of the lease. Subsequently, minimum lease payments are apportioned between a finance charge and the reduction of the outstanding liability. The finance charge is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability. Contingent rents, if any, are charged as expenses in the periods in which they are incurred.

The depreciation policy for depreciable leased assets is consistent with that for depreciable assets that are owned.

As of December 31, 2010 the Company has no capital leases.

Operating leases

Lease payments under an operating lease are recognized as an expense on a straight-line basis over the lease term unless another systematic basis is more representative.

In the normal course of business, the Company leases cell sites, switch sites, satellite capacity and circuits under various non-cancellable operating leases that expire on various dates through 2019. Rental expense is included under Other operating expenses item line in the consolidated income statements.

k)            Impairment of intangible assets and PP&E

At every annual or interim closing date, the Company assesses whether there are any indicators of impairment of assets that are subject to amortization. Both internal and external sources of information are used for this purpose. Internal sources include obsolescence or physical damage, and significant changes in the use of the asset and the economic performance of the asset compared to estimated performance. External sources include the market value of the asset, changes in technology, markets or laws, increases in market interest rates and the cost of capital used to evaluate investments, and an excess of the carrying amount of the net assets of the Group over market capitalization.

The carrying value of an asset is considered impaired by the Company when it is higher than its recoverable amount. In that event, a loss would be recognized in the statement of income.

The recoverable value of an asset is the higher of its fair value less costs to sell and its value in use. In calculating the value in use, the estimated future cash flows are discounted to present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

Where it is not possible to estimate the recoverable value of an individual asset, the Company estimates the recoverable value of the cash-generating unit to which the asset belongs. The Company considers each legal entity of the Group as a cash-generating unit.

When the conditions that gave rise to an impairment loss no longer exist, the carrying amount of the asset or cash-generating unit is increased to the revised estimate of its recoverable amount, up to the carrying amount that would have been recorded if no impairment loss had been recognized. The reversal of an impairment loss is recognized as income in the consolidated income statement.

The Company has made certain assumptions in the determination of its estimated cash flows to evaluate a potential impairment of its long-lived assets in relation to each legal entity. In the preparation of such estimates and in connection with the fixed-line business, the Company has considered different scenarios, some of which contemplate the increase of Telecom Argentina’s regulated rates that remain affected by the freeze of the rates established by Law No. 25,561 (see Note 2.i).

Intangible assets with an indefinite useful life (including intangible assets not ready to use) are not subject to amortization and are tested at least annually for impairment. The only intangible asset with an indefinite useful life held by the Company at December 31, 2010 and 2009 is the PCS license (Argentina), which is entirely allocated to the Personal Mobile Service operating segment. Its recoverable amount is determined based on the value in use, which is estimated using discounted net cash flows projections.

Such estimated cash flows are based on significant Management´s assumptions about the key factors that could affect future business performance such as the future market share, competition level, capital expenditures, salary increases, foreign exchange rates evolution, capital structure, discount rate, etc. Actual results could differ from those estimates, due to future market conditions, business strategy and the evolution of technology among other factors. Such differences, if any, may significantly affect the estimated future cash flows and, therefore require material adjustments to the carrying value of the intangible assets with indefinite useful lives.

Personal´s net cash flows projection is denominated in Argentine pesos, its functional currency. However, due to the fact that there is no prevailing long-term discounting rate in pesos available in the market, the Company: a) has converted such peso-denominated cash flows into US dollars using future estimated exchange rates applicable to each period; and b) has discounted these US dollar-denominated cash flows at an annual US dollar rate ranging between 13% and 14% in order to obtain the recoverable value of intangible assets with indefinite useful life. Future cash flows estimates are based on management’s projections for a period not to exceed five years and then taken to perpetuity assuming a growth rate of 2% per annum.

Based on the foregoing, for the years presented the Company estimated that: i) there are no indicators of impairment of assets that are subject to amortization and ii) no impairment charge is necessary for the intangible asset with indefinite useful life.

Additionally, the Company has made other sensitivity analysis considering different reasonable business performance scenarios. Even considering more conservative scenarios, the recoverable amount of the Group´s long lived assets is higher than its carrying amount.

l)                Other liabilities

•                      Pension benefits

Argentine laws provide for pension benefits to be paid to retired employees from government pension plans and/or privately managed fund plans to which employees may elect to contribute. Amounts payable to such plans are accounted for on an accrual basis. The Company does not sponsor any stock option plan.

Pension benefits shown under Other liabilities represent benefits under collective bargaining agreements for employees who retire upon reaching normal retirement age, or earlier due to disability in Telecom Argentina. Benefits consist of the payment of a single lump sum equal to the salary of one month for each five years of service. There is no vested benefit obligation until the occurrence of those conditions. The collective bargaining agreements do not provide for other post-retirement benefits such as life insurance, health care, and other welfare benefits. The net periodic pension costs are recognized as employees render the services necessary to earn pension benefits. Actuarial assumptions and demographic data, as applicable, were used to measure the benefit obligation as required by IAS 19. The Company does not make plan contributions or maintain separate assets to fund the benefits at retirement.

The actuarial assumptions used are based on market interest rates, past experience and Management’s best estimate of future economic conditions. Changes in these assumptions may impact future benefit costs and obligations. The main assumptions used in determining expense and benefit obligations are as follows:

	2010	2009
Discount rate (1)	1.2-7.4%	10.3-12.3%
Projected increase rate in compensation (2)	15.3-22%	12.6-16.7%

(1) Represents estimates of real rate of interest rather than nominal rate in $.

(2) In line with an estimated inflationary environment for the next three financial years.

Additional information on pension benefits is given in Note 16.

•                      Deferred revenue on sale of capacity

Under certain network capacity purchase agreements, the Company sells excess purchased capacity to other carriers. Revenues are deferred and recognized as services revenues when they are provided. Those revenues are recorded under the item line “Data and Internet” in the Fixed services segment.

•                      Legal fee

Pursuant to Law No. 26,476 - Tax Regularization Regime (“Régimen de Regularización Impositiva Ley Nº 26,476”), the Company is subject to a legal fee which shall be paid in twelve monthly consecutive installments without interest as from final judgment. It is carried at amortized cost.

•                      Customer Loyalty Programs

The fair value of the award credits regarding Personal and Núcleo’s customer loyalty program is accounted for as deferred revenue, and recognized as revenue when the award credits are redeemed or expire, whichever occurs first. See Note 3.e. Revenues — Mobile telecommunication services.

m)          Salaries and social security payables

Include unpaid salaries, vacation and bonuses and its related social security contributions, as well as termination benefits.

Termination benefits represent severance indemnities that are payable when employment is terminated in accordance with labor regulations and current practices, or whenever an employee accepts voluntary redundancy in exchange for these benefits. In the case of severance compensations resulting from agreements with employees leaving the Company upon acceptance of voluntary redundancy, the compensation is usually comprised of a special cash bonus paid upon signing the severance agreement, and in certain cases may include a deferred compensation, which is payable in monthly installments calculated as a percentage of the prevailing wage at the date of each payment (“prejubilaciones”). The employee’s right to receive the monthly installments mentioned above starts on the date they leave the Company and ends either when they reach the legal mandatory retirement age or upon the decease of the beneficiary, whichever occurs first.

The Company recognizes severance indemnities as expense when it is demonstrably committed to a termination through a detailed formal plan to terminate the employment of current employees without possibility of withdrawal or through voluntary redundancy agreements. See f.2 above for a description of the accounting policy regarding the measurement of financial liabilities.

n)             Taxes payables

The Company is subject to different taxes and levies such as municipal taxes, tax on deposits to and withdrawals from bank accounts, turnover taxes, regulatory fees (including SU) and income taxes, among others, that represent an expense for the Group. It is also subject to other taxes over its activities that generally do not represent an expense (internal taxes, VAT, ENARD tax).

The principal taxes that represent an expense for the Company are the following:

• Income taxes

Income taxes are recognized in the consolidated income statement, except to the extent that they relate to items directly recognized in Other comprehensive income or directly in equity. In this case, the tax is also recognized in Other comprehensive income or directly in equity, respectively. The tax expense for the period comprises current and deferred tax.

As per Argentinean Tax Law, income taxes payables have been computed on a separate return basis (i.e., the Company is not allowed to prepare a consolidated income tax return). All income tax payments are made by each of the subsidiaries as required by the tax laws of the countries in which they operate. The Company records income taxes in accordance with IAS 12.

Deferred taxes are recognized using the “liability method”. Temporary differences arise when the tax base of an asset or liability differs from their carrying amounts in the consolidated financial statements. A deferred income tax asset or liability is recognized on those differences, except for those differences related to investments in subsidiaries where the timing of the reversal of the temporary difference is controlled by the Group and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax assets relating to unused tax loss carryforwards are recognized to the extent that it is probable that future taxable income will be available against which they can be utilized. Current and deferred tax assets and liabilities are offset when the income taxes are levied by the same tax authority and there is a legally enforceable right of offset. Deferred tax assets and liabilities are determined based on enacted tax rates in the respective jurisdictions in which the Group operates that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The statutory income tax rate in Argentina was 35% for all years presented. Cash dividends received from a foreign subsidiary are computed on the statutory income tax rate. As per Argentinean Tax Law, income taxes paid abroad may be recognized as tax credits.

The statutory income tax rate in Paraguay was 10% for all years presented. As per Paraguayan Tax Law, dividends paid are computed with an additional income tax rate of 5% (this is the criterion used by Núcleo for the recording of its deferred tax assets and liabilities, representing an effective tax rate of 14.75%). However, the effect of the additional income tax rate according to the Argentine tax law in force on the undistributed profits of Núcleo is fully recognized as it is considered probable that those results will flow to Personal in the form of dividends.

• Turnover tax

Under Argentine tax law, the Company is subject to a tax levied on revenues and other income, net of certain deductible expenses. Rates differ depending on the jurisdiction where revenues are earned for tax purposes and on the nature of revenues (services and equipment). Average rates were approximately 4.6% and 4.4% for the years ended December 31, 2010 and 2009, respectively.

• Other taxes

Since the beginning of 2001, telecommunication services companies have been required to pay a SU tax to fund SU requirements. The SU tax is calculated as a percentage of the total revenues received from the rendering of telecommunication services, net of taxes and levies applied on such revenues, excluding the SU tax and other deductions stated by regulations. The rate is 1% of total billed revenues (See Note 2.d)).

Congress passed Law No. 26,539 which amends the excise tax and establishes that the importation and sale of technological and computer goods, including mobile phones, will be subject to the excise tax at a rate of 17%, resulting in an effective tax rate of up to 20.48%, applicable beginning on December 1, 2009. The Company has the right to transfer this tax to its customers but this is not always possible. Such cost is included in the item line “Cost of equipment and handsets”.

o)              Provisions

The Group records provisions for risks and charges when it has a present obligation, legal or constructive, to a third party, as a result of a past event, when it is probable that an outflow of resources will be required to satisfy the obligation and when the amount of the obligation can be estimated reliably.

If the effect of the time value of money is material, and the payment date of the obligations can be reasonably estimated, provisions to be accrued are the present value of the expected cash flows, taking into account the risks associated with the obligation. The increase in the provision due to the passage of time is recognized as “Finance expenses”. Additional information is given in Note 17.

p)              Dividends

Dividends payable to third parties are reported as a change in equity in the year in which they are approved by the shareholders’ meeting.

q)              Finance income and expenses

Finance income and expenses are recognized on an accrual basis and include:

•                  interest accrued on the related financial assets and liabilities using the effective interest rate method;

•                  changes in fair value of derivatives and other financial instruments measured at fair value through profit or loss;

•                  gains and losses on foreign exchange and financial instruments (including derivatives);

•                  other financial results (repurchase of financial debt, etc.).

r)              Earnings per share

Basic earnings per share are calculated by dividing the net income or loss attributable to owners of the Parent by the weighted average number of ordinary shares outstanding during the year (see Note 25).

s)              Use of estimates

The preparation of consolidated financial statements and related disclosures in conformity with IFRS requires Management to make estimates and assumptions based also on subjective judgments, past experience and hypotheses considered reasonable and realistic in relation to the information known at the time of the estimate.

Such estimates have an effect on the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the amount of revenues and costs during the year. Actual results could differ, even significantly, from those estimates owing to possible changes in the factors considered in the determination of such estimates. Estimates are reviewed periodically.

The most important accounting estimates which require a high degree of subjective assumptions and judgments are addressed below:

Financial statement item / area	Accounting estimates
Revenues

Revenue recognition is influenced by:

• the expected duration of the relationship with the customer for revenues from upfront connection fees;

• the estimate of the amount of returns to be recorded as a direct deduction from revenues;

• the estimation of traffic measures.

Useful lives and residual value of PP&E and Intangible assets

PP&E and intangible assets, except for indefinite useful life intangibles, are depreciated or amortized on a straight-line basis over their estimated useful lives. The determination of the depreciable amount of the assets and their useful lives involves significant judgment. The Company periodically reviews, at least at each financial year-end, the estimated useful lives of its PP&E and amortizable intangible assets.

Recoverability assessment of PP&E and intangible assets

The recoverable amount of a cash-generating unit is the higher of fair value less costs to sell and its value in use.

This valuation process entails the use of methods such as the discounted cash flow method. Such estimated cash flows are based on significant Management´s assumptions about the key factors that could affect future business performance such as the future market share, competition level, capital expenditures, salary increases, foreign exchange rates evolution, capital structure, capital cost, etc. Actual results could differ from those estimates, and therefore, the estimated cash flows could be affected significantly if any of the mentioned factors change in near future.

The discount rate used to determine the discounted cash flow is an annual US dollar rate ranging between 13% and 14%.

Income taxes and recoverability assessment of deferred tax assets

Income taxes (current and deferred) are calculated in each country in which the Group operates according to a prudent interpretation of the tax laws in effect. The recoverability assessment of deferred tax assets sometimes involves complex estimates to determine taxable income and deductible and taxable temporary differences between the carrying amounts and the taxable amounts. In particular, deferred tax assets are recognized to the extent that future taxable income will be available against which they can be utilized. The measurement of the recoverability of deferred tax assets takes into account the estimate of future taxable income based on the Company’s projections and on conservative tax planning.

Receivables and payables recorded at amortized cost

Receivables and payables valued at amortized cost are initially recorded at their fair value, which is generally determined by using a discounted cash flow valuation method. The fair value under this method is estimated as the present value of all future cash flows discounted using an estimated discount rate, especially for long term receivables and payables. The estimated discount rate used to determine the discounted cash flow for long term receivables and payables is an annual rate in $ ranging between 18% and 24% for all years presented.

Provisions

The Company is subject to proceedings, lawsuits and other claims related to labor, civil, tax, regulatory and other matters. In order to determine the proper level of provisions, Management assesses the likelihood of any adverse judgments or outcomes related to these matters as well as the range of probable losses that may result from the potential outcomes. Internal and external legal counsels are consulted on these matters. A determination of the amount of provisions required, if any, is made after careful analysis of each individual issue. The determination of the required provisions may change in the future due to new developments in each matter, changes in jurisprudential precedents and tribunal decisions or changes in its method of resolving such matters, such as changes in settlement strategy.

Allowance for Doubtful Accounts

The recoverability of receivables is measured by considering the aging of the accounts receivable balances, historical write-offs, customer creditworthiness and changes in the customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. If the financial condition of the customers were to deteriorate, the actual write-offs could be higher than expected.

Pension Benefits

Actuarial assumptions and demographic data, as applicable, are used to measure the Company’s obligation to provide these benefits. The actuarial assumptions used are based on market interest rates, expected levels of inflation and salary increases, past experience and Management’s best estimate of future economic conditions. Changes in these assumptions may impact future benefit costs and obligations. These changes, if any, may require adjustments to the recorded liabilities.

In the absence of a Standard or an Interpretation that specifically applies to a particular transaction, Management carefully considers the IFRS general framework and valuation techniques generally applied in the telecommunication industry and uses its judgment as to the accounting methods to adopt with a view to providing financial statements which faithfully represent the financial position, the results of operations and the cash flows of the Group, which reflect the economic substance of the transactions, are neutral, prepared on a prudent basis and complete in all material respects.

New Standards and Interpretations issued by the IASB not yet in force

As required by IAS 8, the IFRS issued by the IASB not yet in force are reported below and briefly summarized.

Amendments to IAS 32 (Classification of Rights Issues)

On October 8, 2009, the IASB published some amendments to IAS 32 regarding the accounting of rights issues (rights, options or warrants) that are denominated in a currency other than the functional currency of the issuer. Previously such rights issues were accounted for as derivative liabilities. The amendments require that, provided certain conditions are met, such rights issues are classified as equity regardless of the currency in which the exercise price is denominated.

The amendments to IAS 32 are effective for annual periods beginning on or after February 1, 2011, but earlier application is permitted. The application of these amendments is not expected to have a material impact on the financial statements of the Company.

IAS 24 Revised (Related Party Disclosures)

On November 4, 2009, the IASB published IAS 24 Revised. This standard provides a partial exemption from the disclosure requirements for government-related entities.

In addition, the definition of related party was revised and some clarifications were introduced on the disclosure content.

IAS 24 Revised is effective beginning January 1, 2011, with earlier application permitted. The application of this standard is not expected to have an impact on the financial statements of the Company.

Amendments to IFRIC 14 (Prepayments of a Minimum Funding Requirement)

On November 26, 2009, the IASB published some amendments to IFRIC 14. In particular, the amendments refer to when an entity is subject to minimum funding requirements and makes an early payment of contribution to cover those requirements. The amendments permit such an entity to treat the benefit of such an early payment as an asset.

The amendments to IFRIC 14 are effective beginning January 1, 2011, with earlier application permitted. The application of these amendments is not expected to have a material impact on the financial statements of the Company.

IFRIC 19 (Extinguishing Financial Liabilities with Equity Instruments)

On November 26, 2009, the IASB issued IFRIC 19. This interpretation clarifies the accounting treatment when an entity renegotiates the terms of a financial liability with its creditor and the creditor agrees to accept the entity’s shares or other equity instruments to settle the financial liability fully or partially. In particular, IFRIC 19 clarifies as follows:

•                  the entity’s equity instruments issued to a creditor are part of the consideration paid to extinguish the financial liability;

•                  the equity instruments issued are measured at their fair value. If their fair value cannot be reliably measured, the equity instruments should be measured to reflect the fair value of the financial liability extinguished;

•                  the difference between the carrying amount of the financial liability extinguished and the initial measurement amount of the equity instruments issued is included in the entity’s income statement for the year.

IFRIC 19 is effective for annual periods beginning July 1, 2010, with earlier application permitted. The application of this interpretation is not expected to have a material impact on the financial statements of the Company.

Amendment to IFRS 1 (Limited exemption from comparative IFRS 7 disclosures for first-time adopters)

On January 28, 2010, the IASB published some amendments to IFRS 1. These amendments allow a first-time adopter to make use of transitional provisions in IFRS 7, as they relate to the March 2009 amendments to IFRS 7, which give relief from providing comparative information in the disclosure required.

The disclosures need not be provided for:

• Annual or interim periods, including any statement of financial position, presented with an annual comparative period ending before December 31, 2009, and

• Any statement of financial position as at the beginning of the earliest comparative period as at a date before December 31, 2009.

Amendments to IFRS are effective for annual periods beginning on or after July 1, 2010. The application of these amendments is not expected to have a material impact on the financial statements of the Company.

Improvements to IFRS — issued in 2010

On May 6, 2010, the IASB issued the annual improvements to IFRS, in force beginning January 1, 2011, affecting to the following principles:

•             IFRS 1 (First-Time adoption of International Financial Reporting Standards): the amendments refer to the disclosure to be provided for the following specific cases: accounting policy changes in the year of first-time adoption of IFRS and use of the deemed cost after the date of transition to IFRS, also with reference to operations subject to rate regulation.

•             IFRS 3 (Business Combinations): the amendments:

•             limit the choice to measure noncontrolling interests either at fair value or at the proportionate share of the acquiree’s net identifiable assets at the acquisition date;

•             clarify that IFRS 2 should be applied at the acquisition date both for share-based payment transactions of the acquiree and for those replaced by the acquirer;

•             clarify requirements for contingent considerations.

•             IFRS 7 (Financial instruments: disclosures): the amendments require qualitative disclosures in the context of the quantitative disclosure to help users to form an overall picture of the nature and extent of risks arising from financial instruments. Furthermore, the amendments clarify the required level of disclosure about credit risk and collateral held and provide relief from disclosure of renegotiated loans.

•             IAS 1 (Presentation of financial statements): the amendments clarify that an entity may present the analysis of each component of other comprehensive income either in the statement of changes in equity or in the notes to the separate financial statements.

•             IAS 27 (Consolidated and separate financial statements): the amendments clarify the adoption requirements of the amendments made to IAS 21, IAS 28 and IAS 31 as a result of the revision of IAS 27 in 2008.

•             IAS 34 (Interim financial reporting): the amendments emphasize the principle that the disclosure about significant events and transactions in interim periods should update the relevant information presented in the most recent annual financial report. In particular, the amendments clarify how to apply this principle in respect of financial instruments and their fair values.

•             IFRIC 13 (Customer loyalty programmes): the amendments clarify how to measure the fair value for the award credits.

The application of the “Annual Improvements 2010” is not expected to have a material impact on the financial statements of the Company.

IFRS 10 (Consolidated Financial Statements)

On May 12, 2011 the IASB published IFRS 10. This standard establishes principles for the presentation and preparation of consolidated financial statements when an entity controls one or more other entities. It provides additional new guidance to assist in determining control where this is difficult to assess. This new standard might impact the entities that a group consolidates as its subsidiaries.

IFRS 10 supersedes IAS 27 Consolidated and Separate Financial Statements and SIC-12 Consolidation—Special Purpose Entities and is effective for annual periods beginning on or after January 1, 2013. Earlier application is permitted.

The Company is currently analyzing the impact that the adoption of this standard will have on the Company’s financial position and results of operations.

IFRS 11 (Joint Arrangements)

On May 12, 2011 the IASB published IFRS 11. International Financial Reporting Standard 11 Joint Arrangements establishes principles for financial reporting by parties to a joint arrangement.

The IFRS supersedes IAS 31 Interests in Joint Ventures and SIC-13 Jointly Controlled Entities—Non-Monetary Contributions by Venturers and is effective for annual periods beginning on or after January 1, 2013. Earlier application is permitted.

The application of this standard is not expected to have a material impact on the financial statements of the Company.

IFRS 12 (Disclosure of Interests in Other Entities)

On May 12, 2011 the IASB published IFRS 12. This is a new standard on disclosure requirements for all forms of interests in other entities, including joint arrangements, associates, special purpose vehicles and other off balance sheet vehicles.

The IFRS is effective for annual periods beginning on or after January 1, 2013. Earlier application is permitted.

The Company is currently analyzing the impact that the adoption of this standard will have on the Company’s financial position and results of operations.

IFRS 13 (Fair value measurement)

On May 12, 2011 the IASB published IFRS 13. This standard contains new guidance on fair value measurement and disclosure requirements. The requirements do not extend the use of fair value accounting but provide guidance on how it should be applied where its use is already required or permitted by other standards within IFRSs.

IFRS 13 is to be applied for annual periods beginning on or after January 1, 2013. Earlier application is permitted.

The Company is currently analyzing the impact that the adoption of this standard will have on the Company’s financial position and results of operations.

IAS 19 revised (Employee benefits)

On June 16, 2011 the IASB published IAS 19 revised. The amendments make important improvements by:

• eliminating an option to defer the recognition of gains and losses, known as the ‘corridor method’, improving comparability and faithfulness of presentation;

• streamlining the presentation of changes in assets and liabilities arising from defined benefit plans, including requiring remeasurements to be presented in other comprehensive income (OCI), thereby separating those changes from changes that many perceive to be the result of an entity’s day-to-day operations;

• enhancing the disclosure requirements for defined benefit plans, providing better information about the characteristics of defined benefit plans and the risks that entities are exposed to through participation in those plans.

IAS 19 revised is effective for annual periods beginning on or after January 1, 2013. Earlier application is permitted.

The Company is currently analyzing the impact that the adoption of these amendments will have on the Company’s financial position and results of operations.

Amendments to IAS 1 (Presentation requirements for Other Comprehensive Income)

On June 16, 2011 the IASB published amendments to IAS 1. The amendments require companies to group together items within OCI that may be reclassified to the profit or loss section of the income statement. The amendments also reaffirm existing requirements that items in OCI and profit or loss should be presented as either a single statement or two consecutive statements.

These amendments are effective for financial years beginning on or after July 1, 2012.

The Company is currently analyzing the impact that the adoption of these amendments will have on the Company’s financial position and results of operations.

Note 4 - Transition to IFRS

These financial statements for the year ended December 31, 2010 are the first annual financial statements that are fully compliant with IFRS as issued by the IASB. The Company has adopted the standards effective as of December 31, 2010. Additionally, the Company early adopted IFRS 9 as issued in October 2010.

The mandatory adoption of IFRS for public companies in Argentina is effective for financial years beginning January 1, 2012, while early adoption is permitted for financial years beginning January 1, 2011. Therefore, the consolidated financial statements as of December 31, 2010 for filing with the CNV were prepared in accordance with Argentine GAAP. Argentine GAAP differs in certain respects from IFRS. Notwithstanding the CNV regulations, financial statements under IFRS for the year 2010 are allowed to be presented as additional information to the consolidated financial statements prepared under Argentine GAAP.

The reconciliations that are presented in this Note reconcile the previously published financial statement information under Argentine GAAP as of and for the year ended December 31, 2009 and as of January 1, 2009 to the corresponding amounts calculated in accordance with IFRS in compliance with IFRS 1.

For the purposes of this quantification, Management of the Company has elected to make use of some of the exemptions provided for in IFRS 1 with the aim to simplify the first-time adoption of IFRS. The Company made use of the exemptions as detailed below:

Optional exemptions provided by IFRS 1 upon first-time adoption of IFRS:

•                  Deemed cost for fixed assets: Argentine GAAP valuation for fixed assets has been used as deemed cost at the transition date to IFRS, since it was considered to be broadly comparable to cost or depreciated cost in accordance with IFRS, adjusted to reflect changes in a general or specific price index.

•                  Cumulative translation differences for foreign operations: The cumulative translation differences for all foreign operations were deemed to be zero at the date of transition to IFRS. This exemption applies to the financial statements translations of the subsidiaries Núcleo and Telecom USA.

•                  Business combinations: The Company has elected not to apply IFRS 3 (as revised in 2008) retrospectively to business combinations that occurred before the date of transition to IFRS.

•                  Share- based payment transactions: The Company has elected not to apply IFRS 2 “Share-based Payment” to equity instruments that were granted on or before November 7, 2002. This exemption applies to the Share Ownership Program described in note 19.

IFRS mandatory exceptions provided by IFRS 1 upon first-time adoption of IFRS:

•                  Estimates exception: IFRS estimates as at January 1, 2009, are consistent with the estimates as at the same date made in conformity with Argentine GAAP.

The other compulsory exceptions of IFRS 1 have not been applied as these are not relevant to the Company.

a)             Impacts of the application of IFRS on the opening statement of financial position at January 1, 2009 and the Consolidated Financial Statements at December 31, 2009

IFRS provides for alternative criteria for measurement after initial recognition of each class of PP&E and Intangible Assets. An entity shall choose either the “cost model” or the “revaluation model”. Management of the Company has elected to continue applying the “cost model” for all classes of PP&E and Intangible Assets.

After considering exemptions elected and the “cost model” chosen to measure PP&E and Intangible Assets, the main differences identified between Argentine GAAP and IFRS and their impact on equity at January 1, 2009 and December 31, 2009 and net income for the year ended December 31, 2009 are described below:

	Total equity at January 1, 2009	Total equity at December 31, 2009	Net income for the year ended December 31, 2009
Total amounts under Argentine GAAP	4,020	5,436	1,405

IFRS adjustments:
1. Noncontrolling interest	81	92	15
Subtotal amounts and noncontrolling interest under Argentine GAAP	4,101	5,528	1,420

2. Revenue recognition
2.1 Upfront connection fees	(106)	(105)	1
2.2 Revenues from contracts for the construction of networks and other assets	—	—	—
2.3 Customer loyalty programs	(6)	(8)	(2)
2.4 Revenue recognition on contracts with multiple deliverables	—	—	—

3. Intangible Assets
3.1 Service connection or habilitation costs	121	114	(7)
3.2 Subscriber acquisition costs	188	186	(2)

4. Reversal of the adjustments for the effects of inflation in foreign entities´ financial statements	—	(17)	(11)

5. Borrowing costs that do not qualify for capitalization	(67)	(57)	10

6. Other adjustments
6.1 Inventories	(8)	1	9
6.2 Fixed assets held for sale	(2)	(2)	—

7. Tax effects on IFRS adjustments	(42)	(43)	(1)
Total amounts under IFRS	4,179	5,597	1,417
Equity attributable to the parent	4,098	5,509	1,405
Equity attributable to noncontrolling interest	81	88	12

1.                  Noncontrolling interest

Under IFRS, the noncontrolling interest in a subsidiary should be presented within total equity in the consolidated statement of financial position, identifying separately the portion attributable to the parent (economic rights attributable to Telecom Argentina as Parent Company) and the portion attributable to the noncontrolling interest (represented by ABC Telecomunicaciones S.A. as noncontrolling shareholder of Núcleo and Nortel as noncontrolling shareholder of Personal) instead of being presented as a separate caption between total liabilities and equity as required by Argentine GAAP.

Likewise, the noncontrolling interest in a subsidiary´s profit or loss for the year is presented within net income (loss) in the consolidated statement of income as a gain or loss incurred by the parent.

Therefore, a reconciling item has been included to present noncontrolling interest as required by IFRS (although measured under Argentine GAAP) representing an increase of $81 and $92 in total equity as of January 1, 2009 and December 31, 2009, respectively, and an increase in net income of $15 for the year ended December 31, 2009.

2.                  Revenue recognition

2.1             Upfront connection fees

Under IFRS, non-refundable up-front connection fees for fixed telephony, data and Internet services that are non-separable from the service are accounted for as a single transaction and deferred over the term of the contract, or in the case of indefinite period contracts, over the average period of the customer relationship. This approach is consistent with the recognition of service connection costs described in 3.1 below. This accounting treatment differs from that provided for under Argentine GAAP, where up-front connection fees are fully recognized as income when the customer is connected to the network or the service is enabled, which usually occurs at the beginning of the relationship with the customer.

The impact of the deferral of up-front connection fees under IFRS, net of the effect of the deferred fees accrued during the year, represents a decrease of $106 and $105 in total equity as of January 1, 2009 and December 31, 2009, respectively, and an increase of $1 in net income for the year ended December 31, 2009. Such impacts are substantially originated in Telecom Argentina from the connection of fixed line customers, with an estimated deferral period of 9 years.

2.2             Revenues from contracts for the construction of networks and other assets

Revenue from construction contracts are substantially derived from the construction of data networks or other value-added services assets for large customers of fixed telephony.

Under IFRS, revenues from construction contracts that are specifically negotiated for the construction of an asset or a combination of assets that are closely interrelated or interdependent in terms of their design, technology and function or their ultimate purpose or use, in which the buyer is able to specify the major structural elements of the design before construction, should be accounted for by reference to the stage of completion of the contract activity. Under this method, contract revenue and contract costs associated with the construction contract shall be recognized as revenue and expenses respectively by reference to the stage of completion of the contract activity at the end of the reporting period, thus recognizing profit margin of the contract. The stage of completion of a contract may be determined in a variety of ways. The Company has used the proportion that contract costs incurred for work performed to date bear to the estimated total contract costs. Any expected loss by reason of the contract should be recognized immediately as an expense.

Under Argentine GAAP revenues for construction contracts are fully recognized when construction is completed and the assets are transferred to the buyer together with related risks and benefits.

There was no impact in revenue for construction contracts under IFRS for the financial year 2009.

2.3             Customer Loyalty Programs

Personal offers to its customers a loyalty program named “Club Personal”. Under such program the Company grants award credits as part of the sales transactions which can be subsequently redeemed for goods or services. IFRS requires that the fair value of the award credits be accounted for as deferred revenue, and recognized as revenue when the award credits are redeemed or expire. Those revenues are classified as service or goods revenues depending on the goods or services redeemed by the customers. Under Argentine GAAP such program is accounted for considering the cost of the points expected to be redeemed by the customers. Such cost is recorded as operating expenses at the time the points are granted to the customers. Reconciling item reflects the net effect of (i) deferral of revenues associated with unredeemed points valued at exit fair value, net of income accrued for the year, and (ii) reversal of operating costs accrued under Argentine GAAP based on points expected to be effectively redeemed.

The impact of the measurement of the customer loyalty program under IFRS represents a decrease of $6 and $8 in total equity as of January 1, 2009 and December 31, 2009, respectively, and a decrease of $2 in net income for the year ended December 31, 2009.

2.4             Revenue recognition on contracts with multiple deliverables

Under IFRS, total revenue generated by transactions that include separately identifiable components (as equipment and service) should be allocated to the separately identifiable units of accounting based on their fair values, provided that the total amount of revenue to be recognized does not exceed the contract revenue.

IFRS does not prescribe a specific method for such allocation of revenue. However, telecommunications industry practice generally applies the method known as “residual method”.

The “residual method” requires identifying all the components that comprise a transaction and allocating its fair value on an individual basis to each of them. Under this method, the fair value of a delivered item (which could not be individually determined) is determined as the difference between the total arrangement consideration and the sum of the fair value of those elements for which fair value can be estimated on stand-alone basis.

The Company is engaged in sale transactions including multiple identifiable components whose fair value determination becomes more complex and relate to sales of equipment to customers jointly with contracts with minimum duration, fixed monthly bills for services and cancellation fees for early termination. For such transactions, equipment is sold at a discount compared to selling price of equipment sold without related service contract. However, the fair value of services sold is independent of the fact that the customer purchases a handset together with the service. Therefore the fair value of equipment sold can be determined as the difference between the total arrangement consideration and the service fair value.

Consequently, the allocation of revenues between equipment and services under IFRS is equivalent to the revenues accounted for under Argentine GAAP, where revenues from sale of each component of the transaction are recognized by the amount contractually agreed with the client, recognizing equipment revenues when the item is delivered to the customer and service revenues when rendered.

Therefore, considering the industry accounting practices currently prevailing under IFRS there is no quantitative impact for this matter between IFRS and Argentine GAAP.

3.                  Intangible Assets

3.1             Service connection or habilitation costs

Under IFRS direct costs incurred for connecting customers to the network are accounted for as assets and then amortized over the term of the contract with the customer if certain conditions are met. This approach is consistent with the recognition of up-front connection fees described in 2.1 above. For indefinite period contracts, the deferral of these costs is limited to the amount of non contingent revenue from the customer and expensed over the average period life of the customer relationship. Costs exceeding that amount are expensed as incurred. Connection costs are generated mainly in Telecom Argentina for the installation of fixed lines whose average deferral period is 9 years.

Under Argentine GAAP, connection costs are expensed as incurred, in order to match these costs with connection revenues that are fully recognized in the same period.

The effect of deferral of connection costs under IFRS, net of accumulated depreciation, represents an increase of $121 and $114 in total equity as of January 1, 2009 and December 31, 2009, respectively, and a decrease in net income of $7 for the year ended December 31, 2009.

3.2             Subscriber acquisition costs

Under IFRS, direct and incremental costs incurred for the acquisition of new subscribers with minimum contractual duration are capitalized when the following conditions are met: the asset is separately identifiable, it is probable that the expected future economic benefits that are attributable to the asset will flow to the entity; and the cost of the asset can be measured reliably. Capitalized SAC is amortized on a straight-line basis over the term of the contract with the customer.

The cost of acquiring postpaid and “cuentas claras” customers in mobile telephony and broadband customers in fixed telephony meet the conditions established by IFRS for its recognition as intangible asset, since these contracts establish a minimum contractual period, include an enforced termination penalty and fixed monthly bill for services. SAC are mainly composed of upfront commissions paid to third parties and subsidies on the sale of handsets. Under Argentine GAAP, these costs are expensed as incurred since there are no specific criteria for deferral of costs associated with customer contracts.

The impact of capitalization of SAC as intangible assets under IFRS, net of accumulated depreciations, represents an increase of $188 and $186 in total equity as of January 1, 2009 and December 31, 2009, respectively, and a decrease of $2 in net income for the year ended December 31, 2009.

4.                  Reversal of the adjustments for the effects of inflation in foreign entities’ financial statements

Under IFRS financial statements of any entity whose functional currency is the currency of a hyperinflationary economy shall be stated in terms of the measuring unit current at the end of the reporting period. Under Argentine GAAP financial statements of Núcleo are prepared in guaraníes -the local and functional currency of Núcleo- restated in terms of the measuring unit current at the end of the reporting period. However, the economic environment where Núcleo performs its activities does not meet the requirements established by IFRS to consider the Paraguayan economy as hyperinflationary. The reconciling item reflects the reversal of the inflation adjustment made under Argentine GAAP, after considering the IFRS 1 exemption for deemed cost for the measurement of fixed assets described above.

The impact of reversing the inflation adjustment recorded under Argentine GAAP is summarized in the table below:

Impact of reversing the restatement at	Total equity as of December 31,	Net income for the year ended December 31,	Other Comprehensive Income (loss) for the year ended December 31,
the end of the reporting period:	2009	2009	2009
Attributable to the parent	(13)	(8)	(5)
Attributable to noncontrolling interest	(4)	(3)	(1)
Total of the reconciling item	(17)	(11)	(6)

5.                  Borrowing costs that do not qualify for capitalization

Under IFRS, capitalization of foreign currency exchange differences originated in foreign currency denominated debt is required as part of the cost of a qualifying asset, when they are considered to be an adjustment to interest costs. A qualifying asset is an asset that necessarily takes a substantial period of time to get ready for its intended use.

Under Argentine GAAP, foreign currency exchange differences (gains or losses) generated on or after January 6, 2002 through July 28, 2003, in connection with foreign-currency denominated debts as of such dates were capitalized as part of the cost of assets acquired or constructed with such financing, as long as a series of conditions and requirements were met (the devaluation of the Peso in that period was approximately 180%).

The reconciliation item represents the reversal of the amounts capitalized under Argentine GAAP that do not comply with the requirements for capitalization under IFRS, net of accumulated depreciation. Such reversal represents a decrease of $67 and $57 in total equity as of January 1, 2009 and December 31, 2009, respectively, and an increase of $10 in net income for the year ended December 31, 2009.

6.                  Other adjustments

6.1             Inventories

Under IFRS inventories are measured at the lower of cost and net realizable value, and “Last in first out” method is not allowed. Under Argentine GAAP inventories are stated at replacement cost.

The reconciliation item for valuation of inventories under IFRS represents a decrease of $8 and an increase of $1 in total equity as of January 1, 2009 and December 31, 2009, respectively, and an increase of $9 in net income for the year ended December 31, 2009. Such impacts are substantially generated in Personal with a lower impact generated by Núcleo´s inventories.

6.2             Fixed Assets held for sale

According to IFRS non-current assets should be classified as held for sale if its carrying amount will be recovered principally through a sale transaction rather than through continuing use. To meet that definition, the asset must be available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets and its sale must be highly probable.

Under Argentine GAAP the Company classifies certain fixed assets as held for sale. Such assets are included under the caption “Other assets” and measured at the lower of cost less depreciation at the time of transfer to the Held-for-sale category or net recoverable value. As far as those assets do not comply with the requirements stated by IFRS to be classified as held for sale, they should be classified as PP&E and measured at cost less accumulated depreciation.

The impact of this reconciling item represents a decrease of $2 in total equity as of January 1, 2009 and December 31, 2009, respectively, with no impact in net income for the year ended December 31, 2009. Such impacts are fully generated in Telecom Argentina.

7.                  Tax effects on IFRS adjustments

This adjustment represents the effect on deferred income taxes of the foregoing reconciling items, as appropriate, at a tax rate of 35% (except for Núcleo, for which the tax rate is 10%). The effect of the IFRS adjustments on income taxes represents a decrease of $42 and $43 in total equity as of January 1, 2009 and December 31, 2009, respectively, and a decrease in net income of $1 for the year ended December 31, 2009.

It should be noted that these amounts include the effect of the additional income tax provided by currently enforceable Argentine tax law on the undistributed profits of Núcleo as it is considered probable that those results will flow to Personal in the form of dividends. Under Argentine GAAP this additional income tax obligation is recognized at the time a dividend distribution proposal is submitted to the approval of the shareholders of Núcleo.

b)             Impacts of the application of IFRS on the cash flow statements for the year ended December 31, 2009

The Company considers as cash equivalents all short-term and highly liquid investments that are readily convertible to known amounts of cash, subject to an insignificant risk of changes in value and their original maturity or the remaining maturity at the date of purchase does not exceed 3 months. As a result, no differences exist between the total amount of the increase or decrease in cash and cash equivalents reported in the consolidated financial statements under Argentine GAAP and the same totals that would be reported in a statement of cash flows prepared based on IFRS amounts. However, certain differences exist between cash flows from operating, investing and financing activities reported in the consolidated financial statements under Argentine GAAP and the cash flows from operating, investing and financing activities under IFRS. These differences are mainly related to the payments of SAC allocated in investing activities instead of operating activities.

In addition, under Argentine GAAP the effect of exchange rate changes on cash and cash equivalents was not presented in a separate cash flow statement category as required by IFRS.

The following tables set forth the condensed consolidated statement of cash flows prepared in accordance with IFRS and Argentine GAAP:

	Years ended December 31, 2009
	Under Argentine GAAP	Under IFRS
Cash flows provided by operating activities	3,288	3,687

Cash flows from investing activities	(1,231)	(1,696)

Cash flows from financing activities	(1,686)	(1,681)

Net foreign exchange differences on cash and cash equivalents	—	61
Increase in cash and cash equivalents	371	371
Cash and cash equivalents at the beginning of year	902	902
Cash and cash equivalents at year end	1,273	1,273

c)              Impacts of the application of IFRS on the Consolidated Income Statement for the year ended December 31, 2010

After considering exemptions elected and the “cost model” chosen to measure PP&E and Intangible Assets, the main differences identified between Argentine GAAP and IFRS and their impact on net income for the year ended December 31, 2010 are described below:

	Net income for the year ended December 31, 2010	Revenues	Operating expenses	Depreciation	Finance income (expense)	Income tax
Total amounts under Argentine GAAP	1,821

IFRS adjustments:
1. Noncontrolling interest	19
Subtotal amounts and noncontrolling interest under Argentine GAAP	1,840

2. Revenue recognition
2.1 Upfront connection fees	5	5	—	—	—	—
2.2 Revenues from contracts for the construction of networks and other assets	4	14	(10)	—	—	—
2.3 Customer loyalty programs	4	(1)	5	—	—	—

3. Intangible assets
3.3 Service connection or habilitation costs	(7)	—	19	(26)	—	—
3.4 Subscriber acquisition costs	173	—	534	(361)	—	—

4. Reversal of the adjustments for the effects of inflation in foreign entities´ financial statements	(23)	(70)	50	18	(21)	—

5. Borrowing costs that do not qualify for capitalization	10	—	—	10	—	—

6. Other adjustments
6.1 Inventories	8	—	(7)	—	15	—
6.2 Fixed assets held for sale	1	—	—	1	—	—

7. Tax effects on IFRS adjustments	(66)	—	—	—	—	(66)
Total amounts under IFRS	1,949	(52)	591	(358)	(6)	(66)
Equity attributable to the parent	1,935
Equity attributable to noncontrolling interest	14

Note 5 — Cash and cash equivalents and Investments. Additional information on the consolidated statements of cash flows

a)              Cash and cash equivalents and Investments

Cash and cash equivalents consist of the following:

	As of December 31,		As of January 1,
Cash and cash equivalents	2010	2009	2009
Cash	8	12	9
Banks	111	50	27
Time deposits	1,266	1,075	718
Mutual funds	—	120	144
Mutual funds – Related parties (Note 27.c)	—	16	4
Total cash and cash equivalents	1,385	1,273	902

Investments consist of the following:

	As of December 31,		As of January 1,
Current investments	2010	2009	2009
Government bonds	2	—	223
Time deposits – Related parties (Note 27.c)	—	16	—
Total other investments	2	16	223

	As of December 31,		As of January 1,
Non-current investments	2010	2009	2009
2003 Telecommunications Fund	1	1	1
Time deposits – Related parties (Note 27.c)	—	—	6
Total other investments	1	1	7

b)              Additional information on the consolidated statements of cash flows

The consolidated statements of cash flows have been prepared using the indirect method.

For purposes of the statements of cash flows, cash and cash equivalents comprise cash, bank current accounts and short-term highly liquid investments (with an original maturity of three months or less) and bank overdrafts (in the consolidated statements of financial position, bank overdrafts are included in current financial debt).

	As of December 31,		As of January 1,
	2010	2009	2009
Cash and cash equivalents	1,385	1,273	902
Bank overdrafts	(9)	—	—
Total cash and cash equivalents at year-end	1,376	1,273	902

•      Changes in assets/liabilities components:

	Years ended December 31,
	2010	2009
Net (increase) decrease in assets
Investments not considered as cash or cash equivalents	1	(33)
Trade receivables, net	(476)	(314)
Other receivables, net	(116)	(39)
Inventories, net	(236)	(37)
	(827)	(423)
Net (decrease) increase in liabilities
Trade payables	540	242
Salaries and social security payables	91	55
Other taxes payables	193	(17)
Other liabilities	9	23
Provisions	(36)	(16)
	797	287

Income tax paid consists of the following:

	Years ended December 31,
	2010	2009
Income tax affidavit	(451)	(321)
Payments in advance	(494)	(231)
Other payments	(62)	(78)
Total payments of income tax	(1,007)	(630)

•      Main non-cash operating transactions:

	Years ended December 31,
	2010	2009
Payment of SAC offset with trade receivables	57	33
Government bonds received from trade receivables	2	—
Credit on minimum presumed income tax offset with income taxes	—	7
Legal fee from Tax Regularization Regime (Note 3.l)	—	14

•      Most significant investing activities:

Fixed assets acquisitions include:

	Years ended December 31,
	2010	2009
Purchases of fixed assets	(153)	(124)
Work in progress	(1,696)	(1,536)
Materials and asset retirement obligations	(113)	(111)
Acquisition of fixed assets (Note 9)	(1,962)	(1,771)
Plus:
Payments of trade payables originated in prior years acquisitions	(924)	(652)
Less:
Acquisition of fixed assets through incurrence of trade payables	1,121	945
Capitalized interest on fixed assets	—	15
Mobile handsets lent to customers at no cost (i)	4	16
Asset retirement obligations	3	3
	(1,758)	(1,444)

(i)           Under certain circumstances, Núcleo lends handsets to customers at no cost pursuant to term agreements. Handsets remain the property of Núcleo and customers are generally obligated to return them at the end of the respective agreements.

Intangible assets acquisitions include:

	Years ended December 31,
	2010	2009
SAC and service connection fees	(552)	(419)
Other intangible assets	(20)	(23)
Acquisition of intangible assets (Note 10)	(572)	(442)
Plus:
Payments of trade payables originated in prior years acquisitions	(127)	(187)
Less:
Acquisition of intangible assets through incurrence of trade payables	105	117
	(594)	(512)

The following table presents the cash flows from purchases, sales and maturities of securities which were not considered cash equivalents in the statement of cash flows:

	Years ended December 31,
	2010	2009
Loan to Nortel	15	(8)
Collection of Government bonds	—	253
	15	245

•      Financing activities components:

The following table presents the financing activities components of the consolidated statements of cash flows:

	Years ended December 31,
	2010	2009
Bank overdrafts — Núcleo and Personal	42	218
Debt proceeds — Núcleo	133	124
Total financial debt proceeds	175	342
Payment of Notes — Personal and Telecom Argentina	(683)	(1,409)
Purchase of Notes — Personal and Telecom Argentina	(35)	(108)
Payment of bank overdrafts — Núcleo and Personal	(42)	(218)
Payment of bank loans — Núcleo	(118)	(102)
Total payment of financial debt	(878)	(1,837)
Payment of interest on Notes — Personal and Telecom Argentina	(63)	(149)
Payment of interest on bank loans — Núcleo	(13)	(12)
Payment of interest on bank overdrafts — Personal	—	(6)
Total payment of interest	(76)	(167)

The Annual General Ordinary and Extraordinary Shareholders’ Meeting held on April 28, 2010 approved a cash dividend distribution in the amount of $1,053 payable in two installments: the first was paid on May 5, 2010, amounting to $689 (equivalent to $0.70 per share) and the second was paid on December 20, 2010, for the balance of $364 (equivalent to $0.37 per share).

Otherwise, Núcleo paid cash dividends in the amount of $13 to its noncontrolling shareholders during the year ended December 31, 2009.

Note 6 — Trade receivables, net

Trade receivables, net consist of the following:

	As of December 31,		As of January 1,
	2010	2009	2009
Current trade receivables, net
Fixed services	643	621	538
Fixed services — Related parties (Note 27.c)	10	5	—
Personal mobile services	932	657	582
Personal mobile services — Related parties (Note 27.c)	3	5	5
Núcleo mobile services	26	19	20
Subtotal	1,614	1,307	1,145
Allowance for doubtful accounts	(151)	(144)	(136)
Total trade receivables, net	1,463	1,163	1,009

Movements in the allowance for current doubtful accounts are as follows:

	Years ended December 31,
	2010	2009
Current allowance for doubtful accounts
At January 1,	(144)	(136)
Additions — Bad debt expenses	(119)	(131)
Uses	113	123
Currency translation adjustments	(1)	—
At December 31,	(151)	(144)

Note 7 — Other receivables, net

Other receivables, net consist of the following:

	As of December 31,		As of January 1,
	2010	2009	2009
Current other receivables, net
Prepaid expenses	114	80	65
SU credits (Note 2.d)	112	66	36
Tax credits	52	60	48
Restricted funds	15	10	9
Credit on SC Resolution No. 41/07 and IDC (Note 2.g and h)	—	4	11
Derivatives	—	1	22
Other	42	36	41
Subtotal	335	257	232
Allowance for regulatory matters (Note 2 g. and h)	—	(4)	(11)
Allowance for doubtful accounts	(13)	(12)	(12)
	322	241	209
Non-current other receivables, net
Credit on SC Resolution No. 41/07 and IDC (Note 2.g and h)	90	87	93
Deferred tax assets of Núcleo	—	1	—
Restricted funds	31	24	15
Tax credits	17	21	17
Prepaid expenses	55	20	22
Credit on minimum presumed income tax	6	7	20
Other	8	12	13
Subtotal	207	172	180
Allowance for regulatory matters (Note 2 g. and h)	(90)	(75)	(75)
Allowance for doubtful accounts	(17)	(21)	(17)
	100	76	88
Total other receivables, net	422	317	297

Movements in the allowances are as follows:

	Years ended December 31,
	2010	2009
Current allowance for regulatory proceedings
At January 1,	(4)	(11)
Uses	—	13
Reclassifications (*)	4	(6)
At December 31,	—	(4)
Non-current allowance for regulatory proceedings
At January 1,	(75)	(75)
Additions (**)	(13)	(6)
Reclassifications	(2)	6
At December 31,	(90)	(75)

(*)               In 2010, includes reclassifications of $2 from Provisions.

(**)        Included in Provisions in the consolidated income statements.

	Years ended December 31,
	2010	2009
Current allowance for doubtful accounts
At January 1,	(12)	(12)
Additions (***)	(1)	—
At December 31,	(13)	(12)
Non-current allowance for doubtful accounts
At January 1,	(21)	(17)
Additions (***)	—	(4)
Reversals (***)	4	—
At December 31,	(17)	(21)

(***) Included in Taxes and fees with the Regulatory Authority in the consolidated income statements.

Note 8 — Inventories, net

Inventories, net consist of the following:

	As of December 31,		As of January 1,
	2010	2009	2009
Mobile handsets and equipment	467	265	259
Fixed telephones	6	6	9
Subtotal	473	271	268
Allowance for obsolescence of inventories	(21)	(21)	(16)
	452	250	252

Movements in the allowance for obsolescence of inventories are as follows:

	Years ended December 31,
	2010	2009
Allowance for obsolescence of inventories
At January 1,	(21)	(16)
Additions (*)	(28)	(25)
Uses	28	20
At December 31,	(21)	(21)

(*) Included in Cost of equipment and handsets in the consolidated income statements.

The cost of equipment and handsets is as follows:

	Years ended December 31,
	2010	2009
Inventory balance at the beginning of the year	271	268
Plus:
Purchases	1,797	1,177
Deferred costs from SAC (Note 3.i)	(375)	(253)
Net additions from allowance for obsolescence	—	5
Mobile handsets lent to customers at no cost	(4)	(16)
Replacements to customers	(3)	(5)
Currency translation adjustments in inventory	(6)	1
Less:
Inventory balance at year end	(473)	(271)
COST OF EQUIPMENT AND HANDSETS	1,207	906

	Years ended December 31,
	2010	2009
Cost of handsets — Mobile services	1,152	860
Cost of equipment — Fixed services (in 2010, includes $10 corresponding to construction contracts)	55	46
COST OF EQUIPMENT AND HANDSETS	1,207	906

Note 9 — Property, plant and equipment, net

PP&E consist of the following:

	As of December 31,		As of January 1,
	2010	2009	2009
Net carrying value	7,387	6,796	6,142
Valuation allowance for materials	(22)	(29)	(23)
	7,365	6,767	6,119

Details on the nature and movements during the years ended December 31, 2010 and 2009 are as follows:

	Gross value as of December 31, 2009	Additions	Currency translation adjustments	Transfers	Decreases	Gross value as of December 31, 2010
Land	131	—	1	4	—	136
Building	1,555	—	—	28	(4)	1,579
Tower and pole	445	1	4	33	—	483
Transmission equipment	4,707	20	19	153	—	4,899
Mobile network Access	1,892	19	5	162	—	2,078
Switching equipment	4,584	23	6	265	—	4,878
Power equipment	741	2	3	62	—	808
External wiring	6,450	—	—	190	(2)	6,638
Computer equipment and software	4,223	28	18	460	(1)	4,728
Telephony equipment and instruments	899	—	9	8	—	916
Equipment lent to customers at no cost	53	36	—	1	(30)	60
Handsets lent to customers at no cost	155	4	9	—	—	168
Vehicles	169	14	—	—	(4)	179
Furniture	90	2	1	8	(6)	95
Installations	396	4	2	37	—	439
Improvements in third parties buildings	131	—	—	23	—	154
Work in progress	729	1,696	6	(1,350)	—	1,081
Asset retirement obligations	40	3	—	—	(8)	35
Advances to suppliers	15	—	—	(15)	—	—
Materials	226	110	1	(69)	(92)	176
Total	27,631	1,962	84	—	(147)	29,530

	Accumulated depreciation as of December 31, 2009	Depreciation	Currency translation adjustments	Decreases and transfers	Accumulated depreciation as of December 31, 2010	Net carrying value as of December 31, 2010
Land	—	—	—	—	—	136
Building	(929)	(39)	—	4	(964)	615
Tower and pole	(311)	(24)	(2)	(1)	(338)	145
Transmission equipment	(3,866)	(188)	(9)	9	(4,054)	845
Mobile network Access	(1,356)	(128)	(4)	—	(1,488)	590
Switching equipment	(3,937)	(153)	(5)	(9)	(4,104)	774
Power equipment	(577)	(36)	(2)	—	(615)	193
External wiring	(5,076)	(189)	—	2	(5,263)	1,375
Computer equipment and software	(3,173)	(407)	(12)	—	(3,592)	1,136
Telephony equipment and instruments	(856)	(9)	(7)	—	(872)	44
Equipment lent to customers at no cost	(25)	(33)	—	30	(28)	32
Handsets lent to customers at no cost	(142)	(8)	(10)	—	(160)	8
Vehicles	(105)	(23)	—	10	(118)	61
Furniture	(76)	(5)	(1)	—	(82)	13
Installations	(286)	(41)	(2)	—	(329)	110
Improvements in third parties buildings	(93)	(18)	—	1	(110)	44
Work in progress	—	—	—	—	—	1,081
Asset retirement obligations	(27)	(1)	—	2	(26)	9
Advances to suppliers	—	—	—	—	—	—
Materials	—	—	—	—	—	176
Total	(20,835)	(1,302)	(54)	48	(22,143)	7,387

	Gross value as of January 1, 2009	Additions	Currency translation adjustments	Transfers	Decreases	Gross value as of December 31, 2009
Land	128	—	1	2	—	131
Building	1,551	—	—	9	(5)	1,555
Tower and pole	416	—	6	23	—	445
Transmission equipment	4,439	19	48	217	(16)	4,707
Mobile network Access	1,707	—	14	186	(15)	1,892
Switching equipment	4,399	2	17	166	—	4,584
Power equipment	657	—	9	75	—	741
External wiring	6,214	—	—	237	(1)	6,450
Computer equipment and software	3,656	28	38	501	—	4,223
Telephony equipment and instruments	865	1	25	8	—	899
Equipment lent to customers at no cost	48	32	—	—	(27)	53
Handsets lent to customers at no cost	117	15	22	1	—	155
Vehicles	158	22	1	—	(12)	169
Furniture	84	1	2	3	—	90
Installations	376	2	5	13	—	396
Improvements in third parties buildings	117	2	—	12	—	131
Work in progress	632	1,536	6	(1,445)	—	729
Asset retirement obligations	37	3	—	—	—	40
Advances to suppliers	19	—	—	(4)	—	15
Materials	203	108	7	(4)	(88)	226
Total	(*) 25,823	1,771	201	—	(164)	27,631

	Accumulated depreciation as of January 1, 2009	Depreciation	Currency translation adjustments	Decreases and transfers	Accumulated depreciation as of December 31, 2009	Net carrying value as of December 31, 2009
Land	—	—	—	—	—	131
Building	(899)	(34)	—	4	(929)	626
Tower and pole	(287)	(19)	(5)	—	(311)	134
Transmission equipment	(3,661)	(197)	(24)	16	(3,866)	841
Mobile network Access	(1,250)	(108)	(10)	12	(1,356)	536
Switching equipment	(3,804)	(121)	(12)	—	(3,937)	647
Power equipment	(533)	(35)	(8)	(1)	(577)	164
External wiring	(4,903)	(177)	—	4	(5,076)	1,374
Computer equipment and software	(2,860)	(288)	(25)	—	(3,173)	1,050
Telephony equipment and instruments	(822)	(12)	(22)	—	(856)	43
Equipment lent to customers at no cost	(21)	(31)	—	27	(25)	28
Handsets lent to customers at no cost	(107)	(15)	(20)	—	(142)	13
Vehicles	(92)	(24)	(1)	12	(105)	64
Furniture	(70)	(5)	(1)	—	(76)	14
Installations	(267)	(18)	(3)	2	(286)	110
Improvements in third parties buildings	(80)	(12)	—	(1)	(93)	38
Work in progress	—	—	—	—	—	729
Asset retirement obligations	(25)	(2)	—	—	(27)	13
Advances to suppliers	—	—	—	—	—	15
Materials	—	—	—	—	—	226
Total	(*) (19,681)	(1,098)	(131)	75	(20,835)	6,796

(*) Net carrying value as of January 1, 2009 amounts to $6,142.

Movements in the valuation allowance for materials are as follows:

	As of December 31,
	2010	2009
Write-off of materials
At January 1	(29)	(23)
Additions (*)	—	(16)
Reversals (*)	4	—
Uses	3	10
At December 31,	(22)	(29)

(*) Included in Fees for services, maintenance, materials and supplies in the consolidated income statements.

Note 10 — Intangible assets, net

Intangible assets consist of the following:

	Gross value as of December 31, 2009	Additions	Currency translation adjustments	Decreases	Gross value as of December 31, 2010
SAC	739	534	1	(379)	895
Service connection or habilitation costs	240	18	—	—	258
PCS license (Argentina)	658	—	—	—	658
PCS and Band B of Paraguay licenses	282	—	16	—	298
Rights of use	227	20	—	(3)	244
Exclusivity agreements	54	—	—	(13)	41
Customer relationship	2	—	—	—	2
Software obtained or developed for internal use	458	—	3	—	461
Debt issue costs	37	—	—	(27)	10
Total	2,697	572	20	(422)	2,867

	Accumulated depreciation as of December 31, 2009	Depreciation	Currency translation adjustments	Decreases	Accumulated depreciation as of December 31, 2010	Net carrying value as of December 31, 2010
SAC	(553)	(361)	(1)	379	(536)	359
Service connection or habilitation costs	(127)	(26)	—	—	(153)	105
PCS license (Argentina)	(70)	—	—	—	(70)	588
PCS and Band B of Paraguay licenses	(281)	—	(16)	—	(297)	1
Rights of use	(71)	(19)	—	3	(87)	157
Exclusivity agreements	(31)	(2)	—	13	(20)	21
Customer relationship	—	—	—	—	—	2
Software obtained or developed for internal use	(457)	(2)	(2)	—	(461)	—
Debt issue costs	(35)	(*) (2)	—	27	(10)	—
Total	(1,625)	(412)	(19)	422	(1,634)	1,233

(*) Included in Finance expenses. The amount is related to Personal’s financial debt which was fully cancelled on December 22, 2010.

	Gross value as of January 1, 2009	Additions	Currency translation adjustments	Decreases	Gross value as of December 31, 2009
SAC	358	400	1	(20)	739
Service connection or habilitation costs	221	19	—	—	240
PCS license (Argentina)	658	—	—	—	658
PCS and Band B of Paraguay licenses	240	—	42	—	282
Rights of use	204	23	—	—	227
Exclusivity agreements	54	—	—	—	54
Customer relationship	2	—	—	—	2
Software obtained or developed for internal use	450	—	8	—	458
Debt issue costs	37	—	—	—	37
Total	(***) 2,224	442	51	(20)	2,697

	Accumulated depreciation as of January 1, 2009	Depreciation	Currency translation adjustments	Decreases	Accumulated depreciation as of December 31, 2009	Net carrying value as of December 31, 2009
SAC	(170)	(402)	(1)	20	(553)	186
Service connection or habilitation costs	(101)	(26)	—	—	(127)	113
PCS license (Argentina)	(70)	—	—	—	(70)	588
PCS and Band B of Paraguay licenses	(239)	—	(42)	—	(281)	1
Rights of use	(57)	(14)	—	—	(71)	156
Exclusivity agreements	(28)	(3)	—	—	(31)	23
Customer relationship	—	—	—	—	—	2
Software obtained or developed for internal use	(447)	(2)	(8)	—	(457)	1
Debt issue costs	(32)	(**) (3)	—	—	(35)	2
Total	(***) (1,144)	(450)	(51)	20	(1,625)	1,072

(**)                Included in Finance expenses. The amount is related to Personal’s financial debt which was fully cancelled on December 22, 2010.

(***)         Net carrying value as of January 1, 2009 amounts to $1,080.

Note 11 — Trade payables

Trade payables consist of the following:

	As of December 31,		As of January 1,
	2010	2009	2009
Current trade payables
PP&E suppliers	1,261	1,053	773
Other assets and services suppliers	846	690	607
Inventory suppliers	450	246	157
Deferred revenue on prepaid calling cards	172	135	134
Related parties (Note 27.c)	110	32	62
Agent commissions	58	45	21
SU reimbursement (Note 2.d)	11	11	15
	2,908	2,212	1,769
Non-current trade payables
Related parties (Note 27.c)	—	24	27
Total trade payables	2,908	2,236	1,796

Note 12 — Financial debt

Financial debt consists of the following:

	As of December 31,		As of January 1,
	2010	2009	2009
Current financial debt
Notes	—	686	1,255
Issue discount and underwriting fees	—	(1)	—
Bank loans	31	72	89
Bank overdrafts	9	—	—
Accrued interest	2	3	11
Derivatives	—	3	—
	42	763	1,355
Non-current financial debt
Notes	—	—	690
Issue discount and underwriting fees	—	—	(2)
Bank loans	121	58	—
	121	58	688
Total financial debt	163	821	2,043

The following table segregates the Telecom Group’s financial debt by company as of December 31, 2010 and 2009 and January 1, 2009:

	Núcleo	Consolidated as of December 31, 2010	Personal (**)	Núcleo	Consolidated as of December 31, 2009	Telecom (*)	Personal	Núcleo	Consolidated as of January 1, 2009
• Principal	161	161	685	130	815	1,255	688	89	2,032
• Accrued interest	2	2	1	2	3	8	1	2	11
Subtotal	163	163	686	132	818	1,263	689	91	2,043
• Derivatives	—	—	3	—	3	—	—	—	—
Total financial debt	163	163	689	132	821	1,263	689	91	2,043
Short-term financial debt	42	42	689	74	763	1,263	1	91	1,355
Long-term financial debt	121	121	—	58	58	—	688	—	688

(*)              Telecom’s financial debt was fully cancelled on October 15, 2009.

(**)       Personal’s financial debt was fully cancelled on December 22, 2010.

Financial debt of the subsidiaries

(a) Personal

Notes

On December 22, 2010, Personal fully cancelled its Notes issued under the Global Program for the Issuance of Notes for a maximum outstanding amount of U$S 500 million or its equivalent in other currencies for a term of five years.

At the same date, Personal fully repaid all the derivative instruments that had been held in relation to the above mentioned Notes.

The Shareholders’ Ordinary and Extraordinary Meeting of Personal held on December 2, 2010, approved the creation of a Global Program for the Issuance of Notes for a maximum outstanding amount of U$S 500 million or its equivalent in other currencies for a term of five years. At the date of issuance of these financial statements, Personal is preparing the documentation required by the CNV to approve this program.

(b) Núcleo

1.              Bank loans

The following table shows the outstanding loans with local banks in Paraguay and their main terms as of December 31, 2010:

Principal nominal value (in million of	Amortization	Book value (in million of $)
Guaraníes)	term	Current	Non-current	Total
37,500	5 years	1	31	32
39,500	4 years	2	33	35
50,000	4 years	2	41	43
15,680	2 years	14	—	14
32,650	2 years	12	16	28
175,330		31	121	152

The weighted average annual rate of these loans is 9.2% in Guaraníes and the weighted average amortization term of these loans is approximately 4 years.

The terms and conditions of Núcleo’s loans provide for certain events of default which are considered standard for these kinds of operations.

2.              Bank overdrafts

At December 31, 2010, Núcleo has bank overdrafts amounting to $9 (equivalent to Guaraníes 9,933 million). The average annual rate of these loans is 5.5% in Guaraníes.

Note 13 — Salaries and social security payables

Salaries and social security payables include unpaid salaries, vacation and bonuses and its related social security contributions, as well as termination benefits.

As of December 31, 2010, the total number of employees was 15,629, of which approximately 66% were unionized. All Management and senior positions are held by non-unionized employees.

In the field of compensation policy for Directors and Managers, the Company and its subsidiaries have a scheme that includes fixed and variable components. While fixed compensation is dependent upon the level of responsibility required for the position and its market competitiveness, variable compensation is comprised of compensation driven by the goals established on an annual basis and also by compensation regarding the fulfillment of long term goals.

The Company and its subsidiaries have no stock option plans for their employees.

Salaries and social security payables consist of the following:

	As of December 31,		As of January 1,
	2010	2009	2009
Current
Vacation and bonuses	261	199	138
Social security payables	83	65	55
Termination benefits	46	36	44
	390	300	237
Non-current
Termination benefits	110	82	83
Total salaries and social security payables	500	382	320

Compensation for the Key Managers for the years ended December 31, 2010 and 2009 is shown in Note 27.e).

Note 14 — Income tax payables and deferred income tax

Income tax payables as of December 31, 2010 and 2009 and January 1, 2009 consist of the following:

	As of December 31, 2010					As of	As of
	Telecom Argentina	Personal	Núcleo	Telecom USA	Total	December 31, 2009	January 1, 2009

Income tax payables	405	662	4	—	1,071	797	635
Payments in advance of income taxes	(212)	(367)	(5)	—	(584)	(346)	(110)
Credit on minimum presumed income tax (*)	—	—	—	—	—	(23)	(235)
Law No. 26,476 Tax Regularization Regime	3	—	—	—	3	3	—
Current income tax payables (receivables)	196	295	(**) (1)	—	490	431	290

Deferred income tax liabilities	101	143	1	2	247	(***) 242	266
Law No. 26,476 Tax Regularization Regime	14	—	—	—	14	13	—
Non-current Income tax payables	115	143	1	2	261	255	266

(*)

The Company is subject to a tax on minimum presumed income. This tax is supplementary to income tax. The tax is calculated by applying the effective tax rate of 1% on the tax basis of certain assets. The Company’s tax liabilities will be the higher of income tax or minimum presumed income tax. However, if the tax on minimum presumed income exceeds income tax during any financial year, such excess may be computed as a prepayment of any income tax excess over the tax on minimum presumed income that may arise in the next ten financial years.

(**)	Núcleo´s receivable is included in Current other receivables, net - Tax credits.
(***)	Núcleo´s deferred income tax assets amounted to $1 and are included in Non-current other receivables, net.

The tax effects of temporary differences that give rise to significant portions of the Company’s deferred tax assets and liabilities are presented below:

	As of December 31, 2010					As of	As of
	Telecom Argentina	Personal	Núcleo	Telecom USA	Total	December 31, 2009	January 1, 2009
Tax loss carryforwards	—	1	—	—	1	1	2
Allowance for doubtful accounts	22	26	1	—	49	55	75
Provisions	173	68	—	—	241	184	155
Inventory	(2)	10	—	—	8	18	4
Termination benefits	53	1	—	—	54	41	42
Deferred revenues	34	1	—	—	35	37	37
Other deferred tax assets	44	8	—	—	52	38	72
Total deferred tax assets	324	115	1	—	440	374	387
PP&E and intangible assets	(101)	(236)	9	(2)	(330)	(227)	(215)
Inflation adjustments (i)	(319)	(6)	(11)	—	(336)	(376)	(416)
Other deferred tax liabilities	(5)	—	—	—	(5)	—	(10)
Total deferred tax liabilities	(425)	(242)	(2)	(2)	(671)	(603)	(641)
Subtotal net deferred tax liabilities	(101)	(127)	(1)	(2)	(231)	(229)	(254)
- Valuation allowance	—	(16)	—	—	(16)	(13)	(12)
Net deferred tax liabilities	(101)	(143)	(1)	(2)	(247)	(242)	(266)

(i)             Mainly related to inflation adjustment on PP&E and intangible assets for financial reporting purposes.

As of December 31, 2010, the Company had tax loss carryforward of $1 expiring in 2011.

Income tax expense for the years ended December 31, 2010 and 2009 consists of the following:

	Year ended December 31, 2010
	Telecom Argentina	Personal	Núcleo	Telecom USA	Total

Current tax expense	(408)	(655)	(4)	—	(1,067)
Deferred tax benefit (expense)	79	(79)	(6)	—	(6)
Valuation allowance	—	(3)	—	—	(3)
Income tax expense	(329)	(737)	(10)	—	(1,076)

	Year ended December 31, 2009
	Telecom Argentina	Personal	Núcleo	Telecom USA	Total

Current tax expense	(301)	(511)	(6)	—	(818)
Deferred tax benefit (expense)	29	(6)	—	(1)	22
Valuation allowance	—	(2)	—	—	(2)
Income tax expense	(272)	(519)	(6)	(1)	(798)

Income tax expense for the years ended December 31, 2010 and 2009 differed from the amounts computed by applying the Company’s statutory income tax rate to pre-tax income as a result of the following:

	For the years ended December 31,
	2010	2009
Pre-tax income	3,025	2,215
Non taxable items — Other income from investments	—	(13)
Non taxable items — Other	42	44
Subtotal	3,067	2,246
Weighted statutory income tax rate (*)	34.4%	34.3%
Income tax expense at weighted statutory tax rate	(1,054)	(771)
Changes in deferred assets and liabilities	(19)	(6)
Law No. 26,476 Tax Regularization Regime	—	(19)
Changes in valuation allowance	(3)	(2)
	(1,076)	(798)

(*) Effective income tax rate based on weighted statutory income tax rate in the different countries where the Company has operations. The statutory tax rate in Argentina was 35%, in Paraguay was 10% plus an additional rate of 5% in case of payment of dividends, in the USA the effective tax rate was 34% and in Uruguay the statutory tax rate was 25%.

F-50

Note 15 — Other taxes payables

Other taxes payables consist of the following:

	As of December 31,		As of January 1,
	2010	2009	2009
Current
Tax on SU (Note 2.d)	206	155	122
VAT, net	126	33	67
Tax withholdings	69	41	40
Internal taxes	40	43	25
Turnover tax	40	25	47
Regulatory fees	31	24	22
Municipal taxes	8	12	8
Retention Decree No.583/10 ENARD	5	—	—
Other	6	5	5
	531	338	336

Note 16 — Other liabilities

Other liabilities consist of the following:

	As of December 31,		As of January 1,
	2010	2009	2009
Current
Deferred revenue on activation fees	27	26	22
Deferred revenue on sale of capacity and related services	14	12	10
Customer loyalty programs	11	11	10
Guarantees received	9	16	16
Other	23	19	15
	84	84	73
Non-current
Deferred revenue on sale of capacity and related services	112	112	86
Deferred revenue on activation fees	73	79	84
Asset retirement obligations	45	44	37
Pension benefits	22	11	9
Legal fees	11	11	—
Customer loyalty programs	3	3	3
Other	8	7	12
	274	267	231
Total other liabilities	358	351	304

Movements in the pension benefits are as follows:

	As of December 31,
	2010	2009
At January 1	11	9
Service cost (*)	2	1
Interest cost (*)	2	2
Actuarial loss (gain) (*)	7	(1)
At December 31,	22	11

(*) Included in Employee benefit expenses and severance payments.

Note 17 — Provisions

The Company is a party to several civil, tax, commercial, labor and regulatory proceedings and claims that have arisen in the ordinary course of business. In order to determine the proper level of provisions, Management of the Company, based on the opinion of its internal and external legal counsel, assesses the likelihood of any adverse judgments or outcomes related to these matters as well as the range of probable losses that may result from the potential outcomes. A determination of the amount of provisions required, if any, is made after careful analysis of each individual case. The determination of the required provisions may change in the future due to new developments or changes as a matter of law or legal interpretation. Consequently, as of December 31, 2010, the Company has established provisions in an aggregate amount of $690 to cover potential losses under these claims ($90 for regulatory contingencies deducted from assets and $600 included under provisions) and certain amounts deposited in the Company’s bank accounts have been restricted as to their use due to some judicial proceedings. As of December 31, 2010, these restricted funds totaled $46 (included under Other receivables, net item line in the consolidated statement of financial position).

Provisions consist of the following:

	Balances as of January	Additions/ (reversals) (iv)				Balances as of December	Additions (iv)				Balances as of December
	1, 2009	Capital	Interest	Reclassifications	Uses	31, 2009	Capital	Interest	Reclassifications	Uses	31, 2010
Current
Provision for civil and commercial proceedings	22	—	—	(3)	(7)	12	—	—	21	(8)	25
Provision for labor claims	9	—	—	53	(8)	54	—	—	12	(28)	38
Provision for regulatory, tax and other matters claims	5	26	—	(9)	(15)	7	—	—	(6)	—	1
Total current provisions	36	26	—	41	(i) (30)	73	—	—	27	(36)	64
Non-current
Provision for civil and commercial proceedings	82	(1)	8	3	—	92	5	9	(19)	—	87
Provision for labor claims	60	45	45	(53)	—	97	51	19	(12)	—	155
Provision for regulatory, tax and other matters claims	177	(iii) (28)	27	9	—	185	61	42	6	—	294
Total non-current provisions	319	16	80	(41)	—	374	117	70	(25)	—	536

Total provisions	355	42	80	—	(30)	447	117	70	(ii) 2	(36)	600

(i)            Includes $(14) corresponding to legal fees for compliance with the Tax Regularization Regime, reclassified to Other liabilities.

(ii)        $2 was reclassified to Other receivables, net — Allowance for regulatory proceedings.

(iii)     Includes a reversal of provision amounting to $(36) related to Law No. 26,476 — Tax Regularization Regime.

(iv)     The breakdown of the additions/(reversals) (including the allowances for regulatory contingencies detailed in Note 7) is the following:

	Years ended December 31,
	2010	2009
Provisions - capital	117	78
Provisions - capital (reversal related to Law No. 26,476)	—	(36)
Allowance for regulatory contingencies - capital (Note 7)	13	6
Subtotal	130	48
Interest on Provisions (Note 24)	70	80
Total	200	128

Below is a summary of the most significant claims and legal actions for which provisions have been established:

•                  Profit sharing bonds

In August 2008, the Supreme Court of Justice, when resolving a case against Telefónica, found the Decree No. 395/92 unconstitutional. Different legal actions were brought, mainly by former employees of the Company against the National Government and the Company, requesting that Decree No. 395/92 — which expressly exempted the Company from issuing the profit sharing bonds provided in Law No. 23,696 — be struck down as unconstitutional and, therefore, claiming compensation for the damages they had suffered because such bonds had not been issued.

In those suits for which judgment has already been rendered, the trial court judges hearing the matter resolved to dismiss the actions brought — relying on arguments made by each case’s respective prosecutors — pointing that such rule was valid and constitutional. However, and based on the National Supreme Court of Justice’s judgment on this matter, the three Divisions of the Courts of Appeal ruled that Decree No. 395/92 was unconstitutional.

In order to defend its rights, the Company filed various appeals against these unfavorable decisions, and although said decisions have not been reviewed by the National Supreme Court of Justice, it should be noted that the abovementioned ruling of the Supreme Court on the case against Telefónica has created a judicial precedent that, in the opinion of the legal counsel of the Company, increases the probability that the Company has to face certain claims as a result of an adverse ruling, notwithstanding the right of reimbursement that attends Telecom Argentina against the National State.

Said Court decision found the abovementioned decree unconstitutional and ordered to send the proceedings back to the court of origin so that said court could decide on which was the subject compelled to pay —licensee and/or National Government- and the parameters that were to be taken into account in order to quantify the complaints set forth therein (percentage of profit sharing, status of limitation, distribution method between the beneficiaries of the program).

As of December 31, 2010, the Management of the Company, with the aid of its legal counsel, has recorded provisions that it estimates are sufficient to cover the risks associated with these claims, having considered the legal background up to the date of issuance of these consolidated financial statements.

•                  Wage differences by food vouchers and non-remunerative lump sum

The Company is subject to various lawsuits initiated by some employees and former employees who claim wage differences caused by the impact of the concepts “non-remunerative lump sum” and “food vouchers” over the settlement of items such as overtime, productivity, vacation, supplementary annual salary and other additional benefits provided by the Collective Bargaining Agreement.

In this regard, the Supreme Court of Justice has recognized that food vouchers are remunerative and are part of the employees’ compensations, declaring the unconstitutionality of Sect. 103 bis, inc. C of the Employment Contract Act (which gives them the character of social benefits). Considering these judicial precedents, at December 31, 2010, the Management of the Company, with the aid of its legal counsel, has recorded a provision that it estimates is sufficient to cover the risks associated with these claims at the date of issue of these consolidated financial statements.

In addition, the Company is subject to other claims and legal actions that have arisen in the ordinary course of business. Although there can be no assurance as to the ultimate disposition of these matters, it is the opinion of the Management of the Company, based upon the information available at this time and consultation with external and internal legal counsel, that the expected outcome of these other claims and legal actions, individually or in the aggregate, will not have a material effect on the Company’s financial position or results of operations. In accordance with IAS 37, no provisions have been established for the outcome of these actions.

Note 18 — Commitments

(a) Purchase commitments

The Company has entered into various purchase orders amounting in the aggregate to approximately $1,689 as of December 31, 2010 (of which $425 and $5 corresponds to PP&E and intangible assets commitments, respectively), primarily related to the supply of switching equipment, external wiring, infrastructure agreements, inventory and other service agreements. This amount also includes the commitments mentioned in c) and d) below.

(b) Investment commitments

In August 2003, Telecom Argentina was notified by the SC of a proposal for the creation of a $70-million fund (the “Complejo Industrial de las Telecomunicaciones 2003” or “2003 Telecommunications Fund”) to be funded by the major telecommunication companies and aimed at developing the telecommunications sector in Argentina. Banco de Inversion y Comercio Exterior (“BICE”) was designated as Trustee of the Fund.

In November 2003, the Company contributed $1.5 at the inception of the Fund. In addition, Management announced that it is the Company’s intention to promote agreements with local suppliers which would facilitate their access to financing.

(c) Commitments assumed by Telecom Argentina from the sale of Publicom

On March 29, 2007, Telecom Argentina’s Board of Directors approved the sale of its equity interest in Publicom (a company engaged in directories’ publishing business) to Yell Publicidad S.A. (a company incorporated in Spain, member of the Yell Group- Grupo Yell), which was executed on April 12, 2007 (the “Closing Date”).

A series of declarations and guarantees, standard for this type of transactions, assumed by Telecom Argentina towards the buyer with respect to Publicom and to itself and others assumed by the buyer towards Telecom Argentina and towards itself are included in the contract. Reciprocal obligations and commitments are also set forth, between Telecom Argentina and the buyer.

It has been ruled that Telecom Argentina shall indemnify and shall hold the buyer harmless from any and all damages that might result from:

(i) Any claim addressed to the buyer by third parties in which the owner’s equity, entitlement to inherent rights and /or unrestricted disposal of shares is successfully objected;

(ii) Damages and losses of equity derived from incorrectness or inaccuracy of the declarations and guarantees;

(iii) Damages and losses of equity derived from the non-fulfillment of the obligations and commitments undertaken by Telecom Argentina.

These indemnities granted by Telecom Argentina have time as well as economic limits.

On Closing Date and after the stock transfer was actually performed, Publicom accepted a proposal from Telecom Argentina. According to said proposal, Telecom Argentina:

•             engages Publicom to publish Telecom Argentina’s directories (“white pages”) for a 5-year period, which may be extended upon expiry date;

•             engages Publicom to distribute Telecom Argentina’s white pages for a 20-year period, which may be extended upon expiry date;

•             engages Publicom to maintain the Internet portal, which allows to access the white pages through the web, for a 20-year period, term which may be extended upon expiry date;

•             grants Publicom the right to lease advertising spaces on the white pages for a 20-year period, which may be extended upon expiry date; and

•             authorizes the use of certain trademarks for the distribution and/or consultation on the Internet and/or advertising spaces agreements for the same specified period.

Telecom Argentina reserves the right to supervise certain matters associated with white pages publishing and distribution activities that allow Telecom Argentina to assure the fulfillment of its regulatory obligations during the term of the proposal. The terms and conditions of the proposal include usual provisions that allow Telecom Argentina to apply economic sanctions in the case of non-compliance, and in the case of serious non-compliance, allow Telecom Argentina to require an early termination. In the latter case, the Company could enter into an agreement with other providers.

The proposal set prices for the publishing, printing and distribution of the 2007 directories, and provided clauses for the subsequent editions in order to ensure Telecom Argentina that said services will be contracted at market price.

Telecom Argentina shall continue to include in its own invoices the amounts to be paid by its customers to Publicom for the contracted services or those that may be contracted in the future, and subsequently collect the amounts for said services on behalf and to the order of Publicom, without absorbing any delinquency.

(d) Commitments assumed by Núcleo

During September and October 2010, the CONATEL awarded Núcleo a public bidding for the implementation of the expansion of the infrastructure of networks used as platform for the mobile telephony access services and the basic service in areas of public or social interest in Paraguay.

Núcleo commits to install and render satisfactorily functioning all the assets and services covered by the bidding, by means of an approximate investment of $16 (which was fully completed in the financial year 2010), of which $11 will be subsidized by the CONATEL.

At the date of issuance of these consolidated financial statements, the CONATEL has disbursed the first installment of $3. The works are in the final stage and its completion was delayed due to force majeure. The CONATEL extended (at the request of Núcleo) the delivery of works for a period ranging 30 and 180 days.

Note 19 — Equity

Equity includes:

	As of December 31,		As of January 1,
	2010	2009	2009
Equity attributable to owners of the Parent	6,404	5,509	4,098
Equity attributable to noncontrolling interest	107	88	81
Total equity (*)	6,511	5,597	4,179

(*) Additional information is given in the consolidated statements of changes in equity.

(a) Capital information

The composition of the capital stock at December 31, 2010 is the following:

Authorized, issued and outstanding shares
Class “A” Shares	502,034,299
Class “B” Shares	440,910,912
Class “C” Shares	41,435,767
Total	984,380,978

At December 31, 2010, all the shares are fully paid. Common shareholders are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders.

The Company’s shares are authorized by the CNV, the Buenos Aires Stock Exchange (the “BCBA”) and the New York Stock Exchange (the “NYSE”) for public trading. Only 404,078,504 of Class B shares are traded since Nortel owns all of the outstanding Class A shares and 36,832,408 Class B shares; and Class C shares are dedicated to the employee stock ownership program, as described below.

Each ADS represents 5 Class B shares and are traded on the NYSE under the ticker symbol TEO.

(b) Share ownership program

In 1992, a decree from the Argentine Government, which provided for the creation of the Company upon the privatization of ENTel, established that 10% of the capital stock then represented by 98,438,098 Class C shares was to be included in the “Programa de Propiedad Participada or PPP” (an employee share ownership program sponsored by the Argentine Government). Pursuant to the PPP, the Class C shares were held by a trustee for the benefit of former employees of the state-owned company who remained employed by the Company and who elected to participate in the plan.

In 1999, Decree No. 1,623/99 of the Argentine Government eliminated the restrictions on some of the Class C shares held by the PPP, although it excluded Class C shares of the Fund of Guarantee and Repurchase subject to an injunction against their use. In March 2000, the shareholders’ meeting of the Company approved the conversion of up to unrestricted 52,505,360 Class C shares into Class B shares (these shares didn’t belong to the Fund of Guarantee and Repurchase), most of which were sold in a secondary public offering in May 2000.

The Annual General Ordinary and Extraordinary Meetings held on April 27, 2006, approved that the power for the conversion of up to 41,339,464 Class “C” ordinary shares into the same amount of Class “B” ordinary shares, be delegated to the Board of Directors. The conversion will take place based on: a) what is determined by Banco de la Ciudad de Buenos Aires (Fiduciary agent of the PPP) as the case may be; and b) the amount of Class “C” shares eligible for conversion. As granted by the Meetings mentioned above, the Board of Directors transferred the powers to convert the shares to some of the Board’s members and/or the Company’s executive officers. From the total shares eligible for conversion approved by the Shareholders’ Meetings, 4,496,971 Class “C” ordinary shares were converted into Class “B” ordinary shares.

Class “C” shares of the Fund of Guarantee and Repurchase which were affected by an injunction measure recorded in file “Garcías de Vicchi, Amerinda y otros c/ Sindicación de Accionistas Clase C del Programa de Propiedad Participada” were not eligible for conversion to Class “B”. As of the date of these consolidated financial statements, the injunction was not released, although it is limited to the amount of 4,593,274 shares. 32,152,199 Class “C” shares are still part of the Fund of Guarantee and Repurchase and are subject to the injunction described above.

In October 2009, the comptroller of the PPP, who was timely appointed by the National Court of Federal Civil and Commercial No.10, informed to Telecom Argentina that he intends to obtain the release of the injunctions affecting part of the shares included in the Fund of Guarantee and Repurchase. Likewise, on June 24, 2010, Telecom Argentina received a letter from the National Civil and Commercial Court of First Instance No. 10, Secretariat No. 20, recorded in file “Arévalo, Pedro Diego y otros c / Fondo de Garantía y Recompra PPP de Telecom Argentina s/ División de condominio”, which orders to Telecom Argentina’s Board of Directors the conversion of 4,000,000 Class “C” shares into Class “B” shares. Following this court order, the Board of Directors of Telecom Argentina, requested and obtained the authorization from the BCBA and the CNV for the conversion of such shares. As the shares to be converted were nominated on behalf of the file “Arévalo, Pedro Diego y otros c / Fondo de Garantía y Recompra PPP de Telecom Argentina s/ División de condominio” and under the officiating court order, on the “Registro de Acciones” of the Caja de Valores, the date for the conversion of the shares was stipulated on June 1, 2011.

Note 20 — Financial instruments

Categories of financial assets and financial liabilities

The following tables set out, for financial assets and liabilities as of December 31, 2010 and 2009 and as of January 1, 2009, in accordance with the categories established by IFRS 9, the supplementary disclosures on financial instruments required by IFRS 7 and the schedules of gains and losses.

		Fair value
As of December 31, 2010	Amortized cost	accounted through profit or loss	accounted through other comprehensive Income	Total
Assets
Cash and cash equivalents	1,266	119	—	1,385
Investments	2	1	—	3
Trade receivables, net	1,463	—	—	1,463
Other receivables, net (1)	207	—	—	207
Total	2,938	120	—	3,058

Liabilities
Trade payables	2,736	—	—	2,736
Financial debt	163	—	—	163
Salaries and social security payables	500	—	—	500
Income tax payables	505	—	—	505
Other taxes Payables	531	—	—	531
Other liabilities (1)	51	—	—	51
Total	4,486	—	—	4,486

		Fair value
As of December 31, 2009	Amortized cost	accounted through profit or loss	accounted through other comprehensive Income	Total
Assets
Cash and cash equivalents	1,075	198	—	1,273
Investments	16	1	—	17
Trade receivables, net	1,163	—	—	1,163
Other receivables, net (1)	169	—	1	170
Total	2,423	199	1	2,623

Liabilities
Trade payables	2,098	3	—	2,101
Financial debt	818	—	3	821
Salaries and social security payables	382	—	—	382
Income tax payables	444	—	—	444
Other taxes Payables	338	—	—	338
Other liabilities (1)	53	—	—	53
Total	4,133	3	3	4,139

		Fair value
As of January 1, 2009	Amortized cost	accounted through profit or loss	accounted through other comprehensive Income	Total
Assets
Cash and cash equivalents	718	184	—	902
Investments	229	1	—	230
Trade receivables, net	1,009	—	—	1,009
Other receivables, net (1)	146	9	13	168
Total	2,102	194	13	2,309

Liabilities
Trade payables	1,662	—	—	1,662
Financial debt	2,043	—	—	2,043
Salaries and social security payables	320	—	—	320
Income tax payables	290	—	—	290
Other taxes Payables	336	—	—	336
Other liabilities (1)	43	—	—	43
Total	4,694	—	—	4,694

(1) Only includes financial assets and liabilities according to the scope of IFRS 7.

Gains and losses by category — Year 2010

	Net gain/(loss)	Of which interest
Financial assets at amortized cost	183	159
Financial liabilities at amortized cost	(181)	(121)
Financial assets at fair value through profit or loss	9	—
Financial liabilities at fair value through other comprehensive income (loss)	(63)	—
Financial liabilities at fair value through profit or loss	(5)	—
Total	(57)	38

Gains and losses by category — Year 2009

	Net gain/(loss) (2)	Of which interest
Financial assets at amortized cost	220	122
Financial liabilities at amortized cost	(455)	(151)
Financial assets at fair value through profit or loss	15	—
Financial liabilities at fair value through profit or loss	(110)	—
Financial liabilities at fair value through other comprehensive income (loss)	(6)	—
Total	(336)	(29)

(2) Includes the effect in OCI.

Fair value hierarchy and other disclosures

IFRS 7 establishes a hierarchy of fair value, based on the information used to measure the financial assets and liabilities and also establishes different valuation techniques. According to IFRS 7, valuation techniques used to measure fair value shall maximize the use of observable inputs.

The measurement at fair value of the financial instruments of the Group is classified according to the three levels set out in IFRS 7. The fair value hierarchy introduces three levels of input:

•                  Level 1: Fair value determined by quoted prices (unadjusted) in active markets for identical assets or liabilities.

•                  Level 2: Fair value determined based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (ie as prices) or indirectly (ie derived from prices).

•                  Level 3: Fair value determined by unobservable inputs where the reporting entity is required to develop its own assumptions.

Financial assets and liabilities recognized at fair value as of December 31, 2010 and 2009 and as of January 1, 2009, their inputs, valuation techniques and the level of hierarchy are listed below:

Cash and banks: its valuation is classified as Level 1 since it is based on market prices.

Mutual Funds: These funds are included in cash and cash equivalents. As of December 31, 2010 the Company had no mutual funds. The amount as of December 31, 2009 and as of January 1, 2009 is $ 136 and $148, respectively. The fair value is based on information obtained from active markets and corresponds to quoted market prices as of year-end; therefore its valuation is classified as Level 1.

Other receivables - Derivative financial instruments (Forward contracts to purchase US dollars at fixed exchange rates): As of December 31, 2010 the Group had no derivative financial instruments outstanding.

As of December 31, 2009 these derivative financial instruments were included in current Other receivables, net and in current financial debt by $1 and $3, respectively. Their fair value arose from quoted market prices provided by major financial institutions, therefore their valuation is classified as Level 2.

As of January 1, 2009 derivative financial instruments included in current Other receivables, net amounted $22. Their fair value was determined by information obtained in the “Open Electronic Market” (the MAE), the most representative market for this type of instruments in Argentina. As the MAE determines the values based on actual transactions and calculations regarding the volatility of the currency, the derivative financial instruments’ valuation was classified as Level 2.

During 2010 and 2009 there were no significant transfers between Level 1 and Level 2 of the fair value hierarchy.

According to IFRS 7, it is also required to disclose fair value information about financial instruments whether or not recognized at fair value in the balance sheet, for which it is practicable to estimate fair value. The financial instruments which are discussed in this section include, among others, cash and cash equivalents, accounts receivable, accounts payable and other instruments.

Derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in an immediate sale of the instrument. Also, because of differences in methodologies and assumptions used to estimate fair value, the Company’s fair values should not be compared to those of other companies.

The methods and assumptions used to estimate the fair values of each class of financial instrument falling under the scope of IFRS 7 as of December 31, 2010 and 2009 and as of January 1, 2009 are as follows:

Time deposits (included in Cash and cash equivalents and Investments)

The Company considers all short-term and highly liquid investments that are readily convertible to known amounts of cash, subject to an insignificant risk of changes in value and their original maturity or the remaining maturity at the date of purchase does not exceed 3 months, to be cash and cash equivalents. The carrying amount reported in the statement of financial position approximates fair value.

Investments

Carrying amounts approximate its fair value.

Trade receivables, net

Carrying amounts are considered to approximate fair value due to the short term nature of these accounts receivables. All amounts that are assumed to be uncollectible within a reasonable period are written off and/or reserved.

Trade payables

The carrying amount of accounts payable reported in the statement of financial position approximates its fair value due to the short term nature of these accounts payable.

Telecom Argentina notes

Telecom Argentina Notes were measured at amortized cost according to IFRS 9 as of January 1, 2009. The fair value of these notes, which are included in current and non — current financial debt, was $ 1,009 at that date and the carrying amount was $1,263. The fair value of these notes was based on the purchase price of notes bought by the Company in the last quarter of 2008 or, if the purchase price was not available, on the average quoted market prices provided by financial agencies. These notes were cancelled during 2009.

Other financial debt (Except for NDF)

As of December 31, 2010, the fair value of the Company’s financial debt approximates its fair value and it was $163. As of December 31, 2009, the fair value of the Company’s financial debt (excluding NDF) was $853 and the related carrying amount was $818. As of January 1, 2009, the fair value of the Company’s financial debt (excluding Telecom Argentina Notes) was $693 and the related carrying amount was $780. The fair value of the Company’s debt as of December 31, 2009 and as of January 1, 2009 is based on the purchase price of notes bought by the Company or, if purchase price is not available, on the average quoted market prices.

Salaries and social security payables

The carrying amount of Salaries and social security payables reported in the statement of financial position approximates its fair value.

Income tax and Other taxes payables

The carrying amount of Income tax payables and Other taxes payables reported in the statement of financial position approximates its fair value due to their short-term nature.

Other receivables, net and other liabilities (Except for NDF)

The carrying amount of other receivables, net and other liabilities reported in the statement of financial position approximates its fair value due to their short-term nature.

Hedge accounting

For transactions designated and qualifying for hedge accounting, Telecom documents at inception the relationship between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking various hedge transactions. The Company also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

As part of its hedging policy, the Telecom Group has entered into the following derivatives:

1)         Non-Deliverable Forward (“NDF”) contracts to purchase foreign currency and other derivatives

Between October 2008 and January 2009, the Company entered into several contracts to purchase a total amount of US$ 108.5 million and Yen 5,120 million, to hedge its exposure to foreign currency fluctuations with respect to its Notes. Additionally, in January 2009, the Company entered into a derivative contract (an Euro “Zero Cost Collar”) as supplementary of those contracts, to hedge its exposure to foreign currency fluctuations with respect to the Euro-denominated Notes. These contracts have expired in April 2009 and were regarded as ineffective.

The Company also entered into several NDF contracts amounting to US$344 million in order to hedge its exposure to US dollar fluctuations with respect to its Notes, which were settled during fiscal year 2009 jointly with Telecom’s Notes. The Company designated these NDF contracts as ineffective cash flow hedges. For the year ended December 31, 2009, the changes in the fair value of these hedges were recognized in the income statement within Finance expenses, under the item line “Loss on derivatives” in an amount of $81.

2)         NDF contracts to purchase foreign currency for Notes and accounts payable

a) For Notes

During the last quarter of 2008, Telecom Argentina entered into several contracts to purchase a total amount of US$ 108.5 million for a fixed forward average price of Argentine peso 3.49 per US dollar maturing in April 2009 in order to hedge its exposure to foreign currency fluctuations with respect to its Notes denominated in foreign currency. During January 2009, the Company entered into new supplementary derivative contracts.

Considering that the Company primarily generates cash flows in Argentine pesos and the terms of the NDF did not perfectly match the terms of the foreign currency-denominated obligations, these hedges were regarded as ineffective.

During 2009 Personal entered into several contracts to purchase foreign currency which main characteristics as of December 31, 2009, were the following:

	Currency	Amount (in millions)	Average exchange rate	Date	Expiring date	Book value at December 31, 2009 assets (liabilities)
Personal	US$	25.2	4.384 $/US$	August/December 2009	June 2010 – December 2010	(3)
	US$	90.0	4.344 $/US$	December 2009	December 2010	1
		115.2				(*) (2)

(*) Includes $1 in Other current receivables and $(3) in Current debt (which corresponds to related parties).

When entering into these NDF contracts, the management objective was to reduce its exposure to foreign currency fluctuations and denominate its Notes in Argentine peso. Consequently, as the main terms of the NDF were substantially similar to the terms of the foreign currency-denominated obligations, these hedges were regarded as effective.

For the year ended December 31, 2009, the changes in the fair value of these hedges were recognized in OCI and subsequently were reclassified to the income statement within Finance expenses, under the item line “Loss on derivatives” in an amount of $2.

During January 2010, and continuing with its Notes’ hedging policy, Personal entered into several NDF contracts amounting to US$72 million in order to hedge its exposure to US dollar fluctuations with respect to its Notes, maturing in December 2010. Personal designated these NDF contracts as effective cash flow hedges.

b) For accounts payable

In June 2008, Personal entered into several NDF contracts to purchase a total amount of US$ 39.7 million between September 2008 and December 2009 for fixed forward prices of Argentine peso 3.0785 through 3.4450 per US dollar in order to hedge its exposure to US dollar fluctuations related to a software license service contract to be quarterly cancelled in US dollars. Some of these contracts matured during the same year (US$ 7.1 million in September 2008 and US$ 7.1 million in December 2008) and the outstanding contracts amounted to US$ 25.4 million as of January 1, 2009.

In July 2008, Telecom also entered into several NDF contracts to purchase a total amount of US$ 4.7 million between January 2009 and September 2009 for fixed forward prices of Argentine peso 3.11 through 3.30 per US dollar in order to hedge its exposure to US dollar fluctuations related to a software and hardware service contract to be monthly cancelled in US dollars.

The critical terms of NDF contracts and service contracts (amounts and maturities) were the same, allowing a perfect cash flows matching between both contracts.

Considering Management’s objective and strategy to reduce its exposure to US dollar fluctuations and denominate its obligations in Argentine peso, the currency in which the Company mainly generates its cash flows, the Company designated these NDF contracts as effective cash flow hedges of the software license service contract (an unrecognized firm commitment). Changes in the fair value of cash flow hedges were recognized in other comprehensive income, and were subsequently reclassified into earnings when the hedged item affected earnings.

During fiscal year 2009, Personal also entered into several NDF contracts amounting to US$23.5 million, maturing between September 2009 and August 2010, in order to hedge its exposure to US dollar fluctuations related to accounts payable.

However, as the terms of the NDF did not perfectly match the terms of the foreign currency-denominated obligations, these hedges were regarded as ineffective. Therefore, the changes in the fair value of these NDF until the cancellation date and the subsequent changes were recognized as a gain (loss) within “Finance income” or “Finance expenses”, as the case may be. As of December 31, 2009, US$8.5 million were outstanding, maturing July and August 2010.

For the year ended December 31, 2009, the changes in the fair value of these hedges were recognized as a loss in the income statement within “Finance expenses”, under the item line “Loss on derivatives” in an amount of $6 with counterpart in “Trade payables”.

During January 2010, Personal entered into several NDF contracts amounting to US$30.2 million (maturing January through December 2010), in order to hedge its exposure to US dollar fluctuations related to accounts payable. The Company designated these NDF contracts as effective cash flow hedges.

As of December 31, 2010, the Company had no derivative instruments.

Note 21 — Revenues

The Company discloses its service revenues in two groups by nature: Voice and Data and Internet. At December 31, 2010 and 2009, the customers by segment (unaudited) were the following:

	December 31,
	2010	2009
Fixed customer lines	4,019,000	3,967,000
ADSL subscribers	1,380,000	1,214,000
Personal mobile services customers	16,333,000	14,475,000
Núcleo mobile services customers	1,878,000	1,806,000

Additionally, the Company also discloses the equipment sales and other income.

Revenues consist of the following:

	Years ended December 31,
	2010	2009
Voice	2,898	2,797
Data and Internet	1,692	1,319
Equipment (in 2010, includes $14 corresponding to construction contracts)	70	43
Total Fixed services	4,660	4,159
Voice	5,095	4,507
Data and Internet	3,388	2,323
Equipment	1,018	796
Total Personal mobile services	9,501	7,626
Voice	254	241
Data and Internet	204	138
Equipment	8	6
Total Núcleo mobile services	466	385
	14,627	12,170

Other income consists of the following:

	Years ended December 31,
	2010	2009
Penalties collected from suppliers	15	16
Gain on the sale of PP&E	7	13
Other	10	5
	32	34

Note 22 — Operating expenses

Operating expenses disclosed by nature of expense amounted to $11,497 and $9,588 for the years ended December 31, 2010 and 2009, respectively.

The main components of the operating expenses are the following:

Employee benefit expenses and severance payments

	Years ended December 31,
	2010	2009
Wages and salaries	(1,429)	(1,153)
Social security expenses	(417)	(327)
Severance indemnities and termination benefits	(94)	(65)
Training costs	(9)	(10)
Other employee benefits	(26)	(17)
	(1,975)	(1,572)

Interconnection costs and other telecommunication charges

	Years ended December 31,
	2010	2009
Fixed telephony interconnection costs	(196)	(180)
Cost of international outbound calls	(134)	(152)
Lease of circuits	(143)	(139)
Mobile services - charges for roaming	(199)	(167)
Mobile services - charges for TLRD	(705)	(723)
	(1,377)	(1,361)

Fees for services, maintenance, materials and supplies

	Years ended December 31,
	2010	2009
Maintenance of hardware and software	(132)	(110)
Technical maintenance	(94)	(99)
Maintenance of buildings, vehicles and other assets	(126)	(97)
Service connection fees for fixed lines and Internet lines	(123)	(113)
Service connection fees capitalized as SAC (Note 3.i)	5	9
Service connection fees capitalized as Intangible assets (Note 3.i)	18	19
Other maintenance costs	(225)	(190)
Call center fees	(343)	(224)
Call center fees capitalized as SAC (Note 3.i)	4	4
Fees for IT services	(93)	(76)
Cleaning and security fees	(87)	(74)
Other fees for services	(120)	(112)
Directors and Supervisory Committee’s fees	(10)	(8)
	(1,326)	(1,071)

Taxes and fees with the Regulatory Authority

	Years ended December 31,
	2010	2009
Turnover tax	(657)	(519)
Taxes with the Regulatory Authority	(330)	(260)
Tax on deposits to and withdrawals from bank accounts	(135)	(107)
Municipal taxes	(76)	(68)
Other taxes	(56)	(57)
	(1,254)	(1,011)

Commissions

	Years ended December 31,
	2010	2009
Agent commissions	(705)	(600)
Agent commissions capitalized as SAC (Note 3.i)	137	121
Distribution of prepaid cards commissions	(338)	(274)
Collection commissions	(158)	(130)
Other commissions	(77)	(59)
	(1,141)	(942)

Advertising

	Years ended December 31,
	2010	2009
Media advertising	(272)	(223)
Fairs and exhibitions	(66)	(52)
Customer rewards	(23)	(14)
Market research and other costs	(22)	(20)
Other advertising costs	(58)	(48)
	(441)	(357)

Other operating expenses

	Years ended December 31,
	2010	2009
Transportation, freight and travel expenses	(239)	(210)
Delivery costs capitalized as SAC (Note 3.i)	13	13
Rental expense	(146)	(109)
Cost of mobile value added services	(142)	(94)
Energy, water and others	(131)	(111)
International and satellite connectivity	(97)	(81)
Other	(73)	(52)
	(815)	(644)

D&A

	Years ended December 31,
	2010	2009
Depreciation of PP&E	(1,302)	(1,098)
Amortization of SAC and service connection costs	(387)	(428)
Amortization of other intangible assets	(23)	(19)
	(1,712)	(1,545)

As required by the Argentine Corporations Law, the operating expenses disclosed by function are as follows:

	Years ended December 31,
	2010	2009
Cost of sales and services	(7,352)	(6,243)
General and administrative expenses	(530)	(466)
Selling expenses	(3,485)	(2,831)
Provisions	(130)	(48)
	(11,497)	(9,588)

Operating leases

Future minimum lease payments as of December 31, 2010 and 2009 are as follows:

	Less than 1 year	1-5 years	More than 5 years	Total
2009	86	185	4	275
2010	147	305	23	475

Note 23 — Operating income

	Years ended December 31,
	2010	2009
Operating income from services and other income
Revenues and other income	13,563	11,359
Operating expenses	(8,578)	(7,137)
Operating income before D&A (a)	4,985	4,222
D&A (b)	(1,712)	(1,545)
Operating income from services	3,273	2,677
Operating loss from equipment sales
Revenues	1,096	845
Cost of equipment and handsets	(1,207)	(906)
Operating loss before D&A from equipment sales (c)	(111)	(61)

Total operating income	3,162	2,616

Consolidated operating income
Operating income before D&A (a)+(c)	4,874	4,161
D&A (b)	(1,712)	(1,545)
Total operating income	3,162	2,616

The breakdown of Operating income by segment is as follows:

Year ended December 31, 2010	Fixed services	Mobile services	Total consolidated
Services and other revenues
Third party revenues	4,610	8,953	13,563
Intersegment revenues	739	61	800
Third party operating expenses	(3,609)	(4,969)	(8,578)
Intersegment operating expenses	(61)	(739)	(800)
Operating income before D&A from services (1)	1,679	3,306	4,985

Equipment and handsets sales
Third party revenues	70	1,026	1,096
Third party operating expenses	(55)	(1,152)	(1,207)
Operating income (loss) from equipment and handsets sales (2)	15	(126)	(111)
Total operating income before D&A (3)=(1)+(2)	1,694	3,180	4,874

D&A (4)	(776)	(936)	(1,712)
Operating income (5)=(3)-(4)	918	2,244	3,162

Net effect of the intersegment eliminations (6)	(678)	678	—

Net segment contribution to the Operating income before D&A (7)=(3)+(6)	1,016	3,858	4,874
Net segment contribution to the Operating income (8)=(5)+(6)	240	2,922	3,162

Year ended December 31, 2009	Fixed services	Mobile services	Total consolidated
Services and other revenues
Third party revenues	4,143	7,216	11,359
Intersegment revenues	687	44	731
Third party operating expenses	(3,064)	(4,073)	(7,137)
Intersegment operating expenses	(44)	(687)	(731)
Operating income before D&A from services (1)	1,722	2,500	4,222

Equipment and handsets sales
Third party revenues	43	802	845
Third party operating expenses	(46)	(860)	(906)
Operating loss from equipment and handsets sales (2)	(3)	(58)	(61)
Total operating income before D&A (3)=(1)+(2)	1,719	2,442	4,161

D&A (4)	(721)	(824)	(1,545)
Operating income (5)=(3)-(4)	998	1,618	2,616

Net effect of the intersegment eliminations (6)	(643)	643	—

Net segment contribution to the Operating income before D&A (7)=(3)+(6)	1,076	3,085	4,161
Net segment contribution to the Operating income (8)=(5)+(6)	355	2,261	2,616

Note 24 — Finance income and expenses

	Years ended December 31,
	2010	2009
Interest on cash equivalents	99	69
Interest on investments	1	2
Interest on receivables	58	49
Gains on Mutual Funds	7	10
Foreign currency exchange gains	26	103
Gain on discounting of other liabilities	—	21
Other	1	2
Total finance income	192	256
Interest on financial debt	(76)	(145)
Interest on taxes and accounts payable	(11)	(19)
Interest on provisions	(70)	(80)
Interest on termination benefits	(27)	(8)
Loss on discounting of other liabilities	(7)	—
Foreign currency exchange losses	(64)	(310)
Loss on derivatives	(68)	(103)
Loss on purchase of Notes	(2)	(2)
Other	(4)	(3)
Total finance expenses	(329)	(670)
Total finance expenses, net	(137)	(414)

The classification of finance income and expenses as generated by assets and by liabilities is as follows:

	Years ended December 31,
	2010	2009
Interest income	158	120
Gains on Mutual Funds	7	10
Foreign currency exchange differences	26	103
Other	1	2
Financial results generated by assets	192	235
Interest expense	(191)	(231)
Foreign currency exchange differences	(64)	(310)
Loss on derivatives	(68)	(103)
Other	(6)	(5)
Financial results generated by liabilities	(329)	(649)
Total financial results, net	(137)	(414)

Note 25 — Earnings per share

The Company computes net income per common share by dividing net income for the year attributable to owners of the Parent by the weighted average number of common shares outstanding during the year. Diluted net income per share is computed by dividing the net income for the year by the weighted average number of common and dilutive potential common shares then outstanding during the year. Since the Company has no dilutive potential common stock outstanding, there are no dilutive earnings per share amounts.

For financial years 2010 and 2009, the weighted average of shares outstanding totaled 984,380,978 shares.

Note 26 — Financial risk management

1)     Financial risk factors

Telecom Group is exposed to the following financial risks in the ordinary course of its business operations:

•    market risk: stemming from changes in exchange rates in connection with financial assets that have been originated and financial liabilities that have been assumed. As regards to changes in interest rates, as of December 31, 2010 the Company had no outstanding floating rate borrowings. Therefore, the Company is not currently exposed to significant fluctuations in the cash flows of its debt obligations.

•    credit risk: representing the risk of the non-fulfillment of the obligations undertaken by the counterpart with regard to the liquidity investments of the Group;

•    liquidity risk: connected with the need to meet short-term financial commitments.

These financial risks are managed by:

•    the definition, at a central level, of guidelines for directing operations;

•    the activity of the Board of Directors and Management which monitors the level of exposure to market risks consistently with prefixed general objectives;

•    the identification of the most suitable financial instruments, including derivatives, to reach prefixed objectives;

•    the monitoring of the results achieved;

•    the exclusion of the use of financial instruments for speculative purposes.

The policies to manage and the sensitivity analyses of the above financial risks by Telecom Group are described below.

•      Market risk

The main Telecom Group’s market risks are its exposure to changes in foreign currency exchange rates in the markets in which it operates principally Argentina and Paraguay.

Foreign currency risk is the risk that the future fair values or cash flows of a financial instrument may fluctuate due to exchange rate changes. The Company’s exposure to exchange variation risks is related mainly to its operating activities (when income or expenses are denominated in a currency other than the Company’s functional currency).

The financial risk management policies of the Group are directed towards diversifying market risks by the acquisition of goods and services in the functional currency and minimizing interest rate exposure by an appropriate diversification of the portfolio. This may also be achieved by using carefully selected derivative financial instruments to mitigate long-term positions in foreign currency.

As of December 31, 2010, Telecom Argentina and Personal have no financial debt outstanding. However, both companies and Núcleo have commercial debt nominated in USD. Additionally, Núcleo’s financial debt is denominated in guaraníes, its functional currency at fixed rates.

Additionally the Company has cash and cash equivalents denominated in USD (approximately 42% of total investments) that are also sensitive to changes in peso/dollar exchange rates and contribute to reduce the exposure to trade payables in foreign currency. As of December 31, 2010, Telecom Group had no derivative instruments.

The following table shows a breakdown of Telecom Argentina’s assessed financial position exposure to currency risk as of December 31, 2010 and 2009.

12.31.09

Amount of foreign currency (1)		Amount in local currency
US$	(327)	(1,246)
G	(151,002)	(123)
EURO	(12)	(62)
SDR	2	7
$U	11	2
GBP	—	1
Net debt		(1,421)

12.31.10

Amount of foreign currency (1)		Amount in local currency
US$	(220)	(866)
G	(216,947)	(191)
EURO	(12)	(64)
SDR	1	8
$U	9	2
GBP	—	—
Net debt		(1,111)

(1) US$ = United States dollar; G= Guaraníes; SDR= Special Drawing Rights; $U= Uruguayan peso; GBP= Great Britain Pound.

The exposure to the various market risks can be measured by sensitivity analyses, as set forth in IFRS 7. These analyses illustrate the effects produced by a given and assumed change in the levels of the relevant variables in the various markets (exchange rates, interest rates and prices) on finance income and expenses and, at times, directly on Other comprehensive income.

Exchange rate risk — Sensitivity analysis

Management estimates, based on the composition of the statement of financial position as of December 31, 2010, that every variation in the exchange rate of $0.10 pesos against the U.S. dollar and proportional variations for Euros and guaraníes against the Argentine peso, plus or minus, would result in a variation of approximately $28 (2009: $39) of the consolidated amounts of foreign currency position. These analyses are based on the assumption that this variation of the Argentine peso occurred at the same time against all other currencies.

This sensitivity analysis provides only a limited, point-in-time view of the market risk sensitivity of certain of the financial instruments. The actual impact of market foreign exchange rate changes on the financial instruments may differ significantly from the impact shown in the sensitivity analysis.

Interest rate risk — Sensitivity analysis

As of December 31, 2010 the Company had no outstanding floating rate borrowings. Therefore, the Company is not currently exposed to significant cash flow risk in this connection.

•      Credit risk

Credit risk represents Telecom Group’s exposure to possible losses arising from the failure of commercial or financial counterparts to fulfill their assumed obligations. Such risk stems principally from economic and financial factors, or from the possibility that a default situation of a counterpart could arise or from factors more strictly technical, commercial or administrative.

Credit risk arises from cash and cash equivalents, deposits with banks and financial institutions, as well as credit exposures to customers, including outstanding receivables and committed transactions.

Telecom Group’s maximum theoretical exposure to credit risk is represented by the carrying amount of the financial assets and trade receivables, net recorded in the financial statements.

Date due	Banks and cash equivalents	Investments	Trade receivables, net	Other receivables, net	Total
Total due	—	—	385	—	385
Total not due	1,377	3	1,078	207	2,665
Total as of December 31, 2010	1,377	3	1,463	207	3,050

The accruals to the allowance for doubtful accounts are recorded for an exact amount on credit positions that present an element of individual risk (bankruptcy, customers under legal proceedings with the Company). On credit positions that do not present such characteristics, accruals are recorded by customer segment by considering the aging of the accounts receivable balances, historical write-offs, customer creditworthiness and changes in the customer payment terms. Total overdue balances not covered by the allowance for doubtful accounts amount to $385 at December 31, 2010. Further details are provided in Note 6.

Regarding the credit risk relating to the asset components which contribute to the determination of “Net financial debt or asset”, it should be noted that the Company evaluates the credit standing of each counterparty and the levels of investment, based on their credit rating and the equity size of the counterparty. Deposits are made with leading high-credit-quality banking and financial institutions and generally for periods of less than three months.

The Company’s customers include numerous corporations. The Company serves a wide range of customers, including residential customers, businesses and governmental agencies. As such, the Company’s account receivables are not subject to significant concentration of credit risk.

In order to minimize credit risk, the Group also pursues a diversification policy for its investments of liquidity and allocation of its credit positions among different banking counterparts. Consequently, there are no significant positions with any one single counterpart.

•      Liquidity risk

Liquidity risk represents the risk that the Company has no funds to meet its obligations of any nature (financial, labor, commercial).

The Company manages its cash and cash equivalents and its financial assets, matching the term of investments with those of its obligations. The average term of its investments may not exceed the average term of its obligations. This cash and cash equivalents position is invested in highly-liquid short-term instruments through first-class financial entities.

The Company maintains a liquidity policy that translates into a significant volume of available cash as it is shown in the consolidated statement of cash flows. The Company has consolidated cash and cash equivalents amounting to $1,385 (equivalent to US$ 352 million) as of December 31, 2010 (in 2009, $1,273 equivalent to US$ 323 million).

The table below contains a breakdown of financial liabilities into relevant maturity groups based on the remaining period at the date of the statement of financial position to the contractual maturity date. The amounts disclosed in the table are the contractual undiscounted cash flows.

Maturity Date	Trade payables	Debt	Salaries and social security payables	Income tax payables	Taxes payables	Other liabilities	Total
Due	(*) 195	—	—	—	—	—	195
First quarter 2011	2,514	37	270	—	525	23	3,369
Second quarter 2011	4	7	60	491	4	6	572
Third quarter 2011	23	5	48	—	1	1	78
Fourth quarter 2011	—	3	9	—	1	2	15
January 2012 thru December 2012	—	27	34	4	—	18	83
January 2013 thru December 2013	—	51	29	4	—	3	87
January 2014 and thereafter	—	69	72	29	—	4	174
	2,736	199	522	528	531	57	4,573

(*) At the date of issuance of these consolidated financial statements, $175 was paid.

Capital management

The primary objective of the Group’s capital management is to ensure that it maintains a strong credit rating and healthy capital ratios in order to support its business and maximize shareholder value.

The Group manages its capital structure and makes adjustments to it in light of changes in economic conditions.

To maintain or adjust the capital structure, the Group may adjust the dividend payment to shareholders and the level of indebtedness.

No changes were made in the objectives, policies or processes for managing capital during the years ended December 31, 2010 and 2009.

The Company does not have to comply with regulatory capital adequacy requirements.

Note 27 — Related party transactions

(a) Controlling group

As of December 31, 2010, Nortel is the controlling shareholder of Telecom Argentina. Nortel owns all of the outstanding Class A shares and 36,832,408 Class B shares of Telecom Argentina, representing 54.74% of the total common stock of Telecom Argentina.

As of December 31, 2010, Nortel’s ordinary shares (67.79% of the capital stock) were owned by Sofora. As of December 31, 2010, Sofora’s shares are owned by the Telecom Italia Group (58%) and by W de Argentina — Inversiones S.L. (42%). On April 18, 2011 Nortel redeemed 242,454 Class “A” preferred shares. As a result, as of the date of issuance of these consolidated financial statements, Nortel’s ordinary shares represent 69.94% of its total capital stock.

In 2003, a Shareholders’ Agreement between W de Argentina - Inversiones S.L., Telecom Italia S.p.A. and Telecom Italia International N.V. for the joint management of Sofora, Nortel and Telecom Argentina, including Personal, was executed (the “2003 Shareholders’ Agreement”). On August 5, 2010, such Shareholders’ Agreement was modified as a consequence of the TI-W Commitment (as defined below)assumed by the shareholders of Sofora before the Argentine Antitrust Commission (or the “CNDC”), that introduced, on October 13, 2010, new modifications. Additional information on this New Shareholders’ Agreement can be reviewed at www.cnv.gob.ar (section “Autopista de Información Financiera”).

During the first quarter of 2011, the Telecom Italia Group entered into two share purchase agreements which consist of the following:

1) In January 2011, Telecom Italia International N.V. (a company of the Telecom Italia Group) ended the purchase of the 8% of Nortel’s total Class B Preferred Shares (without voting rights).

2) In March 2011, W de Argentina - Inversiones S.L. agreed to sell common shares of Sofora (representing 10% of Sofora’s capital stock) to Telecom Italia International N.V. Consequently, as of the date of issuance of these consolidated financial statements, 68% of Sofora’s shares are owned by the Telecom Italia Group and 32% by W de Argentina - Inversiones S.L.

Consequently, the economic interest of Telecom Italia Group in Telecom Argentina increased from 16.2% to 21.1%.

This transaction does not alter or modify (i) the governance rights of the Telecom Group set forth in the shareholders’ agreement between the Telecom Italia Group and W de Argentina — Inversiones S.L., nor (ii) the commitments assumed by the Telecom Italia Group before the Argentine antitrust authorities. However, Telecom Italia Group and W de Argentina — Inversiones S.L. made presentations to the CNDC and the SC regarding this transaction (See b) below).

(b) Changes in the equity stocks of the indirect shareholders of Telecom Italia

On October 25, 2007, a consortium made up of Assicurazioni Generali S.p.A., Intesa Sanpaolo S.p.A., Mediobanca S.p.A., Sintonia S.A. (Benetton) and Telefónica, S.A. (of Spain) bought Olimpia S.p.A.’s entire stock through the Italian company Telco S.p.A., which held approximately 23.6% of Telecom Italia S.p.A.’s voting shares (the “Telco Transaction”)”. It must be mentioned that on December 22, 2009, Sintonia S.A. (Benetton) retired from the referred consortium and its participation was assumed by the remaining shareholders of Telco S.p.A. on a pro rata basis. In accordance with the last public statement available as of December 31, 2010, such participation is currently 22.40% of Telecom Italia S.p.A.’s voting shares. After the Telco Transaction, since October 2007, Pirelli & C. S.p.A., its controlled subsidiaries and its related parties have ceased to be related parties of Telecom Argentina and its subsidiaries.

The Telco Transaction has generated different opinions with respect to its impact on Argentina’s telecommunications market in light of the Law for Defense of the Competition (Ley de Defensa de la Competencia or “LDC”) and the existing regulatory framework.

Consequently, the Telco Transaction required the intervention of various administrative bodies whose decisions have been subject to various presentations and complaints before administrative and judicial courts.

On August 5, 2010, Telecom Italia S.p.A., Telecom Italia International N.V. and W de Argentina- Inversiones S.L. reached a settlement agreement pursuant to which they agreed, among others, to end all their differences relating to their direct shareholding of Sofora and indirect shareholding of Telecom Argentina and other companies of the Telecom Group, which had been originated as a result of the Telco Transaction having been entered into in Europe and other controversial issues. Pursuant to the above referred settlement agreement, the parties agreed to:

a)     Put an end to all the legal proceedings existing among the parties;

b)    Amend the 2003 Shareholders’ Agreement including, among others, certain measures to guarantee a more efficient corporate governance of the Telecom Group, ensuring, among others, an adequate compliance of the TI-W Commitment. For such purposes a Telecom Argentina and Personal’s Regulatory Compliance Committee will be created and it will exercise its functions for as long as Telefónica, S.A. (of Spain) owns any subsidiaries in our country and maintains any direct or indirect participation in the Telecom Italia Group and hold similar rights to those provided in the Telco Transaction;

c)     Subject to the applicable authorizations, the transfer of 8% of the capital stock of Sofora from W de Argentina —Inversiones S.L. to Telecom Italia International N.V., increasing Telecom Italia Group’s participation to 58% of the capital stock of Sofora (the latter hereinafter referred to as the “TI-W Transaction”).

On October 6, 2010, Telefónica, S.A. (of Spain), Assicurazioni Generali S.p.A., Intesa Sanpaolo S.p.A., Mediobanca S.p.A. Telco S.p.A, and as parties involved, Telecom Italia S.p.A., Telecom Italia International N.V., Sofora, Nortel, Telecom Argentina, Personal, Telefónica de Argentina S.A. and Telefónica Móviles de Argentina S.A., submitted before the CNDC a document pursuant to which they assumed a commitment (hereinafter, the “Telco Commitment”) for the purpose of ensuring the separation and independence of the activities in the Argentina telecommunications market, of Telefónica, S.A. (of Spain) and its controlled subsidiaries, on one hand, and Telecom Italia S.p.A., Telecom Italia International N.V., Sofora, Telecom Argentina and Personal, on the other, preserving and encouraging the competition conditions of such companies in the national market.

In addition, in connection with the file relating to the TI-W Transaction, Sofora’s shareholders submitted before the CNDC a commitment pursuant to which they assumed a number of obligations with respect to the administration and governance of the Telecom Group (hereinafter, the “TI-W Commitment”).

On October 12, 2010, the CNDC issued its Opinions No. 835 and 836 in connection with the Telco Transaction and the TI-W Transaction, respectively, which are available to the public at www.mecon.gov.ar/cndc. In its first Opinion, the CNDC advised —among others- the Secretariat of Economic Policy of the Ministry of Economy and Public Finances (hereinafter, “the Secretariat of Economic Policy”) to accept the Telco Commitment with the clarifications and specifications made in Title XIV of such CNDC Opinion No. 835, and subject the approval of the Telco Transaction, pursuant to Section 13, paragraph b) of the LDC, to the irrevocable and effective fulfilling of the Telco Commitment, with the clarifications and points made in Title XIV of the CNDC Opinion No. 835. In addition, the CNDC made some pro competition recommendations to the SC and to the CNC, which are included like Annex I to such Opinion.

The terms and conditions of the Telco Commitment offered by the above mentioned companies are detailed in Title XIV of the above mentioned Opinion, together with the clarifications and specifications made by the CNDC.

Through its Opinion No. 836, the CNDC advised —among others- to accept the TI-W Commitment, with the clarifications and specifications made in Title V.2 of the same Opinion and to authorize the TI-W Transaction, in the terms of Section 13 paragraph b) of the LDC. The terms and conditions of the TI-W Commitment are described in Title V of Opinion No. 836, together with the observations made by the CNDC.

On October 13, 2010, the Secretariat of Economic Policy issued its Resolution No. 148/10 which, in its operative part, among other issues, decided to subordinate the authorization of the Telco Transaction to “the irrevocable and effective fulfillment of the Telco Commitment offered with the clarifications and specifications made in Title XIV of Opinion CNDC No. 835”. On the same date, the Secretariat of Economic Policy issued its Resolution No. 149/10, in which it accepted the TI-W Commitment and approved the TI-W Transaction in the terms of Section 13 paragraph b) of the LDC.

On the same date, the SC issued its Resolution No. 136/10 which, among other issues, in its operating part authorizes the change of control that happened at Telecom Argentina and Personal as a consequence of the TI-W Transaction. On the same resolution, the legal figure of the Operator included in the List of Conditions, Decree No. 62/90 as amended, was left without effect with respect to Telecom Argentina.

On October 13, 2010, the transfer of 8% of the shares of Sofora in favor of Telecom Italia International N.V. was perfected. Based on information provided by Sofora’s shareholders, such 8% transfer’s consideration was (i) US$ 1 (one US dollar w/o cents) and (ii) the execution of certain agreements dated as of August 5, 2010, between the Telecom Italia Group and the Werthein Group. Thus, the Telecom Italia Group has now reached a participation of 58% of the possible shares and votes in Sofora and W de Argentina —Inversiones S.L. holds the remaining 42% of such possible shares and votes.

On October 26, 2010, Telecom Argentina’s Board of Directors ratified the execution by Telecom Argentina of the Telco Commitment, accepted all the obligations and commitments that Telecom Argentina has assumed in the Telco Commitment, with the clarifications and specifications relating to them, made by the CNDC in Chapter XIV of its Opinion No. 835 dated October 12, 2010, and adopted a number of measures for its effective implementation; including the creation of a Regulatory Compliance Committee. In addition, it accepted Telecom Argentina’s obligations arising from the TI-W Commitment submitted to the CNDC, in the file referring to the TI-W Transaction, with the clarifications and specifications that are referred to them, made by the CNDC in Paragraph V.2 of its Opinion No. 836 dated October 12, 2010, and adopted a series of measures for their effective implementation.

The Telco Commitment and the TI-W Commitment are available to the public at www.telecom.com.ar/compromisos.

Telecom Argentina and Personal have filed, in accordance with the applicable regulations referred to the disclosure of Relevant Facts, various notes and reports on the questions described in this section, which are available to the public at www.cnv.gob.ar (financial information section) for further review of the above.

(c) Balances and transactions with related parties

Related parties (as described in IAS 24) are those legal entities or individuals which are related to the entity that is preparing its financial statements. Related party transactions and balances are disclosed in an entity’s financial statements. The transactions between the companies controlled by Telecom Argentina (Telecom USA, Micro Sistemas, Personal, Núcleo and Springville) are eliminated in the preparation of the consolidated financial statements of the Group.

Under IAS 24, Telefónica, S.A. (of Spain) and its controlled companies, including Telefónica and Telefónica Móviles de Argentina S.A. are not considered related parties. As of the date of issuance of these consolidated financial statements, such situation has been confirmed by the commitments assumed before the CNDC to ensure the separation and independence between the Telecom Italia Group and the Telecom Group, on one hand, and Telefónica S.A. (of Spain) and its controlled companies, on the other, with respect to their activities in the Argentine telecommunications market, such as it has been corroborated by the applicable authorities, as explained in paragraph b) above.

The Company has transactions in the normal course of business with certain related parties. For the years presented, the Company has not conducted any transactions with executive officers and/or persons related to them.

The following is a summary of the balances and transactions with related parties as of December 31, 2010, 2009 and as of January 1, 2009 and for the years ended December 31, 2010 and 2009, respectively:

		As of December	As of December	As of January
	Type of related party	31, 2010	31, 2009	1, 2009
Cash and cash equivalents
Standard Bank S.A. (a)	Other related party	—	16	4
		—	16	4
Current investments
Nortel	Direct Parent company	—	16	—
		—	16	—
Non-current investments
Nortel	Direct Parent company	—	—	6
		—	—	6
Trade receivables, net
Fixed services
TIM Participacoes S.A. (b)	Other related party	1	—	—
Telecom Italia Sparkle S.p.A. (b) (c)	Other related party	4	—	—
Standard Bank S.A. (a)	Other related party	4	5	—
Caja de Seguros S.A. (a)	Other related party	1	—	—
		10	5	—
Personal mobile services
TIM Participacoes S.A. (b)	Other related party	3	3	2
Telecom Italia S.p.A. (b)	Parent company	—	2	3
		3	5	5
Total trade receivables, net		13	10	5
Trade payables
Italtel Group (b) (d)	Other related party	46	—	37
Telecom Italia Sparkle S.p.A. (b) (c)	Other related party	27	18	12
TIM Participacoes S.A. (b)	Other related party	—	—	1
Telecom Italia S.p.A. (b)	Parent company	11	3	2
Latin American Nautilus Ltd. (b) (c)	Other related party	7	—	3
Latin American Nautilus USA Inc. (b)	Other related party	5	5	1
Latin American Nautilus Argentina S.A. (b)	Other related party	4	2	4
Etec S.A. (b) (e)	Other related party	—	2	1
Caja de Seguros S.A. (a)	Other related party	7	—	—
La Caja Aseguradora de Riesgos del Trabajo ART S.A. (a)	Other related party	3	2	1
		110	32	62
Current financial debt
Standard Bank S.A. (a)	Other related party	—	3	—
		—	3	—
Non-current Trade payables:
Telecom Italia Sparkle S.p.A. (b)	Other related party	—	22	24
Latin American Nautilus Argentina S.A. (b)	Other related party	—	2	2
Latin American Nautilus USA Inc. (b)	Other related party		—	1
		—	24	27

	Transaction		Years ended December 31,
Services rendered	description	Type of related party	2010	2009
TIM Participacoes S.A. (b)	Roaming	Other related party	16	12
Telecom Italia Sparkle S.p.A. (b) (c)	International inbound calls	Other related party	11	9
Telecom Italia S.p.A. (b)	Roaming	Parent company	5	7
Latin American Nautilus Ltd. (b)	International inbound calls	Other related party	1	—
Latin American Nautilus Argentina S.A. (b)	International inbound calls and roaming	Other related party	—	1
Caja de Seguros S.A. (a)	Others	Other related party	19	2
Standard Bank (a)	Others	Other related party	13	9
Total services rendered			65	40

	Transaction		Years ended December 31,
Services received	description	Type of related party	2010	2009
Latin American Nautilus Ltd. (b).(c)	International inbound calls and data	Other related party	(60)	—
Telecom Italia Sparkle S.p.A. (b) (c)	International outbound calls and others	Other related party	(32)	(75)
Telecom Italia S.p.A. (b)	Fees for services and roaming	Parent company	(20)	(27)
Italtel Group (b) (d)	Maintenance, materials and supplies	Other related party	(23)	—
Etec S.A. (b) (e)	International outbound calls	Other related party	(11)	(7)
TIM Participacoes S.A. (b)	Roaming	Other related party	(7)	(7)
Latin American Nautilus Argentina S.A. (b)	International outbound calls	Other related party	(6)	(4)
Latin American Nautilus USA Inc. (b)	International outbound calls	Other related party	(3)	(6)
Entel S.A. (Bolivia) (b)	International outbound calls	Other related party	—	—
La Caja Aseguradora de Riesgos del Trabajo ART S.A. (a)	Salaries and social security	Other related party	(21)	(13)
Caja de Seguros S.A. (a)	Insurance	Other related party	(8)	(5)
La Estrella Cía de Seguros de retiro S.A. (a)	Insurance	Other related party	(2)	(2)
Total services received			(193)	(146)

	Transaction		Years ended December 31,
Finance income (expense)	description	Type of related party	2010	2009
Standard Bank (a)	Interest	Other related party	2	3
Standard Bank (a)	Loss on derivatives	Other related party	(12)	(9)
Nortel S.A.	Interest	Direct Parent company	1	2
Total finance expense			(9)	(4)

		Years ended December 31,
Purchases of PP&E and intangible assets	Type of related party	2010	2009
Italtel Group (b) (d)	Other related party	14	—
Telecom Italia S.p.A. (b)	Parent company	—	1
Latin American Nautilus Ltd.(b)	Other related party	—	11
Latin American Nautilus Argentina S.A.(b)	Other related party	—	1
Total purchases of PP&E and intangible assets		14	13

		As of December	As of December	As of January
Commitments	Type of related party	31, 2010	31, 2009	1, 2009
	Parent Company	1	6	2
	Other related parties	193	105	105
		194	111	107

(a)          Such companies relate to W de Argentina - Inversiones S.L.

(b)         Such companies relate to Telecom Italia Group.

(c)          Since June 2010, Telecom Italia Sparkle S.p.A. has assigned to Latin American Nautilus Ltd. all existing agreements with Telecom Argentina.

(d)         This company ceased to be related party from January 2009 to September 2010.

(e)         This entity is no longer related party as from January 2011.

The transactions discussed above were made on terms no less favorable to the Company than would have been obtained from unaffiliated third parties. The Board of Directors approved transactions representing more than 1% of the total shareholders’ equity of the Company, after being approved by the Audit Committee in compliance with Decree No. 677/01.

(d) Núcleo’s voluntary capital reduction and reimbursement

On June 5, 2009, Núcleo’s General Extraordinary Shareholders’ Meeting approved the voluntary capital reduction in an amount of $21, which was reimbursed to the shareholders in October 2009. This reduction resulted in a gain of $13 included in the item line “Other income from investments” corresponding to the realization of the foreign currency translation adjustments originally included in the item line “Currency translation adjustments” in Other comprehensive income.

(e) Key Managers

Compensation for the Key Managers, including social security contribution, amounted to $47 and $33 for the years ended December 31, 2010 and 2009, respectively and were recorded as expenses under the item line “Employee benefits expenses and severance payments”. The total expense remuneration is comprised as follows:

	Years ended December 31,
	2010	2009
Salaries (*)	15	14
Variable compensation (*)	20	11
Social security contributions	9	6
Termination benefits	3	2
	47	33

(*) Gross compensation. Social security and income tax retentions are in charge of the employee.

As of December 31, 2010 and 2009, respectively, an amount of $21 and $13 remained unpaid.

Note 28 — Segment information

The Company conducts its business through six legal entities each one has been identified as an operating segment. As explained in Note 1.b) the financial information provided to the CODM during 2010 and 2009 was based on Argentine GAAP. Consequently, the following segment information was prepared under Argentine GAAP and reconciled to IFRS in a consolidated basis in accordance with the provisions of IFRS 8. It is noted that the Management’s policy is to monitor the economic-financial performance of its operations using GAAP measures in accordance with its statutory books. At the date of issuance of these consolidated financial statements, the Company has adapted its systems and accounting procedures in order to provide segment information under IFRS. Additional information on segment information under full IFRS is given in Note 30.

Under Argentine GAAP the Company has combined the operating segments into two reportable segments (Fixed and Mobile services) based on the nature of products provided by the entities as follows:

Reportable segment	Legal entity
Fixed telecommunication services	Telecom Argentina
Telecom USA
Micro Sistemas
Mobile telecommunication services	Personal
Springville
Núcleo

However, in assessing the aggregation criteria under IFRS for combine operating segments in the “mobile services” reportable segment, the Company determined that Núcleo (the subsidiary which provides mobile services in Paraguay) would not be aggregated together with Personal since it operates in a different regulatory and economic framework. As a result, under IFRS three reportable segments would be determined: “Fixed services”, “Personal Mobile Services” and “Núcleo Mobile Services”.

Segment financial information specially prepared for these consolidated financial statements under IFRS was as follows:

For the year ended December 31, 2010

•             Income statement information

	Fixed services (a)	Personal mobile services	Núcleo mobile services	Subtotal mobile services	Total under Argentine GAAP	IFRS adjustments (Note 4.c)	IFRS reclassifications	Total amounts under IFRS
Services	4,584	8,483	530	9,013	13,597	(66)	—	13,531
Equipment sales	56	1,018	8	1,026	1,082	14	—	1,096
Other income	—	—	—	—	—	—	32	32
Total revenues	4,640	9,501	538	10,039	14,679	(52)	32	14,659
Employee benefit expenses and severance payments	(1,412)	(423)	(45)	(468)	(1,880)	6	(101)	(1,975)
Interconnection costs and other telecommunication charges	(418)	(887)	(85)	(972)	(1,390)	13	—	(1,377)
Fees for services, maintenance, materials and supplies	(712)	(604)	(55)	(659)	(1,371)	34	11	(1,326)
Taxes and fees with the Regulatory Authority	(308)	(934)	(19)	(953)	(1,261)	3	4	(1,254)
Commissions	(120)	(1,112)	(54)	(1,166)	(1,286)	145	—	(1,141)
Cost of equipment and handsets	(45)	(1,463)	(33)	(1,496)	(1,541)	362	(28)	(1,207)
Advertising	(142)	(270)	(39)	(309)	(451)	10	—	(441)
Provisions	—	—	—	—	—	—	(130)	(130)
Bad debt expenses	(24)	(92)	(3)	(95)	(119)	—	—	(119)
Other operating expenses	(380)	(408)	(37)	(445)	(825)	18	(8)	(815)
Operating income before D&A	1,079	3,308	168	3,476	4,555	539	(220)	4,874
Depreciation of PP&E and amortization of intangible assets	(719)	(530)	(105)	(635)	(1,354)	(358)	—	(1,712)
Operating income	360	2,778	63	2,841	3,201	181	(220)	3,162
Financial results, net	74	(117)	9	(108)	(34)	(6)	(97)	(137)
Other expenses, net	(213)	(103)	(1)	(104)	(317)	—	317	—
Net income before income tax and noncontrolling interest	221	2,558	71	2,629	2,850	175	—	3,025
Income tax expense, net	(324)	(675)	(11)	(686)	(1,010)	(66)	—	(1,076)
Noncontrolling interest	—	—	(19)	(19)	(19)	19	—	—
Net (loss) income	(103)	1,883	41	1,924	1,821	128	—	1,949
Net income attributable to owners of the Parent								1,935
Net income attributable to noncontrolling interest								14
								1,949

(a)          Includes net revenues of $48, operating income before D&A of $15, operating income of $11 and net income of $11 corresponding to Telecom USA.

•             Balance sheet information

PP&E, net	4,411	2,439	629	3,068	7,479	(118)	4	7,365
Intangible assets, net	171	591	7	598	769	464	—	1,233
Capital expenditures	1,048	791	185	976	2,024	534	(24)	2,534
Net financial asset (debt)	874	(b) 504	(154)	350	1,224	—	—	1,224

(b)         In Net financial asset, includes $2 of Cash and cash equivalents from Springville.

For the year ended December 31, 2009

•             Income statement information

	Fixed services (a)	Personal mobile services	Núcleo mobile services	Subtotal mobile services	Total under Argentine GAAP	IFRS adjustments (Note 4.c)	IFRS reclassifications	Total amounts under IFRS
Services	4,114	6,832	435	7,267	11,381	(56)	—	11,325
Equipment sales	43	796	6	802	845	—	—	845
Other income	—	—	—	—	—	—	34	34
Total revenues	4,157	7,628	441	8,069	12,226	(56)	34	12,204
Employee benefit expenses and severance payments	(1,151)	(314)	(39)	(353)	(1,504)	5	(73)	(1,572)
Interconnection costs and other telecommunication charges	(415)	(873)	(84)	(957)	(1,372)	11	—	(1,361)
Fees for services, maintenance, materials and supplies	(622)	(435)	(40)	(475)	(1,097)	34	(8)	(1,071)
Taxes and fees with the Regulatory Authority	(266)	(716)	(17)	(733)	(999)	2	(14)	(1,011)
Commissions	(105)	(922)	(41)	(963)	(1,068)	126	—	(942)
Cost of equipment and handsets	(46)	(1,082)	(9)	(1,091)	(1,137)	256	(25)	(906)
Advertising	(118)	(216)	(26)	(242)	(360)	3	—	(357)
Provisions	—	—	—	—	—	—	(48)	(48)
Bad debt expenses	(33)	(96)	(2)	(98)	(131)	—	—	(131)
Other operating expenses	(322)	(308)	(28)	(336)	(658)	21	(7)	(644)
Operating income before D&A	1,079	2,666	155	2,821	3,900	402	(141)	4,161
Depreciation of PP&E and amortization of intangible assets	(663)	(381)	(94)	(475)	(1,138)	(407)	—	(1,545)
Operating income	416	2,285	61	2,346	2,762	(5)	(141)	2,616
Other income from investments	—	13	—	13	13	—	—	13
Financial results, net	(172)	(150)	(7)	(157)	(329)	3	(88)	(414)
Other expenses, net	(148)	(79)	(2)	(81)	(229)	—	229	—
Net income before income tax and noncontrolling interest	96	2,069	52	2,121	2,217	(2)	—	2,215
Income tax, net	(271)	(519)	(7)	(526)	(797)	(1)	—	(798)
Noncontrolling interest	—	—	(15)	(15)	(15)	15	—	—
Net (loss) income	(175)	1,550	30	1,580	1,405	12	—	1,417
Net income attributable to owners of the Parent								1,405
Net income attributable to noncontrolling interest								12
								1,417

(a)          Includes net revenues of $42, operating income before D&A of $15, operating income of $11 and net income of $10 corresponding to Telecom USA.

•             Balance sheet information

PP&E, net	4,176	(b) 2,192	471	2,663	6,839	(73)	1	6,767
Intangible assets, net	176	594	3	597	773	299	—	1,072
Capital expenditures	915	(b) 790	116	906	1,821	410	(18)	2,213
Net financial asset (debt)	579	(b) 4	(114)	(110)	469	—	—	469

(b)         In PP&E, net and Capital expenditures, includes $1 from Springville; in Net financial asset, includes $2 of Cash and cash equivalents from Springville.

Note 29 — Restrictions on distribution of profits and dividends

(a) Restrictions on distribution of profits

The Company is subject to certain restrictions on the distribution of profits. Under the Argentine Corporations Law, the by-laws of the Company and rules and regulations of the CNV, a minimum of 5% of net income for the year in accordance with the statutory books, plus/less previous years adjustments and accumulated losses, if any, must be appropriated by resolution of the shareholders to a legal reserve until such reserve reaches 20% of the outstanding capital (common stock plus inflation adjustment of common stock). When a company uses the legal reserve to absorb accumulated losses, it will not be able to distribute dividends until it restores the legal reserve.

Telecom Argentina’s Annual General and Extraordinary Shareholders’ Meeting held on April 28, 2010, approved the restoring of the legal reserve that has been absorbed in the financial year 2006.

In December 2009, the CNV through its Resolution No. 562/09 approved RT 26 “Adoption of International Financial Reporting Standards” of the FACPCE, which will be fully effective for companies making public offering of securities (such as the Company) as from January 1, 2012, while early adoption is permitted for financial years beginning January 1, 2011. Consequently, until IFRS are adopted by the Company, for legal purposes the distributable profits must be determined under Argentine GAAP. In accordance with the Argentine Corporate Law and CNV Resolutions, the distributions must be realized in a separate basis though the consolidated financial statements are to be included as supplementary information.

Telecom Argentina’s Annual General and Extraordinary Shareholders’ Meeting held on April 7, 2011, approved the following proposal for the allocation of Retained Earnings as of December 31, 2010, under Argentine GAAP:

$
Retained earnings as of December 31, 2010	2,066
To legal reserve (5% of net income for 2010)	(91)
Cash dividends ($0.93 per share)	(915)
Carried forward to new financial year	1,060

(b) Dividends

The Company is able to distribute dividends up to the limit of retained earnings determined under the Argentine Corporate Law, as abovementioned in a).

	2010	2009

Dividends declared and paid during the year ($1.07 peso per share)	1,053	—

Proposed for approval at the Annual General Meeting (not recognized as a liability as at December 31) — Note 31	915	1,053

Note 30 — Additional information regarding segment information

As explained in Notes 1.b) and 28 the financial information provided to the CODM during 2010 and 2009 was based on Argentine GAAP rather than IFRS because Telecom Group’s policy is to monitor the economic-financial performance of its operations using GAAP measures in accordance with its statutory books.

As the Company will adopt IFRS for financial reporting matters, Management has adapted its systems and accounting procedures in order to prepare these consolidated financial statements under IFRS. To monitor its operations for the financial year 2011 Management will use both Argentine GAAP and IFRS sets of information. During 2012, as IFRS is mandatory for statutory purposes, the Company will use exclusively IFRS to monitor its operations.

Consequently, the tables below show the information that would be reported if segment information under IFRS had been applied instead of Argentine GAAP during financial years ended December 31, 2010 and 2009:

For the year ended December 31, 2010

•             Income statement information

	Fixed	Mobile services
	services	Personal	Núcleo	Subtotal	Eliminations	Total
Total revenues (1)	5,419	9,571	469	10,040	(800)	14,659
Employee benefit expenses and severance payments	(1,502)	(433)	(40)	(473)	—	(1,975)
Interconnection costs and other telecommunication charges	(456)	(1,428)	(77)	(1,505)	584	(1,377)
Fees for services, maintenance, materials and supplies	(679)	(691)	(52)	(743)	96	(1,326)
Taxes and fees with the Regulatory Authority	(304)	(934)	(16)	(950)	—	(1,254)
Commissions	(100)	(1,051)	(45)	(1,096)	55	(1,141)
Cost of equipment and handsets	(55)	(1,139)	(13)	(1,152)	—	(1,207)
Advertising	(142)	(266)	(33)	(299)	—	(441)
Provisions	(71)	(59)	—	(59)	—	(130)
Bad debt expenses	(24)	(92)	(3)	(95)	—	(119)
Other operating expenses	(392)	(456)	(32)	(488)	65	(815)
Operating income before D&A	1,694	3,022	158	3,180	—	4,874
Depreciation of PP&E	(687)	(529)	(86)	(615)	—	(1,302)
Amortization of SAC and service connection costs	(68)	(311)	(8)	(319)	—	(387)
Amortization of other intangible assets	(21)	(1)	(1)	(2)	—	(23)
Operating income	918	2,181	63	2,244	—	3,162
Financial results, net	3	(129)	(11)	(140)	—	(137)
Net income before income tax expense	921	2,052	52	2,104	—	3,025
Income tax expense, net	(329)	(737)	(10)	(747)	—	(1,076)
Net income	592	1,315	42	1,357	—	1,949

Net income attributable to owners of the Parent	1,935
Net income attributable to noncontrolling interest	14
1,949

(1)

Service revenues	4,590	8,483	458	8,941	—	13,531
Equipment sales	70	1,018	8	1,026	—	1,096
Other income	20	12	—	12	—	32
Subtotal third party revenues	4,680	9,513	466	9,979	—	14,659
Intersegment revenues	739	58	3	61	(800)	—
Total revenues	5,419	9,571	469	10,040	(800)	14,659

•             Balance sheet information

PP&E, net	4,366	2,440	559	2,999	—	7,365
Intangible assets, net	296	921	16	937	—	1,233
Capital expenditures	1,087	1,266	181	1,447	—	2,534
Net financial asset (debt)	874	504	(154)	350	—	1,224

•             Geographic information

	Total revenues		Total non-current assets
	Breakdown by location of operations	Breakdown by location of the Group’s customers	Breakdown by location of operations
Argentina	14,145	13,878	8,108
Abroad	514	781	591
Total	14,659	14,659	8,699

For the year ended December 31, 2009

•             Income statement information

	Fixed	Mobile services
	services	Personal	Núcleo	Subtotal	Eliminations	Total
Total revenues (1)	4,873	7,674	388	8,062	(731)	12,204
Employee benefit expenses and severance payments	(1,213)	(324)	(35)	(359)	—	(1,572)
Interconnection costs and other telecommunication charges	(430)	(1,381)	(74)	(1,455)	524	(1,361)
Fees for services, maintenance, materials and supplies	(601)	(523)	(37)	(560)	90	(1,071)
Taxes and fees with the Regulatory Authority	(270)	(726)	(15)	(741)	—	(1,011)
Commissions	(89)	(869)	(36)	(905)	52	(942)
Cost of equipment and handsets	(46)	(851)	(9)	(860)	—	(906)
Advertising	(118)	(216)	(23)	(239)	—	(357)
Provisions	(16)	(31)	(1)	(32)	—	(48)
Bad debt expenses	(33)	(96)	(2)	(98)	—	(131)
Other operating expenses	(338)	(347)	(24)	(371)	65	(644)
Operating income before D&A	1,719	2,310	132	2,442	—	4,161
Depreciation of PP&E	(636)	(379)	(83)	(462)	—	(1,098)
Amortization of SAC and service connection costs	(68)	(359)	(1)	(360)	—	(428)
Amortization of other intangible assets	(17)	(2)	—	(2)	—	(19)
Operating income	998	1,570	48	1,618	—	2,616
Other income from investments	—	13	—	13	—	13
Financial results, net	(247)	(158)	(9)	(167)	—	(414)
Net income before income tax expense	751	1,425	39	1,464	—	2,215
Income tax expense, net	(273)	(519)	(6)	(525)	—	(798)
Net income	478	906	33	939	—	1,417

Net income attributable to owners of the Parent	1,405
Net income attributable to noncontrolling interest	12
1,417

(1)

Service revenues	4,116	6,830	379	7,209	—	11,325
Equipment sales	43	796	6	802	—	845
Other income	27	7	—	7	—	34
Subtotal third party revenues	4,186	7,633	385	8,018	—	12,204
Intersegment revenues	687	41	3	44	(731)	—
Total revenues	4,873	7,674	388	8,062	(731)	12,204

•             Balance sheet information

PP&E, net	4,120	2,193	454	2,647	—	6,767
Intangible assets, net	309	760	3	763	—	1,072
Capital expenditures	960	1,148	105	1,253	—	2,213
Net financial asset (debt)	579	4	(114)	(110)	—	469

•             Geographic information

	Total revenues		Total non-current assets (*)
	Breakdown by location of operations	Breakdown by location of the Group’s customers	Breakdown by location of operations
Argentina	11,777	11,523	7,443
Abroad	427	681	472
Total	12,204	12,204	7,915

(*) Excluding deferred tax assets.

Note 31 — Subsequent events at December 31, 2010

On April 7, 2011, Telecom Argentina’s General Ordinary Shareholders’ Meeting approved a cash dividend payment amounting to $915 (equivalent to $0.93 peso per share), which was paid on April 19, 2011. To support such payment, Telecom Argentina received on such date, the first installment of the cash dividends approved by the General Ordinary Unanimous Shareholders’ Meeting of Personal, which was held on March 22, 2011. This installment amounted to $540.

Exhibit 1.1

BYLAWS of TELECOM ARGENTINA  S.A.

Company Excluded from the Optional Statutory Regime of Mandatory Tender Offers.

Created by Presidential Decree 60/90 of January 5, 1990.

Incorporated under deeds number 73 and 142 dated April 23 and July 3, 1990, respectively.

Registered in the “Inspección General de Justicia” (General Board of Corporations) on July 13, 1990 under number 4570, book 108, volume “A” of Corporations.

Corporate Registered Offices: Avda. Alicia Moreau de Justo No. 50 (1107) Buenos Aires, Republic of Argentina.

CORPORATE BYLAWS

ARTICLE ONE. NAME. DOMICILE. DURATION. OBJECT OF THE COMPANY.

Section One: The company incorporated under the name “Sociedad Licenciataria Norte Sociedad Anónima”, and later named “Telecom Argentina Stet-France Telecom S.A.”, continues its operation under the name “TELECOM ARGENTINA S.A.” with its registered offices in the city of Buenos Aires. Pursuant to the resolution adopted at the Annual Ordinary and Extraordinary Shareholders’ Meeting held on April 30, 2003, the company is a “Company Excluded from the Optional Statutory Regime of Mandatory Tender Offers”. The domicile of the company shall not be moved outside the Republic of  Argentina except upon prior authorization by the competent authority or by any authority that may replace it in the future”.

Section Two: The duration of the company is NINETY-NINE YEARS to be computed as from the date of its registration in the Public Registry of Commerce.

Section Three: The purpose of the company is to render, either on its own account or on account of, or in association with, third parties, telecommunications public services, except for radio broadcasting, under the terms, if any, of the concessions granted by the relevant authorities. Furthermore, the Company may supply, lease, sell and market in any manner, all kinds of equipment, infrastructure and goods related to or supplementary with the telecommunications industry and may undertake works and provide all kinds of services, including advisory and safety services, in connection with telecommunications and information technology. For such purpose, the company has

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full legal capacity to acquire rights, undertake obligations and take any action not forbidden by law and by these bylaws, including the capacity to borrow funds, publicly or privately, through the issue of debentures and negotiable obligations. This corporate purpose shall not be modified by the shareholders without prior authorization by the competent authority.

ARTICLE TWO. CORPORATE CAPITAL AND SHARES.

Section Four:  Changes in corporate capital as they arise from increases filed with the Public Registry of Commerce are shown in a note to the Financial Statements of the Company. Such note accounts for changes in capital during the last three (3) fiscal years, payment thereof and the capital amount authorized for public offer.

The corporate capital is represented by Class “A”, “B” and “C” shares of common stock, all in book-entry form, with a par value of ONE PESO each and entitled  to one vote per share.  Shares of one Class may be converted into another Class  if so decided by the relevant shareholders’ meetings. Any decision to increase the corporate capital must be executed under a public deed or a private instrument, as the relevant meeting may decide, and filed with the Public Registry of Commerce.

Section Five: Shares of common stock to be issued in the future shall be Class “A”, “B” and “C” book-entry shares, having the same characteristics as those already issued and observing the laws and regulations in force. In any issue of shares of common stock, the proportion existing between Class “A”, “B” and “C” shares at the time of holding the Shareholders’ Meeting that provides for such issue shall be maintained, except if the meeting decides to act in accordance with the second paragraph of section 194 of Law 19,550. The Meeting may also decide on the issue of book-entry preferred shares. Preferred shares shall be entitled to preferred payment of their dividend, whether cumulative or not, according to their terms of issue and may also receive an additional share in the profits and/or be subject to early redemption, at the option of the company and under the terms set forth upon their issue.

Section Six: Book-entry shares must be registered in accounts in the name of their owners, by the issuing company, in a book-entry shares registry to which section 213 of Law 19,550 applies, if pertinent, or by commercial or investment banks or securities depositaries.

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Section Seven: In case of delay in the payment of capital, the Board of Directors may choose any of the following alternatives: a) provide that the relevant subscription rights be sold by public auction, in which case the delinquent subscriber shall pay for the auction expenses and the penalty interest, notwithstanding its liability for damages; b) declare the lapsing of such subscription rights, which penalty shall be effective after demanding payment for a maximum term of thirty days, implying the loss of all sums paid; or c) enforce performance of the subscription agreement and the relevant damages.

Section Eight: Pre-emptive right for the subscription of new issues of shares of common stock shall be governed by section 194 of Law 19,550. In case of an issue of shares of the three classes provided for in section four hereof, the right of first refusal shall be limited to the shares of the relevant class which have not been subscribed for. If, once the right of first refusal has been exercised, there still remain Class “B” or “C” shares to be subscribed for, the same may be subscribed for by shareholders of the three classes, indistinctly, in proportion to the shares they have subscribed for on such occasion. Only when there still remain shares for subscription after the exercise of the abovementioned rights, the same can be offered to third parties.

Section Nine: Transfer of “Class A” shares and of pre-emptive rights relating thereto shall be subject to the prior authorization of the competent authority. The company shall not acknowledge any transfer of “Class A” shares or their pre-emptive rights without such authorization.

ARTICLE THREE. MANAGEMENT AND REPRESENTATION.

Section Ten: The company is managed and administered by a Board of Directors consisting of such number of members as determined at the shareholders’ meeting, which must be no less than three and no more than eleven. Such members hold office for the term of three fiscal years. At the shareholders’ meeting, the shareholders must designate the same or a lesser number of alternate members for the same term in order to fill any vacant member position which may arise, following the order or method indicated at the meeting, notwithstanding the provisions of section 11 hereof. At their first meeting, directors shall designate a Chairman and a Vice-Chairman. The Vice-Chairman shall replace the Chairman in case of the latter’s absence or inability to act as such.

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Meetings of the Board of Directors shall be held once every three months and at any time the Board of Directors so decides. The meetings of the Board of Directors must be called with no less than twelve-calendar days’ notice to deal with ordinary matters and upon no less than three-calendar days’ notice for urgent matters. For such purpose, the Chairman, or Vice-Chairman in case the Vice-Chairman is replacing the Chairman, shall give notice to members of the Board at their special domiciles by certified mail, acknowledgment of receipt requested, or by any other effective means, including by telex. Such notice must state the date, time and place of the meeting as well as the agenda thereof. Prior notice for such meetings shall not be necessary if all of the members of the Board of Directors are present. The Board of Directors can only hold a meeting if a majority of its members, who shall constitute a quorum, are in attendance and may pass resolutions by a plurality vote of those members present. In case of a tie vote, the Chairman shall have two votes. If there is a tie in a vote at a meeting of the Board of Directors, where the Vice-Chairman replaces the Chairman, the Vice-Chairman shall not have two votes. The Board of Directors may also hold meetings with its members attending via video or teleconference, in which case both physical and remote attendance shall be considered for the purpose of establishing a quorum. The minutes of these meetings shall be prepared and signed by the attending directors and members of the supervisory committee within five (5) days from the date the meeting is held. The members of the Supervisory Committee must expressly indicate in the minutes the names of those directors participating remotely and the legitimacy of the decisions made during the meeting. The minutes shall also include the statements of those directors physically present as well as of those made by remote attendees and the votes cast thereby in respect of each resolution adopted.  The Shareholders’ Meeting shall determine the compensation of the Board of Directors. Under the terms of section 270 of Law 19,550, the Board of Directors may designate the General Manager (CEO) as well as special managers (special executive officers) who are not required to be Company Directors.

Section Ten Bis (added text): The Company shall have an Audit Committee under the terms of Section 15 of Decree N° 677/01. Such Committee shall act as a group and be composed of no less than three Directors who will be appointed by the Board of Directors by a simple majority of votes. The majority of the members of the Audit

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Committee must be independent directors, according to the standards set forth by the Comisión Nacional de Valores. The Board of Directors shall issue rules concerning the composition, powers, operation and other particularities of the Audit Committee, which shall be governed by the provisions of the law, the bylaws and the rules of the Comisión Nacional de Valores.

Section Eleven: Regular and Alternate Directors shall be elected and removed by the Ordinary Meeting of Shareholders on the plurality vote of the holders of the three classes of shares.

Section Twelve: Directors must give the following bond: a million australes in cash each, which shall be deposited at the corporate registered office.

Section Thirteen:  The Board of Directors has all the powers to administer and dispose of assets, including those for which the law requires the granting of special powers of attorney, pursuant to section 1881 of the Civil Code and section 9 of Decree-Law 5965/63. Accordingly, it may, on behalf of the company, do any legal act in furtherance of the company’s purpose, namely, operate with Banco de la Nación Argentina, Banco de la Provincia de Buenos Aires and any other public or private credit institutions, establish agencies, branch offices and any other kind of representative office within the country or abroad; grant to one or more persons, judicial powers, even to file a criminal complaint, or extrajudicial powers for the purpose and with the scope it may deem convenient. The Chairman of the Board of Directors, or his substitute, is the legal representative of the company. Notwithstanding this, the company shall be represented in court by the Director or Directors, or the special agents, designated by the Board of Directors to such effect, who will have ample powers in this respect, even to ask and answer interrogatories on behalf of the Company, with powers of substitution, if the Board of Directors so decides. The Board of Directors may designate an Executive Committee which, under the supervision of the former, shall engage in the management of the internal corporate affairs; the preliminary analysis of significant plans and initiatives to be submitted to the Board of Directors for approval; the follow-up of the Board of Directors’ decisions to supervise implementation and fulfillment thereof and the management of any transaction concerning the corporate ordinary affairs. The Executive Committee shall be composed of three (3) regular directors. It shall meet at least ten (10) times a year and

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shall keep a minutes book for all its meetings. The Committee meetings shall be attended by all its members in person or via video or teleconference.  Decisions shall be unanimously adopted; if no unanimous decision is reached after two successive meetings, the matter shall be submitted to the consideration of the Board of Directors. The Board of Directors is empowered to approve the Executive Committee Rules for the purpose of determining the powers and governing the transactions of the Committee in accordance with the provisions of these By-laws.

ARTICLE FOUR. SUPERVISION.

Section Fourteen: The supervision of the company is in the hands of a Supervisory Committee composed of three or five regular members and three or five alternate members whose number and election shall be determined by the Shareholders’ Meeting for the term of one fiscal year. The Supervisory Committee shall validly meet with the presence of a majority of its members and its resolutions shall be passed by a plurality vote of those members present, notwithstanding the rights of the withdrawing member. The Supervisory Committee shall elect its Chairman from its regular members, in the event the shareholders’ meeting has failed to do so. The alternate members of the Supervisory Committee shall fill any vacancy that may arise in the order or according to the method indicated by the Shareholders’ Meeting. The Supervisory Committee may be represented by any of its members at the meetings of the Board of Directors or Shareholders.

ARTICLE FIVE. SHAREHOLDERS’ MEETINGS.

Section Fifteen: The Shareholders’ Meetings shall be summoned pursuant to the provisions of Section 237 of Law 19,550 and according to their nature, notwithstanding any provision thereof for the case of Unanimous Meeting. In the case of Ordinary Shareholders’ Meetings, the second summons may be made simultaneously with the first summons.

Section Sixteen: Each subscribed share of common stock carries a right to one vote. The quorum and the majority established by sections 243 and 244 of Law 19,550 apply depending on the kind of meeting, summons and matter to be dealt with.

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ARTICLE SIX. FINANCIAL STATEMENTS AND PROFIT DISTRIBUTION.

Section Seventeen: The fiscal year ends December 31 each year. As at such date, financial statements shall be prepared pursuant to the provisions and the technical regulations in force. The Shareholders’ Meeting may, subject to the prior authorization by the competent authority, change the closing date of the fiscal year by filing the relevant resolution with the Public Registry of Commerce. Realized and liquid profits shall be allocated as follows: a) five per cent, until reaching twenty per cent of the subscribed capital, to the legal reserve fund; b) to the remuneration of the members of the Board of Directors and the Supervisory Committee; c) to the distribution of dividends to preferred shares, having priority on unpaid cumulative dividends; d) all or part of the balance to an additional interest in preferred shares and to the distribution of dividends on shares of common stock or to discretionary reserve or provision funds or to a new account or to any use that the Shareholders’ Meeting may determine. Dividends must be paid in proportion to the respective paid-in capital, within a year of their declaration. The right of shareholders to receive payment of cash and/or stock dividends shall be forfeited in favor of the Company after the lapsing of a term of three (3) years to be computed from the date such dividends become payable.

ARTICLE SEVEN. LIQUIDATION.

Section Eighteen: The company may be liquidated by the Board of Directors or by the liquidators designated at the Shareholders’ Meeting under the supervision of the Supervisory Committee. After payment of liabilities and reimbursement of capital, the balance shall be distributed among shareholders in proportion to the capital they have paid-in.

[There follow an illegible signature and a seal that reads:] María Delia Carrera - Director-Corporate Legal Affairs

AMENDMENTS TO  BYLAWS OF TELECOM ARGENTINA S.A.

Unanimous Ordinary and Extraordinary Shareholders’ Meeting held 11/8/90, (Minutes No. 2), sections 4, 6, 11 and 18, registered in the Inspección General de Justicia (General Board of Corporations) on 4/2/91 under number 1437 of Book 109, volume “A” of Corporations.

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Unanimous Ordinary and Extraordinary Shareholders’ Meeting held 11/8/90, (Minutes No. 3), sections 1, 10 and 14, registered in the Inspección General de Justicia (General Board of Corporations) on 12/14/90 under number 9335 of Book 108, volume “A” of Corporations.

Unanimous Extraordinary Shareholders’ Meeting held 2/14/92, (Minutes No. 7), sections 4, 10, 13, 14 and 15, registered in the Inspección General de Justicia (General Board of Corporations) on 3/10/92 under number 1705 of Book 110, volume “A” of Corporations.

Extraordinary Shareholders’ Meeting held 6/11/98 adjourned to 7/3/98 (Minutes No. 20), sections 4, 11 and 14; registered in the Inspección General de Justicia (General Board of Corporations) on 10/22/98, under number 11967 of book 3 of Stock Companies.

Extraordinary Shareholders’ Meeting held 9/14/00 (Minutes No. 27) section 17; registered in the Inspección General de Justicia (General Board of Corporations) on 10/26/00 under number 16072 of book 13 of Stock Companies.

Extraordinary Shareholders’ Meeting held 04/24/01 (Minutes No. 29) sections 3 and 13; registered in the Inspección General de Justicia (General Board of Corporations) on 08/10/01 under number 9824 of book 15 of Stock Companies.

Extraordinary Shareholders’ Meeting held 04/24/02 (Minutes No. 30), sections 10, 13 and 17 registered in the Inspección General de Justicia (General Board of Corporations) on 05/29/02 under number 5105 of book 17 of Stock Companies.

Extraordinary Shareholders’ Meeting held 04/30/03 (Minutes No. 31), section 1 registered in the Inspección General de Justicia (General Board of Corporations) on 05/29/03 under number 7086 of book 20 of Stock Companies.

Extraordinary Shareholders’ Meeting held 02/18/04 (Minutes No. 32), section 1 (change of corporate name) and sections 10 and 10 Bis (added text) registered in the Inspección General de Justicia (General Board of Corporations) on 04/12/04 under number 4297 of book 24 of Stock Companies.

Extraordinary Shareholders’ Meeting held 11/30/10 (Minutes No. 41), section 10 (number of directors, term of office, appointment of one Chairman and tie vote) registered in the Inspección General de Justicia (General Board of Corporations) on 01/10/11 under number 599 of book 52 of Stock Companies.

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Exhibit 8.1

Telecom Argentina S.A.
Subsidiaries

Name	Jurisdiction of Incorporation
Telecom Personal S.A.	Argentina

Núcleo S.A. (1)	Paraguay

Springville S.A. (1)(2)	Uruguay

Micro Sistemas S.A. (2)	Argentina

Telecom Argentina USA, Inc.	Delaware, United States

(1)          Interest held indirectly through Telecom Personal S.A.

(2)          Dormant Entity in all periods reported.

Exhibit 12.1

CERTIFICATION

I, Franco Bertone, certify that:

1.                                      I have reviewed this Annual Report on Form 20-F of Telecom Argentina S.A.;

2.                                      Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.                                      Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in this report;

4.                                      The Company’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Company and have:

a)                                    designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)                                   designed such internal control over financial reporting or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)                                    evaluated the effectiveness of the Company’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)                                   disclosed in this report any change in the Company’s internal control over financial reporting that occurred during the period covered by the annual report that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting; and

5.                                      The Company’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Company’s auditors and the Audit Committee of the Company’s Board of Directors (or persons performing the equivalent functions):

a)                                    all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and

b)                                   any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Date:                    June 29, 2011

By:	/s/ Franco Bertone
	Name:	Franco Bertone
	Title:	Chief Executive Officer

Exhibit 12.2

CERTIFICATION

I, Adrián Calaza, certify that:

1.                                      I have reviewed this Annual Report on Form 20-F of Telecom Argentina S.A.;

2.                                      Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.                                      Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in this report;

4.                                      The Company’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Company and have:

a)                                    designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)                                   designed such internal control over financial reporting or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)                                    evaluated the effectiveness of the Company’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)                                   disclosed in this report any change in the Company’s internal control over financial reporting that occurred during the period covered by the annual report that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting; and

5.                                      The Company’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Company’s auditors and the Audit Committee of the Company’s Board of Directors (or persons performing the equivalent functions):

a)                                    all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and

b)                                   any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Date:                    June 29, 2011

By:	/s/ Adrián Calaza
	Name:	Adrián Calaza
	Title:	Chief Financial Officer

Exhibit 13.1

CERTIFICATION

June 29, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

The certification set forth below is being submitted to the Securities and Exchange Commission solely for the purpose of complying with Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 1350 of Chapter 63 of Title 18 of the United States Code.

Franco Bertone, the Chief Executive Officer and Adrián Calaza, the Chief Financial Officer of Telecom Argentina S.A. (“Telecom”) each certifies that, to the best of his knowledge:

1.              this Annual Report on Form 20-F (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.              the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Telecom.

By:	/s/ Franco Bertone
	Name:	Franco Bertone
	Title:	Chief Executive Officer

By:	/s/ Adrián Calaza
	Name:	Adrián Calaza
	Title:	Chief Financial Officer